Filed Pursuant to Rule 424(b)(3)
Registration No. 333-90872

JOINT PROXY STATEMENT/PROSPECTUS
SMARTFORCE PLC/SKILLSOFT CORPORATION

To the Shareholders of SmartForce Public Limited Company and SkillSoft Corporation:

After careful consideration, the boards of directors of SmartForce and SkillSoft have unanimously approved a merger between SmartForce and SkillSoft. In the merger, a wholly owned subsidiary of SmartForce will merge with and into SkillSoft and SkillSoft will become a wholly owned subsidiary of SmartForce. Each share of SkillSoft common stock will be exchanged in the merger for 2.3674 ordinary shares, represented by American Depositary Shares, or ADSs, of SmartForce. SmartForce ADSs are traded on the Nasdaq National Market under the trading symbol “SMTF,” and on August 2, 2002 the closing price of SmartForce ADSs was $3.44 per share.

In order to complete the merger, both companies must obtain the approval of their shareholders. The attached joint proxy statement/prospectus provides detailed information concerning SmartForce, SkillSoft, the merger and the proposals related to the merger to be presented at SmartForce’s extraordinary general meeting and SkillSoft’s special meeting. Please give all of the information contained in the joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors” beginning on page 12 of this joint proxy statement/prospectus.

After careful consideration, the boards of directors of both SmartForce and SkillSoft have unanimously determined the merger to be fair to, and in the best interests of, the respective shareholders of their companies. The boards of directors of both companies have approved the merger agreement and unanimously recommend that the shareholders of their respective companies vote FOR the proposals related to the merger.

SmartForce shareholders are cordially invited to attend the extraordinary general meeting of SmartForce shareholders which will be held on September 6, 2002 at 8:00 a.m. local time at Jury’s Hotel, Ballsbridge, Dublin 4, Ireland.

SkillSoft stockholders are cordially invited to attend the special meeting of SkillSoft stockholders which will be held on September 6, 2002 at 8:00 a.m. local time at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

Please use this opportunity to take part in the affairs of SmartForce and SkillSoft by voting on the merger proposal. Whether or not you plan to attend the SmartForce or SkillSoft meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the appropriate meeting and to vote your shares in person.

We appreciate your consideration of this matter.

GREGORY M. PRIEST President, Chief Executive Officer and Chairman SmartForce Public Limited Company	CHARLES E. MORAN President and Chief Executive Officer SkillSoft Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated August 5, 2002 and was first mailed to SmartForce shareholders and SkillSoft stockholders on or about August 8, 2002.

SMARTFORCE PUBLIC LIMITED COMPANY
900 Chesapeake Drive
Redwood City, California 94063
(650) 817-5900

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON SEPTEMBER 6, 2002

To SmartForce Shareholders:

Notice is Hereby Given that an EXTRAORDINARY GENERAL MEETING of shareholders of SmartForce Public Limited Company, a corporation organized under the laws of Ireland, will be held at Jury’s Hotel, Ballsbridge, Dublin 4, Ireland, on September 6, 2002 at 8:00 a.m., local time, for the purpose of passing the following resolution, which will be proposed as a special resolution:

THAT:

(i)
the Agreement and Plan of Merger dated June 10, 2002 made by and among SmartForce, Slate Acquisition Corp. and SkillSoft Corporation (“SkillSoft”), in the form produced to the meeting and initialed by the Chairman for the purposes of identification (a copy of which was included in the joint proxy statement/prospectus circulated to all of the members of SmartForce on August 8, 2002) relating to the merger (the “Merger”) of Slate Acquisition Corp. (a wholly owned subsidiary of SmartForce) with and into SkillSoft and the automatic conversion of each share of common stock of SkillSoft outstanding immediately prior to the consummation of the Merger into a right to receive 2.3674 ordinary shares of €0.11 each in the capital of SmartForce (or American Depositary Shares (“ADSs”) representing such ordinary shares) and the assumption by SmartForce of all outstanding options to purchase shares of SkillSoft common stock, such Merger and the issuance of ordinary shares of €0.11 each in the capital of SmartForce (or ADSs representing such ordinary shares) pursuant to the Merger be, and they each hereby are, approved;

(ii)
the authorized share capital of SmartForce be and it hereby is increased from €13,200,000 to €27,500,000 by the creation of an additional 130,000,000 ordinary shares of €0.11 each ranking pari passu in all respects with the existing ordinary shares of €0.11 each in the capital of SmartForce;

(iii)	the first sentence of paragraph 5 of SmartForce’s Memorandum of Association be deleted and the following be substituted therefor:

“The share capital of the Company is €27,500,000 divided into 250,000,000 ordinary shares of €0.11 each.”

(iv)	Article 2 of SmartForce’s Articles of Association be deleted in its entirety and the following be substituted therefor:

“2.    Share Capital

The share capital of the Company is €27,500,000 divided into 250,000,000 ordinary shares of €0.11 each.”

(v)	Article 64 of SmartForce’s Articles of Association be deleted in its entirety and the following be substituted therefor:

“64.    Number of Directors

The number of directors (other than alternate directors) shall not be more than seven unless otherwise determined by ordinary resolution.”

(vi)
the Directors of SmartForce be and they hereby are generally and unconditionally authorized to exercise all of the powers of SmartForce to allot relevant securities of SmartForce (within the meaning of Section 20 of the Companies (Amendment) Act, 1983) up to an amount equal to but not exceeding the authorized but unissued share capital of SmartForce as at the date of passing of this resolution provided that this authority shall expire at the close of business on September 5, 2007 unless previously renewed, varied or revoked by SmartForce in general meeting, except that SmartForce may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities pursuant to any such offer or agreement as if the authority conferred hereby had not expired; and

(vii)
the Directors of SmartForce pursuant to Section 24 of the Companies (Amendment) Act, 1983 be and they hereby are empowered to allot equity securities (within the meaning of Section 23 of the said Act) for cash pursuant to the authority to allot relevant securities conferred on the Directors by paragraph (viii) above as if subsection (1) of the said Section 23 did not apply to any such allotment, provided that this power shall expire at close of business on September 5, 2007 unless such power shall be renewed in accordance with and subject to the provisions of the said Section 24, except that SmartForce may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities pursuant to any such offer or agreement as if the power hereby conferred had not expired.

August 5, 2002 Registered Office: Belfield Office Park Clonskeagh Dublin 4 Ireland	By Order of the Board Jennifer M. Caldwell Secretary

NOTES:

1.    The foregoing item of business is more fully described in the joint proxy statement/prospectus accompanying this Notice. You are urged to read the joint proxy statement/prospectus carefully.

2.    Those persons whose names appear in the Register of Members of SmartForce (“Members”) on the date materials are dispatched to shareholders are entitled to receive notice of the Meeting or any adjournment of the Meeting. In addition, Members on the date of the Meeting are entitled to attend and vote at the Meeting.

3.    Holders of SmartForce ADSs may not vote at the Meeting; however, The Bank of New York, as depositary for the ordinary shares underlying the ADSs, will endeavor to vote the ordinary shares represented by ADSs in accordance with instructions received from owners of ADSs, subject to certain limitations described in the joint proxy statement/prospectus. Voting of the ADSs is more fully described in the joint proxy statement/prospectus accompanying this notice. The depositary has set August 2, 2002 as the record date for the determination of those holders of ADSs entitled to give instructions for the exercise of voting rights at the Meeting or any adjournment of the Meeting.

4.    A Member entitled to attend and vote at the Meeting may appoint a proxy or proxies to attend, speak and vote in his, her or its place. A proxy does not need to be a Member of SmartForce. To be valid, proxy forms must be deposited with SmartForce’s Registrars, Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland not later than 10:00 a.m. on September 4, 2002. A Member is not precluded from attending the Meeting and from speaking or voting at the Meeting even if the Member has completed a proxy form.

YOUR VOTE IS IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

SKILLSOFT CORPORATION
20 Industrial Park Drive
Nashua, New Hampshire 03062

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 6, 2002

To Our Stockholders,

We will hold a special meeting of the stockholders of SkillSoft Corporation, a Delaware corporation, at 8:00 a.m., local time, on September 6, 2002 at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, for the purpose of transacting the following business:

1.    To consider and vote on a proposal to adopt the merger agreement dated June 10, 2002 among SkillSoft Corporation, SmartForce Public Limited Company and Slate Acquisition Corp., a wholly owned subsidiary of SmartForce.

2.    To grant SkillSoft management the discretionary authority to adjourn or postpone the special meeting in order to enable the SkillSoft board of directors to solicit additional proxies if there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement.

3.    To transact such other business as may properly come before the special meeting or any adjournment or postponement.

We describe these items more fully in the joint proxy statement/prospectus attached to this notice. Please give your careful attention to all of the information in the joint proxy statement/prospectus.

Only stockholders of record at the close of business on August 2, 2002, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. The merger will require the affirmative vote of the holders of a majority of the shares of SkillSoft common stock outstanding on the record date.

To ensure that your shares are represented at the special meeting, we encourage you to complete, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the joint proxy statement/prospectus at any time before it has been voted at the special meeting. Any stockholders attending the special meeting may vote in person even if the stockholder has returned a proxy.

By Order of the Board of Directors

Thomas J. McDonald
Secretary

August 5, 2002
Nashua, New Hampshire

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about SmartForce and SkillSoft from documents that are not included in or delivered with this joint proxy statement/prospectus. You may obtain copies of the documents incorporated by reference in this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from the appropriate company at the following addresses:

SmartForce Public Limited Company 900 Chesapeake Drive Redwood City, California 94063 Tel: (650) 817-5900 Attn: Investor Relations	SkillSoft Corporation 20 Industrial Park Drive Nashua, New Hampshire 03062 Tel: (603) 324-3000 Attn: Chief Financial Officer

If you are a SmartForce shareholder and you would like to request any documents related to SmartForce, please do so by September 1, 2002 to receive them before the SmartForce extraordinary general meeting. If you are a SkillSoft stockholder and you would like to request any documents related to SkillSoft, please do so by September 1, 2002 to receive them before the SkillSoft special meeting.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see “Documents Incorporated by Reference” on page 135.

i

TABLE OF CONTENTS—(Continued)

ii

TABLE OF CONTENTS—(Continued)

ANNEX A — The Merger Agreement
ANNEX B — Opinion of SmartForce’s Financial Advisor, Credit Suisse First Boston Corporation
ANNEX C — Opinion of SkillSoft’s Financial Advisor, Banc of America Securities LLC

iii

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus pertains to, among other matters, the merger of a wholly-owned subsidiary of SmartForce with and into SkillSoft, and it is being sent to the holders of SmartForce ordinary shares and SmartForce ADSs and the holders of SkillSoft common stock. This summary pertains to the merger and may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referenced in it for a more complete understanding of the merger. In particular, you should read the merger agreement and its exhibits, which are attached as Annex A, the opinion of Credit Suisse First Boston, which is attached as Annex B, and the opinion of Banc of America Securities, which is attached as Annex C.

The Companies

SmartForce Public Limited Company	SkillSoft Corporation
900 Chesapeake Drive Redwood City, California 94063 (650) 817-5900	20 Industrial Park Drive Nashua, New Hampshire 03062 (603) 324-3000

SmartForce, one of the world’s largest e-Learning companies, provides integrated enterprise e-Learning solutions. SmartForce e-Learning is a comprehensive application infrastructure developed to support e-Learning initiatives in enterprises globally. Encompassing the largest body of e-Learning content in the world, and a fully integrated student environment, learning management system and a range of custom content creation and publication tools, SmartForce e-Learning provides the architecture that global enterprises are using today to implement e-Learning strategies to support their critical strategic business initiatives. With more than 2,500 major corporate customers, SmartForce e-Learning solutions bring the power of the Internet to the critical training business process.

SkillSoft is a global provider of comprehensive
e-Learning solutions to large businesses and governmental organizations. SkillSoft focuses on a variety of professional effectiveness and business topics (commonly called “soft skills” or “business skills”) that it believes represent the most critical skills required of employees in increasingly dynamic and complex work environments. SkillSoft’s solutions are designed to address training issues that support SkillSoft’s customers’ business objectives and to provide a system of continuous support to working employees. SkillSoft’s solutions are based on open standards Web technologies and flexible, low bandwidth architecture, enabling users to access the material they need, with the specificity or breadth that they require, anytime or anywhere that they may need it.

Summary of the Merger

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all the questions that may be important to you. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus including the merger agreement and the exhibits and other documents attached to this joint proxy statement/prospectus and the other documents referenced in it.

We are Proposing a Merger of SmartForce and SkillSoft

Q:	What is the proposed merger? (see page 48)

A:
In the proposed merger, SmartForce and SkillSoft will merge in a stock-for-stock transaction. The transaction is structured as a merger of SkillSoft with a newly formed subsidiary of SmartForce, with SkillSoft surviving as a wholly-owned subsidiary of SmartForce. In exchange for their shares in SkillSoft, the SkillSoft stockholders will receive ordinary shares of SmartForce, represented by American Depositary Shares, or ADSs. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Q:	Am I being asked to vote on anything else? (see pages 45 and 131)

A:	Yes.
•
If you are a SkillSoft common stockholder, the SkillSoft board of directors is asking you to authorize SkillSoft to adjourn or postpone the SkillSoft special meeting if the number of shares of SkillSoft common stock present or represented and voting in favor of the merger is insufficient to adopt the merger agreement under Delaware law. Adjourning the special meeting to a later date will give SkillSoft additional time to solicit proxies to vote in favor of the merger.

•	If you are a SmartForce shareholder, the SmartForce board of directors is asking you to do the following:

—	Approve the merger agreement, the merger and the issuance of SmartForce ordinary shares or ADSs representing such ordinary shares pursuant to the merger;

—	Approve the increase in the authorized share capital of SmartForce to €27,500,000 divided into 250,000,000 ordinary shares of € 0.11 per share;

—	Approve the amendment of SmartForce’s memorandum of association and articles of association to reflect the increase in the authorized share capital of SmartForce;

—	Approve the amendment to Article 64 of the articles of association of SmartForce to read as follows:

“The number of directors (other than alternate directors) shall not be more than seven unless otherwise determined by ordinary resolution”;

—
Authorize the directors to allot relevant securities up to an amount equal to but not exceeding the authorized but unissued shares in the capital of SmartForce immediately following the passing of the resolution; and

—
Authorize the directors to allot equity securities pursuant to the authority conferred on the directors to allot relevant securities as if Section 23(1) of the Companies (Amendment) Act, 1983 (Ireland) did not apply to any such allotment.

Q:	What will I receive in the merger? (see page 48)

A:	Following the merger:

•
SkillSoft common stockholders will receive, in exchange for each of their SkillSoft shares, 2.3674 ordinary shares represented by ADSs of SmartForce. Each ADS represents one ordinary share of SmartForce.

•
Each option to purchase SkillSoft common stock outstanding immediately before the completion of the merger will automatically become an option to purchase SmartForce ADSs (representing SmartForce ordinary shares). The number of SmartForce ADSs (representing SmartForce ordinary shares) which may be purchased under each assumed option will be equal to the product of the number of SkillSoft shares that were purchasable upon exercise of the option before the merger multiplied by 2.3674 and rounded down to the nearest whole ADS. The exercise price per share will be the pre-merger exercise price divided by 2.3674 and rounded up to the nearest whole cent.

•
Instead of fractional shares in the merger, SkillSoft stockholders will receive cash in an amount equal to the fraction multiplied by the average of the last reported sales prices of SmartForce ADSs on the Nasdaq National Market for the ten (10) trading days immediately preceding the last full trading day prior to the effective date of the merger.

Q:	What percentage of the combined company will the SmartForce shareholders and the SkillSoft stockholders own following the merger? (see page 74)

A:
After the merger, based on shares outstanding as of the date of this joint proxy statement/prospectus the current SmartForce shareholders would own approximately 58% of the outstanding shares of SmartForce and the former SkillSoft stockholders would own approximately 42% of the outstanding shares of SmartForce.

Q:	When do you expect the merger to be completed?

A:
SmartForce and SkillSoft are working toward completing the merger as quickly as possible. We hope to complete the merger during the third calendar quarter of 2002 promptly following the approval of the merger by the SmartForce shareholders and SkillSoft stockholders. However, the merger is subject to several conditions that could affect the timing of its completion.

Q:	Are there risks involved in undertaking the merger? (see pages 12-31)

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section of the joint proxy statement/prospectus entitled “Risk Factors” beginning on page 12.

Q:	What are the conditions to completion of the merger? (see pages 80-81)

A:
SmartForce’s and SkillSoft’s respective obligations to complete the merger are subject to the satisfaction or waiver of specified closing conditions. If either SmartForce or SkillSoft waives any of these conditions, each company will consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from its respective shareholders or stockholders is appropriate.

Q:	Is the merger subject to governmental approvals? (see pages 72-73)

A:
Yes. This merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether it is in compliance with applicable U.S. antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that Act have been satisfied. On July 22, 2002, the specified waiting period expired. However, any time before or after the merger, and notwithstanding that the waiting period has expired or that the merger may have been consummated, the U.S. Federal Trade Commission, the U.S. Department of Justice or

any state could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger. Private parties may also institute legal actions under the applicable antitrust laws under some circumstances.

This merger is also subject to review by the Minister for Enterprise, Trade and Employment of Ireland under the Mergers and Take-overs (Control) Acts, 1978 to 1996. The merger may not be consummated until the Minister has approved the merger or the waiting period following notification of the merger to the Minister has elapsed without the Minister making an adverse decision during such period.

Q:	What shareholder approvals are required for approval of the merger? (see pages 44 and 45-46)

A:
The affirmative vote of the holders of three-fourths of the ordinary shares of SmartForce cast in person or by proxy on the merger proposal must approve the merger proposal, which includes the approval of the merger agreement and the approval of the merger, the issuance of the SmartForce ordinary shares, represented by the ADSs, in the merger, the increase in the authorized share capital of SmartForce and the other matters contained in the merger proposal.

The holders of a majority of the outstanding shares of SkillSoft common stock must adopt the merger agreement.

Q:	Are there any SmartForce shareholders or SkillSoft stockholders already committed to voting in favor of the merger? (see pages 43 and 46)

A:	Yes.

•
SmartForce officers, directors and shareholders who collectively hold approximately 1.0% of the voting power of the SmartForce ordinary shares outstanding as of August 2, 2002 entered into a voting agreement with SkillSoft requiring them to vote all of their shares in favor of the merger proposal.

•
SkillSoft officers, directors and stockholders who collectively hold approximately 39.3% of the voting power of the SkillSoft common stock outstanding as of August 2, 2002 entered into a voting agreement with SmartForce requiring them to vote all of their shares in favor of adoption of the merger agreement.

Q:	Who will be the directors of the combined company following the merger?

A:
Following the merger, the board of directors of SmartForce is expected to consist of seven members of which three members will be from SmartForce’s board, three members will be from SkillSoft’s board and one new member will be initially designated by SkillSoft. The board members will be Gregory M. Priest, James S. Krzywicki, Ferdinand von Prondzynski, Charles E. Moran, Stewart K.P. Gross, William T. Coleman III and P. Howard Edelstein.

Q:	Who will be the executive officers of the combined company following the merger?

A:	Following the merger, the executive management team of SmartForce is expected to include:

•	Gregory M. Priest, as Chairman of the Board of Directors and Chief Strategy Officer;

•	Charles E. Moran, as President and Chief Executive Officer;

•	Thomas J. McDonald, as Executive Vice President and Chief Financial Officer;

•	Jeffrey N. Newton, as Executive Vice President, Complex Solutions;

•	Jerald A. Nine, Jr., as Executive Vice President, Content Solutions and General Manager, Books Division;

•	Paul Henry, as Executive Vice President of Corporate Marketing and Customer Service;

•	Colm Darcy, as Executive Vice President of Content Development; and

•	Mark A. Townsend, as Executive Vice President of Software Development.

Our Reasons for Proposing the Merger of SmartForce and SkillSoft

Q:	Why are SmartForce and SkillSoft proposing the merger? (see pages 51-55)

A:
SmartForce and SkillSoft are proposing the merger to create an e-Learning company capable of becoming the world’s leading provider of e-Learning solutions. By bringing together SmartForce’s leading portfolio of IT, enterprise applications and sales and CRM e-Learning solutions with SkillSoft’s comprehensive suite of business and professional e-Learning solutions, SmartForce and SkillSoft believe that the merger supports both companies’ overall strategy to deliver the most comprehensive and highest-quality e-Learning solutions and positions the combined company to best serve the demands of this growing market.

Q:	Does the board of directors of SmartForce recommend voting in favor of the merger? (see page 44)

A:
Yes. After careful consideration, SmartForce’s board of directors unanimously recommends that its shareholders vote in favor of the merger proposal including the adoption of the merger agreement, the merger, the issuance of the SmartForce ordinary shares, represented by the ADSs, in the merger, the increase in the authorized share capital of SmartForce, and the other matters contained in the merger proposal.

Q:	Does the board of directors of SkillSoft recommend voting in favor of the merger agreement and the merger? (see page 47)

A:	Yes. After careful consideration, SkillSoft’s board of directors unanimously recommends that its stockholders vote in favor of adoption of the merger agreement.

Q:	Do persons involved in the merger have interests which may conflict with mine? (see pages 69-71)

A:
Yes. When considering the recommendations of SmartForce’s and SkillSoft’s respective boards of directors, you should be aware that certain SmartForce and SkillSoft directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

•	the employment of Gregory M. Priest as Chairman and Chief Strategy Officer and Charles E. Moran as President and Chief Executive Officer of the combined company;

•	the appointment of certain other SkillSoft and SmartForce executive officers and directors to executive officer and director positions in the combined company;

•	stock options held by SkillSoft executive officers and directors, which will be assumed by SmartForce upon completion of the merger;

•
stock option grants made to certain SmartForce executive officers and grants expected to be made to SkillSoft executive officers in connection with their continued service with the combined company following the merger;

•	the amendment of certain share options held by certain retiring SmartForce and SkillSoft directors to extend the exercise period of such options;

•
a registration rights agreement entered into by SmartForce with SkillSoft’s principal stockholder, Warburg, Pincus Ventures, L.P., intended substantially to replicate the rights which Warburg has under an existing registration rights agreement between Warburg and SkillSoft; and

•	indemnification provided to the present and former executives and directors of SkillSoft and SmartForce.

Q:	Did SmartForce’s and SkillSoft’s financial advisors render fairness opinions in connection with the merger? (see pages 56-69)

A:	Yes.

•
SmartForce’s board of directors considered the opinion, dated as of June 10, 2002, of its financial advisor, Credit Suisse First Boston, to the effect that, as of such date, and based upon and subject to various considerations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to SmartForce.

•
SkillSoft’s board of directors considered the opinion, dated as of June 10, 2002, of its financial advisor, Banc of America Securities, to the effect that, as of such date, the exchange ratio of 2.3674 SmartForce ADSs, each of which represents and is exchangeable for one ordinary share of SmartForce, to be received for each share of SkillSoft common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of SkillSoft common stock.

•
The full text of the written opinions of the financial advisors are attached to the back of this document as Annex B and Annex C, and should be read carefully in their entirety to understand the assumptions made, matters considered and limitations on the review undertaken in providing the opinions.

•
The opinion of Credit Suisse First Boston is addressed to the SmartForce board and the opinion of Banc of America Securities is addressed to the SkillSoft board and are provided to the respective addressees for their information and assistance in connection with their consideration of the transactions contemplated by the merger agreement. These opinions do not address the prices at which SmartForce’s ADSs will trade at any time and do not constitute a recommendation to any shareholder as to how to vote with respect to any matter relating to the proposed merger.

Steps for You to Take

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete, date, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at your respective shareholder meeting.

If a SkillSoft stockholder does not include instructions on how to vote a properly signed proxy card, such holder’s common stock will be voted FOR adoption of the merger agreement and the adjournment proposal and any other matters to be voted upon at the meeting.

If a holder of SmartForce ADSs does not include instructions on how to vote a properly signed proxy card with respect to such SmartForce ADSs on the merger proposal, The Bank of New York will not vote the number of ordinary shares represented by those ADSs or give a proxy to any person to vote those shares with respect to the merger proposal and may not vote them on such proposal. If a properly signed proxy card for SmartForce ordinary shares is submitted without instructions, such holder’s ordinary shares will be voted FOR approval of all matters to be voted upon at the meeting. For a description of the matters for which The Bank of New York will not give a discretionary proxy to a person designated by SmartForce to vote SmartForce ADSs, please see “Description of American Depositary Shares—Voting Rights” beginning on page 105.

Your vote is important regardless of the number of shares that you own.

Q:	When and where will the vote take place? (see pages 39 and 45)

A.
Extraordinary General Meeting of SmartForce Shareholders.    The SmartForce extraordinary general meeting will be held at Jury’s Hotel, Ballsbridge, Dublin 4, Ireland on September 6, 2002, starting at 8:00 a.m., local time.

Special meeting of SkillSoft stockholders.    The SkillSoft special meeting will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on September 6, 2002, starting at 8:00 a.m., local time.

Q:	Should I send in my SkillSoft stock certificates now? (see page 71)

A:	No. After the merger is completed, SmartForce will send you written instructions for exchanging your SkillSoft stock certificates for American Depositary Receipts, or ADRs, representing SmartForce ADSs.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me? (see pages 41 and 46)

A:	Your broker will vote your shares only if you provide your broker with instructions on how to vote your shares by following the information provided to you by your broker.

Q:	What do I do if I want to change my vote? (see pages 43 and 46)

A:	You can change your vote at any time before your proxy is voted at your meeting. There are four ways for you to do this:

1.
If you are a holder of SmartForce ordinary shares or SkillSoft common stock, send written notice to the secretary of SmartForce or SkillSoft (as appropriate) that you wish to revoke or change your proxy,

2.	If you are a holder of SmartForce ADSs send written notice to The Bank of New York that you wish to revoke or change your proxy,

3.
Send a newly completed proxy to SmartForce’s Registrars (if you are a holder of SmartForce ordinary shares), The Bank of New York (if you are a holder of SmartForce ADSs) or SkillSoft (if you are a holder of SkillSoft common stock) bearing a date later than your original proxy prior to the vote at your meeting, or

4.	If you are a holder of SmartForce ordinary shares or SkillSoft common stock, attend the SmartForce shareholder or SkillSoft stockholder meeting and vote in person.

Q:	What happens if a SkillSoft stockholder does not vote? (see page 46)

A:
If you are a SkillSoft stockholder and you fail to submit a proxy or vote at the special meeting, your shares will not be counted as present for purposes of determining the presence or absence of a quorum and will have the same effect as a vote AGAINST adoption of the merger agreement but will have no effect on the adjournment proposal.

•
If you sign and return your proxy and do not indicate how you want to vote, your proxy will be counted as present for purposes of determining the presence of a quorum and will be voted FOR adoption of the merger agreement and FOR approval of the adjournment proposal.

•
If you submit a proxy and affirmatively elect to ABSTAIN from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. Consequently, your abstention will have the same effect as a vote AGAINST adoption of the merger agreement but will have no effect on the adjournment proposal.

Q:	What happens if a SmartForce shareholder does not vote? (see page 41)

A:
If you are a SmartForce shareholder and do not submit a proxy or vote at the extraordinary general meeting, your shares will not be counted as present for purposes of determining the presence or absence of a quorum and will have no effect on the outcome of the merger proposal.

•
If you submit a proxy with respect to your SmartForce ADSs and do not indicate how you want to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted with respect to the merger proposal. Consequently, your failure to indicate how you want to vote will have no effect on the outcome of the merger proposal. For a description of the matters for which The Bank of New York is not entitled to a discretionary proxy to vote SmartForce ADSs, please see “Description of American Depositary Shares—Voting Rights” beginning on page 105.

•	If you submit a proxy with respect to your SmartForce ordinary shares and do not indicate how you want to vote, your proxy will be counted both as present for the purpose of determining the presence of a quorum and will be voted FOR the merger proposal.

•
If you submit a proxy and affirmatively elect to ABSTAIN from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted on the merger proposal at the extraordinary general meeting. Consequently, your abstention will not have an effect on the vote for the merger proposal.

Q:	Am I entitled to dissenters’ or appraisal rights in connection with the merger? (see page 73)

A:
No. Under the Irish Companies Acts and Delaware law, neither shareholders of SmartForce nor stockholders of SkillSoft, respectively, are entitled to dissenters’ or appraisal rights in connection with the merger.

Other Matters to Consider

Q:	How do the market prices of SmartForce ADSs and SkillSoft common stock compare? (see page 38)

A:
SmartForce ADSs and shares of SkillSoft common stock are listed on the Nasdaq National Market. SmartForce’s trading symbol is “SMTF,” and SkillSoft’s trading symbol is “SKIL.” On June 10, 2002, the last full trading day prior to the public announcement of the proposed merger, the last reported sale prices were:

•	$5.32 per SmartForce ADS, and

•	$14.93 per share of SkillSoft common stock.

On August 2, 2002, the last reported sale prices were:

•	$3.44 per SmartForce ADS, and

•	$8.13 per share of SkillSoft common stock.

SmartForce and SkillSoft urge you to obtain current market quotations.

Q:	What are the United States federal income tax consequences of the merger? (see pages 93-97)

A:
We expect that, in general, SmartForce, SmartForce’s shareholders, SkillSoft and SkillSoft’s stockholders will not recognize a gain or loss for United States federal income tax purposes as a result of the merger, except for a gain or loss attributable to cash received by SkillSoft stockholders instead of fractional shares.

Set forth in “Tax Matters—Material United States Federal Income Tax Considerations” is a description of the material United States federal tax consequences of the transaction. The tax consequences to each SkillSoft stockholder will depend on the facts of that stockholder’s own situation. Therefore, SkillSoft stockholders are urged to consult their own tax advisors to determine the particular tax consequences of the merger to them.

Q:	How will the merger be accounted for? (see page 72)

A:
The merger will be accounted for as a purchase business combination for financial accounting purposes in accordance with accounting principles generally accepted in the United States. Although SmartForce will be acquiring SkillSoft as a legal matter, SkillSoft will be considered the acquirer for accounting purposes. As a result, the cost to the combined company of the acquisition will be allocated to SmartForce’s tangible and identifiable intangible assets deemed to be acquired by the combined company and liabilities deemed to be assumed by the combined company based on their fair value with the remaining excess reflected as goodwill. The results of operations and cash flows of SmartForce will be included in the combined company’s financial statements prospectively as of the consummation of the merger.

In addition, following the merger and consistent with SkillSoft being the “accounting acquirer,” the combined company intends to adopt SkillSoft’s fiscal year ending January 31. Accordingly, if the merger is consummated on or prior to September 30, 2002 (the last day of SmartForce’s third quarter of its current fiscal year), the combined company’s third quarter will end on October 31, 2002. Subsequent to the closing, the combined company’s fiscal quarters will end April 30 (1st Quarter), July 31 (2nd Quarter), October 31 (3rd Quarter) and January 31 (4th Quarter).

Q:	Does the merger agreement permit termination of the merger (see pages 81-82)

A:	Yes. The merger agreement may be terminated prior to the effectiveness of the merger under some circumstances.

Q:	Could payment of a termination fee be required in connection with the merger? (see pages 82-84)

A:	Yes. If the merger agreement is terminated upon some specified occurrences, either SmartForce or SkillSoft may be required to pay a termination fee of up to $8,800,000.

Q:	May SmartForce or SkillSoft solicit acquisition proposals from other parties? (see pages 77-79)

A:
No. Both parties have agreed, subject to limited exceptions for responses to unsolicited bona fide offers, not to initiate or engage in discussions with other parties concerning a business combination with another party while the merger is pending.

Q:	Are there restrictions on the ability to sell SmartForce ADSs received as a result of the merger? (see page 73)

A:
All SmartForce ADSs received by SkillSoft stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either SkillSoft or SmartForce under the Securities Act of 1933, as amended. SmartForce ADSs issued in the merger and held by affiliates may only be sold pursuant to a registration statement or an exemption from the registration requirements of the Securities Act.

SmartForce has entered into a registration rights agreement with Warburg, Pincus Ventures, L.P., a principal stockholder and affiliate of SkillSoft, granting Warburg the right, on one occasion, to require SmartForce to register for resale under the Securities Act the SmartForce ADSs that Warburg will receive in the merger. The agreement is intended substantially to replicate the rights which Warburg has under an existing registration rights agreement between Warburg and SkillSoft. See “Agreement Related to the Merger—Registration Rights Agreement” beginning on page 90.

RECENT DEVELOPMENTS

Recent Developments of SmartForce

On July 18, 2002, SmartForce announced its fiscal 2002 second quarter financial results. SmartForce reported total revenue of $44.4 million and a net loss (before acquisition-related amortization and restructuring charges) of $8.8 million, or $0.15 per share, for the second quarter ended June 30, 2002. This loss was prior to a restructuring charge of approximately $26.4 million during the second quarter. After the restructuring charge (and acquisition-related amortization), SmartForce’s net loss for the second quarter was $37.7 million, or $0.66 per share.

Recent Developments of SkillSoft

On June 25, 2002, upon the recommendation of its audit committee, the Board of Directors of SkillSoft dismissed Arthur Andersen LLP as its independent accountants and engaged Ernst & Young LLP as its independent accountants. Arthur Andersen’s report on SkillSoft’s financial statements for each of the two most recent fiscal years (ended January 31, 2001 and January 31, 2002) did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

ENFORCEMENT OF CIVIL LIABILITIES
UNDER UNITED STATES FEDERAL SECURITIES LAWS

SmartForce is a public limited company organized under the laws of Ireland. Several of SmartForce’s directors and officers and experts named in this joint proxy statement/prospectus are non-residents of the United States, and a significant portion of the assets of SmartForce and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce against them in United States courts judgments under the civil liability provisions of the laws of the United States, including the federal securities laws. SmartForce has been advised that there is doubt as to the enforceability against such persons in Ireland, whether in original actions or in actions for the enforcement of judgments in United States courts, of civil liabilities based solely upon the laws of the United States, including the Federal securities laws.

FORWARD-LOOKING STATEMENTS

You should not place undue reliance upon forward-looking statements in this joint proxy statement/prospectus. This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to SmartForce, SkillSoft and the combined company businesses, financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for SmartForce’s ordinary shares or ADSs and SkillSoft’s stock and other matters relating to SmartForce and SkillSoft. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify such forward–looking statements.

These forward-looking statements, wherever they occur in this joint proxy statement/prospectus, are estimates reflecting the present best judgment of the senior management of SmartForce and SkillSoft, respectively, and are not guarantees of future performance. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus. Important factors that could cause actual results to differ materially from the forward-looking statements include the following:

•	combining and successfully integrating the businesses of SmartForce and SkillSoft may cost more or be more difficult than we expect;

•	the completion of the proposed merger could be materially delayed or prohibited;

•
general economic conditions or conditions in securities markets may be less favorable than we currently anticipate, which may result in, among other things, lower than expected revenues or results of operations for the combined company;

•	cost savings and revenue enhancements that we expect from the merger may not be fully realized or realized within the expected time frame;

•	retaining key personnel may be more difficult than we expect;

•	contingencies may arise of which we were not aware or of which we underestimated the significance;

•	our revenues after the merger may be lower than we expect;

•	we may lose more business or customers after the merger than we expect or our operating costs may be higher than we expect;

•
the amount (both in absolute dollars and as a percentage of net sales) of SmartForce and SkillSoft expenditures for research and development, selling, general and administrative and capital acquisitions and improvements may be materially greater or less than those expected;

•
development costs, anticipated completion, introduction and projected revenues from SmartForce’s and SkillSoft’s new and developing products and technologies may be materially different than anticipated;

•	changes in technology may increase the number of competitors SmartForce or SkillSoft faces or require significant capital expenditures to provide competitive products and services;

•	the effects of vigorous competition in the markets in which SmartForce and SkillSoft operate may be materially different from that anticipated;

•	adverse changes may occur in the securities markets; or

•	the risks described under “Risk Factors” beginning on page 12 or other risks may occur.

SmartForce shareholders and SkillSoft stockholders are cautioned not to place undue reliance on such forward-looking statements contained in this joint proxy statement/prospectus, which speak only as of the date of this joint proxy statement/prospectus or the date of the documents incorporated by reference in this joint proxy statement/prospectus in which they appear.

This joint proxy statement/prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified under “Risk Factors” and elsewhere in this joint proxy statement/prospectus.

Neither SmartForce nor SkillSoft is under any obligation, and each expressly disclaims any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this joint proxy statement/prospectus might not materialize.

RISK FACTORS

The merger and the business of the combined company involves a high degree of risk. By voting in favor of the proposals submitted to you, current SkillSoft stockholders will be choosing to invest in SmartForce ADSs, and current SmartForce shareholders will face dilution of their ownership interest in SmartForce. An investment in SmartForce ADSs involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus and the documents incorporated by reference, you should carefully consider all of the following risk factors relating to the proposed merger, SkillSoft, SmartForce and the combined company in deciding whether to vote for the proposals submitted to you. References below to “we,” “us,” “our” and “ours” refer to the combined company and its consolidated subsidiaries.

Risks Related to the Proposed Merger

The combined company may face challenges in integrating SkillSoft with SmartForce and, as a result, may not realize the expected benefits of the merger.

The combined company may not be successful in integrating SkillSoft’s and SmartForce’s respective businesses. Integrating SkillSoft’s operations and personnel with SmartForce’s will be a complex process. The integration may not be completed rapidly or achieve the anticipated benefits of the merger. The successful integration of the two businesses will require, among other things, the following:

•	integration of the two companies’ products and services, sales and marketing, information and software systems and other operations;

•	retention and integration of management and other key employees;

•	coordination of ongoing and future research and development efforts and marketing activities;

•	retention of existing customers of both companies and attraction of additional customers;

•	retention of strategic partners of each company and attraction of new strategic partners;

•	developing and maintaining uniform standards, controls, procedures and policies;

•	identifying and eliminating redundant and underperforming operations and assets;

•	effectively leveraging SmartForce’s indirect sales presence;

•	capitalizing on cross-selling opportunities;

•	minimization of disruption of each company’s ongoing business and distraction of its management; and

•	limiting expenses related to integration.

The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The diversion of the attention of management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company’s business or could cause the impairment of relationships with customers and business partners. Further, the process of combining SkillSoft’s business with SmartForce’s could negatively affect employee morale and the combined company’s ability to retain some key SmartForce and SkillSoft employees after the merger, and could cause customers to cancel existing license agreements or choose not to purchase new products from the combined company. In addition, the companies intend after the merger to develop new products and services that combine both companies’ assets. Difficulties in incorporating acquired technology and rights into the products and service offerings of the combined company could result in disruption of customer service and longer sales cycles and product implementations, which could cause existing customers to reduce or cease doing business with the combined company altogether, and could cause revenue and operating income to fluctuate and fail to meet expectations.

The value of SmartForce ADSs issued in the merger will depend on their market price at the time of the merger, and no adjustment will be made as a result of changes in the market price of SmartForce’s ADSs.

Upon completion of the merger, each share of SkillSoft common stock will be exchanged for 2.3674 SmartForce ADSs representing SmartForce ordinary shares. The exchange ratio will not be adjusted for changes in the market price of SkillSoft common stock or SmartForce ADSs. As a result, the specific dollar value of SmartForce’s ADSs that SkillSoft stockholders will receive and that SmartForce shareholders will retain upon completion of the merger will depend on the market value of SmartForce ADSs when the merger is completed, and may increase or decrease from the date you submit your proxy or the time of the stockholder meetings of SmartForce and SkillSoft. The market prices of SmartForce ADSs and SkillSoft common stock are subject to the general price fluctuations in the market for publicly traded equity securities and have recently experienced significant volatility. We cannot predict or give you any assurances as to the market price of SmartForce ADSs at any time before or after the completion of the merger and, therefore, we cannot value with any degree of certainty the consideration that will be received in the merger.

Certain aspects of the merger could harm the financial results of the combined company.

In connection with the merger of SkillSoft and SmartForce, certain aspects of the structure of the business combination and the integration of the two companies moving forward could harm the financial results of the combined company. For example, although SmartForce will be acquiring SkillSoft as a legal matter, SkillSoft will be considered the acquirer for accounting purposes. Because the merger will be accounted for as a purchase business combination for financial accounting purposes, the combined company will lose an amount of SmartForce’s deferred revenue to goodwill. Additionally, “purchase accounting” is expected to create intangible assets (separate from goodwill) that will result in a non-cash, quarterly amortization expense and a one-time charge for transaction related expenses (separate from any other nonrecurring and/or restructuring charges that might be incurred). One-time restructuring charges will be incurred in connection with the merger resulting from the elimination of redundant facilities, personnel and assets. The combined company will also incur deal costs relating to legal, accounting, banking and other professional fees as well as costs relating to Irish capital duty payable in relation to SmartForce ordinary shares issued pursuant to the merger.

In addition, the combined company intends to make certain changes in contracting practices following the merger, which will have certain attendant accounting implications. Specifically, SmartForce currently records certain revenues under contracts that provide for perpetual licenses to software. On a going forward basis, the combined company intends to contract with its customers with respect to such business in such a manner that the combined company will contract to deliver a bundled offering including services, which will be recognized as revenues as the services are delivered, rather than upon the shipment of the software. This will have the effect of deferring the recognition of revenues.

Further, the integration of the two businesses is expected to result in certain categories of lost revenue in the near term as a result of the merger. For example, although the products and customer bases of the two companies are complementary and should provide us with numerous cross selling opportunities, we do expect some degree of commercial overlap that could negatively impact revenue. Also, we intend to de-emphasize growth in customer service revenue activities to focus on higher margin segments of the business, which we expect will result in lost revenue.

If the benefits of the merger do not exceed the associated costs, or if costs related to the merger exceed estimates, including costs associated with integrating the two companies, lost or deferred revenues and dilution of SmartForce’s shareholders resulting from the issuance of SmartForce ADSs in connection with the merger, the combined company’s financial results, including earnings per share, could be materially harmed.

The market price of SmartForce’s ADSs may decline as a result of the merger.

The market price of SmartForce’s ADSs may decline as a result of the merger for a number of reasons, including if:

•	the integration of SmartForce and SkillSoft is unsuccessful or not completed in a timely and efficient manner;

•	the combined company does not achieve the expected benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; and

•	significant shareholders of SmartForce following the merger decide to dispose of their shares because the results of the merger are not consistent with their expectations.

Failure to complete the merger could negatively impact the market price of SmartForce ADSs and SkillSoft common stock and the future business and operations of each company.

If the merger is not completed for any reason, SmartForce and SkillSoft will be subject to a number of material risks, including:

•
under the circumstances described in the merger agreement, SkillSoft could be required to pay SmartForce, or SmartForce could be required to pay SkillSoft, a termination fee in the amount of up to $8.8 million;

•
the market price of SmartForce’s ADSs and SkillSoft’s common stock may decline to the extent that the current market price of such shares reflects a market assumption that the merger will be completed;

•	each company’s costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

•	benefits that each company expects to realize from the merger would not be realized; and

•
the diversion of management attention from the day-to-day businesses of SmartForce and SkillSoft, the scaling back of marketing and capital spending and the unavoidable disruption to their employees and their relationships with customers and suppliers during the period before consummation of the merger may make it difficult for SmartForce and SkillSoft to regain their financial and market positions if the merger does not occur.

During the pendency of the merger, each of SmartForce and SkillSoft may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of each of SmartForce and SkillSoft to make acquisitions or complete other transactions that are not in the ordinary course of business but that could be favorable to them and their respective stockholders pending completion of the merger. As a result, if the merger is not consummated, each of SmartForce and SkillSoft may be at a disadvantage to its competitors. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, each of SmartForce and SkillSoft is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of SmartForce ADSs following the merger.

In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of SmartForce ADSs following completion of the merger. Although SmartForce will be acquiring SkillSoft as a legal matter, SkillSoft will be considered the acquirer for accounting purposes. Under purchase accounting, the combined company will record as the cost of the merger the market value of the merger consideration and the amount of direct transaction costs. The combined company will allocate the cost of the merger to SmartForce’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, if any, based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The combined company may incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of these assets, including goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development and potential impairment charges will have a negative effect on the net income of the combined company for the foreseeable future, which could have a material impact on the combined company’s results of operations and the market value of its ADSs following the merger.

Action by governmental regulators could prevent or delay consummation of the merger, or require a modification of its terms which could hurt the combined company’s business.

The merger is subject to review by the U.S. Federal Trade Commission and U.S. Department of Justice under the Hart-Scott-Rodino Improvements Act of 1976 or the HSR Act. In addition, other filings with the Minister for Enterprise, Trade and Employment of Ireland under the Mergers and Take-overs (Control) Acts, 1978 to 1996, with respect to the merger and other transactions contemplated by the merger agreement, relating primarily to antitrust issues, must be made prior to the consummation of the merger. Under each of these statutes, SmartForce and SkillSoft are required to make pre-merger notification filings and to await the expiration or early termination of statutory waiting periods and clearance prior to completing the merger. On July 22, 2002, the waiting period under the HSR Act expired. However, at any time before or after the merger, and notwithstanding any termination of the waiting period or consummation of the merger, the U.S. Federal Trade Commission, the U.S. Department of Justice, or any state or the Irish authorities could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include delaying the consummation of the merger, seeking to enjoin the completion of the merger, requiring SmartForce or SkillSoft to dispose of certain businesses or assets, or requiring a modification of the terms of the merger, any of which could be detrimental to SmartForce, SkillSoft or the combined company. Private parties may also institute legal actions under the antitrust laws under some circumstances. We may not be able to obtain the required regulatory approvals in a timely fashion or at all.

If we are unable to take advantage of opportunities to market and sell SmartForce’s and SkillSoft’s products and services to each other’s traditional customers, distribution channels and business partners, we may not realize some of the expected benefits of the merger.

Prior to the merger, SmartForce and SkillSoft have each maintained separate and distinct customer bases, distribution channels and business partners specific to their respective businesses. Following the merger, the combined company expects to take advantage of the customer bases and distribution channels of the formerly separate businesses in order to promote and sell the products and services of one company to the traditional customers and business partners of the other company. The products and services of SmartForce and SkillSoft are highly technical and the salespersons of one company may not be successful in marketing the products and services of the other company. In the event that the traditional customers and business partners of either SmartForce or SkillSoft are not receptive to the products and services of the other, we may not realize some of the expected benefits of the merger, and the business of the combined company may be harmed.

SmartForce and SkillSoft may lose key personnel, customers and business partners due to uncertainties associated with the merger.

Current and prospective employees, customers and business partners of SmartForce and SkillSoft may experience uncertainty about their future relationships with the combined company. Such uncertainty may adversely affect the combined company’s ability to attract and retain key management, sales, marketing and technical personnel. Current and prospective customers and business partners may, in response to the announcement or consummation of the merger, delay or cancel purchasing decisions as they evaluate the likelihood of successful integration of the combined company or may instead purchase products or services from competitors. Additionally, some of these customers and business partners may feel that the combined company poses new competitive threats to their businesses and as a result may seek to discontinue their relationships with SmartForce or SkillSoft or avoid renewing or entering new relationships with the combined company. Any delay in, or cancellation of, purchasing decisions could adversely affect the business of the combined company.

Some of SmartForce’s and SkillSoft’s current officers and directors have conflicts of interest that may influence them to support or approve the merger.

The directors and officers of SmartForce and SkillSoft participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from or are in addition to yours, including the following:

•
Messrs. Gregory M. Priest, Jeffrey N. Newton, Paul Henry and Colm M. Darcy of SmartForce and Messrs. Charles E. Moran, Thomas J. McDonald, Jerald A. Nine and Mark A. Townsend of SkillSoft will become executive officers of the combined company following the merger. In addition, Messrs. Priest, Moran, James S. Krzywicki, Ferdinand von Prondzynski, Stewart K.P. Gross and William T. Coleman will become directors of the combined company. Certain of these officers and directors hold shares of SmartForce and/or SkillSoft stock, or options to purchase such shares.

•
In connection with the merger, Messrs. Priest, Moran, Newton and Nine have entered into employment agreements, conditioned and effective upon the completion of the merger, whereby each has been provided with certain incentives to remain employed by the combined company following the merger.

•
In connection with the merger, SmartForce has agreed to amend certain of the outstanding option agreements of its current directors who will not be directors of the combined company, including Messrs. Ronald C. Conway, John M. Grillos and Patrick J. McDonagh, so that each option held by them which is existing and vested on the closing date of the merger will remain exercisable following the termination of the relevant optionee’s service as a director on the SmartForce board of directors for a period equal to the remaining unexpired portion of the option’s ten-year term. This action will not give any SmartForce director any rights to purchase shares with respect to any options unvested at the time of the merger or that he would not otherwise have the right to purchase at the time of the merger.

•
On July 12, 2002, following discussions of the boards of directors of both SmartForce and SkillSoft, SmartForce granted options to purchase an aggregate of 3,135,000 SmartForce ordinary shares (represented by SmartForce ADSs) at an exercise price of $3.30 per share to Messrs. Priest, Newton, Darcy and Henry as an incentive for their continued service with the combined company following the merger. Under the terms of the merger agreement, SkillSoft is permitted to grant options for up to 2,400,000 shares of its common stock (equivalent to 5,681,760 SmartForce ordinary shares represented by ADSs based on the exchange ratio with respect to the merger) between the execution of the merger agreement and the closing of the merger. Prior to the closing of the merger, SkillSoft’s board of directors anticipates granting options to Messrs. Moran, McDonald, Nine and Townsend as an incentive for their continued service with the combined company following the merger.

•	In connection with the merger, SkillSoft has agreed to amend the outstanding option agreement of Mr. John J. Neuhauser, a current SkillSoft director who will not be a director of the combined company, so that the option to the extent existing and vested will remain exercisable following the termination of Mr. Neuhauser’s service as a director on the SkillSoft board of directors for a period of four years from the grant date of the option. Pursuant to the terms of the SkillSoft 1999 Non-Employee Director Stock Option Plan, Mr. Neuhauser’s option will automatically vest and become immediately exercisable in full upon the completion of the merger.

•
SmartForce has agreed to cause its wholly owned subsidiary, SmartForce (USA), to indemnify each present and former SkillSoft officer and director against liabilities arising out of such person’s services as an officer or director. SmartForce will also cause SmartForce (USA) to maintain officers’ and directors liability insurance to cover any such liabilities for a period of six years from the effective time of the merger.

Please see the summary of the terms of the employment agreements in the section of this joint proxy statement/prospectus entitled “Employment Agreements” under “Agreements Related to the Merger” on page 90 of this joint proxy statement/prospectus. In addition, please see the summary of the terms of the other arrangements described above in the section of this joint proxy statement/prospectus entitled “Interests of Certain Persons in the Merger” under “The Proposed Merger” on page 69 of this joint proxy statement/prospectus.

The receipt of compensation or other benefits in or contingent upon the merger, or the continuation of indemnification arrangements for current officers or directors of SmartForce or SkillSoft may influence such persons to support or approve the merger.

The combined company expects to operate under a new name, which may adversely affect its results of operations.

Following the consummation of the merger, we intend to change the name of the combined company from SmartForce to a new name. The adoption of this new name may prevent the combined company from taking advantage of certain goodwill existing customers and strategic partners of SmartForce and SkillSoft currently associate with their respective names. Further, we expect to incur significant expense in effecting the name change and in marketing efforts to promote brand recognition of the new name, and these efforts may prove to be a distraction to the management of the combined company. During the process of selecting a new name, SmartForce has undertaken a search of trademarks in multiple U.S. and international jurisdictions to evaluate the potential risk associated with the names we are considering. However, despite our efforts, our right to use the selected name in a jurisdiction in which we now operate or may operate in the future may be challenged. Any claim, with or without merit, could result in costly administrative proceedings or litigation or require the combined company to cease use of such name, pay damages or incur settlement expenses each of which could have a material adverse effect on the combined company’s business.

Risks Related to the Combined Company

SmartForce and SkillSoft each have experienced net losses in the past, and the combined company may be unable to achieve or maintain profitability.

Although it recorded net income of $3.0 million in its fiscal year ended December 31, 2001, SmartForce has incurred substantial net losses both recently and in the past, including a net loss of $37.7 million in the three months ended June 30, 2002, $19.1 million in the three months ended March 31, 2002 and a net loss of $28.7 million in its fiscal year ended December 31, 2000. In addition, since SkillSoft began operations, it has incurred substantial net losses in every fiscal quarter except for its fiscal quarters ended January 31, 2002 and April 30, 2002, in which it recorded net income of $926,000 and $282,000, respectively. SkillSoft had net losses of $8.3 million in the fiscal year ended January 31, 1999, $22.9 million in the fiscal year ended January 31, 2000, $21.9 million in the fiscal year ended January 31, 2001 and $9.6 million in the fiscal year ended January 31, 2002. As a result of ongoing operating losses, SkillSoft had an accumulated deficit of $63.6 million on January 31, 2002. We expect to incur significant expenses in connection with the integration of SkillSoft into

SmartForce and the continued expansion of this combined business, and, as a result, the business will need to generate significant revenues to achieve and maintain profitability. We cannot predict whether the business of SmartForce, SkillSoft or the combined company will achieve or sustain profitability in any future period.

SkillSoft and several of its executives, three of its key employees and its largest investor are defendants in litigation with NETg which alleges, among other things, misappropriation of trade secrets; this litigation will continue to be costly, may divert the efforts of the combined company’s management and may ultimately restrict the combined company’s ability to do business.

SkillSoft, several of its executives, three of its key employees and its largest investor are defendants in a lawsuit brought by National Education Training Group, Inc. (NETg), the former employer of these individuals. NETg alleges in substance that the defendants breached their fiduciary and contractual obligations to NETg in connection with the organization and operation of SkillSoft, misappropriated trade secrets from NETg, tortiously interfered with NETg’s business and employees and breached provisions of a license agreement with NETg relating to the use of its software. NETg maintains that the trade secrets allegedly misappropriated by SkillSoft and the other defendants include, among other things:

•	various aspects of the design and functionality of its education and training software and products;

•	customer lists and information;

•	relationships with service providers; and

•	NETg’s soft skills product line business plan.

The claims seek injunctive relief against the defendants demanding the return, and no future use by these defendants, of the alleged trade secrets. The claims also seek compensatory damages of $400 million and exemplary damages in the additional amount of $400 million, compensatory, incidental and consequential damages in an unspecified amount and punitive damages totaling $50 million or such other amount as the court deems just or appropriate. Named as defendants in the lawsuit, in addition to SkillSoft, are Charles E. Moran, Jerald A. Nine, Jr., Mark A. Townsend, Lee A. Ritze, Dennis E. Brown, Sally H. Hovis, Warburg, Pincus Ventures, L.P., SkillSoft’s largest investor, and each general partner of Warburg.

In addition, NETg also filed suit against SkillSoft in July 2000 alleging that its educational and training software products infringe a patent allegedly owned by NETg. The complaint seeks both monetary damages and injunctive relief. SkillSoft has filed an answer and a counterclaim for a declaration of invalidity of the NETg patent. The lawsuit has been stayed pending resolution of SkillSoft’s efforts to have the U.S. Patent and Trademark Office declare the patent invalid.

These lawsuits are still in discovery, and it is currently difficult to assess the potential liability of SkillSoft, the combined company or the other defendants. SkillSoft or the combined company’s failure to prevail in these cases could have any or all of the following significant adverse effects on the combined company’s business and financial performance:

•	injunctive relief against SkillSoft, the combined company and our officers and employees, which could significantly restrict the combined company’s ability to conduct its business;

•	an adverse judgment against the combined company for monetary damages;

•	a settlement on unfavorable terms to the combined company;

•	obligations on the part of the combined company to indemnify its employees and directors for liabilities and expenses they incur in connection with the lawsuits;

•	obligations to customers for breach of warranties of noninfringement; or

•	a requirement to reengineer the combined company’s products to avoid patent infringement, which would likely result in additional expense and delay.

In addition, these cases, regardless of their outcome, will continue to result in significant expenses in defending the lawsuits. SkillSoft’s legal expenses related to the defense of these lawsuits totaled approximately $1.9 million in the fiscal year ended January 31, 2000, $1.4 million in the fiscal year ended January 31, 2001 and $1.7 million in the fiscal year ended January 31, 2002. Moreover, these lawsuits may divert the efforts and attention of the combined company’s management team from normal business operations.

The combined company’s quarterly operating results may fluctuate significantly. This limits your ability to evaluate historical financial results and increases the likelihood that the combined company’s results will fall below market analysts’ expectations, which could cause the price of SmartForce ADSs to drop rapidly and severely.

SmartForce and SkillSoft have in the past experienced fluctuations in their quarterly operating results, and we anticipate that these fluctuations will continue and could intensify in the future for the combined company. As a result, we believe that the combined company’s quarterly revenue, expenses and operating results are likely to vary significantly in the future. Thus, it is likely that in some future quarters, the combined company’s results of operations will be below the expectations of public market analysts and investors, which could have a severe adverse effect on the price of SmartForce ADSs. For example, SmartForce’s revenue for the quarter ended September 30, 1998 did not increase at a rate comparable to prior quarters. As a direct result, the trading price of SmartForce ADSs decreased rapidly and significantly, having an extreme adverse effect on the value of an investment in its securities. SmartForce’s revenues and profits for the first quarter of 2002 also did not meet its expectations, causing a significant reduction in the price of its shares.

SmartForce’s and SkillSoft’s operating results have historically fluctuated, and the combined company’s operating results may in the future continue to fluctuate, as a result of factors, which include:

•	the size and timing of new and renewal agreements;

•	the number and size of outsourcing agreements or other agreements providing for professional services or the resale of instructor-led training;

•
the mix of revenue between access to hosted content or platform services, up-front software licenses, software rental, professional services, maintenance and resale of third parties products and services;

•	royalty rates;

•	the announcement, introduction and acceptance of new products, product enhancements and technologies by the combined company and its competitors;

•	the mix of sales between the combined company’s field sales force, its other direct sales channels and its telesales channels;

•	the impact of any unanticipated decline in net revenues in any particular quarter as compared to the relatively fixed nature of the combined company’s expense levels in the short term;

•	general conditions in the U.S. or the international economy;

•	general conditions in the combined company’s market or the markets served by its customers;

•	the loss of significant customers;

•	delays in availability of existing or new products;

•	product or service quality problems;

•	the spending patterns of the combined company’s customers;

•	litigation costs and expenses;

•	non-recurring charges related to acquisitions;

•	currency fluctuations; and

•	the length of the combined company’s sales cycles.

The combined company will be managed by a management team consisting of current SmartForce and SkillSoft executives, and this management team may undertake a strategy and business direction which is different from that which would be undertaken by SmartForce’s current management team.

After the business combination, the new management team of the combined company will consist of certain current SmartForce and SkillSoft executives. The manner in which the new management team conducts the business of the combined company, and the direction in which the new management team moves the business, may differ from the manner and direction in which the current management of either SmartForce or SkillSoft would direct the combined or separate companies on a stand-alone basis. Such control by the new management team, together with the effects of future market factors and conditions, could ultimately evolve into an integration and business strategy that, when implemented, differs from the strategy and business direction currently recommended by SmartForce’s or SkillSoft’s current management and board of directors. The new management team, and any change in business or direction, may not improve, and could adversely impact, the combined company’s financial condition and results of operations.

Demand for the combined company’s products and services may be especially susceptible to adverse economic conditions.

The combined company’s business and financial performance may be damaged by adverse financial conditions affecting its target customers or by a general weakening of the economy. Some companies may not view training products and services as critical to the success of their businesses. If these companies experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego education and training expenditures before limiting their other expenditures. For example, general economic weakness contributed to a reduction in SmartForce’s revenues in the first quarter of 2002.

In addition, the general condition of the economy, and by extension the combined company’s business, can be affected by social, political and military conditions. For example, the terrorist events of September 11, 2001 and their aftermath had a material adverse effect on SmartForce’s bookings in the second half of 2001 and may have contributed to weakness in its bookings in the first quarter of 2002. It is not possible to predict the outcome of the escalation of hostilities between the United States and certain countries and persons related to the events of September 11. The continuation of these hostilities could result in further weakness in the economy that would have an adverse impact on the combined company’s operating results and financial condition.

SmartForce’s experience in selling fully integrated, Internet-based learning solutions are relatively limited.

In the fourth quarter of 1999, SmartForce introduced SmartForce e-Learning, its Internet-based learning solution. While the results of SmartForce’s efforts to market these solutions to its customers have been positive, SmartForce has relatively limited experience with these solutions, which makes its historical results of limited value in predicting the potential success of this initiative. The ultimate success of this initiative will depend on the combined company’s ability to continue to expand and enhance its e-Learning offerings, to market and sell the new e-Learning solutions to existing and prospective customers, to host, operate and manage its site, and to attract and retain key management and technical personnel. The combined company may not be successful in these efforts and the economic terms of any arrangements that might result from these efforts may not be as favorable as the traditional licensing agreements. We believe that a lack of success in this regard could have a material adverse effect on the combined company.

SmartForce’s and SkillSoft’s operating results have been, and the combined company’s operating results will be, subject to seasonal fluctuations which may adversely impact its business.

SmartForce’s and SkillSoft’s operating results have been, and the combined company’s operating results will be, subject to seasonal fluctuations, based in part on customers’ annual budgetary cycles and in part on the annual nature of sales quotas. These seasonal trends have in the past caused bookings in the first quarter of a year to be less, perhaps substantially so, than bookings for the immediately preceding fourth quarter. We expect that these seasonal trends could continue to adversely affect the combined company’s operating results. In addition, SmartForce and SkillSoft have in past years added significant headcount in the sales and marketing and research and development functions in the first quarter, and to a lesser extent, the second quarter. Because these headcount additions do not immediately contribute significant revenues, SmartForce’s and SkillSoft’s operating margins in the earlier part of the year have tended to be significantly lower than in the later parts of the year. In addition, many technology companies also experience a seasonal downturn in demand during the summer months. These seasonal trends may have a material adverse effect on the combined company’s results of operations.

SmartForce and SkillSoft rely on strategic alliances for product development and marketing. Such alliances may be terminated or fail to meet our requirements in the future.

SmartForce and SkillSoft have developed strategic alliances to develop and market many of their respective products, and believe that an increasing proportion of the combined company’s future revenues may be attributable to products developed and marketed through these and other future alliances. In addition, SkillSoft’s Books24x7.com Group relies on third party publishers to provide all of the content incorporated into its referenceware products. However, these relationships are not exclusive and the combined company may be unable to continue to develop future products through these alliances in a timely fashion or may be unable to negotiate additional alliances in the future on acceptable terms, if at all.

In the event that the combined company is unable to maintain or expand its current development and marketing alliances or enter into new development and marketing alliances, its operating results and financial condition could be materially adversely affected. Furthermore, it will be required to pay royalties to the combined company’s development and marketing partners on products developed with them, which could reduce the combined company’s gross margins. We expect that cost of revenues may fluctuate from period to period in the future based upon many factors, including the revenue mix and the timing of expenses associated with development and marketing alliances. In addition, the collaborative nature of the development process under these alliances may result in longer development times and less control over the timing of product introductions than for e-Learning offerings developed solely by the combined company. The combined company’s strategic alliance partners may from time to time renegotiate the terms of their agreement with the combined company, which could result in changes to the royalty or other arrangements, adversely affecting the combined company’s results of operations.

Our strategic partners may aid our competitors, or compete with us directly.

The independent third party strategic partners we rely on for educational content and product marketing may compete with us, harming our results of operations. Our agreements with these third parties generally do not restrict them from developing courses on similar topics for our competitors or from competing directly with us. As a result, our competitors may be able to duplicate some of our course content and gain a competitive advantage. The product development and marketing efforts of the combined company’s strategic partners may also disrupt its direct sales efforts. The combined company’s development and marketing partners could pursue their existing or alternative training programs in preference to and in competition with those being developed by the combined company.

The combined company’s success depends on its ability to meet the needs of the rapidly changing market.

The market for interactive education and training is influenced by rapidly changing technology, evolving industry standards, changes in customer requirements and preferences and frequent introductions of new products and services embodying new technologies. New methods of providing interactive education in a technology-based format are being developed and offered in the marketplace, including intranet and Internet offerings. Many of these new offerings involve new and different business models and contracting mechanisms. In addition, multimedia and other product functionality features are being added to educational software. Accordingly, the combined company’s future success will depend upon the extent to which it is able to develop and implement products which address these emerging market requirements on a cost effective and timely basis. Product development is risky because it is difficult to foresee developments in technology, coordinate technical personnel and identify and eliminate design flaws. Any significant delay in releasing new products could have a material adverse effect on the ultimate success of the combined company’s products and could reduce sales of predecessor products. The combined company may not be able to introduce new products on a timely basis. In addition, new products introduced by the combined company may fail to achieve a significant degree of market acceptance or, once accepted, may fail to sustain viability in the market for any significant period. If the combined company is unsuccessful in addressing the changing needs of the marketplace due to resource, technological or other constraints, or in anticipating and responding adequately to changes in customers’ software technology and preferences, the combined company’s business and results of operations would be materially adversely affected.

The success of the combined company’s e-Learning strategy depends on the reliability and consistent performance of its information systems and Internet infrastructure.

The success of the combined company’s e-Learning strategy is highly dependent on the consistent performance of its information systems and Internet infrastructure. If the combined company’s Web site fails for any reason or if it experiences any unscheduled down times, even for only a short period, the combined company’s business and reputation could be materially harmed. SmartForce and SkillSoft have in the past experienced performance problems and unscheduled downtime, and these problems could recur. SmartForce and SkillSoft currently rely on, and the combined company will rely on, third parties for proper functioning of computer infrastructure, delivery of its e-Learning applications and the performance of its destination site. The combined company’s systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake, financial patterns of hosting providers and similar events. Any system failures could adversely affect customer usage of the combined company’s solutions and user traffic results in any future quarters, which could adversely affect the combined company’s revenues and operating results and harm the combined company’s reputation with corporate customers, subscribers and commerce partners. A key element of the combined company’s strategy will be to generate a high volume of traffic to the Web site and create a significant subscriber base. Accordingly, the satisfactory performance, reliability and availability of the combined company’s Web site and computer infrastructure is critical to the combined company’s reputation and ability to attract and retain corporate customers, subscribers and commerce partners. We cannot accurately project the rate or timing of any increases in traffic to the combined company’s Web site and, therefore, the integration and timing of any upgrades or enhancements required to facilitate any significant traffic increase to the Web site are uncertain. SmartForce and SkillSoft have in the past experienced difficulties in upgrading their site infrastructure to handle increased traffic, and these difficulties could recur. The failure to expand and upgrade the Web site or any system error, failure or extended down time, could materially harm the combined company’s business, reputation, financial condition or results of operations.

The e-Learning market is a developing market, and the combined company’s business will suffer if e-Learning is not widely accepted.

The market for e-Learning is a new and emerging market. Corporate training and education has historically been conducted primarily through classroom instruction and has traditionally been performed by a company’s internal personnel. Many companies have invested heavily in their current training solutions. Although technology-based training applications have been available for several years, they currently account for only a small portion of the overall training market.

Accordingly, the combined company’s future success will depend upon the extent to which companies adopt technology-based solutions and use the Internet in connection with their training activities, and the extent to which companies utilize the services or purchase products of third-party providers. Many companies that have already invested substantial resources in traditional methods of corporate training may be reluctant to adopt a new strategy that may compete with their existing investments. Even if companies implement technology-based training or Internet learning solutions, they may still choose to design, develop, deliver or manage all or part of their education and training internally. If technology based learning and the use of the Internet for learning does not become widespread, or if companies do not use the products and services of third parties to develop, deliver or manage their training needs, then the combined company’s products and service, may not achieve commercial success.

The combined company may fail to integrate adequately acquired products, technologies and businesses.

SmartForce and SkillSoft regularly evaluate acquisition opportunities and have made, and will likely in the future continue to make, acquisitions that would provide additional product or service offerings, additional industry expertise or an expanded geographic presence. For example, in April 2001, SmartForce acquired icGlobal Corporation, a provider of learning management system software. In August 2001, SmartForce acquired substantially all of the assets of Impaxselling.com Ltd., a sales performance company providing global enterprises with web-based learning solutions designed to improve sales and account management performance. In October 2001, SmartForce acquired SkillScape Solutions, Inc., a provider of competency management systems. In December 2001, SkillSoft acquired Books24x7.com, Inc., a provider of Web-based digital, technical and reference content. In January 2002, SmartForce acquired certain assets of M2S Prokoda GmbH, an e-Learning vendor with its key operations in Germany. In June 2002, SmartForce acquired certain assets of Frontline Telcom Training and Performance Company (Nova Scotia), and Frontline Telcom Training and Performance Company (Georgia), providers of training outsourcing. The combined company may be unable to locate attractive opportunities or acquire any opportunities that it locates on attractive terms. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the combined company’s results of operations.

Product and technology acquisitions also entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management’s attention to other business concerns, risks of entering markets in which the combined company has no or limited prior experience and the potential loss of key employees of acquired companies. The combined company may be unable to integrate successfully, or identify and eliminate redundancies or underperforming assets or properties resulting from, any operations, personnel or products that have been acquired or that might be acquired in the future. Further, the revenues from the acquired businesses may not be sufficient to support the costs associated with those businesses, without adversely affecting the combined company’s operating margins in the future. The combined company’s failure to successfully complete the integration of acquired businesses in a timely fashion, if at all, or to generate sufficient revenues from acquired businesses could have a material adverse effect on its business and results of operations.

The combined company’s failure to manage its rapid expansion effectively could hurt the combined company’s operations and business.

SmartForce and SkillSoft have recently experienced rapid expansion of their operations, which has placed, and is expected to continue to place, significant demands on the combined company’s executive, administrative, operational and financial personnel and systems. The combined company’s future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its operational, financial control and reporting systems. In particular, the combined company will require significant improvement in its order entry, fulfillment and management information systems in order to support its expanded operations. If the combined company is unable to respond to and manage changing business conditions, its business and results of operations could be materially adversely affected.

SmartForce’s and SkillSoft’s expense levels are fixed in the short term. As a result, the combined company may be unable to adjust spending to compensate for unexpected revenue shortfalls.

SmartForce’s and SkillSoft’s expense levels are based in significant part on their respective expectations regarding future revenues and are fixed to a large extent in the short term. Accordingly, following the merger, the combined company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant revenue shortfall would therefore have a material adverse effect on the combined company’s results of operations. This risk materialized for SmartForce in the three months ended March 31, 2002 and in the third quarter of 1998, where profit was dramatically negatively affected by a shortfall in revenues compared to management’s expectations.

SmartForce’s restructuring plan may be ineffective or may limit the combined company’s ability to compete.

Actions SmartForce has taken in response to the recent decrease in its revenues could have long-term adverse effects on the combined company’s business. To bring its cost base in line with decreased revenues, on April 18, 2002, SmartForce announced details of a restructuring and a cost reduction plan, which it proceeded to implement immediately following the announcement. At the time of the announcement, SmartForce anticipated that the restructuring plan would require reducing its workforce by over 20%, implementing hiring and pay freezes, consolidating facilities and other activities. There are several risks inherent in these efforts to transition to a new cost structure. These include the risk that SmartForce will not be successful in achieving its planned cost reductions, and that even if SmartForce is successful in doing so, it will still not be able to reduce expenditures quickly enough to restore profitability, and hence that SmartForce or the combined company may have to undertake further restructuring initiatives that would entail additional charges and create additional risks. In addition, there is the risk that cost-cutting initiatives will impair the ability of SmartForce or the combined company to effectively develop and market products and remain competitive. Each of the above measures could have long-term effects on the combined company’s business by reducing its pool of talent, decreasing or slowing improvements in its products, making it more difficult for the combined company to respond to customers, limiting its ability to increase production quickly if and when the demand for its products increases and limiting its ability to hire and retain key personnel. These circumstances could cause the combined company earnings to be lower than they otherwise might be.

The combined company will depend on a few key personnel to manage and operate the business and must be able to attract and retain highly qualified employees.

The combined company’s success will be largely dependent on the personal efforts and abilities of its senior management, including Charles E. Moran, the intended Chief Executive Officer of the combined company and the current Chairman, President and Chief Executive Officer of SkillSoft, and Gregory M. Priest, the intended Chairman and Chief Strategy Officer of the combined company and the current Chairman, President and Chief Executive Officer of SmartForce. Failure to retain these executives, or the loss of certain additional senior management personnel or other key employees, could have a material adverse effect on the combined company’s business and future prospects. Further, in connection with SmartForce’s restructuring, following the first quarter of 2002, certain of its top executives were no longer employed by SmartForce. If the combined company fails to manage this transition effectively, the results of operations of the combined company could be negatively affected.

The combined company will also be dependent on the continued service of its key sales, content development and operational personnel and on its ability to attract, train, motivate and retain highly qualified employees. In addition, the combined company will depend on writers, programmers, Web designers and graphic artists. We expect to continue to hire additional content development, programming, sales and marketing, information systems and accounting staff. However, the combined company may be unsuccessful in attracting, training, retaining or motivating key personnel. In particular, SmartForce’s recent adverse operating results, stock price performance and restructuring and cost reduction plans could create uncertainties that materially and adversely affect its ability to attract and retain key personnel. The inability to hire, train and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon the combined company’s business, new product development efforts and future business prospects.

Increased competition may result in decreased demand for the combined company’s products and services, which may result in reduced revenues and gross margins and loss of market share.

The market for business education training solutions is immature, highly fragmented and competitive, and is subject to rapid technological change. We expect the market to become increasingly competitive due to the lack of significant barriers to entry. In addition to increased competition from new companies entering into the market, established companies are entering into the market through acquisitions of smaller companies, which directly compete with SmartForce and SkillSoft, and this trend is expected to continue. The combined company may also face competition from publishing companies and vendors of application software, including those vendors with whom SmartForce or SkillSoft have formed development and marketing alliances.

SmartForce’s and SkillSoft’s primary source of direct competition comes from third-party suppliers of instructor-led information technology, business, management and professional skills education and training as well as suppliers of computer-based training and e-Learning solutions. SmartForce and SkillSoft also face indirect competition from internal education and training departments of their potential customers. With respect to different aspects of SkillSoft’s collaboration solution, competition occurs from a variety of software and service vendors. SmartForce and SkillSoft also compete to a lesser extent with consultants, value-added resellers and network integrators. Certain of these value-added resellers also market products that compete with those of SmartForce and SkillSoft. We expect that as organizations increase their dependence on outside suppliers of training, the combined company will face increasing competition from these other suppliers as education and training managers more frequently compare training products provided by outside suppliers.

Growing competition may result in price reductions, reduced revenue and gross margins and loss of market share, any one of which would have a material adverse effect on the combined company’s business. Many of SmartForce’s and SkillSoft’s current and potential competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition, and we expect to face increasing price pressures from competitors as managers demand more value for their training budgets. Accordingly, following the merger, the combined company may be unable to provide e-Learning solutions that compare favorably with new instructor-led techniques, other interactive training software or new e-Learning solutions or competitive pressures may require the combined company to reduce its prices significantly.

The combined company’s business will be subject to currency fluctuations that could adversely affect its operating results.

Due to SmartForce’s multinational operations, SmartForce’s business is currently subject to, and the combined company’s business will be subject to, fluctuations based upon changes in the exchange rates between the currencies in which revenues are collected or expenses are paid. In particular, the value of the U.S. dollar against the euro and related currencies will impact the combined company’s operating results. The combined company’s expenses will not necessarily be incurred in the currency in which revenue is generated, and, as a result, the combined company will be required from time to time to convert currencies to meet its obligations.

These currency conversions are subject to exchange rate fluctuations, and changes to the value of the euro, pound sterling and other currencies relative to the U.S. dollar could adversely affect the combined company’s business and results of operations.

The combined company’s corporate tax rate may increase, which could adversely affect the combined company’s cash flow, financial condition and results of operations.

The combined company’s corporate tax rate may increase, which could adversely affect the combined company’s cash flow, financial condition and results of operations. SmartForce currently has significant foreign operations and generates a majority of its taxable income in the Republic of Ireland, and some of SmartForce’s Irish operating subsidiaries are taxed at rates substantially lower than tax rates in effect in the United States and other countries in which SmartForce has operations. As SkillSoft’s assets and properties are substantially located in, and its business operations are principally conducted in, the United States, the combined company will be required to reorganize SkillSoft’s operations and repatriate certain assets to Ireland in order to maintain a combined company effective tax rate at the level currently applicable to SmartForce. If following the merger the combined company is unable to effect such a reorganization, or if at any time following the combined company’s Irish subsidiaries were no longer to qualify for these lower tax rates or if the applicable tax laws were rescinded or changed, the combined company’s operating results could be materially adversely affected. Moreover, because the combined company will incur income tax in several countries, an increase in the combined company’s profitability in one or more of these countries could result in a higher overall tax rate. In addition, if U.S. or other foreign tax authorities were to change applicable tax laws or successfully challenge the manner in which the combined company’s subsidiaries’ profits are currently recognized, the combined company’s taxes could increase, and the combined company’s business, cash flow, financial condition and results of operations could be materially adversely affected. Although SmartForce will be acquiring SkillSoft as a legal matter, SkillSoft will be considered the acquirer for accounting purposes, and as such no financial statement benefit will be available to the combined company for pre-existing net operating losses of SmartForce. There may be limitations imposed on the level and timing of utilization of historic net operating losses for tax purposes as a result of the merger. These limitations may apply to either or both SmartForce and SkillSoft and may adversely impact cash flow depending on the extent of any such limitation. These limitations may also adversely impact operating results if they apply to SkillSoft’s historic net operating losses.

The combined company may be unable to protect its proprietary rights. Unauthorized use of the combined company’s technology may result in development of products or services that compete with those of the combined company.

The success of the combined company depends to a significant degree upon the protection of its rights in intellectual property and its trade secrets. SmartForce currently relies upon, and the combined company will rely upon, a combination of patent, copyright, trademark and trade secret laws and customer license agreements, and other methods to protect its proprietary rights. SmartForce and SkillSoft have also entered into, and the combined company will continue to enter into, confidentiality agreements with their employees, consultants and third parties to seek to limit and protect the distribution of their proprietary information. However, neither SmartForce nor SkillSoft has signed protective agreements in every case.

Although SmartForce and SkillSoft have taken steps to protect their respective proprietary technologies, these steps may be inadequate. Existing patent, copyright, trademark and trade secret laws offer only limited protection, Moreover, the laws of other countries in which SmartForce and SkillSoft market their products may afford little or no effective protection of their intellectual property. Additionally, unauthorized parties may copy aspects of the combined company’s products, services or technology or obtain and use information that the combined company will regard as proprietary. Other parties may also breach confidentiality agreements and other protective contracts SmartForce or SkillSoft have executed or the combined company will in the future execute. The combined company may not become aware of, or have adequate remedies in the event of, a breach. Litigation may be necessary in the future to enforce the combined company’s intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Even if the combined company were to prevail, this litigation could result in substantial costs and diversion of management and technical resources.

Pending and any future claims that SmartForce, SkillSoft or the combined company infringes upon the intellectual property rights of others could result in costly litigation or royalty payments to third parties, or require the combined company to reengineer or cease sales of its products or services.

Third parties have in the past and could in the future claim that SmartForce’s or SkillSoft’s current or the combined company’s future products infringe their intellectual property rights. Any claim, with or without merit, could result in costly litigation or require the combined company to reengineer or cease sales of the combined company’s products or services, any of which could have a material adverse effect on the combined company’s business. Infringement claims could also result in an injunction in the use of the combined company’s products or require the combined company to enter into royalty or licensing agreements. Licensing agreements, if required, may not be available on terms acceptable to the combined company or at all. On April 23, 2002, IP Learn, LLC (IP Learn) filed a lawsuit against SmartForce alleging that SmartForce infringed five United States patents assigned to IP Learn, and asking the court for a preliminary and permanent injunction as well as unspecified damages. SmartForce is presently in the process of evaluating IP Learn’s claims and is vigorously defending itself. On May 31, 2002, IP Learn filed a lawsuit against SkillSoft alleging that SkillSoft infringes on four patents assigned to IP Learn, and asking the court for a preliminary and permanent injunction as well as unspecified damages. SkillSoft is presently in the process of evaluating IP Learn’s claims and is vigorously defending itself. On June 13, 2002, Lionet Limited, a limited liability company incorporated and doing business in Ireland, filed a claim against SmartForce in Dublin, alleging, among other things, that SmartForce breached the terms of its software license agreement with Lionet Limited in that it permitted or failed to prevent the decompilation of the provided software products and has failed to cooperate in audits to determine the nature of such alleged copying or de-compilation. Lionet Limited is seeking damages for lost license fees of $6.8 million and seeks other damages. SmartForce is in the process of reviewing the statement of claim and intends to vigorously defend itself in this matter. In addition, SkillSoft and certain of its employees, officers and investors are currently defendants in a lawsuit filed by NETg alleging, among other things, trade secret misappropriation, as discussed in greater detail above. From time to time SmartForce and SkillSoft learn of parties that claim broad intellectual property rights in the e-Learning area that might implicate SmartForce’s and SkillSoft’s offerings. These parties or others could initiate actions against the combined company in the future.

SmartForce is subject to other pending legal proceedings and the combined company may become subject to additional legal proceedings. Adverse determinations in these proceedings could materially harm the combined company’s business.

Since the end of the third quarter of 1998, a class action lawsuit has been pending in the United States District Court for the Northern District of California against SmartForce, one of SmartForce’s subsidiaries, SmartForce USA, and certain of SmartForce’s former and current officers and directors, alleging violation of the federal securities laws. It has been alleged in this lawsuit that SmartForce misrepresented or omitted to state material facts regarding SmartForce’s business and financial condition and prospects in order to artificially inflate and maintain the price of SmartForce’s ADSs, and misrepresented or omitted to state material facts in SmartForce’s registration statement and prospectus issued in connection with SmartForce’s merger with Forefront, which also is alleged to have artificially inflated the price of SmartForce’s ADSs.

SmartForce believes that this action is without merit and intends to vigorously defend itself. Although SmartForce cannot presently determine the outcome of this action, an adverse resolution of this matter could significantly negatively impact the combined company’s financial position and results of operations.

The combined company may be from time to time involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. An adverse resolution of these matters could significantly negatively impact the combined company’s financial position and results of operations.

The combined company’s non-U.S. operations will be subject to risks which could negatively impact its future operating results.

We expect that international operations will continue to account for a significant portion of the combined company’s revenues, and intend to continue to expand the combined company’s operations outside of the United States. Operations outside of the United States are subject to inherent risks, including:

•	difficulties or delays in developing and supporting non-English language versions of the combined company’s products and services;

•	political and economic conditions in various jurisdictions;

•	difficulties in staffing and managing foreign subsidiary operations;

•	longer sales and account receivable payment cycles;

•	multiple, conflicting and changing governmental laws and regulations;

•	foreign currency exchange rate fluctuations;

•	protectionist laws and business practices that may favor local competitors;

•	difficulties in finding and managing local resellers;

•	potential adverse tax consequences; and

•	the absence or significant lack of legal protection for intellectual property rights.

Any of these factors could have a material adverse effect on the combined company’s future operations outside of the United States, which could negatively impact the combined company’s future operating results.

Because many users of the combined company’s e-Learning solutions will access them over the Internet, factors adversely affecting the use of the Internet could harm the combined company’s business.

Many of SmartForce’s and SkillSoft’s users currently access, and the combined company’s users will access, their e-Learning solutions over the Internet. Any factors that adversely affect Internet usage could disrupt the ability of those users to access the combined company’s e-Learning solutions, which would adversely affect customer satisfaction and therefore the combined company’s business.

For example, the combined company’s ability to increase the effectiveness and scope of its services to customers is ultimately limited by the speed and reliability of both the Internet and its customers’ internal networks. Consequently, the emergence and growth of the market for the combined company’s products and services depends upon the improvements being made to the entire Internet as well as to its individual customers’ networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of the combined company’s customers to use its products and services will be hindered, and its revenues may suffer.

Additionally, a requirement for the continued growth of accessing e-Learning solutions over the Internet is the secure transmission of confidential information over public networks. Failure to prevent security breaches into the combined company’s products or its customers’ networks, or well-publicized security breaches affecting the Internet in general could significantly harm its growth and revenue. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the algorithms the combined company uses to protect content and transactions, its products or its customers’ proprietary information in its databases. Anyone who is able to circumvent the combined company’s security measures could misappropriate proprietary and confidential information or could cause interruptions in its operations. The combined company may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by security breaches. The privacy of users may also deter people from using the Internet to conduct transactions that involve transmitting confidential information.

The market price for SmartForce’s ADSs may fluctuate and may not be sustainable.

The market price of SmartForce’s ADSs has fluctuated significantly since SmartForce’s initial public offering and is likely to continue to be volatile. We believe that many factors, including the following, could cause the price of SmartForce’s ADSs to fluctuate, perhaps substantially:

•	announcements of developments related to the combined company’s or its competitors’ business;

•	announcements of new products or enhancements by the combined company or its competitors;

•	the combined company’s success and timing in developing and introducing new products and enhancements to existing products;

•	changes in pricing policies by the combined company or its competitors;

•	the length of the combined company’s sales cycle;

•	cancellations of, or failure to renew, contracts by existing customers;

•	changes in customer buying patterns;

•	market entry by new competitors;

•	sales of SmartForce’s ADSs into the public market;

•	developments in the combined company’s relationships with its customers, partners and distributors;

•	shortfalls or changes in revenues, gross margins, earnings or losses or other financial results which differ from public market expectations;

•	changes in the public market expectation of the combined company’s performance or industry performance;

•	changes in market valuations of competitors;

•	regulatory developments;

•	additions or departures of key personnel;

•	fluctuations in results of operations; and

•	general conditions in the combined company’s markets or the markets served by the combined company’s customers or in the U.S. and/or the international economy.

In addition, in recent years the stock market in general, and the market for shares of technology stocks in particular, has experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance of affected companies. The market price of SmartForce’s ADSs may continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the combined company’s performance. To succeed, the combined company must continue to expand its content offerings, upgrade its technology and distinguish its solution. The combined company may not be able to do so successfully. Any failure by the combined company to anticipate or respond adequately to changes in technology and customer preferences or any significant delays in content development or implementation could impact the combined company’s ability to capture market share.

The combined company’s sales cycle may make it difficult to predict its operating results.

SmartForce and SkillSoft have long sales cycles because they generally need to educate potential customers regarding the benefits of their live online e-Learning and business collaboration products and services prior to sale. SmartForce’s and SkillSoft’s sales cycle vary depending on the size and type of customer contemplating a purchase and whether they have conducted business with a potential customer in the past. Potential customers frequently need to obtain approvals from multiple decision makers within their organization prior to making purchase decisions. These long sales cycles which typically range from three to twelve months or more, make it difficult to predict the quarter in which sales may occur. Delays in sales could cause significant variability in the combined company’s revenues and operating results for any particular period.

The combined company’s business could be adversely affected if its products contain errors.

Software products as complex as the combined company’s may contain undetected errors or “bugs” that result in product failures. From time to time SmartForce and SkillSoft have identified errors in their products after commercial introduction of the products. The occurrence of errors could result in loss of or delay in revenues, loss of market share, diversion of product development resources, injury to reputation or damage to efforts to build brand awareness, any of which could have a material adverse effect on the combined company’s business, operating results and financial condition.

The combined company could incur substantial costs resulting from product liability claims relating to its customers’ use of the combined company’s products and services.

Many of the business interactions supported by SmartForce’s and SkillSoft’s products and services are critical to their customers’ businesses. Any failure in a customer’s business interaction or other collaborative activity caused or allegedly caused in the future by the combined company’s products and services could result in a claim for substantial damages against the combined company, regardless of its responsibility for the failure. Although the combined company will maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

We could be subjected to legal actions based upon the content we obtain from third parties over whom we exert limited control.

It is possible that we could become subject to legal actions based upon claims that our course content infringes the rights of others or is erroneous. Any such claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and management personnel. The risk of such claims is exacerbated by the fact that our course content is provided by third parties over whom we exert limited control. Further, if those claims are successful, we may be required to alter the content, pay financial damages or obtain content from others.

Risks Relating to SkillSoft’s engagement of Arthur Andersen LLP as its auditors

SkillSoft has not obtained the consent of Arthur Andersen LLP to be named in this joint proxy statement/prospectus as having audited the SkillSoft financial statements. This may limit your ability to assert claims against Arthur Andersen.

Effective June 19, 2002, the partner in charge of auditing SkillSoft left Arthur Andersen LLP and joined Ernst & Young LLP. Effective June 25, 2002, SkillSoft engaged Ernst & Young LLP as its independent auditors. After reasonable efforts, SkillSoft has been unable to obtain the consent of Arthur Andersen LLP to the incorporation into the registration statement, of which this joint proxy statement/prospectus is a part, of their report with respect to the consolidated financial statements of SkillSoft which appear in its Annual Report on Form 10-K for the year ended January 31, 2002. Under these circumstances, Rule 437(a) under the Securities Act permits the registration statement to be filed without a written consent from Arthur Andersen LLP. The absence of such consent may limit your recovery on certain claims. In particular, and without limitation, you will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in SkillSoft's consolidated financial statements which appear in its Annual Report on Form 10-K for the year ended January 31, 2002 or any omission to state a material fact required to be stated therein.

The conviction of Arthur Andersen LLP on obstruction of justice charges may adversely affect Arthur Andersen LLP’s ability to satisfy any claims arising from the provision of auditing services to SkillSoft and may impede the combined company’s access to capital markets after the merger.

Arthur Andersen LLP audited SkillSoft’s financial statements incorporated by reference in the registration statement, of which this joint proxy statement/prospectus is a part, for the years ended January 31, 2002,

January 31, 2001 and January 31, 2000. On March 14, 2002, an indictment was unsealed charging it with federal obstruction of justice arising from the government's investigation of Enron Corp. On June 15, 2002, Arthur Andersen LLP was convicted of these charges. It is possible that the effect of this conviction on Arthur Andersen LLP’s financial condition may adversely affect the ability of Arthur Andersen LLP to satisfy any claims arising from its provision of auditing services to SkillSoft.

Should SmartForce seek to access the public capital markets after the merger is completed, SEC rules will require SmartForce to include or incorporate by reference in any prospectus three years of audited financial statements. The SEC’s current rules would require SmartForce to present audited financial statements for one or more fiscal years audited by Arthur Andersen LLP and use reasonable efforts to obtain its consent until the audited financial statements for the fiscal year ending January 31, 2005 become available. If prior to that time the SEC ceases accepting financial statements audited by Arthur Andersen LLP, it is possible that the available audited financial statements for the years ended January 31, 2002, January 31, 2001 and January 31, 2000 audited by Arthur Andersen LLP might not satisfy the SEC’s requirements. In that case, SmartForce would be unable to access the public capital markets unless Ernst & Young LLP, SmartForce’s current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Arthur Andersen LLP. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on the combined company’s business, profitability and growth prospects.

SELECTED HISTORICAL FINANCIAL DATA OF SMARTFORCE

The following selected consolidated financial data are only a summary and should be read in conjunction with SmartForce’s financial statements and related notes included in SmartForce’s annual reports and other financial information included in SmartForce’s filings with the SEC. See “Where You Can Find More Information” on page 136. The statement of operations data for each of the years ended December 31, 2001, 2000 and 1999 and the balance sheet data at December 31, 2001 and 2000, which have been prepared in accordance with accounting principles generally accepted in the U.S., are derived from financial statements audited by Ernst & Young, independent auditors, that are incorporated by reference in this joint proxy statement/prospectus. The statement of operations data for the years ended December 31, 1998 and 1997 and balance sheet data at December 31, 1999, 1998 and 1997, which have been prepared in accordance with accounting principles generally accepted in the U.S., are derived from audited financial statements that are not incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated statement of operations data of SmartForce for the three month periods ended March 31, 2002 and 2001 and the balance sheet data as at March 31, 2002 have been derived from SmartForce’s unaudited historical interim condensed consolidated financial statements which are incorporated by reference into this joint proxy statement/prospectus and include, in the opinion of SmartForce’s management, all adjustments, consisting of normal recurring adjustments, which SmartForce considers necessary to present fairly the results of operations and financial position of such periods. Except as otherwise noted in this joint proxy statement/prospectus, all references to “$” shall mean U.S. dollars.

SMARTFORCE SELECTED HISTORICAL FINANCIAL DATA
(dollars in thousands, except per share amounts)

	Years Ended December 31,					Quarter Ended March 31,
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
Statement of Operations Data:
Revenues	$137,047	$162,232	$197,754	$168,197	$260,875	$61,824	$42,992
Cost of revenues	22,502	25,137	29,675	27,452	43,064	9,737	10,403

Gross profit	114,545	137,095	168,079	140,745	217,811	51,547	32,589

Operating expenses:
Research and development	20,878	25,832	31,713	42,085	51,328	12,425	13,185
Sales and marketing	59,160	75,395	93,841	105,618	132,793	31,710	31,548
General and administrative	11,601	15,893	17,042	19,703	21,727	5,674	6,945
Amortization of acquired intangibles	—	—	3,441	8,603	10,158	2,323	2,591
Acquired research and development	4,097	—	5,900	—	—	—	—
Cost of acquisitions	1,534	5,505	—	—	—	—	—

Total operating expenses	97,270	122,625	151,937	176,009	216,006	52,132	54,269

Income/(loss) from operations	17,275	14,470	16,142	(35,264)	1,805	(585)	(21,680)
Other income, net	4,710	4,734	3,192	4,372	3,037	842	385

Income/(loss) before (provision)/benefit for income taxes	21,985	19,204	19,334	(30,892)	4,842	257	(21,295)
(Provision)/benefit for income taxes	(3,916)	(2,666)	(3,708)	2,229	(1,800)	(310)	2,244

Net income/(loss)	$18,069	$16,538	$15,626	$(28,663)	$3,042	$(53)	$(19,051)

Shares for basic income/(loss) per share	40,292	43,630	47,145	51,111	54,478	52,334	56,990

Net income/(loss) per share—Basic	$0.45	$0.38	$0.33	$(0.56)	$0.06	$(0.00)	$(0.33)

Shares for diluted income/(loss) per share	44,128	45,979	51,798	51,111	60,837	52,334	56,990

Net income/(loss) per share—Diluted	$0.41	$0.36	$0.30	$(0.56)	$0.05	$(0.00)	$(0.33)

	As of December 31,
	1997	1998	1999	2000	2001	March 31, 2002
						(unaudited)
Balance Sheet Data:
Cash, cash equivalents and short term investments	$71,543	$102,034	$108,173	$107,957	$109,276	$105,876
Working capital	84,018	116,841	134,121	112,382	159,340	139,583
Total assets	141,329	190,244	289,717	334,783	396,194	374,636
Shareholders’ equity	107,679	154,801	242,723	245,638	319,550	296,153

The financial information contained in this joint proxy statement/prospectus relating to SmartForce and its subsidiaries does not constitute statutory accounts within the meaning of section 19 of the Companies (Amendment) Act, 1986. The information is based on the audited consolidated accounts of SmartForce prepared under generally accepted accounting principles in the U.S. for the five years ended December 31, 2001. Copies of the statutory audited consolidated accounts of SmartForce prepared under generally accepted accounting principles in Ireland for the five years ended December 31, 2001 have been, or will be, delivered to the Registrar of Companies in Ireland. The auditors of SmartForce have made reports under section 193 of the Companies Act, 1990 in respect of such accounts and such reports were unqualified reports.

SELECTED HISTORICAL FINANCIAL DATA OF SKILLSOFT

The following selected consolidated financial data are only a summary and should be read in conjunction with SkillSoft’s financial statements and related notes included in SkillSoft’s annual reports and other financial information included in SkillSoft’s filings with the SEC. See “Where You Can Find More Information” on page 136. The statement of operations data for each of the years ended January 31, 2002, 2001 and 2000 and the balance sheet data at January 31, 2002 and 2001, which have been prepared in accordance with accounting principles generally accepted in the U.S., are derived from financial statements audited by Arthur Andersen LLP, independent public accountants, incorporated by reference in this joint proxy statement/prospectus. The statement of operations data for the years ended January 31, 1999 and 1998 and balance sheet data as at January 31, 2000, 1999 and 1998, which have been prepared in accordance with accounting principles generally accepted in the U.S., are derived from audited financial statements not incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated statement of operations data of SkillSoft for the three month period ended April 30, 2002 and 2001 and the balance sheet data as at April 30, 2002 have been derived from SkillSoft’s unaudited historical interim condensed consolidated financial statements which are incorporated by reference into this joint proxy statement/prospectus and include, in the opinion of SkillSoft’s management, all adjustments, consisting of normal recurring adjustments, which SkillSoft considers necessary to present fairly the results of operations and financial position of such periods. Except as otherwise noted in this joint proxy statement/prospectus, all references to “$” shall mean U.S. dollars.

SKILLSOFT SELECTED HISTORICAL FINANCIAL DATA
(dollars in thousands, except per share amounts)

	Period from Incorporation (October 15, 1997) to January 31, 1998	Years Ended January 31,				Quarter Ended April 30,
		1999	2000	2001	2002	2001	2002
						(unaudited)
Statement of Operations Data:
Revenues	$—	$—	$4,191	$19,297	$44,271	$8,510	$13,805
Cost of revenues	—	—	758	1,506	2,552	529	837

Gross profit	—	—	3,433	17,791	41,719	7,981	12,968

Operating expenses:
Research and development	178	4,117	8,647	14,047	17,698	3,640	3,439
Sales and marketing	—	1,671	8,961	20,946	27,602	6,521	7,404
General and administrative	649	2,821	4,371	5,776	7,199	1,613	1,825
Amortization of deferred compensation and intangibles	—	—	372	814	820	184	432

Total operating expenses	827	8,609	22,351	41,583	53,319	11,958	13,100

Loss from operations	(827)	(8,609)	(18,918)	(23,792)	(11,600)	(3,977)	(132)
Other income, net	3	337	(265)	1,832	1,960	369	414

Income/(loss) before extraordinary item(s)	(824)	(8,272)	(19,183)	(21,960)	(9,640)	(3,608)	282
Preferred stock dividend	—	—	3,765	—	—	—	—

Net income/(loss)	$(824)	$(8,272)	$(22,948)	$(21,960)	$(9,640)	$(3,608)	$282

Shares for basic income/(loss) per share	645	1,466	1,915	12,668	14,921	13,203	17,367

Net income/(loss) per share—Basic	$(1.28)	$(5.64)	$(11.98)	$(1.73)	$(0.65)	$(0.27)	$0.02

Shares for diluted income/(loss) per share	645	1,466	1,915	12,668	14,921	13,203	18,253

Net income/(loss) per share—Diluted	$(1.28)	$(5.64)	$(11.98)	$(1.73)	$(0.65)	$(0.27)	$0.02

	As of January 31,
	1998	1999	2000	2001	2002	April 30, 2002
						(unaudited)
Balance Sheet Data:
Cash, cash equivalents and short term investments	$7,022	$3,965	$735	$23,907	$68,946	$75,420
Working capital	6,319	2,726	(6,915)	18,130	48,651	60,612
Long-term investments (exclusive of intangible assets/goodwill)	—	—	—	—	13,786	2,911
Total assets	7,022	4,551	4,801	38,624	153,458	147,620
Shareholders’ equity	6,319	3,195	(6,357)	19,668	113,751	114,798

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following selected unaudited pro forma combined condensed financial data have been provided to illustrate what the results of operations and financial position of the combined business of SmartForce and SkillSoft might have looked like had the merger occurred at an earlier date. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of the combined company would have been if the merger actually occurred on the dates assumed. In addition, this information does not indicate what the combined company’s future consolidated operating results or consolidated financial position will be.

How the pro forma financial data was prepared

These statements give effect to the proposed merger of SmartForce and SkillSoft using the purchase method of accounting. Although SmartForce will be acquiring SkillSoft as a legal matter, SkillSoft will be considered the acquirer for accounting purposes. The unaudited pro forma combined condensed statement of operations data for the year ended January 31, 2002 and the three months ended April 30, 2002 assumes the merger took place on February 1, 2001. The unaudited pro forma combined condensed balance sheet data assumes the merger took place on April 30, 2002.

These pro forma financial statements have been based on assumptions

The selected unaudited pro forma combined condensed financial data is based on estimates and assumptions described in the notes to them. This data is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of SmartForce that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of SmartForce.

You should read these summary pro forma financial statements with the historical financial statements

This selected unaudited pro forma combined condensed financial data should be read in conjunction with the unaudited pro forma combined condensed financial statements and notes thereto appearing on page 125 of this joint proxy statement/prospectus and the historical consolidated financial statements and notes thereto of SmartForce, the historical consolidated financial statements and notes thereto of SkillSoft, and other financial information pertaining to the two companies incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 136.

	Year Ended January 31, 2002	Three Months Ended April 30, 2002
	(in thousands, except per share amounts) (unaudited)
Statement of Operations Data:
Revenue	$305,146	$56,797
Gross profit	259,530	45,557
Total operating expenses	266,894	67,369
Loss from operations	(7,364)	(21,812)
Loss before provision for income taxes	(2,367)	(21,013)
Net loss	(4,167)	(18,769)
Basic and diluted net loss per share	(0.05)	(0.19)
Shares used in computing basic and diluted net loss per share	89,802	98,105

As of April 30, 2002
(unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$181,296
Working capital	202,595
Intangible assets	190,930
Long-term investments	16,103
Total assets	585,697
Total shareholders’ equity	476,792
Book value per share	4.87

COMPARATIVE PER SHARE DATA

The following table presents unaudited comparative historical per share data of SmartForce and SkillSoft and unaudited combined pro forma per share data after giving effect to the merger as a purchase by SkillSoft of SmartForce assuming the merger had been consummated at the beginning of the period presented below. The following data assumes 2.3674 SmartForce ordinary shares, represented by ADSs, will be issued in exchange for each share of SkillSoft common stock in connection with the merger and assumes the assumption of SkillSoft options based upon the same exchange ratio. This data has been derived from, and should be read in conjunction with, the selected historical financial data, selected unaudited pro forma combined condensed financial data, unaudited pro forma combined condensed financial statements and notes thereto appearing elsewhere in this joint proxy statement/prospectus, and the separate audited financial statements of SmartForce and SkillSoft and notes thereto, that are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma per share data is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

	Year Ended or as of January 31, 2002	Quarter Ended or as of April 30, 2002
SkillSoft historical:
Basic income (loss) per share	$(0.65)	$0.02
Diluted income (loss) per share	$(0.65)	$0.02
Book value per share(1)	$6.57	$6.58

	Year Ended or as of December 31, 2001	Quarter Ended or as of March 31, 2002
SmartForce historical:
Basic income (loss) per share	$0.06	$(0.33)
Diluted income (loss) per share	$0.05	$(0.33)
Book value per share(1)	$5.61	$5.19

	Year Ended or as of January 31, 2002	Quarter Ended or as of April 30, 2002
Pro forma combined:
Basic loss per share(2)	$(0.05)	$(0.19)
Diluted loss per share(2)	$(0.05)	$(0.19)
Book value per share(1)	—	$4.87
Equivalent pro forma basic loss per share(3)	$(0.02)	$(0.08)
Equivalent pro forma loss per share(3)	$(0.02)	$(0.08)
Equivalent pro forma book value per share(1)(3)	—	$2.06

(1)	Computed by dividing total shareholders’ equity by the number of shares of capital stock outstanding at the end of the period on a historical and pro forma combined basis, as applicable.
(2)
Basic pro forma loss per share is calculated based on the exchange of 14,921,000 and 17,367,000 shares of SkillSoft common stock outstanding on a weighted average basis during the twelve-month period ended January 31, 2002 and during the three month period ended April 30, 2002, respectively, for SmartForce ordinary shares at the merger exchange ratio of 2.3674 SmartForce ordinary shares per share of SkillSoft common stock. Diluted pro forma loss per share was the same as basic pro forma loss per share due to anti-dilutive impact of common stock equivalents.

(3)	Computed by multiplying pro forma combined information by the inverse of the exchange ratio of 2.3674, or 0.422, as SkillSoft is deemed to be the acquirer in the merger for accounting purposes.

COMPARATIVE PER SHARE MARKET PRICE DATA

SmartForce ADSs trade on the Nasdaq National Market under the symbol “SMTF.” SkillSoft common stock trades on the Nasdaq National Market under the symbol “SKIL.” The following table shows the high and low per share sale prices of SmartForce ADSs and SkillSoft common stock each as reported on the Nasdaq National Market on (1) June 10, 2002, the last full trading day preceding the public announcement that SkillSoft and SmartForce had entered into the merger agreement and (2) August 2, 2002, the last full trading day for which high and low prices were available at the time of the printing of this joint proxy statement/prospectus. The table also includes the comparable high and low per share sale price of SkillSoft common stock on those dates. This comparable high and low per share price data reflects the fluctuating value of the SmartForce ADSs that SkillSoft stockholders would receive in exchange for each share of SkillSoft common stock if the merger was completed on either of those dates, applying the exchange ratio of 2.3674 SmartForce ordinary shares, represented by ADSs, for each share of SkillSoft common stock. As of August 2, 2002, there were approximately 102 holders of record of SkillSoft common stock and 341 holders of record of SmartForce ADSs.

	SmartForce ADSs		SkillSoft Common Stock		Equivalent SkillSoft Price per Share
	High	Low	High	Low	High	Low
June 10, 2002	$5.39	$5.20	$15.25	$14.16	$12.76	$12.31
August 2, 2002	$3.64	$3.38	$8.66	$8.06	$8.62	$8.00

The above table shows only historical comparisons. These comparisons may not provide meaningful information to SmartForce shareholders in determining whether to approve the merger proposal. SmartForce shareholders and SkillSoft stockholders are urged to obtain current market quotations for SmartForce ADSs and SkillSoft common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the proposals contained in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 136 of this joint proxy statement/prospectus.

THE SMARTFORCE MEETING

Date, Time and Place of the SmartForce Extraordinary General Meeting

The enclosed proxy is solicited on behalf of the board of directors of SmartForce for use at the extraordinary general meeting of SmartForce shareholders and at any adjournment or postponement of the extraordinary general meeting. The date, time and place of the extraordinary general meeting of SmartForce shareholders are as follows:

September 6, 2002
8:00 a.m. Local Time
at Jury’s Hotel, Ballsbridge, Dublin 4, Ireland

Purpose of the Extraordinary General Meeting

At the SmartForce extraordinary general meeting, SmartForce shareholders will be asked to consider and vote upon the following proposal:

To:

(i)
approve the Agreement and Plan of Merger dated June 10, 2002 made by and among SmartForce, Slate Acquisition Corp. and SkillSoft Corporation, in the form produced to the meeting and initialed by the Chairman for the purposes of identification (a copy of which was included in the joint proxy statement/prospectus circulated to all of the members of SmartForce on August 8, 2002) relating to the merger of Slate Acquisition Corp. (a wholly owned subsidiary of SmartForce) with and into SkillSoft and the automatic conversion of each share of common stock of SkillSoft outstanding immediately prior to the consummation of the merger into a right to receive 2.3674 ordinary shares of €0.11 each in the capital of SmartForce (or American Depositary Shares, or ADSs, representing such ordinary shares) and the assumption by SmartForce of all outstanding options to purchase shares of SkillSoft common stock, such merger and the issuance of ordinary shares of €0.11 each in the capital of SmartForce (or ADSs representing such ordinary shares) pursuant to the merger;

(ii)
approve the increase in the authorized share capital of SmartForce from €13,200,000 to €27,500,000 by the creation of an additional 130,000,000 ordinary shares of €0.11 each ranking pari passu in all respects with the existing ordinary shares of €0.11 each in the capital of SmartForce;

(iii)	delete the first sentence of paragraph 5 of SmartForce’s memorandum of association and substitute the following therefor:

“The share capital of the Company is €27,500,000 divided into 250,000,000 ordinary shares of €0.11 each.”

(iv)	delete Article 2 of SmartForce’s articles of association in its entirety and substitute the following therefor:

“2.	Share Capital

The share capital of the Company is €27,500,000 divided into 250,000,000 ordinary shares of €0.11 each.”

(v)	delete Article 64 of SmartForce’s articles of association in its entirety and substitute the following therefor:

“64.	Number of Directors

The number of directors (other than alternate directors) shall not be more than seven unless otherwise determined by ordinary resolution.”

(vi)
generally and unconditionally authorize the directors of SmartForce to exercise all of the powers of SmartForce to allot relevant securities of SmartForce (within the meaning of Section 20 of the Companies (Amendment) Act, 1983) up to an amount equal to but not exceeding the authorized but unissued share capital of SmartForce as at the date of passing of this resolution provided that such authority shall expire at the close of business on September 5, 2007 unless previously renewed, varied or revoked by SmartForce in general meeting, except that SmartForce may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities pursuant to any such offer or agreement as if the authority conferred hereby had not expired; and

(vii)
empower the directors of SmartForce pursuant to Section 24 of the Companies (Amendment) Act, 1983 to allot equity securities (within the meaning of Section 23 of the said Act) for cash pursuant to the authority to allot relevant securities conferred on the directors by paragraph (viii) above as if subsection (1) of the said Section 23 did not apply to any such allotment, provided that such power shall expire at close of business on September 5, 2007, unless such power shall be renewed in accordance with and subject to the provisions of the said Section 24, except that SmartForce may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities pursuant to any such offer or agreement as if the power thereby conferred had not expired.

For more information regarding the proposals described above, see “Proposal to SmartForce Shareholders To Be Voted On At SmartForce Extraordinary General Meeting” on page 131.

Record Date

Record Date for Holders of SmartForce Ordinary Shares.    Holders of SmartForce ordinary shares, or Members, whose names appear in the Register of Members, maintained by our registrars, Computershare Investor Services (Ireland) Limited, on the date materials are mailed to Members are entitled to receive notice of the extraordinary general meeting or any adjournment of the extraordinary general meeting. In addition, any person who is a Member on the date of the extraordinary general meeting is entitled to attend and vote at the extraordinary general meeting and any adjournment of the annual general meeting.

Record Date for Holders of SmartForce ADSs.    The Bank of New York, as the registrar and transfer agent for our ADSs, as well as the depositary for SmartForce ordinary shares represented by the ADSs, has fixed the close of business on August 2, 2002 as the record date for determining the ADS holders entitled to give instructions for the exercise of voting rights at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

As of the ADS record date, there were 57,408,910 SmartForce ordinary shares, par value €0.11 per share, issued and outstanding (or 57,408,910 equivalent ADSs) held by approximately 10 holders of record. Each ADS represents one SmartForce ordinary share. The ADSs are quoted on the Nasdaq National Market under the symbol “SMTF.” As of the record date, there were approximately 341 registered holders of SmartForce ADSs. The SmartForce ordinary shares represented by the ADSs are owned of record by AIB Custodial Nominees Limited on behalf of The Bank of New York.

Quorum

To conduct business at the extraordinary general meeting, a quorum must be present. SmartForce’s articles of association provide that the presence at an extraordinary general meeting, either in person or by proxy, of three persons entitled to vote at the extraordinary general meeting, and who together hold not less than one-third of SmartForce voting share capital in issue, each being a Member or a proxy for a Member or a duly authorized representative of a corporate Member, constitutes a quorum for the transaction of business. SmartForce will treat ordinary shares represented by a properly signed and returned proxy, including abstentions, as present at the meeting for the purposes of determining the presence or absence of a quorum for the transaction of business.

Voting of Ordinary Shares

Generally.    Votes may be given at the extraordinary general meeting either personally or by proxy. Voting at the extraordinary general meeting will be by a show of hands, unless a poll (a count of the number of shares voted) is duly demanded. On a show of hands, each shareholder present in person and every proxy shall have one vote, provided that no individual shall have more than one vote, and, on a poll, each shareholder shall have one vote for each share of which he, she or it is the holder. Where there is a tie, whether on a show of hands or on a poll, the chairman of the meeting is entitled to a casting vote in addition to any other vote he may have. A proxy has the right to demand or join in demanding a poll. Whether a poll will be taken shall be determined in accordance with Irish law and SmartForce’s articles of association. On a poll, a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way.

Proxies.    SmartForce ordinary shares represented by a properly signed and dated proxy will be voted at the extraordinary general meeting in accordance with instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR approval of the proposal presented at the extraordinary general meeting as more fully described in this joint proxy statement/prospectus. A proxy holder may vote the proxy in his, her or its discretion as to any other matter which may properly come before the extraordinary general meeting.

Abstentions.    SmartForce will count a properly executed proxy marked ABSTAIN as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the extraordinary general meeting. Your abstention, however, will not have an effect on the vote for any of the proposals to be voted upon at the meeting.

Voting of ADSs

Generally.    Holders of ADSs may not vote at the extraordinary general meeting. The Bank of New York has the right, subject to certain limitations set forth in the deposit agreements among SmartForce, The Bank of New York and the owners and beneficial owners of ADSs, to vote all of the SmartForce ordinary shares represented by SmartForce ADSs. Under the terms of the deposit agreements, however, The Bank of New York is required to cast its votes with respect to those SmartForce ordinary shares for which it receives instructions from the holders of the ADSs representing such ordinary shares in accordance with the instructions received.

Record Date; Notice of Extraordinary General Meeting.    Under the terms of the deposit agreements, whenever The Bank of New York receives notice of any meeting of holders of ordinary shares, The Bank of New York is required to fix a record date, which shall be the record date, if any, established by SmartForce for the purpose of such meeting or, if different, as close to the date established by SmartForce as practicable, for the determination of the owners of ADSs who will be entitled to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the deposit agreements.

Upon receipt of notice of any meeting of SmartForce or the solicitation for consents or proxies from the holders of ordinary shares, The Bank of New York is required, if so requested in writing by SmartForce, as soon as practicable thereafter, to mail to all owners of ADSs a notice, the form of which shall be in the sole discretion of The Bank of New York, containing:

•	the information contained in the notice of meeting received by The Bank of New York from SmartForce;

•
a statement that the owners of ADSs at the close of business on a specified record date are entitled, subject to any applicable provisions of Irish law and of SmartForce’s articles of association, to instruct

The Bank of New York as to the exercise by The Bank of New York of the voting rights, if any, pertaining to the number of ordinary shares represented by their respective ADSs;

•
a statement that owners of ADSs who instruct The Bank of New York as to the exercise of their voting rights will be deemed to have instructed The Bank of New York or its authorized representative to call for a poll with respect to each matter for which instructions are given, subject to any applicable provisions of Irish law and of SmartForce’s articles of association; and

•
a statement as to the manner in which the instructions may be given, including an express indication that instructions may be given or deemed to be given in accordance with the next paragraph, and if no instruction is received, to The Bank of New York to give a discretionary proxy to a person designated by SmartForce.

Voting of Ordinary Shares Underlying SmartForce ADSs.    Upon the written request of an owner of ADSs on the record date, received on or before the date established by The Bank of New York for the purpose of such meeting, The Bank of New York will, insofar as practicable, endeavor to vote or cause to be voted the number of ordinary shares represented by such ADSs in accordance with the instructions set forth in such request. Accordingly, pursuant to SmartForce’s articles of association and applicable Irish law, The Bank of New York will cause its authorized representative to attend each meeting of holders of ordinary shares and call for a poll as instructed for the purpose of effecting such vote. The Bank of New York will not vote or attempt to exercise the rights to vote that attach to the ordinary shares other than in accordance with such instructions or deemed instructions.

Discretionary Proxies.    The deposit agreements provide that if no instructions are received by The Bank of New York from any owner of ADSs with respect to any of the ordinary shares represented by the ADSs on or before the date established by The Bank of New York for the purpose of such meeting, The Bank of New York will deem such owner of ADSs to have instructed The Bank of New York to give a discretionary proxy to a person designated by SmartForce with respect to such ordinary shares and The Bank of New York will give a discretionary proxy to a person designated by SmartForce to vote such ordinary shares, under circumstances and according to the terms as set forth in the deposit agreements. However, no such instructions will be deemed given and no such discretionary proxy will be given when SmartForce notifies The Bank of New York, and it has agreed to provide such notice as promptly as practicable in writing, that the matter to be voted upon is one that is set forth in the deposit agreements as more fully described in “Description of American Depositary Shares—Voting Rights” on page 105.

The proposal to be acted upon at the extraordinary general meeting is one for which The Bank of New York will not give a discretionary proxy. The Bank of New York, will therefore not give a discretionary proxy to a person designated by SmartForce to vote such ordinary shares for which no instruction has been given for this proposal.

Inspection of Reports.    The Bank of New York will make available for inspection by the owners of ADSs at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from SmartForce, which are both (a) received by The Bank of New York as the holder of the ordinary shares and (b) generally made available to the holders of ordinary shares by SmartForce. The Bank of New York, when requested by SmartForce, will also send to the owners of ADSs copies of such reports when furnished by SmartForce pursuant to the deposit agreements.

Expenses of Solicitation of Proxies

SmartForce will pay its own costs of soliciting proxies and will share equally with SkillSoft the expenses incurred in connection with the filing and printing of this joint proxy statement/prospectus. Following the original mailing of the proxies and other solicitation materials, SmartForce will request banks, brokers, dealers and voting trustees or other nominees, including The Bank of New York in the case of the ADSs, to solicit their customers who are owners of shares listed of record and names of nominees, and will reimburse them for reasonable out-of-pocket expenses of such solicitation. SmartForce expects to engage the proxy solicitation firm of InnisFree M&A Incorporated in connection with the extraordinary general meeting and will pay a fee of approximately $10,000 plus reasonable expenses for these services.

In addition to solicitation by mail, directors, officers and key employees of SmartForce may solicit proxies in person or by telephone, telegram or other means of communications. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

How to Revoke a Proxy

You may revoke your proxy before it is voted by:

•	providing written notice before the meeting that you have revoked your proxy by mail or facsimile to:

•	If you are a holder of SmartForce ordinary shares

SmartForce Public Limited Company
900 Chesapeake Drive
Redwood City, California 94063
Attention: Investor Relations
Fax: 650-817-5080

•	If you are a holder of SmartForce ADSs

The Bank of New York
101 Barclay Street
New York, New York 10286
Attention: James Kelly
Fax: 212-571-3050

•	submitting a new signed proxy with a later date to SmartForce, if you are a holder of ordinary shares, or to The Bank of New York, if you are a holder of ADSs; or

•	if you are a holder of ordinary shares, attending the meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date or by attending the extraordinary general meeting and voting in person.

Shareholder Proposals

Subject to applicable laws, proposals of SmartForce’s shareholders that are intended to be presented by such shareholders at its 2003 annual general meeting of shareholders must have been received at our offices located at 900 Chesapeake Drive, Redwood City, California 94063 no later than February 16, 2003 and must have satisfied the conditions established by the SEC for proposals to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

Voting Agreements

As of the record date, SmartForce directors, executive officers and shareholders holding as a group approximately 1% of the voting power of SmartForce ordinary shares entitled to vote on the merger proposal at the extraordinary general meeting have agreed to vote all of the SmartForce ADSs (representing ordinary shares) in favor of the approval of the merger proposal, and have executed and delivered to SkillSoft irrevocable proxies to vote the SmartForce ADSs (representing ordinary shares) in favor of the merger proposal.

Vote Required

The affirmative vote of the holders of three-fourths of the outstanding ordinary shares of SmartForce represented, in person or by proxy, at the extraordinary general meeting and voting on the merger proposal is required to approve such merger proposal.

Unless otherwise instructed, the proxies will vote FOR the adoption of the proposal set forth in the accompanying notice of extraordinary general meeting.

Recommendation of the Board of Directors

The board of directors of SmartForce believes that the merger proposal is in the best interests of SmartForce and the shareholders of SmartForce. SmartForce’s board of directors has, by unanimous vote, approved the merger proposal and unanimously recommends that SmartForce shareholders vote FOR the approval of the merger proposal.

To ensure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage prepaid envelope provided, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

THE SKILLSOFT MEETING

We are sending you this document to provide you with important information regarding the merger in connection with the solicitation of proxies by SkillSoft’s board of directors for use at the special meeting of its stockholders and at any adjournment or postponement of the special meeting.

This joint proxy statement/prospectus is being mailed to SkillSoft stockholders on August 8, 2002.

Date, Time and Place of the SkillSoft Special Meeting

The date, time and place of the special meeting of SkillSoft stockholders are as follows:

September 6, 2002,
at 8:00 a.m. Eastern Time
at the offices of Hale and Dorr LLP, 60 State Street,
Boston, Massachusetts 02109

Purpose of the Special Meeting

At the SkillSoft special meeting, SkillSoft stockholders will be asked to consider and vote upon the following proposals:

1.	To adopt the merger agreement.

2.
To grant SkillSoft management the discretionary authority to adjourn or postpone the special meeting in order to enable the SkillSoft board of directors to solicit additional proxies if there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement.

3.
To consider and vote upon any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting. SkillSoft is not currently aware of any other matter that will come before the special meeting.

Record Date

The SkillSoft board of directors has fixed the close of business on August 2, 2002 as the record date for determining the SkillSoft stockholders entitled to vote at the special meeting. Only holders of record of SkillSoft common stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were 17,659,308 shares of SkillSoft common stock issued and outstanding, constituting all of the outstanding voting stock of SkillSoft. Each share of SkillSoft common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

Quorum

To conduct business at the special meeting, a quorum must be present. The holders of a majority of the shares of SkillSoft common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum. Holders of shares of common stock present in person or represented by proxy (including holders of shares who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required

The affirmative vote of the holders of a majority of the shares of SkillSoft common stock outstanding on the record date is required to approve the proposal to adopt the merger agreement. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the adjournment proposal at the special meeting is required to approve the adjournment proposal.

Voting of Shares

General.    Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR adoption of the merger agreement and FOR the adjournment proposal. The proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

Abstentions.    The shares represented by a properly executed proxy marked ABSTAIN as to a particular proposal will not be voted with respect to that proposal at the special meeting. Because the affirmative vote of a majority of the outstanding shares of SkillSoft common stock is required to adopt the merger agreement, if you mark your SkillSoft proxy ABSTAIN, it will have the effect of a vote against adoption of the merger agreement. Because a majority of the votes cast is required to pass the adjournment proposal, if you mark your SkillSoft proxy ABSTAIN, it will have no effect on the adjournment proposal.

Broker Non-Votes.    If your shares of SkillSoft common stock are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of SkillSoft common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of SkillSoft common stock is required to adopt the merger agreement, if you do not instruct your broker how to vote, it will have the effect of a vote AGAINST adoption of the merger agreement. Because a majority of the votes cast is required to pass the adjournment proposal, if you do not instruct your broker how to vote, it will have no effect on the adjournment proposal.

Voting Shares in Person that Are Held through Brokers.    If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your SkillSoft common stock a properly executed legal proxy identifying you as a SkillSoft stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

How to Revoke a Proxy

Any proxy may be revoked by a SkillSoft stockholder at any time before its exercise by delivering to the Secretary of SkillSoft a written revocation or a subsequently dated proxy or by voting in person at the special meeting. Attendance at the special meeting will not itself have the effect of revoking a proxy unless the stockholder gives affirmative notice at the meeting that the stockholder intends to revoke the proxy and vote in person.

Voting Agreements

As of the record date, SkillSoft directors, executive officers and a principal stockholder holding as a group approximately 39.3% of the outstanding shares of SkillSoft common stock entitled to vote on the merger agreement have agreed to vote all of their shares of SkillSoft common stock in favor of the adoption of the merger agreement and have executed and delivered to SmartForce irrevocable proxies to vote their shares in favor of the adoption of the merger agreement. For more information, see “Agreements Related to the Merger—SkillSoft Voting Agreements” on page 85.

Adjournment of the Special Meeting

If at the SkillSoft special meeting on September 6, 2002, the number of shares of SkillSoft common stock present or represented and voting in favor of the proposal to adopt the merger agreement is insufficient under

Delaware law to adopt the merger agreement, SkillSoft management intends to move to adjourn the special meeting in order to enable the SkillSoft board of directors to solicit additional proxies in favor of the proposal. In that event, SkillSoft will ask its stockholders to vote only upon the adjournment proposal and not upon the merger proposal.

In the adjournment proposal, SkillSoft is asking its stockholders to authorize the holder of any proxy solicited by the SkillSoft board of directors to vote in favor of granting SkillSoft’s management the discretionary authority to adjourn or postpone the SkillSoft special meeting, and any later adjournments, in order to enable the SkillSoft board of directors to solicit additional proxies in favor of the merger proposal. If the stockholders approve the adjournment proposal, SkillSoft’s management could adjourn or postpone the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if SkillSoft had received proxies representing a sufficient number of votes against the merger proposal to defeat it, SkillSoft’s management could adjourn the special meeting without a vote on the merger proposal and seek during that period to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

The SkillSoft board of directors believes that if the number of shares of SkillSoft common stock present or represented at the special meeting and voting in favor of the merger proposal is insufficient to approve the merger proposal, it is in the best interests of the stockholders of SkillSoft to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger proposal to bring about its approval.

Expenses of Solicitation of Proxies

SkillSoft will pay its own costs of soliciting proxies, including the costs of any proxy solicitor it may elect to employ, and will share equally with SmartForce the expenses incurred in connection with the filing and printing of this joint proxy statement/prospectus. SkillSoft will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of SkillSoft common stock held in their names. Certain directors, officers and employees of SkillSoft may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person.

Stockholder Proposals

SkillSoft’s By-laws limit the business that may be transacted at a special meeting of stockholders to matters relating to the purposes of the meeting stated in the notice of the meeting. Accordingly, stockholders may not submit other proposals for consideration at the special meeting.

SkillSoft will hold a 2003 Annual Meeting of Stockholders only if the merger is not completed. Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at the 2003 Annual Meeting of Stockholders must be received by SkillSoft at its principal executive offices no later than January 14, 2003 in order to be considered for inclusion in SkillSoft’s proxy materials for that meeting.

Recommendation of the Board of Directors

After careful consideration, the SkillSoft board of directors has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. The SkillSoft board of directors has determined the merger is consistent with, and in furtherance of, SkillSoft’s long-term business strategy and that the merger is fair to, advisable and in the best interests of SkillSoft and its stockholders and unanimously recommends that SkillSoft stockholders vote FOR the adoption of the merger agreement. The SkillSoft board of directors also recommends that the SkillSoft stockholders vote FOR the adjournment proposal. For more information on this recommendation, see “The Proposed Merger—SkillSoft’s Reasons for the Merger and Recommendation of SkillSoft’s Board of Directors” beginning on page 54.

THE PROPOSED MERGER

This section of the joint proxy statement/prospectus describes the material aspects of the proposed merger. While SmartForce and SkillSoft believe that the following summary describes the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents SmartForce and SkillSoft refer to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about SmartForce and SkillSoft into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 136 of this joint proxy statement/prospectus.

The Merger

In the proposed merger, SmartForce and SkillSoft will merge in a stock-for-stock transaction. In accordance with the merger agreement and Delaware law, the transaction is structured as a merger of SkillSoft with a newly formed subsidiary of SmartForce, Slate Acquisition Corp., with SkillSoft surviving the merger as a wholly-owned subsidiary of SmartForce. In exchange for their shares in SkillSoft, the SkillSoft stockholders will receive ordinary shares of SmartForce, represented by American Depositary Shares, or ADSs. The stockholders of SkillSoft will become shareholders of SmartForce. The SmartForce Memorandum and Articles of Association and the laws of Ireland will govern their rights as shareholders. See “Comparison of Shareholder Rights” on page 113 of this joint proxy statement/prospectus.

Merger Consideration

In the merger, SkillSoft stockholders will receive 2.3674 SmartForce ordinary shares, represented by ADSs, for each share of SkillSoft common stock they hold. However, no adjustment in the exchange ratio will be made for changes in the relative market prices of SmartForce ADSs and SkillSoft shares. The exchange ratio that SkillSoft stockholders will receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the merger. SmartForce will not issue fractional SmartForce ADSs in the merger. Instead, each SkillSoft stockholder otherwise entitled to a fractional share will receive cash, without interest, in lieu of a fraction of a SmartForce ADS. Specifically, the exchange agent in the merger will, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, notify SmartForce of such amount, and SmartForce will deposit such amount with the exchange agent and will cause the exchange agent to forward payments to the owners of fractional interests.

Treatment of SkillSoft Stock Options

At the effective time of the merger, each outstanding SkillSoft stock option will cease to represent a right to acquire shares of SkillSoft common stock and will be converted into an option to purchase a number of ordinary shares of SmartForce represented by SmartForce ADSs equal to the number of shares of SkillSoft common stock subject to such option multiplied by 2.3674, at a per share exercise price equal to the existing per share exercise price of such option divided by 2.3674.

Background of the Merger

Both SmartForce and SkillSoft regularly evaluate different strategies for improving their competitive positions and enhancing shareholder value, including opportunities for mergers with other companies, acquisitions of other companies, and marketing and development alliances.

During the spring of 2001, representatives of SmartForce and SkillSoft discussed the possibility of a merger of the two companies. After a series of meetings and discussions, it was jointly agreed that it was not in the best interests of either party to proceed with a merger at that time. At various times over the next several quarters, Gregory M. Priest, SmartForce’s Chairman and Chief Executive Officer, Charles E. Moran, SkillSoft’s President and Chief Executive Officer, and Stewart Gross, a director of SkillSoft and a managing director of Warburg, Pincus Ventures L.P., SkillSoft’s largest shareholder, had conversations about the possibility of reengaging in discussions about a potential combination, but none of these conversations resulted in any significant discussions.

In early March 2002, Mr. Gross and Mr. Priest had a conversation about the potential for reengaging in discussions regarding a potential merger, but agreed to defer further discussions.

In early April 2002, Mr. Priest and Mr. Moran had a conversation about the potential for reengaging in discussions regarding a potential merger, following which they agreed to meet in person. On April 9, 2002, at a meeting of SmartForce’s board of directors, Mr. Priest informed the board that he planned to meet with Mr. Moran and Mr. Gross to discuss a potential merger between the companies.

On April 11, 2002, Mr. Priest, Mr. Moran and Mr. Gross met in New York City. They discussed the potential strategic rationales for a merger of the two companies, including the potential benefits and synergies that would result from such a merger and the potential risks of the transaction. They concluded that it was advisable to continue discussions concerning the potential of a merger and to seek the input of their respective boards of directors on such a transaction. Economic terms of a potential merger were not discussed. In connection with this meeting, SmartForce and SkillSoft executed a Mutual Nondisclosure Agreement dated as of April 11, 2002.

On April 17, 2002, at a meeting of SmartForce’s board of directors, Mr. Priest updated the board on the status of the discussions and was directed to continue to move forward with the discussions on behalf of SmartForce.

Over the course of the next several weeks, representatives of SmartForce and SkillSoft exchanged certain business and financial information and continued to discuss the merits of a merger of the two companies.

On April 30, 2002, Mr. Priest, Mr. Moran, Tom McDonald, SkillSoft’s Chief Financial Officer, and Eric Murphy, SmartForce’s Vice President of Finance, met in Palo Alto, California to further discuss the merits of a potential merger of the companies. Economic terms of a potential merger were not discussed. The parties present agreed to continue to pursue a more comprehensive exchange of information and a discussion of the potential for a transaction. Following the meeting, Mr. Priest and Mr. Moran each updated their board of directors on the status of discussions. It was the consensus of each company’s board of directors that management should continue to pursue discussions of a potential merger between the companies.

Between May 1, 2002 and May 8, 2002, representatives of SmartForce and SkillSoft continued to exchange information and discuss the transaction. On May 3, 2002, Mr. Priest met with representatives of Credit Suisse First Boston regarding a potential merger and discussed the possibility of retaining Credit Suisse First Boston to represent SmartForce in connection with potential merger discussions.

On May 4, 2002, SmartForce retained Credit Suisse First Boston as its financial advisor in connection with a potential merger with SkillSoft.

On May 7, 2002, SkillSoft retained Banc of America Securities LLC as its financial advisor in connection with a potential merger with SmartForce.

On May 8, 2002, Mr. Priest, Mr. Moran and Mr. Gross had a conference call to discuss a potential merger and to consider the economic terms on which such a merger might be contemplated.

On May 9, 2002, representatives of SmartForce, Credit Suisse First Boston, SkillSoft and Banc of America Securities participated in a meeting concerning the potential merger. The participants discussed the rationale for the potential merger, valuation metrics and potential exchange ratios for the merger, and transaction structure and terms. At the conclusion of the call, the participants agreed to engage their law firms to begin work on a merger agreement and other documentation for the potential merger.

On May 10, 2002, SmartForce’s board of directors held a special meeting. Mr. Priest updated the board on the status of discussions with SkillSoft, including the proposed structure and terms of the merger. The board authorized and directed Mr. Priest to proceed with the negotiations.

On May 10, 2002, SkillSoft’s board of directors held a regularly scheduled meeting. Mr. Moran updated the directors on the status of discussions with SmartForce, including the proposed structure and terms of the merger. The directors authorized and directed Mr. Moran to proceed with the negotiations.

During the week of May 13, 2002, representatives of SkillSoft, Warburg, and Banc of America Securities traveled to California to meet with representatives of SmartForce and Credit Suisse First Boston. The parties held several days of meetings at which additional business and financial information was exchanged and the parties discussed the two companies’ businesses, strategies, products and finances. Also during this week, Hale and Dorr LLP, legal counsel to SkillSoft, distributed to SkillSoft, SmartForce and Wilson Sonsini Goodrich & Rosati, legal counsel to SmartForce, drafts of a merger agreement and related transaction documents.

During the three-week period beginning May 20, 2002, representatives of SmartForce and SkillSoft and their financial advisors continued their exchange and review of information concerning the companies, and representatives of SmartForce and SkillSoft and their legal counsel continued to negotiate and exchange drafts of the various merger documents. In addition, representatives of SmartForce, SkillSoft and Arthur Andersen LLP, SkillSoft’s independent auditors, had a series of discussions with the SEC concerning the appropriate accounting treatment for the transaction.

On May 24, 2002, SmartForce’s board of directors held a special meeting. Mr. Priest updated the board on the status of discussions with SkillSoft, including the proposed structure of the merger and the status of the due diligence process. The board authorized and directed Mr. Priest to continue to proceed with the negotiations.

On June 7, 2002, SmartForce’s board of directors held a special meeting to consider the proposed merger with SkillSoft. At this meeting, Mr. Priest summarized the strategic rationale for and the terms of the proposed merger. Representatives of Wilson Sonsini Goodrich & Rosati reviewed with the directors their fiduciary duties and reported to the board on the material terms and conditions of the merger agreement and the related transaction documents and their due diligence review of SkillSoft. Representatives of Credit Suisse First Boston presented various financial analyses to the SmartForce board of directors. SmartForce’s meeting was then adjourned to June 10, 2002. On June 10, 2002, at the continuation of the meeting, representatives of Credit Suisse First Boston continued their presentation of various financial analyses to the SmartForce board of directors, and indicated that they expected to render an opinion to the SmartForce board of directors, at the close of trading on June 10, 2002, that the exchange ratio was fair, from a financial point of view, to SmartForce. The SmartForce board of directors asked various questions and discussed the potential merger, following which, by unanimous vote, it determined that the merger was fair, advisable and in the best interests of SmartForce and its shareholders, and approved the merger, the issuance of SmartForce ordinary shares (represented by ADSs) in the merger and related matters.

On June 10, 2002, SkillSoft’s board of directors held a special meeting to consider the proposed merger with SmartForce. At this meeting, Mr. Moran reported to the directors on the strategic rationale for the transaction. Representatives of Hale and Dorr reviewed with the directors their fiduciary duties. Representatives of Banc of America Securities reported to the directors on their financial analyses of the merger and indicated that they expected to render an opinion to the SkillSoft board of directors, at the close of trading on June 10, 2002, that the exchange ratio in the merger was fair to SkillSoft stockholders from a financial point of view. Representatives of Hale and Dorr then reported to the directors on their due diligence review of SmartForce, and summarized for the directors the material terms of the merger agreement and related transaction documents. Following these presentations, the SkillSoft board of directors asked various questions and discussed the potential merger, following which, by unanimous vote, it determined that the merger was fair to, advisable and in the best interests of SkillSoft and its stockholders, and approved the merger, the merger agreement and related matters.

During the afternoon of June 10, 2002, SmartForce, SkillSoft and the other parties thereto executed the merger agreement and the related transaction documents. Following the close of trading on June 10, 2002, SmartForce and SkillSoft jointly issued a press release announcing the merger.

SmartForce’s Reasons for the Merger and Recommendation of SmartForce’s Board of Directors

At a meeting held on June 10, 2002, the board of directors of SmartForce concluded that the merger is consistent with and in furtherance of the long-term business strategy of SmartForce and is fair to, and in the best interests of, SmartForce and SmartForce shareholders. Accordingly, the board of directors of SmartForce determined to recommend that the SmartForce shareholders approve and adopt the merger agreement and approve the merger and the issuance of the SmartForce ordinary shares, represented by SmartForce ADSs, in the merger. The summary set forth below briefly describes certain of the reasons, factors and information taken into account by the SmartForce board in reaching its conclusion. The SmartForce board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

In reaching its determination, the SmartForce board consulted with SmartForce’s management and legal and financial advisors, and carefully considered a number of factors, including:

•	The potential strategic benefits of the merger, including without limitation, the ability to expand and enhance SmartForce’s comprehensive e-Learning solutions;

•
Historical information concerning SmartForce’s and SkillSoft’s respective businesses, financial performance and condition, operations, technology and management, including public reports concerning results of operations during recent fiscal periods for each company filed with the SEC;

•
SmartForce management’s view of the financial condition, results of operations and businesses of SmartForce and SkillSoft before and after giving effect to the merger and the merger’s effect on shareholder value;

•	Current financial market conditions and historical market prices, volatility and trading information with respect to SmartForce’s ADSs and SkillSoft’s common stock;

•
The consideration to be received by SkillSoft’s stockholders in the merger and the relationship between the current and historical market values of SmartForce’s ADSs and SkillSoft’s common stock and a comparison of comparable merger transactions;

•	The composition of the board and the executive management team following the merger;

•	The belief that the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	The potential for other parties to enter into strategic relationships with or to acquire SmartForce or SkillSoft;

•
Detailed financial analysis and pro forma and other information with respect to the companies presented to the SmartForce board, including the opinion of Credit Suisse First Boston, dated as of June 10, 2002, to the effect that as of such date, and based upon and subject to various considerations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to SmartForce. This opinion is subject to assumptions and limitations noted in the opinion and described under “—Opinion of SmartForce’s Financial Advisor,” and you should carefully read both that section and the opinion that is attached to this document as Annex B;

•	The impact of the merger on SmartForce’s customers and employees; and

•	Reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of SkillSoft.

In its decision to recommend and approve the merger, the share issuance and the related matters, the most important benefits identified by the board of directors of SmartForce were the following:

•
SmartForce management’s belief that the merger would enhance the opportunity for the potential realization of SmartForce’s strategic objective to become the world’s leading provider of e-Learning solutions;

•
The belief that the combination of SmartForce’s IT, sales and CRM content library with SkillSoft’s interpersonal and business skills library would solidify the combined company’s position as the leader in e-Learning content with over 3,000 courses and simulations and over 2,000 Referenceware products;

•	The potential impact on SmartForce’s financial condition, results of operations and businesses including additional benefits from incremental bookings;

•	The benefits derived from the combination of members of two respected management teams with complementary strengths;

•
The synergies and cost saving opportunities that could potentially be realized by leveraging the strengths of both organizations while eliminating redundancies and underperforming operations and assets;

•	The potential revenue synergies due to cross selling opportunities and utilization of SmartForce’s and SkillSoft’s complementary sales and distribution approaches;

•
The increased customer base of the combined company, including SmartForce’s more than 2,500 corporate customers, and SkillSoft’s 500 corporate customers, only approximately 200 of whom are SmartForce customers;

•	The benefits of becoming a larger organization with almost 1800 employees, which would provide access to greater financial, development, distribution channel and other resources;

•
The opportunity to leverage the significant research and development capabilities of the two companies, which include a combined 2001 research and development investment of over $69 million, allowing duplicate resources to be re-deployed to facilitate faster introduction and additional feature developments of the products of the combined company;

•	More substantial resources and a larger capital base to enable faster growth and expansion in the rapidly-evolving e-Learning market;

•
The belief that the combined company could further pursue opportunities relating to business processes within the enterprise involving the transfer of knowledge not formally part of the training function such as managing contact centers, launching products and getting sales hires up to quota productivity; and

•	The opportunity for SmartForce’s shareholders to participate in the potential growth of the combined company after the merger.

Potential risks or other negative factors identified by the SmartForce board of directors include the following:

•	The risk that the potential benefits and costs synergies of the merger may not be realized;

•
The challenges of integrating the businesses of the combined company and management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key personnel might not remain employed by the combined company;

•	The risk that the combined company’s financial results will not meet expectations given the current e-Learning market environment and the combined company’s customer base;

•	The risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

•
The adverse accounting consequences caused by the structuring of the transaction such as the loss of a significant amount of SmartForce’s balance sheet deferred revenue to goodwill and the creation of intangible assets requiring a non-cash quarterly amortization expense;

•	The negative impact on projected revenue of the combined company resulting from the planned changes to the contracting practices and attendant changes to revenue recognition of the two companies;

•	Commercial overlap of customers that is expected to initially result in a reduction in revenue for the combined company;

•	The risk that the merger might not be consummated on a timely basis, if at all, despite the parties’ efforts, and even if approved by each company’s shareholders;

•	The substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•
The negative impact on projected revenues that could be caused by changes in business strategy such as de-emphasizing custom service revenue activities to focus on higher margin segments of the business;

•
The effect of public announcement of the merger and the possibility that the merger might not be consummated on (a) SmartForce’s sales and operating results, (b) SmartForce’s ability to attract and retain key management, marketing and technical personnel and (c) the progress of certain development projects; and

•	Other applicable risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors” on page 12.

The foregoing discussion of the information and factors considered by the SmartForce board of directors is not intended to be exhaustive but includes the material factors considered by the SmartForce board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the SmartForce board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the SmartForce board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the SmartForce board of directors conducted an overall analysis of the factors described above, including discussions with SmartForce’s management and legal, financial and accounting advisors. In considering the factors described above, individual members of the SmartForce board of directors may have given different weight to different factors. The SmartForce board considered all these factors as a whole and believed the factors supported its determination to approve the merger.

After taking into consideration all of the factors set forth above, SmartForce’s board of directors unanimously concluded that the merger is consistent with and in furtherance of the long-term business strategy of SmartForce and is fair to, and in the best interests of, SmartForce and SmartForce shareholders and that SmartForce should proceed with the merger. SmartForce’s board of directors recommends that its shareholders vote FOR the approval and adoption of the merger agreement and the approval of the merger, the issuance of the SmartForce ordinary shares, represented by the ADSs, in connection with the merger, the increase in the share capital, and the other matters contained in the merger proposal.

SkillSoft’s Reasons for the Merger and Recommendation of SkillSoft’s Board of Directors

In reaching its decision to approve the merger, SkillSoft’s board of directors identified and considered a number of potential benefits for SkillSoft and its stockholders that supported the board’s decision to approve the merger. These potential benefits include the following:

•
the fact that the combination of the product lines, sales channels and financial resources of SmartForce and SkillSoft should result in a combined company that is a leader in the e-Learning market, with the ability to offer comprehensive e-Learning solutions from a single vendor that existing and potential customers would find attractive;

•	the complementary nature of the product lines of SmartForce and SkillSoft, with SmartForce’s focus on information technology and SkillSoft’s focus on business skills training;

•	the strong customer base of each company, which should provide opportunities for each company to introduce its product line into the customer base of the other company;

•
the fact that the merger would combine two experienced and respected management teams, resulting in a combined management team that is stronger than the management teams of each of the individual companies;

•
the opportunity for SkillSoft’s current management and directors to participate in the management and oversight of SmartForce following the merger through the appointment of Chuck Moran as Chief Executive Officer and Tom McDonald as Chief Financial Officer of SmartForce and the election of three current SkillSoft directors and a fourth person designated by SkillSoft to the seven-member SmartForce board of directors;

•	the synergies and cost-saving opportunities that should result from the combination of the two organizations, as redundant operations are eliminated or streamlined;

•
the fact that the Irish tax resident status of certain SmartForce entities offers SkillSoft the possibility of securing a lower corporate tax rate on earnings than that currently applicable following the implementation of appropriate planning strategies;

•	the larger public float of SmartForce and the corresponding likelihood of increased trading liquidity for SkillSoft stockholders as a result of the merger; and

•
the fact that the merger will be tax-free to SkillSoft’s U.S. stockholders who receive SmartForce ADSs in exchange for their SkillSoft common stock in the merger (except to the extent they received cash for any fractional shares).

In addition to the potential benefits accruing to SkillSoft and its stockholders from the merger, the SkillSoft board of directors also considered a number of other factors in approving the merger, including the following:

•	SkillSoft management’s view of the business and prospects of SkillSoft and SmartForce as stand-alone companies and as a combined company;

•	historical information concerning SkillSoft’s and SmartForce’s respective businesses and financial performance;

•	historical stock market prices, volatility and trading information with respect to SkillSoft common stock and SmartForce ADSs;

•	the number of SmartForce ADSs to be exchanged in the merger for each share of SkillSoft common stock;

•
the financial analyses and presentation of Banc of America Securities delivered to the SkillSoft board of directors on June 10, 2002, as well as the opinion of Banc of America Securities dated June 10, 2002 that, as of such date, the exchange ratio of 2.3674 SmartForce ordinary shares represented by ADSs for each share of SkillSoft common stock in the merger agreement was fair from a financial point of view to the holders of SkillSoft common stock (a copy of Banc of America Securities’ written opinion is attached as Annex C to this joint proxy statement/prospectus);

•	the results of the due diligence investigation of SmartForce conducted by SkillSoft’s management, financial advisor, accountants and legal counsel;

•	the accounting treatment of the merger;

•	the contractual terms of the merger agreement and related transaction documents; and

•
the interest that certain SkillSoft officers and directors may have in the merger, in addition to their interest as SkillSoft stockholders (see “Interests of Certain Persons in the Merger” on page 69).

In reaching its decision to approve the merger, SkillSoft’s board of directors also identified and considered a number of potentially negative factors that could result from the merger, including the following:

•	the historical volatility and recent trends of the market price of SmartForce ADSs;

•	the negative impact on the projected revenue of the combined company resulting from the reconciliation of the accounting practices of the two companies and areas of business overlap;

•
the risks that the integration of the businesses, products and personnel of the two companies will not be successfully implemented and may require a significant amount of management time and resources;

•	the fact that the restructuring announced by SmartForce in April 2002 may present additional challenges for the combined management of SmartForce following the merger;

•	the risk that the potential synergies and cost-saving opportunities identified by SmartForce and SkillSoft will not be fully realized;

•	the risk that the merger may not be well received by customers, business partners and employees of the two companies;

•	the significant cost that will be incurred in seeking to consummate the merger;

•	the risk that the merger may not be completed; and

•	the other risks described in this joint proxy statement/prospectus under the heading “Risk Factors” on page 12.

The SkillSoft board of directors evaluated all of the factors described above in light of their knowledge of SkillSoft’s business, financial condition and prospects, SmartForce’s business, financial condition and prospects, and the market for e-Learning solutions. In view of the variety of factors considered by the SkillSoft board of directors in its evaluation of the merger, the SkillSoft board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its decision. In addition, individual members of the SkillSoft board may have given different weight to different factors. The list of factors described in this section as having been considered by the SkillSoft board of directors is not intended to be exhaustive but is believed to include all of the material factors considered by the SkillSoft board.

After considering all of the information and factors described in this section, SkillSoft’s board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. SkillSoft’s board of directors believes that the merger is consistent with, and in furtherance of, SkillSoft’s long term business strategy and that the merger is fair to, advisable and in the best interests of SkillSoft and its stockholders. SkillSoft’s board of directors has unanimously recommended that the SkillSoft stockholders vote FOR the adoption of the merger agreement.

Opinion of SmartForce’s Financial Advisor

SmartForce retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, SmartForce requested that Credit Suisse First Boston evaluate the fairness of the exchange ratio to SmartForce, from a financial point of view. On June 7 and 10, 2002, the SmartForce board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the SmartForce board of directors certain financial analyses, as described below, and rendered its oral opinion to the SmartForce board of directors, subsequently confirmed in writing, that, as of June 10, 2002 and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair to SmartForce, from a financial point of view.

The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety. Holders of SmartForce ADSs or SmartForce ordinary shares are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the exchange ratio to SmartForce, from a financial point of view, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any holders of SmartForce ADSs or SmartForce ordinary shares as to how such holder should vote or act on any matter relating to the merger. The summary of the Credit Suisse First Boston opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

In connection with its opinion, Credit Suisse First Boston, among other things,

•	reviewed the merger agreement and certain related documents;

•	reviewed certain publicly available business and financial information relating to SmartForce and SkillSoft;

•
reviewed certain other information relating to SmartForce and SkillSoft, including publicly available financial forecasts (as adjusted by the managements of SmartForce and SkillSoft), provided to or discussed with Credit Suisse First Boston by SmartForce and SkillSoft, and met with the managements of SmartForce and SkillSoft to discuss the businesses and prospects of SmartForce and SkillSoft, respectively;

•
considered certain financial and stock market data of SmartForce and SkillSoft and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of SmartForce and SkillSoft;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the publicly available financial forecasts of SmartForce and SkillSoft (as adjusted by the managements of SmartForce and SkillSoft) that Credit Suisse First Boston reviewed, Credit Suisse First Boston has reviewed and discussed such forecasts with the managements of SmartForce and SkillSoft, respectively, and was advised, and Credit Suisse First Boston assumed with SmartForce’s consent, that such forecasts as adjusted represent reasonable estimates and judgments as to the future financial performance of SmartForce and SkillSoft, respectively. In addition, Credit Suisse First Boston relied upon, without independent verification, the assessments of the managements of SmartForce and SkillSoft as to:

•	the existing and future technology and products of SmartForce and SkillSoft and the risks associated with such technology and products;

•
the potential cost savings and other synergies (including the amount, timing and achievability of such cost savings and other synergies) and strategic benefits anticipated by the managements of SmartForce and SkillSoft to result from the merger;

•	their ability to integrate the businesses of SmartForce and SkillSoft; and

•	their ability to retain key employees of SmartForce and SkillSoft.

Credit Suisse First Boston assumed, with SmartForce’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on SmartForce or SkillSoft or the contemplated benefits of the merger. Credit Suisse First Boston also assumed, with SmartForce’s consent, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes, and will be tax-free to SmartForce under Irish law. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SmartForce or SkillSoft, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market, exchange rate and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. The Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies that might be available to SmartForce, nor does it address the underlying business decision of SmartForce to proceed with the merger. Credit Suisse First Boston did not express any opinion as to what the value of SmartForce ADSs actually will be when issued to holders of SkillSoft common stock pursuant to the merger or the prices at which SmartForce ADSs will trade at any time.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to SmartForce, SkillSoft or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of SmartForce or SkillSoft. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness of the exchange ratio to SmartForce, from a financial point of view, and were provided to the board of directors of SmartForce in connection with the delivery of the Credit Suisse First Boston opinion.

The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the SmartForce board of directors at meetings of the SmartForce board of directors held on June 7 and 10, 2002. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses. For purposes of its analysis, Credit Suisse First Boston assumed SkillSoft’s fiscal year approximates the calendar year, although SkillSoft’s actual fiscal year ends in January. Credit Suisse First Boston believes this assumption did not materially affect its analysis.

Transaction Multiples.    Credit Suisse First Boston calculated several values implied by the exchange ratio, including the implied price per SmartForce ADS, the implied premium to SmartForce’s closing ADS price on June 7, 2002, the trading day prior to the date of the execution of the Merger Agreement, the implied pro forma fully-diluted ownership of holders of SmartForce ADSs in the combined company and the implied SmartForce fully-diluted equity value and aggregate value. The following table summarizes the results of this analysis:

Implied Price Per SmartForce ADS	Implied Premium to Market Price Per SmartForce ADS	Implied Pro Forma Fully-Diluted SmartForce Ownership in Combined Entity	Implied SmartForce Fully-Diluted Equity Value	Implied SmartForce Fully-Diluted Aggregate Value
$6.38	19.2%	57.2%	$366.3	$247.5

Credit Suisse First Boston also calculated certain additional values implied by the exchange ratio, including the implied fully-diluted aggregate value of SmartForce as a multiple of estimated revenue for calendar years 2002 and 2003 and the implied price per SmartForce ADS as a multiple of estimated earnings per SmartForce ADS for calendar year 2003. These implied values were based on SmartForce’s closing ADS price on June 7, 2002 and the price per SmartForce ADS implied by the exchange ratio. The multiples were calculated using publicly available forecasts prepared by securities research analysts for calendar years 2002 and 2003. The following table summarizes the results of this analysis:

Implied Multiples	Multiples Implied by Market Price Per SmartForce ADS	Multiples Implied by Exchange Ratio
Fully-Diluted Aggregate Value/Calendar Year 2002 Revenue	1.0x	1.3x
Fully-Diluted Aggregate Value/Calendar Year 2003 Revenue	0.8	1.1
Price Per SmartForce ADS/Calendar Year 2003 Earnings Per ADS	15.3	18.2

Historical Exchange Ratio Analysis.    Credit Suisse First Boston calculated the average ratio of SkillSoft’s closing share price to SmartForce’s closing ADS price for each trading day for various periods ended June 7, 2002, including the period beginning January 16, 2002, the date on which SmartForce announced the acquisition of Centra Software, and the period beginning April 2, 2002, the date on which SmartForce preannounced first quarter financial results and announced the termination of the acquisition of Centra Software, and the premium/(discount) of the market exchange ratio and the merger exchange ratio to such average exchange ratios. Credit Suisse First Boston also calculated the pro forma fully-diluted ownership of holders of SmartForce ADSs in the combined company implied by the average market exchange ratio over such periods. The following table summarizes the results of this analysis:

	Average Market Exchange Ratio Over Period	Implied Fully-Diluted SmartForce Ownership of Combined Company Over Period	Premium/(Discount) to Average Market Exchange Ratio Over Period
Period			Market Exchange Ratio on June 7, 2002	Merger Exchange Ratio
Since May 30, 2001	1.531x	72.1%	84.4%	54.7%
Since January 16, 2002	2.285	61.1	23.5	3.6
Last 90 trading days	2.372	60.0	19.0	(0.2)
Last 60 trading days	2.812	53.6	0.4	(15.8)
Since April 2, 2002	3.000	51.4	(5.9)	(21.1)
Last 30 trading days	3.092	50.6	(8.7)	(23.4)
Last 20 trading days	3.167	50.0	(10.9)	(25.3)
Last 10 trading days	3.179	49.9	(11.2)	(25.5)
Last 5 trading days	3.104	50.5	(9.1)	(23.7)
June 7, 2002	2.822	52.8	0.0	(16.1)

Comparable Company Trading Analysis.    Credit Suisse First Boston compared certain financial information of SmartForce and SkillSoft with that of other companies in certain sectors of the software industry, including:

e-Learning	eBusiness Software	Enterprise Software
• Saba Software Inc.	• Vignette Corp.	• Microsoft Corp.
• Docent Inc.	• Interwoven Inc.	• Sap AG
• Click2learn Inc.	• E.piphany Inc.	• Oracle Corp.
• Centra Software Inc.	• BroadVision Inc.	• Siebel Systems Inc.
• DigitalThink Inc.	• Vitria Technology	• Veritas Software Co.
• PeopleSoft Inc.
• BEA Systems Inc.

Such information included, among other things, the mean and median of several financial metrics for the companies in each industry sector, including prices per share as a multiple of estimated earnings per share for calendar years 2002 and 2003, and the fully-diluted aggregate values as a multiple of estimated revenue for calendar years 2002 and 2003. The multiples were calculated using publicly available information and publicly available forecasts prepared by securities research analysts for calendar years 2002 and 2003 and closing stock prices as of June 7, 2002 and, in the case of SmartForce, the stock price implied by the exchange ratio. The following table summarizes the results of this analysis:

	Fully-Diluted Aggregate Value/Revenue		Price Per Share/Earnings Per Share
	Calendar Year 2002	Calendar Year 2003	Calendar Year 2002	Calendar Year 2003
SmartForce	1.0x	0.8x	NM	15.3x
SmartForce at the exchange ratio	1.3	1.1	NM	18.2
SkillSoft	2.6	2.0	26.9x	17.6
e-Learning Companies
Median	0.7	0.6	NA	22.5
Mean	0.9	0.7	NA	27.8
eBusiness Software Companies
Median	0.2	0.2	NA	153.0
Mean	0.5	0.4	NA	153.0
Enterprise Software Companies
Median	4.3	4.1	35.6	28.8
Mean	5.3	4.7	32.9	26.9

No company utilized as a comparison in the comparable company trading analysis is identical to SmartForce or SkillSoft. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable company trading data.

Discounted Cash Flow Analysis.    Using discounted cash flow analysis, Credit Suisse First Boston calculated certain implied equity values per ADS of SmartForce on a standalone and pro forma combined basis.

The standalone discounted cash flow analysis was based on publicly available financial forecasts of SmartForce (as adjusted by the management of SmartForce) as well as various operating assumptions provided by SmartForce management, including assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation. Credit Suisse First Boston’s analysis used discount rates ranging from 18% to 22% and terminal price to earnings multiples of 10.0x to 15.0x, which resulted in an implied equity value per SmartForce ADS of $9.23 to $12.12.

The pro forma combined discounted cash flow analysis was based on publicly available financial forecasts of SmartForce and SkillSoft (as adjusted by the managements of SmartForce and SkillSoft) as well as various operating assumptions provided by SmartForce and SkillSoft management, including assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation. Credit Suisse First Boston’s analysis used discount rates ranging from 18% to 22%, terminal price to earnings multiples of 15.0x to 20.0x and assumed that the portion of the pro forma combined equity value attributable to SmartForce is equivalent to SmartForce’s fully-diluted ownership of 57.2% of the combined company at the exchange ratio, which resulted in an implied equity value per SmartForce ADS of $11.26 to $15.25.

Contribution Analysis.    Credit Suisse First Boston analyzed the respective contributions of SmartForce and SkillSoft to the pro forma total revenues, gross profit, operating income and net income of the combined company over various periods, including the last twelve months ended March 31, 2002 for SmartForce and April 30, 2002 for SkillSoft, and estimated values for calendar years 2002 and 2003. Credit Suisse First Boston then calculated certain financial metrics implied by SmartForce’s contribution to such pro forma values, including the implied pro forma fully-diluted ownership of holders of SmartForce ADSs in the combined company, the implied exchange ratio and the implied premium/(discount) to the exchange ratio. The following table sets forth the mean, median, high and low values for each financial metric;

	Implied Pro Forma Fully-Diluted SmartForce Ownership in Combined Entity	Implied Exchange Ratio	Implied Premium/(Discount) to Exchange Ratio
Revenues
Last 12 Months	75.3%	1.085x	(54.2%)
Estimated Calendar Year 2002	67.5	1.558	(34.2)
Estimated Calendar Year 2003	66.8	1.608	(32.1)
Gross Profit
Last 12 Months	85.1	0.608	(74.3)
Estimated Calendar Year 2002	64.9	1.744	(26.4)
Estimated Calendar Year 2003	65.5	1.701	(28.2)
Operating Income
Last 12 Months	NM	NM	NM
Estimated Calendar Year 2002	NM	NM	NM
Estimated Calendar Year 2003	58.7	2.242	(5.3)
Net Income
Last 12 Months	NM	NM	NM
Estimated Calendar Year 2002	NM	NM	NM
Estimated Calendar Year 2003	55.2	2.570	8.6

Credit Suisse First Boston noted that the relative profitability (as shown by the implied SmartForce ownership figures for Operating Income and Net Income) closely reflects the offer.

Precedent Exchange Ratio Premiums Analysis.    Credit Suisse First Boston reviewed the exchange ratio premiums paid in 101 selected precedent merger-of-equals transactions in all industries since 1991 and in 24 selected merger-of-equals in the technology industry since 1994. For each group of transactions, Credit Suisse First Boston calculated the average premium implied by the exchange ratio in such transactions relative to the average ratio of the closing stock prices for the target companies and the acquiror companies in the transactions over various periods prior to public announcement of such transactions. Credit Suisse First Boston then applied such mean premiums to the ratio of the closing price of SkillSoft common stock to the closing price of SmartForce ADSs over the same periods, to calculate the implied merger exchange ratios. The following tables summarize the results of this analysis:

101 Merger-of-Equals Transactions Since 1991

	Average Exchange Ratio Premium Paid	SkillSoft/SmartForce Observed Exchange Ratio	Implied Merger Exchange Ratio Based on Precedent Mean Premium
June 7, 2002	16.4%	2.822x	3.285x
Trailing 10 Days Average	17.2	3.179	3.724
Trailing 30 Days Average	17.3	3.092	3.629
Trailing 60 Days Average	15.6	2.812	3.251
Trailing 90 Days Average	13.4	2.372	2.689

24 Technology Merger-of-Equals Transactions Since 1994

	Average Exchange Ratio Premium Paid	SkillSoft/SmartForce Observed Exchange Ratio	Implied Merger Exchange Ratio Based on Precedent Mean Premium
June 7, 2002	16.5%	2.822x	3.288x
Trailing 10 Days Average	16.8	3.179	3.713
Trailing 30 Days Average	13.1	3.092	3.498
Trailing 60 Days Average	12.0	2.812	3.149
Trailing 90 Days Average	12.7	2.372	2.673

Accretion/(Dilution) Analysis.    Credit Suisse First Boston analyzed certain pro forma effects expected to result from the merger, including, among other things, the expected effect of the merger on SmartForce’s estimated earnings per ordinary share for calendar year 2003. The estimated earnings for calendar year 2003 were based on publicly available forecasts prepared by securities research analysts. The following table sets forth the resulting accretion/(dilution) to SmartForce’s stand-alone estimated earnings per ordinary share for calendar year 2003 relative to the combined company’s pro forma earnings per ordinary share for calendar year 2003 with and without amortization of estimated finite life intangibles and deferred compensation created as a result of the transaction, assuming either no synergies arising from the merger or estimated cost savings with other synergies, as provided by the managements of SmartForce and SkillSoft, anticipated to result from the merger:

	Calendar Year 2003 Combined Company Net Income
	No Synergies	Synergies
Accretion/(Dilution) (without amortization)	1.4%	14.9%
Accretion/(Dilution) (with amortization)	(6.0)	7.5

The actual results achieved by the combined company after the merger may vary from such estimated results and the variations may be material.

Credit Suisse First Boston’s opinion and presentation to the SmartForce board of directors was one of many factors taken into consideration by the SmartForce board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the SmartForce board of directors or the management of SmartForce with respect to the value of SmartForce or whether the SmartForce board of directors would have been willing to agree to a different exchange ratio.

The SmartForce board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. Credit Suisse First Boston was selected by the SmartForce board of directors based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of SmartForce and SkillSoft for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to an engagement letter dated as of May 4, 2002, SmartForce engaged Credit Suisse First Boston to provide financial advisory services to the SmartForce board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, SmartForce has agreed to pay Credit Suisse First Boston a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse First Boston will also receive a fee for rendering its opinion. In addition, SmartForce has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Credit Suisse First Boston and its affiliates have in the past provided, and may in the future provide, financial and investment banking services to SmartForce and SkillSoft unrelated to the proposed merger, for which services Credit Suisse First Boston has received, and expects to receive, compensation. In addition, in the past Credit Suisse First Boston and its affiliates provided certain investment banking services to SkillSoft related to a potential business combination between SkillSoft and SmartForce for which Credit Suisse First Boston and its affiliates received no compensation, and such services ended prior to Credit Suisse First Boston’s engagement by SmartForce. In addition, Credit Suisse First Boston is a wholly-owned subsidiary of Credit Suisse Group, which directly or indirectly owns a 19.9% passive profit interest in Warburg, Pincus & Co., which in turn directly or indirectly beneficially owns approximately 32% of the outstanding shares of SkillSoft common stock.

Opinion of SkillSoft’s Financial Advisor

On May 7, 2002, the board of directors of SkillSoft retained Banc of America Securities LLC to act as financial advisor to SkillSoft in connection with a possible transaction with SmartForce. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SkillSoft selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities’ experience and expertise in transactions similar to the merger, its reputation in the educational services and technology sectors and the investment community and its historical investment banking relationship with SkillSoft.

Banc of America Securities delivered its written opinion to the board of directors of SkillSoft that the exchange ratio under the terms of the Agreement and Plan of Merger was fair to the stockholders of SkillSoft from a financial point of view as of the date of the agreement. The exchange ratio was determined by negotiations between SkillSoft and SmartForce and was not based on recommendations from Banc of America Securities. The board of directors did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion. Banc of America Securities did not advise SkillSoft with respect to alternatives to the merger or SkillSoft’s underlying decision to proceed with or effect the merger.

We have attached the full text of Banc of America Securities’ written opinion to the board of directors of SkillSoft as Annex C, which is incorporated in its entirety. You should read this opinion carefully and in its entirety in connection with this joint proxy statement/prospectus. However, we have also included the following summary of Banc of America Securities’ opinion, which is qualified in its entirety by reference to the full text of the opinion.

Banc of America Securities’ opinion is directed to the board of directors of SkillSoft. It does not constitute a recommendation to you on how to vote with respect to the merger. The opinion addresses only the financial fairness of the exchange ratio provided for in the merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the board of directors to proceed with or effect the merger or any other aspect of the merger. In furnishing its opinion, Banc of America Securities did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to that effect are included in the Banc of America Securities opinion.

Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of SmartForce and SkillSoft, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning SmartForce and SkillSoft, respectively;

•
analyzed financial forecasts, reports and other information regarding SkillSoft and SmartForce published by certain research analysts from selected investment banking firms (collectively, the “Research Analyst Reports”) and certain additional information prepared by the management of SkillSoft and SmartForce and discussed such information with representatives of SkillSoft’s and SmartForce’s management;

•
reviewed and discussed with representatives of the management of SkillSoft and SmartForce pro-forma adjustments, provided by SkillSoft, required to be made to the financial forecasts derived from the combination of the SmartForce and SkillSoft financial forecasts contained in the Research Analyst Reports;

•
participated in meetings and discussions with representatives of the management of SkillSoft and SmartForce to discuss the business, operations, historical financial data and certain other financial and operating data of the respective companies;

•
reviewed and discussed with representatives of the management of SkillSoft and SmartForce information, prepared by the management of SkillSoft and SmartForce, respectively, relating to certain strategic, financial and operational benefits anticipated from the merger;

•
considered the possible accretion and dilution effects of the merger on the forward cash earnings per share of SkillSoft and SmartForce based on projections contained in the Research Analyst Reports and the pro-forma adjustments provided by SkillSoft, as noted above;

•	reviewed and considered in the analysis the relative contributions of SmartForce and SkillSoft to the combined company;

•	reviewed the reported prices and trading activity for SmartForce ADSs and SkillSoft common stock;

•
compared the financial performance of SmartForce and SkillSoft and the prices and trading activity of SmartForce ADSs and SkillSoft common stock with that of SkillSoft and SmartForce, respectively, and certain other publicly traded companies deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions deemed relevant;

•	participated in discussions and negotiations among representatives of SmartForce and SkillSoft and their financial and legal advisors;

•	reviewed the June 7, 2002 draft of the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

Banc of America Securities reviewed the June 7, 2002 draft merger agreement in its preparation of its opinion. The final merger agreement was substantially similar to the June 7, 2002 draft merger agreement.

Banc of America Securities did not assume any responsibility to independently verify the information listed above and instead relied on the information as being accurate and complete in all material respects. Banc of America Securities also made the following assumptions with the consent of the board of directors of SkillSoft:

•
in connection with rendering its opinion, Banc of America Securities, reviewed and relied upon the Research Analyst Reports in lieu of any internal financial forecasts prepared by SkillSoft or SmartForce;

•
with respect to such financial and other information, including the Research Analyst Reports, the pro-forma adjustments, and information related to certain strategic, financial and operation benefits anticipated from the merger, Banc of America Securities has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of SkillSoft and SmartForce, and assumed at SkillSoft’s direction that such strategic, financial and operational benefit anticipated from the merger will be realized in all material respects;

•
assumed that in connection with the receipt of all necessary regulatory approvals for the proposed merger, no restrictions will be imposed that would have a material adverse effect on SmartForce, SkillSoft, the combined company or the contemplated benefits expected to be derived in the proposed merger;

•
that the final executed merger agreement will be identical in all material respects to the June 7, 2002 draft merger agreement, and that the merger will be consummated as provided in such draft merger agreement, with full satisfaction of all covenants and conditions and without any waivers thereof; and

•
relied upon, without independent verification, the assessment by the management of SkillSoft and SmartForce of their respective technology, products and services, and the integration of SmartForce’s technology, products and services with SkillSoft’s technology, products and services and the timing of the introduction of future products incorporating such technology, products and services and SkillSoft’s and SmartForce’s ability to retain key managers.

The forecasts from the Research Analyst Reports and the pro-forma adjustments as noted above, provided by SkillSoft, were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts and the pro-forma adjustments. Banc of America Securities has assumed no liability for the forecasts and the pro-forma adjustments. In addition, for purposes of its opinion, Banc of America Securities:

•
relied on advice of counsel and independent accountants to SkillSoft as to all legal and financial reporting matters with respect to SkillSoft, the merger and the June 7, 2002 draft merger agreement; and

•	did not make an independent evaluation or appraisal of any of the assets or liabilities of SkillSoft or SmartForce, nor did Banc of America Securities receive any such appraisals.

Banc of America Securities’ opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date of the opinion. Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the SkillSoft board of directors. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

The legal structure of the transaction provides that SmartForce will be the surviving corporation in the merger and that stockholders of SkillSoft will receive 2.3674 SmartForce ordinary shares represented by ADSs for each share of SkillSoft common stock. However, SkillSoft is effectively paying a premium to SmartForce shareholders based on the closing prices at the time of the announcement of the merger, 4 of the 7 members of the board of directors of SmartForce immediately following the merger will be designated by SkillSoft, and the Chief Executive Officer and Chief Financial Officer of SkillSoft will become the Chief Executive Officer and Chief Financial Officer of SmartForce. As such, from an economic, accounting, and management perspective, Banc of America Securities has performed its analysis on the basis that SkillSoft is the effective acquirer. In light of these considerations, Banc of America Securities’ analyses were done on the assumption that SkillSoft is acquiring SmartForce based on an exchange ratio of 0.4224 shares of SkillSoft for each share of SmartForce (reciprocal of the exchange ratio of 2.3674 ordinary shares of SmartForce represented by ADSs for each share of SkillSoft).

Valuation Analyses Regarding SmartForce

Comparable Company Analysis.    Based on publicly available Wall Street equity analyst projections and other available information, Banc of America Securities calculated the multiples of aggregate value to calendar year 2002 revenues, for companies that Banc of America Securities deemed to be comparable to SmartForce.

Banc of America Securities defined aggregate value to mean:

•	equity value, defined as the product of the number of shares of common stock outstanding for a company multiplied by its stock price; plus

•	outstanding debt; less

•	cash and cash equivalents.

The following table sets forth multiples indicated by this analysis for these companies:

	Range of Multiples	Median	Mean
Aggregate value to calendar year 2002 revenues	0.28x to 3.85x	1.14x	1.42x

Banc of America Securities noted that the aggregate value of SmartForce based on the effective exchange ratio of 0.4224x implied a multiple of 1.31x SmartForce’s calendar year 2002 projected standalone revenues. Banc of America Securities also noted that this multiple was within the range of multiples for the companies selected as comparable to SmartForce.

Comparable Transactions Analysis.    Based on publicly available Wall Street research analyst projections and other publicly available information, Banc of America Securities reviewed the terms provided for and the implied financial metrics in acquisitions of companies that Banc of America Securities deemed to be comparable to SmartForce and that have been announced since December 1998. These transactions were deemed not relevant for the valuation of SmartForce.

Premiums Paid Analysis.    Banc of America Securities reviewed the consideration provided for in (a) merger and acquisition transactions announced since January 2000 and January 2001, respectively, involving U.S. companies in which the equity value paid was between $50 million and $1 billion and (b) mergers and acquisition transactions announced since January 2000 and January 2001, respectively, involving U.S. companies in which the equity value paid was between $100 million and $500 million.

Banc of America Securities also reviewed the consideration paid in merger of equals transactions (transactions with target ownership between 40% and 60% in the combined company) in the technology industry in the last five years and since January 2000 in industries other than the technology industry.

Banc of America Securities calculated the premiums paid to the average exchange ratios one day, one week, one month and three months before the announcement of the acquisition offer.

This analysis indicated the following median and mean premiums to the average exchange ratios:

Technology deals—$50 million–$1.0 billion	Premium One Day Before Announcement	Premium One Week Before Announcement	Premium One Month Before Announcement	Premium Three Months Before Announcement
2000 to present
Median	29.7%	31.0%	33.4%	31.0%
Mean	31.6%	32.4%	33.2%	33.1%
2001 to present
Median	35.5%	34.5%	36.2%	36.9%
Mean	34.2%	35.8%	33.9%	34.6%

Technology deals—$100 million–$500 million
2000 to present
Median	34.6%	31.2%	32.0%	37.8%
Mean	31.8%	33.4%	36.0%	34.2%
2001 to present
Median	37.3%	36.6%	37.9%	41.3%
Mean	35.1%	36.7%	34.0%	29.1%

Technology merger of equals transactions—last 5 years
Median	9.0%	10.3%	12.1%	10.0%
Mean	13.9%	11.5%	10.5%	13.6%

Non-technology merger of equals transactions—2000 to present
Median	16.9%	13.8%	14.1%	10.6%
Mean	21.6%	19.1%	17.7%	17.2%

Banc of America Securities noted that the per share value of the consideration implied by the exchange ratio of 0.4224x effectively received by SmartForce shareholders in connection with the merger implied a premium of 18.5% over SmartForce’s closing stock price on June 10, 2002. The premiums implied by the effective exchange ratio of 0.4224 in the merger over the average exchange ratios of SmartForce and SkillSoft one week, one month and three months before June 10, 2002 were 25.6%, 32.7% and 11.0% respectively. Banc of America Securities also noted that these premiums were in the range of premiums for the above transactions.

Synergies Analysis.    Banc of America Securities calculated the impact of a range of projected pre-tax synergies, provided by SkillSoft, on the earnings per share of the combined company. To the incremental cash earnings per share attributable to the potential projected pre-tax synergies, Banc of America Securities applied a range of multiples to derive the possible increment to the stock price of the combined company resulting from these synergies. Banc of America Securities noted that based on the range of potential pre-tax synergies and a range of equity value to calendar year 2003 cash net income multiples, the value of these synergies could exceed $10.00 per share of the combined company. This analysis was based solely upon the estimates of SkillSoft of the synergies that the combined company may be able to achieve following the completion of the transaction. The actual synergies achieved by the combined company after the transaction may vary from the potential synergies estimated by SkillSoft and the variation may be material.

Contribution Analysis.    Banc of America Securities used historical results for SkillSoft and SmartForce contained in their respective filings with the SEC and estimates and forecasts for SkillSoft and SmartForce from the Research Analyst Reports to review the implied pro forma ownership resulting from the estimated contribution of each company to the (a) revenues, (b) gross profit, (c) operating income and (d) cash net income for each of (1) calendar year 2001, (2) projected calendar year 2002 and (3) projected calendar year 2003, for the combined company. This analysis did not take into account any potential synergies or pro-forma adjustments following completion of the merger.

This analysis indicated that SmartForce would contribute:

Pro-forma ownership implied by Contribution to:	On a Calendar Year 2001 Basis	On an Estimated Calendar Year 2002 Basis	On a Projected Calendar Year 2003 Basis
Revenues	76.8%	67.2%	66.1%
Gross profit	75.7%	64.5%	64.3%
Operating income	NM	NM	59.4%
Net income	NM	NM	53.9%

Banc of America Securities then compared the pro forma ownership implied by the contribution analysis to the pro forma share ownership of the combined company to be owned by each company’s stockholders, assuming the merger was completed under the terms of the June 7, 2002 draft merger agreement. Banc of America Securities noted that on a pro forma basis, SmartForce shareholders would own approximately 57.5% of the combined company on a fully diluted basis (using treasury stock method), which was a lower percentage than all except the net income contributions calculated above.

Exchange Ratio Analysis.    Banc of America Securities reviewed the historical ratio of closing price per share of SmartForce ADSs to that of SkillSoft common stock for several time periods since SkillSoft’s initial public offering in February 2000. During the last twelve months, the historical exchange ratio calculated on a daily basis has ranged from a low of 0.2754x on May 20, 2002 to a high of 1.3026 on August 17, 2001.

The average exchange ratios for selected time periods during the last twelve months were:

Time Period Before June 10, 2002	Average Exchange Ratio
Last one week	0.3363x
Last one month	0.3183x
Last three months	0.3806x
Last one year	0.7849x
Since SkillSoft IPO	1.7961x

Banc of America Securities noted that the effective exchange ratio in the merger of 0.4224 is within the range of average historical exchange ratios over various time periods.

Accretion/Dilution Analysis.    Using standalone financial forecasts for SkillSoft and SmartForce from the Research Analyst Reports and taking into consideration certain estimated pro-forma adjustments related to purchase accounting, change in customer contracting policies and related accounting methods, business realignment, and projected cost synergies provided by SkillSoft, Banc of America Securities reviewed the pro forma effects of the merger, including a comparison of estimated cash earnings per share on a stand-alone basis for SkillSoft and SmartForce to the estimated cash earnings per share of the combined company for calendar year 2003. Banc of America Securities also performed this analysis excluding the impact of a non-cash revenue adjustment to the pro-forma financials of the combined company resulting from the impact of purchase accounting on the deferred revenues of SmartForce.

Banc of America Securities noted that, based on the standalone forecasts and pro-forma adjustments as noted above and assuming completion of the merger under the terms of the June 7, 2002 draft merger agreement, the merger would be slightly accretive to SkillSoft and SmartForce’s cash earnings per share for calendar year 2003 including the impact of the deferred revenue adjustment and significantly accretive to SkillSoft and SmartForce’s cash earnings per share for calendar year 2003 excluding the deferred revenue adjustment.

Historical Stock Price Analysis.    Banc of America Securities reviewed the performance of the per share market price and trading volume of SmartForce ADSs for the last twelve months. The analysis indicated that the closing market price per share for SmartForce ADSs during this period ranged from $5.18 to $39.50.

Banc of America Securities also reviewed the average closing price for SmartForce ADSs over a number of periods:

Period	Average Closing Price per Share
Last 30 trading days	$5.99
Last 90 trading days	$7.25
Last 120 trading days	$13.03
Last 360 trading days	$19.89

Banc of America Securities noted that the implied equity value per share to SmartForce shareholders based on the effective exchange ratio of 0.4224x and the closing price of SkillSoft common stock on June 10, 2002 was $6.31, lower than the averages for all time periods except the 30 trading days calculated above.

As noted above, the discussion above is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of SkillSoft. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities’ view of the actual value of SmartForce.

In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SkillSoft and SmartForce. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the exchange ratio provided for in the merger and were provided to the board of directors of SkillSoft in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.

As described above, Banc of America Securities’ opinion and presentation to the board of directors of SkillSoft were among the many factors taken into consideration by the board of directors of SkillSoft in making its determination to approve, and to recommend that SkillSoft’s stockholders adopt, the merger agreement.

SkillSoft agreed to pay Banc of America Securities a fixed fee payable upon the consummation of the merger. The board of directors of SkillSoft was aware of this fee structure and took it into account in considering Banc of America Securities’ fairness opinion and in approving the merger. The engagement letter calls for SkillSoft to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, and SkillSoft has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against particular liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, Banc of America Securities actively trades the equity securities of SkillSoft and SmartForce for its own account and for the accounts of customers. Accordingly, Banc of America Securities may at any time hold a long or short position in those securities. Banc of America Securities also acted as underwriter in connection with public offerings of SkillSoft’s securities, and it has performed various investment banking and other financial services for SkillSoft.

Interests of Certain Persons in the Merger

When considering the recommendations of the SmartForce and SkillSoft boards of directors, you should be aware that the directors and officers of SmartForce and SkillSoft have interests in the merger and have arrangements that are different from, or are in addition to, those of SmartForce shareholders and SkillSoft stockholders generally. The boards of directors of SmartForce and SkillSoft were aware of these potential conflicts and considered them in reaching their decisions to approve the merger and to recommend that their stockholders or shareholders vote in favor of the approval of the merger. These interests include:

•	Executive Officers and Directors. The following current officers of SkillSoft or SmartForce will be appointed as executive officers of the combined company following the effectiveness of the merger:

—	Gregory M. Priest, Chairman and Chief Strategy Officer;

—	Charles E. Moran, President and Chief Executive Officer;

—	Thomas J. McDonald, Executive Vice President and Chief Financial Officer;

—	Jeffrey N. Newton, Executive Vice President of Complex Solutions;

—	Jerald A. Nine Jr., Executive Vice President, Content Solutions and General Manager, Books Division;

—	Paul Henry, Executive Vice President of Corporate Marketing and Customer Services;

—	Colm Darcy, Executive Vice President of Content Development; and

—	Mark A. Townsend, Executive Vice President of Software Development.

In addition, Mr. Priest, James S. Krzywicki and Ferdinand von Prondzynski, each of whom is a current director of SmartForce, will remain on the board of directors of the combined company, and

Mr. Moran, Stewart K.P. Gross, William T. Coleman III and P. Howard Edelstein will be elected to the board of directors of the combined company following the consummation of the merger.

•
Employment.    In connection with the merger, Gregory M. Priest, Charles E. Moran, Jeffrey N. Newton and Jerald A. Nine have entered into employment agreements with SmartForce, whereby each has been provided with certain incentives to remain employed by the combined company following the effectiveness of the merger. See “Agreements Related to the Merger—Employment Agreements” beginning on page 90 for a description of these agreements.

•
Existing Stock Options.    As of July 31, 2002, executive officers and directors of SkillSoft owned options to purchase a total of 690,000 shares of SkillSoft common stock (equivalent to 1,633,506 SmartForce ordinary shares represented by ADSs), at exercise prices ranging from $15.05 to $30.25 per SkillSoft share (equivalent to a range of $6.36 to $12.78 per SmartForce ADS), of which 544,588 (equivalent to 1,289,257 SmartForce ordinary shares represented by ADSs) are unvested. SkillSoft options will be assumed by SmartForce in the merger.

•
New Stock Option Grants.    On July 12, 2002, following discussions of the boards of directors of both SmartForce and SkillSoft, SmartForce granted options to purchase an aggregate of 3,135,000 SmartForce ordinary shares (represented by SmartForce ADSs) at an exercise price of $3.30 per share to Messrs. Priest, Newton, Darcy and Henry as an incentive for their continued service with the combined company following the merger. Each of these options will vest over a four year period with one fourth (1/4th) of the ordinary shares subject to such option vesting on the one year anniversary of the applicable vesting commencement date and an additional one forty-eighth (1/48th) of the total number of ordinary shares subject to such option vesting each month thereafter for thirty-six (36) months, based upon such individual’s continued relationship with the combined company. Under the terms of the merger agreement, SkillSoft is permitted to grant options for up to 2,400,000 shares of its common stock (equivalent to 5,681,760 SmartForce ordinary shares represented by ADSs based on the exchange ratio with respect to the merger) between the execution of the merger agreement and the closing of the merger. Prior to the closing of the merger, SkillSoft’s board of directors anticipates granting options to Messrs. Moran, McDonald, Nine and Townsend as an incentive for their continued service with the combined company following the merger.

•
Non-Employee Directors.    Mr. John J. Neuhauser, who currently serves on the board of directors of SkillSoft but will not serve as a member of the board of directors of SmartForce after the closing of the merger, holds an option to purchase 40,000 shares of SkillSoft common stock at an exercise price of $30.25 per share. Mr. Neuhauser’s option will automatically vest and become immediately exercisable in full upon the completion of the merger. In contemplation of the merger, the board of directors of SkillSoft extended the term of the option to the extent it is existing and vested at the closing date of the merger such that it will expire on May 18, 2005. In connection with the merger, SmartForce has agreed to amend certain option agreements previously entered into with its non-employee directors Messrs. Conway, McDonagh and Grillos such that any options to purchase SmartForce ADSs held by them which are existing and vested by the closing date of the merger will remain exercisable for the remainder of the relevant ten-year option term following a termination of each such non-employee director’s service to SmartForce. This action will not give any of these former directors any rights to purchase shares with respect to any options which are unvested at the time of the merger or that they would not otherwise have the right to purchase at the time of the merger.

•
Registration Rights.    Warburg, Pincus Ventures, L.P., which is a principal stockholder of SkillSoft, will be an “affiliate” of SmartForce following the merger. It will be restricted from selling the SmartForce ADSs it receives in the merger in the manner described in the section entitled “Certain Securities Laws Considerations” beginning on page 73. Accordingly, Warburg has entered into a registration rights agreement with SmartForce. Under the terms of this agreement, Warburg may, on one occasion, require SmartForce to register for resale under the Securities Act the SmartForce ADSs it receives in the merger. This agreement is intended substantially to replicate the rights which Warburg has under an existing registration rights agreement between Warburg and SkillSoft. See “Agreements

Related to the Merger—Registration Rights Agreement” beginning on page 90 for a description of this Agreement.

•
Indemnification.    SmartForce and SkillSoft directors and executive officers have customary rights to indemnification against losses incurred as a result of actions or omissions occurring prior to the effective time of the merger. The merger agreement provides that, for a period of six years after the completion of the merger, SmartForce shall cause SkillSoft (as a wholly owned subsidiary) to indemnify each present and former SkillSoft officer and director against liabilities arising out of such person’s service as an officer or director. In addition, for a period of six years after the effective time of the merger, SmartForce will also cause SkillSoft to maintain officers’ and directors’ liability insurance to cover any such liabilities.

As a result, these directors, executive officers and shareholders could be more likely to vote in favor of recommending the merger agreement and the merger than if they did not have these interests.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of SkillSoft and approval of the issuance of SmartForce ordinary shares, represented by ADSs, in the merger by the shareholders of SmartForce. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

Exchange of SkillSoft Stock Certificates for SmartForce ADRs

When the merger is completed, SmartForce’s exchange agent will mail to SkillSoft stockholders a letter of transmittal and instructions for use in surrendering SkillSoft stock certificates in exchange for SmartForce ADSs, representing SmartForce ordinary shares. When former SkillSoft stockholders deliver their SkillSoft stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the SkillSoft stock certificates will be canceled, and former SkillSoft stockholders will receive SmartForce ADRs representing the number of full SmartForce ADSs to which they are entitled under the merger agreement. They will receive payment in cash, without interest, in lieu of any fractional SmartForce ADSs which would have been otherwise issuable to them in the merger. In this case, the market value of the fractional shares will be based on the average of the last reported sales prices of SmartForce ADSs on the Nasdaq National Market for the ten (10) consecutive trading days immediately preceding the last full trading day prior to the effective date of the merger.

SmartForce will only issue SkillSoft stockholders SmartForce ADSs or checks in lieu of fractional shares in the name in which their surrendered SkillSoft stock certificates are registered. If SkillSoft stockholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

SkillSoft stockholders should not submit their SkillSoft stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

No Dividends

SkillSoft stockholders are not entitled to receive any dividends or other distributions on SmartForce ADSs, representing SmartForce ordinary shares, until the merger is completed and they have surrendered their SkillSoft stock certificates in exchange for SmartForce ADRs. Subject to the effect of applicable laws, promptly following surrender of SkillSoft stock certificates and the issuance of the corresponding SmartForce ADSs, SkillSoft stockholders will be paid the amount, if any, of dividends or other distributions, without interest, paid to ADS holders with record dates after the completion of the merger but before such stockholders surrendered their SkillSoft stock certificates.

Material United States Federal Income Tax Considerations

For a summary description of the material United States federal tax considerations of the merger, see “Tax Matters—Material United States Federal Income Tax Considerations” on page 93.

Accounting Treatment for the Merger

The merger will be accounted for as a purchase business combination for financial accounting purposes in accordance with accounting principles generally accepted in the United States. Although SmartForce will be acquiring SkillSoft as a legal matter, SkillSoft will be considered the acquirer for accounting purposes.

For purposes of preparing the combined company’s consolidated financial statements, the combined company will establish a new accounting basis for SmartForce’s assets and liabilities based upon their fair values as of the effective date of the merger, the merger consideration and the costs of the merger. Any excess of cost over the fair value of the net tangible and identifiable intangible assets of SmartForce will be recorded as goodwill. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identifiable intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. The combined company will determine the fair value of SmartForce’s assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing pro forma information in this joint proxy statement/prospectus, the combined company has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

In addition, following the merger and consistent with SkillSoft being the “accounting acquirer”, the combined company intends to adopt SkillSoft’s fiscal year ending January 31. Accordingly, if the merger is consummated on or prior to September 30, 2002 (the last day of SmartForce’s third quarter of its current fiscal year), the combined company’s third quarter will end on October 31, 2002. Subsequent to the closing, the combined company’s fiscal quarters will end April 30 (1st Quarter), July 31 (2nd Quarter), October 31 (3rd Quarter) and January 31 (4th Quarter).

Regulatory Filings and Approvals Required to Complete the Merger

This merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that Act have been satisfied. SmartForce and SkillSoft filed notification reports, together with requests for early termination of the waiting period, with the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On July 22, 2002, the waiting period expired. At any time before or after the merger, the U.S. Federal Trade Commission, the U.S. Department of Justice or any state could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger or requiring SkillSoft or SmartForce to dispose of certain businesses or assets. Private parties may also institute legal actions under the antitrust laws under some circumstances.

This merger is also subject to review of the Minister for Enterprise, Trade and Employment of Ireland under the Mergers and Take-Overs (Control) Acts, 1978 to 1996. The merger may not be consummated until the Minister has approved the merger or the specified waiting period requirements of that Act have been satisfied.

In addition, the completion of the merger is subject to the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and compliance with applicable corporate laws of the State of Delaware and Ireland.

Certain Securities Laws Considerations

The SmartForce ordinary shares, represented by ADSs, to be issued in the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act, except for SmartForce ADSs issued to any person who is deemed to be an affiliate of SkillSoft or SmartForce. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with SkillSoft or SmartForce and may include SkillSoft’s or SmartForce’s executive officers and directors, as well as their principal stockholders or shareholders. Neither SkillSoft’s nor SmartForce’s affiliates may sell their SmartForce ADSs acquired in the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

No Appraisal or Dissenters’ Rights

Under Delaware corporate law, holders of SkillSoft common stock are not entitled to appraisal or dissenters’ rights in connection with the merger because, on the record date, SkillSoft common stock was designated and quoted for trading on the Nasdaq National Market and will be converted into SmartForce ADSs, which at the effective time of the merger will be listed on the Nasdaq National Market.

Under Irish law, holders of SmartForce ordinary shares are not entitled to appraisal or dissenters’ rights in connection with the merger.

Listing on the Nasdaq National Market of SmartForce ADSs to be Issued in the Merger

SmartForce has agreed to cause the SmartForce ADSs to be issued and to be reserved for issuance in connection with the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Delisting and Deregistration of SkillSoft Common Stock after the Merger

If the merger is completed, SkillSoft’s common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the merger agreement, which we hereby incorporate by reference into this joint proxy statement/prospectus. While SmartForce and SkillSoft believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A, and SmartForce and SkillSoft urge you to read it carefully.

General

Following the adoption of the merger agreement by SkillSoft stockholders, the approval by SmartForce shareholders of the merger, the merger agreement, the issuance of SmartForce ordinary shares, represented by ADSs, in the merger and the related matters contained in the merger proposal and the satisfaction or waiver of the other conditions to the merger, Slate Acquisition Corp., a wholly-owned subsidiary of SmartForce, will merge with and into SkillSoft. SkillSoft will survive the merger as a wholly-owned subsidiary of SmartForce. If all of the conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware.

The Exchange Ratio and Treatment of SkillSoft Common Stock

At the effective time of the merger, each issued and outstanding share of SkillSoft common stock will be converted into the right to receive 2.3674 SmartForce ordinary shares, represented by ADSs. However, any shares owned by SkillSoft, SmartForce or any of their direct or indirect wholly-owned subsidiaries will be cancelled without conversion. SmartForce will adjust the exchange ratio to reflect any reclassification, stock split, stock dividend, reorganization or other similar change with respect to SmartForce ADSs or ordinary shares or SkillSoft common stock occurring before the effective time of the merger.

Based on the exchange ratio of 2.3674, and based on the number of shares of SkillSoft common stock and options to purchase SkillSoft common stock outstanding as of August 2, 2002, a total of approximately 41,806,646 SmartForce ordinary shares, represented by ADSs, and options to purchase approximately 6,785,028 SmartForce ordinary shares, represented by ADSs, will be issued or granted in the merger. After the merger, based on shares outstanding as of the date of this joint proxy statement/prospectus, the current SmartForce shareholders would own approximately 58% of the outstanding shares of SmartForce and the former SkillSoft stockholders would own approximately 42% of the outstanding shares of SmartForce.

Treatment of SkillSoft Stock Options

At the effective time of the merger, SmartForce will assume all outstanding options, whether vested or unvested, to purchase shares of SkillSoft common stock and convert them into options to purchase SmartForce ordinary shares, represented by ADSs, subject to the same terms and conditions as were applicable prior to the effective time of the merger, including, without limitation, any vesting provisions. The number of SmartForce ordinary shares issuable upon the exercise of these stock options will be adjusted by multiplying such number by the exchange ratio. Any fractional SmartForce shares resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per SmartForce share issuable under each SkillSoft option will equal the exercise price per share of the SkillSoft common stock purchasable under the SkillSoft option divided by the exchange ratio. The exercise price will be rounded up to the nearest whole cent.

SmartForce will reserve for issuance a sufficient number of its ordinary shares, represented by ADSs, for delivery upon each assumed optionholder’s exercise of his or her option. SmartForce will file within 30 days after the completion of the merger a registration statement on Form S-8 for the ordinary shares underlying the SmartForce ADSs issuable with respect to assumed SkillSoft stock options.

Exchange of Certificates

Exchange Agent; Exchange Procedures; No Further Ownership Rights.    As soon as reasonably practicable after the effective time of the merger, SmartForce’s exchange agent will mail to each record holder of SkillSoft common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive ADRs representing SmartForce ADSs, cash in lieu of any fractional SmartForce ADSs and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of SkillSoft common stock will be cancelled. After the effective time of the merger, each certificate representing shares of SkillSoft common stock that have not been surrendered will only represent (1) the number of whole SmartForce ADSs into which such shares have been converted, (2) the right to receive cash in lieu of any fractional SmartForce ADS and (3) the right to receive any dividends or distributions that may be applicable. Following the effective time of the merger, SkillSoft will not register any transfers of SkillSoft common stock on its stock transfer books.

No Fractional Shares.    SmartForce will not issue any fractional ADSs in the merger. Instead, each holder of shares of SkillSoft common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a SmartForce ADS will receive cash, without interest, equal to such fraction multiplied by the average of the last reported sales prices per SmartForce ADS on the Nasdaq National Market for the ten trading days immediately preceding the last full trading day prior to the effective time of the merger.

Distributions with Respect to Unexchanged Shares.    After the effective date of the merger, no dividends or other distributions declared or made after the closing of the merger with respect to SmartForce ADSs will be paid to the holder of any unsurrendered SkillSoft certificate until the holder surrenders its SkillSoft certificate in accordance with the letter of transmittal.

Lost Certificates.    If any SkillSoft common stock certificate is lost, stolen or destroyed, a SkillSoft stockholder must provide an appropriate affidavit certifying that fact. SmartForce may require a SkillSoft stockholder to deliver a bond as indemnity against any claim that may be made against SmartForce with respect to any lost, stolen or destroyed certificate.

Holders of SkillSoft common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

Representations and Warranties

SmartForce and SkillSoft each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

Each of the companies made representations and warranties as to:

•	corporate organization, standing and power;

•	capitalization;

•	subsidiaries;

•	authorization to enter into the merger agreement;

•	the effect of the merger on obligations of the respective companies under their respective charters, applicable laws and third party obligations;

•	regulatory approvals required to complete the merger;

•	required stockholder or shareholder approval;

•	filings and reports with the Securities and Exchange Commission;

•	financial statements;

•	liabilities;

•	material changes in the respective companies’ business since March 31, 2002 for SmartForce and April 30, 2002 for SkillSoft;

•	taxes;

•	properties owned and leased;

•	intellectual property;

•	material agreements, contracts and commitments;

•	restrictions on the conduct of business;

•	litigation;

•	environmental matters;

•	employees;

•	employee benefit plans;

•	permits required to conduct business and compliance with those permits;

•	insurance;

•	the fairness opinion received by each company from its financial advisor; and

•	payments, if any, required to be made to brokers and agents on account of the merger.

In addition, SkillSoft made representations and warranties as to:

•	the inapplicability of state takeover statutes to the merger.

In addition, SmartForce made representations and warranties as to:

•	subscription rights; and

•	the operations of Slate Acquisition Corp.

All representations and warranties of SkillSoft and SmartForce expire at the effective time of the merger.

The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled “—Representations and Warranties of SkillSoft,” relating to SkillSoft and “Representations and Warranties of SmartForce and the Transitory Subsidiary,” relating to SmartForce and Slate Acquisition Corp.

Conduct of Business Before Completion of the Merger

SmartForce and SkillSoft both agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless the other party consents in writing, SmartForce and SkillSoft will, and will cause their subsidiaries to:

•	act and carry on business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay their debts and taxes and perform obligations when due;

•	comply in all material respects with applicable laws, rules and regulations;

•	use commercially reasonable efforts to preserve intact their respective business organizations, assets and properties;

•	use commercially reasonable efforts to keep available the services of their present officers and key employees; and

•	use commercially reasonable efforts to preserve their relationships with customers, strategic partners, suppliers, distributors and others with which they have business dealings.

SmartForce and SkillSoft also agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless the other party consents in writing, SmartForce and SkillSoft will conduct their respective businesses in compliance with specific restrictions relating to the following:

•	the declaration, setting aside or payment of dividends or other distributions;

•	stock splits, combinations or reclassifications of capital stock or issuances or authorization of any other securities;

•	purchase, redemption or other acquisition of their respective shares or securities;

•
the issuance, delivery, granting, pledge, disposition or encumbrance of their respective capital stock or securities (other than the issuing of shares subject to the exercise of options or the grant of a certain amount of options);

•	amendment to their respective charter documents;

•	the acquisition by merger, consolidation or purchase of assets or stock of other entities;

•	the sale, lease, license, pledge or other disposition of assets;

•	adoption of a rights plan;

•	merger, consolidation, liquidation or business combination;

•	the incurrence of indebtedness, issuance of debt securities or provision of loans, advances, investments or capital contributions;

•	capital expenditures;

•	changes to accounting policies and procedures;

•	modification, amendment or termination of material contracts;

•	entry into any material contract or licensing any material intellectual property to or from any third party;

•	employees and employee benefits, including compensation, severance and termination payments;

•	tax elections, settlement or compromise of tax liability or amendment to tax returns;

•	payment or settlement of claims, liabilities or obligations; and

•	insurance.

The agreements related to the conduct of SkillSoft’s and SmartForce’s businesses in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement entitled “Conduct of Business.”

No Solicitation by SmartForce and SkillSoft

SmartForce and SkillSoft further agreed to cease, as of the date of the merger agreement, any and all existing discussions or negotiations with any parties conducted prior to that date with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal. An “Acquisition Proposal” refers to:

•
any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving SmartForce or SkillSoft or their subsidiaries;

•	any proposal for the issuance of over 10% of the equity securities of either party or its subsidiaries; or

•	any other proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of either party;

other than the proposed merger between SmartForce and SkillSoft.

Until the merger is completed or the merger agreement is terminated, SmartForce and SkillSoft have agreed, on behalf of themselves and their subsidiaries, officers, directors, investment bankers, attorneys, accountants and other advisers or representatives, not to directly or indirectly take any of the following actions:

•
solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•	participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

•	except as described below relating to a Superior Proposal, withdraw or modify or publicly propose to withdraw or modify the approval or recommendation of the board with respect to the merger;

•
enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal; and

•	adopt, approve, or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

For so long as its shareholders have not already approved the merger, either SmartForce’s or SkillSoft’s board of directors, as the case may be, may, without breaching the merger agreement, respond to a Superior Proposal (as described below) by furnishing information to the party making the Superior Proposal and participating in discussions or negotiations with such party regarding the Superior Proposal, if all of the following conditions are met:

•
the board of directors determines in good faith, after consultation with its outside legal counsel, that its fiduciary obligations require it to do so, and the Superior Proposal does not result from a breach by SmartForce or SkillSoft of their nonsolicitation obligations under the merger agreement; and

•
an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public information (which limitations must be no less restrictive to the third party than the corresponding restrictions contained in the confidentiality agreement entered into between SmartForce and SkillSoft in connection with the merger) is obtained from the party making the Superior Proposal.

Either SmartForce’s or SkillSoft’s board of directors, as the case may be, may without breaching the merger agreement, respond to a Superior Proposal by withdrawing or modifying its recommendation with respect to the merger if all of the following conditions are met:

•	the board of directors determines in good faith, after consultation with its outside legal counsel, that its fiduciary obligations require it to do so; and

•
such withdrawal or modification of its recommendation can be made only at such time that is prior to the applicable shareholders meeting and after the fifth business day following receipt by the other party of written notice advising it that the board intends to do so and specifying the material terms of the Superior Proposal and the party making such Superior Proposal.

A “Superior Proposal” is an unsolicited, bona fide, written proposal to acquire more than 50% of the equity securities or assets of either SmartForce or SkillSoft pursuant to a tender or exchange offer, merger, consolidation or sale of assets, on terms which either SmartForce’s or SkillSoft’s board of directors, as the case may be, determines in good faith to be more favorable from a financial point of view to its shareholders than the merger, after considering the advice of an internationally recognized independent financial advisor and taking into account all the terms and conditions of such proposal and provided that such proposal be reasonably capable of being completed on the terms proposed and that any financing required to consummate the proposal must already be committed.

Each party has agreed to immediately inform the other of any Acquisition Proposal or any request for nonpublic information or inquiry which can reasonably be expected to lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry and the identity of the person or group making any such Acquisition Proposal or inquiry. Furthermore, neither SmartForce nor SkillSoft shall provide any information to or participate in discussions or negotiations with the person or group making a Superior Proposal until two business days after such party has first notified SmartForce or SkillSoft, as the case may be, of such Acquisition Proposal. The party receiving the Acquisition Proposal has committed to keep the other fully informed, on a current basis, of the status and details, including any change to the terms of such Acquisition Proposal or inquiry, and shall provide copies of all correspondence and other written material sent or provided, and if either SmartForce or SkillSoft, as the case may be, shall make a counterproposal, the other party shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. The party receiving the Superior Proposal shall furnish a copy to the other party of any of the information provided by the maker of the Superior Proposal to the extent that such copy has not previously been provided. In addition, the party receiving the Superior Proposal shall provide SmartForce or SkillSoft, as the case may be, with 24 hours advance notice of any meeting of its board of directors at which the board of directors is reasonably expected to consider a Superior Proposal and with at least two business days prior written notice of a meeting in which the board is expected to recommend a Superior Proposal to its stockholders or shareholders together with a copy of the definitive documentation relating to such Superior Proposal.

SkillSoft Stockholders Meeting

SkillSoft is obligated under the merger agreement to hold and convene, as promptly as practicable, the SkillSoft special meeting of stockholders for purposes of voting on the adoption of the merger agreement. Subject to the limited ability of the SkillSoft board of directors to withdraw or modify its recommendation as described in the section entitled “No Solicitation by SmartForce and SkillSoft” beginning on page 77, SkillSoft’s board of directors will unanimously recommend that SkillSoft’s stockholders vote in favor of adoption of the merger agreement.

SmartForce Shareholders Meeting

SmartForce is obligated under the merger agreement to hold and convene, as promptly as practicable, a SmartForce meeting of shareholders for purposes of voting on the issuance of SmartForce ordinary shares, represented by ADSs, in the merger and other related matters. Subject to the limited ability of the SmartForce board of directors to withdraw its recommendation as described in the section entitled “No Solicitation by SmartForce and SkillSoft” beginning on page 77, SmartForce’s board of directors will unanimously recommend that SmartForce’s shareholders vote in favor of the issuance of SmartForce’s ordinary shares, represented by ADSs, in connection with the merger and the related matters.

Employee Benefits Matters

Each individual who continues to be employed by SkillSoft after the merger is completed who becomes a participant in or is subject to SmartForce’s employee benefit plans will, subject to certain qualifications, be given credit for his or her prior service with SkillSoft for purposes of benefits under such plan and receive benefits that are substantially similar in the aggregate to those provided to a similarly situated employee of SmartForce.

Conditions to Completion of the Merger

The obligations of SmartForce and SkillSoft to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of each of the following conditions before completion of the merger:

•	the merger agreement must be adopted by the requisite vote of holders of SkillSoft common stock;

•
the merger agreement must be adopted and the issuance of SmartForce’s ordinary shares (represented by ADSs) to SkillSoft’s stockholders, the increase in the authorized share capital of SmartForce, and other related matters must be approved by the requisite vote of SmartForce shareholders;

•	all applicable waiting periods under applicable antitrust laws must have expired or been terminated and all antitrust approvals required to be obtained shall have been obtained;

•	all required governmental approvals (other than the filing of the certificate of merger in Delaware) shall have been filed and obtained;

•
SmartForce’s registration statement on Form S-4 to register the ordinary shares to be issued in the merger and a related registration statement to register the corresponding ADSs must be effective, and no stop order suspending the effectiveness of the Registration Statement or the ADS Registration Statement shall be in effect and no proceedings for that purpose and no similar proceeding with respect to the Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC or its staff;

•	no law, regulation or order shall have been enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger; and

•	the SmartForce’s ADSs to be issued in the merger shall have been authorized for listing on the Nasdaq National Market.

SkillSoft’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•
SmartForce and Slate Acquisition Corp’s representations and warranties must be true and correct immediately prior to the completion of the merger, except for (i) representations and warranties that refer to a specific date, which must have been true and correct in all material respects as of that date, (ii) changes contemplated by the merger agreement and (iii) where the failure of such representations and warranties to be true and correct, taken together, have not had and are not reasonably likely to have a Material Adverse Effect (as described below) on SmartForce;

•	SmartForce and Slate Acquisition Corp. must in all material respects perform all of the obligations required to be performed by them by the merger agreement;

•	SkillSoft must receive from its tax counsel an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	SmartForce shall have entered into a Registration Rights Agreement with Warburg, Pincus Ventures, L.P., a SkillSoft stockholder.

SmartForce’s and Slate Acquisition Corp.’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•
SkillSoft’s representations and warranties must be true and correct immediately prior to the completion of the merger, except for (i) representations and warranties that refer to a specific date, which must have been true and correct in all material respects as of that date, (ii) changes contemplated by the merger agreement and (iii) where the failure of such representations and warranties to be true and correct, taken together, have not had and are not reasonably likely to have a Material Adverse Effect on SkillSoft;

•	SkillSoft must in all material respects perform all of the obligations required to be performed by it under the merger agreement;

•	SmartForce must receive from its tax counsel an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	Each affiliate of SkillSoft shall have signed an affiliate agreement.

Under the terms of the merger agreement, a Material Adverse Effect on either SmartForce or SkillSoft is defined to mean any material adverse, change, event, circumstance or development with respect to or material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of such party and its subsidiaries taken as a whole or (ii) such party’s ability to complete the merger.

However, under the terms of the merger agreement, none of the following, alone or in combination, will be deemed to constitute a Material Adverse Effect on any entity:

•	any decrease in such party’s stock price in and of itself;

•	any material adverse effect resulting solely or primarily from factors affecting the United States (and in the case of SmartForce, Irish) economy or corporate training software market in general.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval of the merger by SkillSoft stockholders or SmartForce shareholders:

•	by mutual written consent of the boards of directors of SmartForce and SkillSoft;

•
by SmartForce or SkillSoft, if the merger is not completed before November 30, 2002, except that the right to terminate the merger agreement is not available to any party whose action or failure to act, in breach of the merger agreement, has been a principal cause of or resulted in the failure of the merger to occur on or before November 30, 2002;

•
by SmartForce or SkillSoft, if a court or governmental authority having jurisdiction over either SmartForce or SkillSoft shall have issued a nonappealable final order, decree or ruling permanently restraining, enjoining or prohibiting the completion of the merger;

•
by SmartForce or SkillSoft, if the stockholders of SkillSoft fail to adopt the merger agreement at the SkillSoft stockholders meeting, or if the shareholders of SmartForce fail to approve the merger agreement and approve the share issuance, the increase in share capital, and other related matters contained in the merger proposal at the SmartForce shareholders meeting, except that the right to terminate the merger agreement is not available to any party whose failure to act has been a principal cause of or resulted in the failure to obtain the stockholder or shareholder approval or the failure to obtain the requisite vote has been caused by a breach of the SkillSoft or SmartForce voting agreement;

•	by SmartForce if any of the following shall have occurred:

—
SkillSoft’s board of directors fails to give its recommendation to adopt the merger agreement or withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to SmartForce;

—	SkillSoft’s board of directors approves or recommends any Acquisition Proposal;

—
A tender offer or exchange offer for outstanding shares of SkillSoft common stock is commenced (other than by SmartForce or its affiliates) and the SkillSoft board of directors either (i) recommends that the SkillSoft stockholders tender their shares in such tender or exchange offer, (ii) within 10 business days after the commencement of such tender or exchange offer, fails to recommend rejection of such offer or (iii) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after receipt of a request by SmartForce to do so; or

—	SkillSoft materially breaches its obligations relating to the non-solicitation or stockholder meeting and proxy solicitation sections of the merger agreement.

•	by SkillSoft if any of the following shall have occurred:

—
SmartForce’s board of directors fails to give its recommendation to approve the merger agreement or withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to SkillSoft;

—	SmartForce’s board of directors approves or recommends any Acquisition Proposal;

—
A tender offer or exchange offer for SmartForce ordinary shares or ADSs is commenced (other than by SkillSoft or its affiliates) and the SmartForce board of directors either (i) recommends that the SmartForce shareholders tender their shares in such tender or exchange offer, (ii) within 10 business days after the commencement of such tender or exchange offer, fails to recommend rejection of such offer or (iii) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after receipt of a request by SkillSoft to do so; or

—	SmartForce materially breaches its obligations relating to the non-solicitation or shareholder meeting and proxy solicitation sections of the merger agreement.

•
by SmartForce, if SkillSoft has breached or failed to perform any representation, warranty, covenant or agreement, in any case such that the corresponding condition to completion of the merger would not be met, and the breach or failure to perform is not cured within 15 days after receipt of notice of such breach or failure (unless the terminating party is also in material breach of the merger agreement); or

•
by SkillSoft, if SmartForce has breached or failed to perform any representation, warranty, covenant or agreement, in any case such that the corresponding condition to completion of the merger would not be met, and the breach or failure to perform is not cured within 15 days after receipt of notice of such breach or failure (unless the terminating party is also in material breach of the merger agreement).

In the event of a termination of the merger agreement, there shall be no liability or obligation on the part of either SmartForce or SkillSoft to the other party, except that either party shall be liable for any willful or intentional breach of the merger agreement prior to its termination, and the parties shall be liable for the payment of the termination fees described below.

Payment of Termination Fee by SkillSoft

SkillSoft will pay SmartForce a termination fee of $2.2 million if the merger is terminated by SmartForce or SkillSoft because the SkillSoft stockholders failed to adopt the merger agreement. Additionally, SkillSoft shall pay a termination fee of $8.8 million (less any termination fee already paid for SkillSoft’s failure to obtain the adoption of the merger agreement at the SkillSoft stockholder meeting) in the event of termination of the merger agreement:

•
by SmartForce or SkillSoft if the merger is not approved by SkillSoft stockholders and if, following the date of the merger agreement and prior to the termination of the merger agreement, an Acquisition Proposal with respect to SkillSoft has become publicly announced or publicly known and, within 12 months following the termination of the merger agreement, either an Acquisition Transaction (as described below) with a party other than SmartForce is consummated by SkillSoft or SkillSoft enters into an agreement with respect to an Acquisition Transaction (and that Acquisition Transaction is later consummated);

•
by SmartForce if SkillSoft’s board of directors fails to give its recommendation to approve the merger agreement or the merger or withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to SmartForce;

•	by SmartForce if SkillSoft’s board of directors approves or recommends any Acquisition Proposal;

•
by SmartForce if a tender offer or exchange offer for outstanding shares of SkillSoft common stock is commenced (other than by SmartForce or its affiliates) and the SkillSoft board of directors either (i) recommends that the SkillSoft stockholders tender their shares in such tender or exchange offer, (ii) within 10 business days after the commencement of such tender or exchange offer, fails to recommend rejection of such offer or (iii) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after receipt of a request by SmartForce to do so;

•
by SmartForce if SkillSoft materially breaches its obligations under the sections of the merger agreement relating to non-solicitation or the holding of a stockholder meeting and proxy solicitation; or

•
by SmartForce if SkillSoft intentionally breaches or fails to perform any representation, warranty, covenant or agreement of SkillSoft in the merger agreement such that the corresponding condition to completion of the merger would not be met, and SkillSoft fails to cure such breach within 15 days following receipt of written notice regarding such breach.

Payment of Termination Fee by SmartForce

SmartForce will pay SkillSoft a termination fee of $2.2 million if the merger is terminated by SmartForce or SkillSoft because the SmartForce shareholders failed to approve the merger. Additionally, SmartForce shall pay a termination fee of $8.8 million (less any termination fee already paid for failure to obtain the approval of the merger at the SmartForce shareholder meeting) in the event of termination of the merger agreement:

•
by SmartForce or SkillSoft if the merger is not approved by the SmartForce shareholders and if, following the date of the merger agreement and prior to the termination of the merger agreement, an Acquisition Proposal with respect to SmartForce has become publicly announced or publicly known and, within 12 months following the termination of the merger agreement, either an Acquisition Transaction with a party other than SkillSoft is consummated by SmartForce or SmartForce enters into an agreement with respect to an Acquisition Transaction (and that Acquisition Transaction is later consummated);

•
by SkillSoft if SmartForce’s board of directors fails to give its recommendation to approve the merger agreement or the merger or withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to SkillSoft;

•	by SkillSoft if SmartForce’s board of directors approves or recommends any Acquisition Proposal;

•
by SkillSoft if a tender offer or exchange offer for SmartForce ordinary shares or ADSs is commenced (other than by SkillSoft or its affiliates) and the SmartForce board of directors either (i) recommends that the SmartForce shareholders tender their shares in such tender or exchange offer, (ii) within 10 business days after the commencement of such tender or exchange offer, fails to recommend rejection of such offer or (iii) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after receipt of a request by SkillSoft to do so;

•
by SkillSoft if SmartForce materially breaches its obligations under the sections of the merger agreement relating to non-solicitation or the holding of a shareholder meeting and proxy solicitation; or

•
by SkillSoft if SmartForce intentionally breaches or fails to perform any representation, warranty, covenant or agreement of SmartForce in the merger agreement such that the corresponding condition to completion of the merger would not be met and, SmartForce fails to cure such breach within 15 days following receipt of written notice regarding such breach.

An “Acquisition Transaction” refers to:

•	a sale or other disposition by SmartForce or SkillSoft of its business or assets representing 40% or more of its net revenues, net income or assets of the company immediately prior to the sale;

•
the acquisition by any person or group (including by way of tender offer or an exchange offer or issuance by SmartForce or SkillSoft), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding voting power or equity interest of SmartForce or SkillSoft; or

•
a merger, consolidation, business combination, or similar transaction involving SmartForce or SkillSoft in which the shareholders of SmartForce or the stockholders of SkillSoft, as the case may be, own less than 50% of the voting power or equity interest in the surviving or acquiring entity in the transaction.

Operations After the Merger

Following the merger, it is expected that SkillSoft will continue its operations as a wholly-owned subsidiary of SmartForce. In addition, the management team of SmartForce will be restructured effective as of the closing of the merger, as described under “Interests of Certain Persons in the Merger—Executive Officers and Directors”; the board of directors of SmartForce will be reconstituted to consist of three current members of the SmartForce board (Gregory M. Priest, James S. Krzywicki and Ferdinand von Prondzynski), three current members of the SkillSoft board (Charles E. Moran, Stewart K.P. Gross and William T. Coleman III) and a seventh individual designated by SkillSoft (P. Howard Edelstein); and the worldwide corporate headquarters of SmartForce will remain in Dublin, Ireland, while the United States corporate headquarters of SmartForce will be relocated to Nashua, New Hampshire, where SkillSoft’s headquarters are currently located. The stockholders of SkillSoft will become holders of SmartForce ADSs, and their rights as ADS holders will be governed by the SmartForce memorandum and articles of association and the deposit agreements, each as currently in effect, and the laws of the Republic of Ireland. See “Comparison of Shareholder Rights” on page 113 of this joint proxy statement/prospectus and “Description of SmartForce Share Capital” on page 101 of this joint proxy statement/prospectus.

Extension, Waiver and Amendment of the Merger Agreement

SmartForce and SkillSoft may amend the merger agreement before completion of the merger by mutual written consent. In addition, either SmartForce or SkillSoft may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

AGREEMENTS RELATED TO THE MERGER

This section of the joint proxy statement/prospectus describes agreements related to the merger agreement, including the SmartForce Voting Agreement, the SkillSoft Voting Agreement, the SkillSoft Affiliate Agreements, the SmartForce Option Agreement, the SkillSoft Option Agreement and the SmartForce Employment Agreements. While SmartForce and SkillSoft believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. Forms of these agreements (other than the employment agreements) are attached as exhibits to the merger agreement that is attached as Annex A of this joint proxy statement/prospectus.

SmartForce Voting Agreement

The following officers and directors of SmartForce have entered into a voting agreement: Gregory M. Priest, Jeffrey Newton, Colm Darcy, Patrick Eric Murphy, Ronald Conway, John Grillos, Patrick McDonagh, James Krzywicki and Ferdinand von Prondzynski. By entering into the voting agreement these SmartForce shareholders have irrevocably appointed SkillSoft as their lawful proxy and attorney-in-fact. Subject to the terms of the voting agreement, these proxies give SkillSoft the limited right to vote the SmartForce ADSs and the underlying ordinary shares owned by these SmartForce shareholders (a) in favor of the approval of the merger and the issuance of SmartForce ADSs under the merger agreement, (b) in favor of any matter that could reasonably be expected to facilitate the merger of SmartForce and SkillSoft, and (c) against any matter that is inconsistent with the merger and the other transactions contemplated by the merger agreement. These SmartForce shareholders may vote their SmartForce ADSs on all other matters.

As of August 2, 2002, there were approximately 384,232 SmartForce ordinary shares, represented by ADSs, subject to the SmartForce voting agreement representing approximately 1.0% of all outstanding SmartForce ordinary shares, represented by ADSs. None of the SmartForce shareholders who are parties to the SmartForce voting agreement were paid additional consideration for entering into the voting agreement.

Each SmartForce shareholder who is a party to the SmartForce voting agreement has agreed, subject to limited exceptions, not to sell, assign, transfer, pledge, encumber or otherwise dispose of the SmartForce ADSs, the underlying ordinary shares and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger.

The SmartForce voting agreement will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of SmartForce voting agreement is attached as Exhibit A-2 to the merger agreement that is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

SkillSoft Voting Agreement

The following officers, directors and stockholders of SkillSoft have entered into a voting agreement: James Adkisson, C. Samantha Chen, William T. Coleman III, Stewart K.P. Gross, Thomas J. McDonald, Charles E. Moran, John J. Neuhauser, Jerald A. Nine, Mark A. Townsend, Warburg, Pincus Ventures, L.P., Warburg, Pincus & Co. and Warburg Pincus LLC. By entering into the voting agreement, these SkillSoft stockholders have irrevocably appointed SmartForce as their lawful attorney and proxy. Subject to the terms of the voting agreement, these proxies give SmartForce the limited right to vote the shares of SkillSoft common stock owned by these SkillSoft stockholders (a) in favor of the adoption of the merger agreement, (b) in favor of any matter that could reasonably be expected to facilitate the merger, and (c) against any matter that is inconsistent with the consummation of the merger and the other transactions contemplated by the merger agreement. These SkillSoft stockholders may vote their shares of SkillSoft common stock on all other matters.

As of August 5, 2002, there were approximately 6,915,777 shares of SkillSoft common stock subject to the SkillSoft voting agreement representing approximately 39.3% of the outstanding SkillSoft common stock. None of the SkillSoft stockholders who are parties to the SkillSoft voting agreement were paid additional consideration for entering into the SkillSoft voting agreement.

Each SkillSoft stockholder who is a party to the SkillSoft voting agreement has agreed, subject to limited exceptions, not to sell, assign, transfer, pledge, encumber or otherwise dispose of the shares of SkillSoft common stock owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger.

The SkillSoft voting agreement will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of SkillSoft voting agreement is attached as Exhibit A-1 to the merger agreement that is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

SkillSoft Affiliate Agreements

The members of SkillSoft’s board of directors, SkillSoft’s executive officers and Warburg, Pincus Ventures, L.P., Warburg Pincus & Co. and Warburg Pincus LLC, each of which is a stockholder of SkillSoft, have each executed an affiliate agreement. Under the affiliate agreements, these SkillSoft officers, directors and stockholders acknowledged the resale restrictions on the SmartForce ADSs to be received by them in the merger imposed by Rule 145 and, to the extent required by the deposit agreements under which their SmartForce ADSs will be issued, Rule 144(h) under the Securities Act. In accordance with the affiliate agreements, SmartForce will be entitled to place appropriate legends on these SkillSoft stockholders’ ADRs evidencing any SmartForce ADSs to be received by them and to issue stop transfer instructions to The Bank of New York, as depositary for the SmartForce ADSs held by them. The form of affiliate agreement is attached as Exhibit C to the merger agreement that is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

Option Agreements

Option Agreement in Favor of SmartForce

As a condition to SmartForce’s willingness to enter into the merger agreement, SkillSoft granted to SmartForce an irrevocable option to acquire up to 3,473,930 shares of SkillSoft’s common stock or, if such number is greater than 19.9% of SkillSoft’s outstanding common stock on the date of exercise of such option, such number of shares of SkillSoft common stock as would equal 19.9% of SkillSoft’s common stock on the date of exercise. The exercise price for these shares is $15.10 per share, payable in cash. The form of option agreement is attached as Exhibit B-1 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

The option is intended to increase the likelihood that the merger will be completed. Some of the aspects of the option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in SkillSoft or its assets before completion of the merger.

Exercise Events.    SmartForce may exercise the option, in whole or part, at any time or from time to time, upon the occurrence of any of the following events:

•	After termination of the merger agreement as described below:

—
by SmartForce if SkillSoft’s board of directors (a) fails to recommend to SkillSoft’s stockholders that they approve the merger agreement or the merger, (b) withdraws its recommendation or (c) modifies its recommendation of the merger agreement or the merger in a manner adverse to SmartForce;

—	by SmartForce if SkillSoft’s board of directors approves or recommends any Acquisition Proposal;

—
by SmartForce if a tender offer or exchange offer for outstanding shares of SkillSoft common stock is commenced (other than by SmartForce or its affiliates) and the SkillSoft board of directors either (i) recommends that the SkillSoft stockholders tender their shares in such tender or exchange offer, (ii) within 10 business days after the commencement of such tender or exchange offer, fails to recommend rejection of such offer or (iii) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after receipt of a request by SmartForce to do so;

—	by SmartForce if SkillSoft materially breaches its obligations under the sections of the merger agreement relating to non-solicitation or the holding of a stockholder meeting and proxy solicitation;

—
by SmartForce if SkillSoft intentionally breaches or fails to perform any representation, warranty, covenant or agreement of SkillSoft in the merger agreement such that the corresponding condition to completion of the merger would not be met, and SkillSoft fails to cure such breach within 15 days following receipt of written notice regarding such breach; or

—
by SmartForce or SkillSoft if the merger agreement is not adopted by SkillSoft stockholders and if, following the date of the merger agreement and prior to the termination of the merger agreement, an Acquisition Proposal with respect to SkillSoft becomes publicly announced or publicly known and, within 12 months following the termination of the merger agreement, either an Acquisition Transaction with a party other than SmartForce is consummated by SkillSoft or SkillSoft enters into an agreement with respect to an Acquisition Transaction (and that Acquisition Transaction is later consummated).

Termination.    The option will terminate and cease to be exercisable upon the earliest of any of the following:

•	the completion of the merger;

•
twelve months after termination of the merger agreement based on a failure to obtain the required approval of SkillSoft stockholders if no event causing the termination fee to become payable has occurred;

•	twelve months after payment of the termination fee in connection with SmartForce’s termination of the merger agreement because of any of the following:

—
SkillSoft’s board of directors (a) fails to recommend to SkillSoft’s stockholders that they approve the merger agreement or the merger, (b) withdraws its recommendation or (c) modifies its recommendation of the merger agreement or the merger in a manner adverse to SmartForce;

—	SkillSoft’s board of directors approves or recommends any Acquisition Proposal;

—
A tender offer or exchange offer for outstanding shares of SkillSoft common stock is commenced (other than by SmartForce or its affiliates) and the SkillSoft board of directors either (i) recommends that the SkillSoft stockholders tender their shares in such tender or exchange offer, (ii) within 10 business days after the commencement of such tender or exchange offer, fails to recommend rejection of such offer or (iii) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after receipt of a request by SmartForce to do so;

—	SkillSoft materially breaches its obligations under the sections of the merger agreement relating to non-solicitation or the holding of a stockholder meeting and proxy solicitation;

—
SkillSoft intentionally breaches or fails to perform any representation, warranty, covenant or agreement of SkillSoft in the merger agreement such that the corresponding condition to completion of the merger would not be met, and SkillSoft fails to cure such breach within 15 days following receipt of written notice regarding such breach; or

—
if SmartForce or SkillSoft terminates the merger agreement because the merger agreement is not adopted by SkillSoft stockholders and if, following the date of the merger agreement and prior to the termination of the merger agreement, an Acquisition Proposal with respect to SkillSoft becomes publicly announced or publicly known and, within 12 months following the termination of the merger agreement, either an Acquisition Transaction with a party other than SmartForce is consummated by SkillSoft or SkillSoft enters into an agreement with respect to an Acquisition Transaction (and that Acquisition Transaction is later consummated); and

•	the date on which the merger agreement is otherwise terminated.

Repurchase at the Option of SmartForce.    During the period when the option is exercisable, SmartForce may require SkillSoft to repurchase from SmartForce the unexercised portion of the option at a price per share equal to the difference between (a) the Market/Tender Offer Price (defined as the higher of (i) the highest price per share offered pursuant to any Acquisition Proposal and (ii) the average closing sale price of SkillSoft common stock on the Nasdaq National Market for the 20 trading days preceding the notice of such action), and (b) the option exercise price.

Economic Benefit to SmartForce is Limited.    The option agreement limits the maximum profit realizable by SmartForce pursuant to the option agreement to $8.8 million plus the aggregate exercise price paid by SmartForce for the option shares under the option agreement, less any amounts paid to SmartForce by SkillSoft as a termination fee pursuant to the merger agreement, and less the net cash amount or fair market value of any property received by SmartForce for the sale of the option shares.

Registration Rights.    The option agreement grants registration rights to SmartForce with respect to the shares of SkillSoft common stock issuable upon the exercise of the option, including the right on four occasions to demand that SkillSoft register all or part of such shares for resale under the Securities Act. The option agreement also grants SmartForce the right, on two occasions and subject to restrictions set forth in the agreement, to request SkillSoft to include such shares in a firm commitment underwritten offering conducted by SkillSoft. The registration rights provisions also contain customary cross-indemnification covenants between SmartForce and SkillSoft.

Option Agreement in Favor of SkillSoft

As a condition to SkillSoft’s willingness to enter into the merger agreement, SmartForce granted to SkillSoft an irrevocable option to acquire up to 11,351,738 SmartForce ADSs, representing 19.9% of SmartForce’s issued and outstanding ADSs as of the execution of the merger agreement. The exercise price for these shares is $5.35 per share, payable in cash. The form of option agreement is attached as Exhibit B-2 to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

The option is intended to increase the likelihood that the merger will be completed. Some of the aspects of the option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in SmartForce or its assets before completion of the merger.

Exercise Events.    SkillSoft may exercise the option, in whole or part, at any time or from time to time, upon the occurrence of any of the following events:

•	After termination of the merger agreement as described below:

—
by SkillSoft if SmartForce’s board of directors (a) fails to recommend to SmartForce’s shareholders that they approve the merger agreement or the merger, (b) withdraws its recommendation or (c) modifies its recommendation of the merger agreement or the merger in a manner adverse to SkillSoft;

—	by SkillSoft if SmartForce’s board of directors approves or recommends any Acquisition Proposal;

—
by SkillSoft if a tender offer or exchange offer for SmartForce ordinary shares or ADSs is commenced (other than by SkillSoft or its affiliates) and the SmartForce board of directors either (i) recommends that the SmartForce shareholders tender their shares in such tender or exchange offer, (ii) within 10 business days after the commencement of such tender or exchange offer, fails to recommend rejection of such offer or (iii) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after receipt of a request by SkillSoft to do so;

—	by SkillSoft if SmartForce materially breaches its obligations under the sections of the merger agreement relating to non-solicitation or the holding of a shareholder meeting and proxy solicitation;

—
by SkillSoft if SmartForce intentionally breaches or fails to perform any representation, warranty, covenant or agreement of SmartForce in the merger agreement such that the corresponding condition to completion of the merger would not be met, and SmartForce fails to cure such breach within 15 days following receipt of written notice regarding such breach; or

—
by SmartForce or SkillSoft if the merger is not approved by SmartForce shareholders and if, following the date of the merger agreement and prior to the termination of the merger agreement, an Acquisition Proposal with respect to SmartForce becomes publicly announced or publicly known and, within 12 months following the termination of the merger agreement, either an Acquisition Transaction with a party other than SkillSoft is consummated by SmartForce or SmartForce enters into an agreement with respect to an Acquisition Transaction (and that Acquisition Transaction is later consummated).

Termination.    The option will terminate and cease to be exercisable upon the earliest of any of the following:

•	the completion of the merger;

•
twelve months after termination of the merger agreement based on a failure to obtain the required approval of SmartForce shareholders if no event causing the termination fee to become payable has occurred;

•	twelve months after payment of the termination fee in connection with SkillSoft’s termination of the merger agreement because of any of the following:

—
SmartForce’s board of directors (a) fails to recommend to SmartForce’s shareholders that they approve the merger agreement or the merger, (b) withdraws its recommendations or (c) modifies its recommendation of the merger agreement or the merger in a manner adverse to SkillSoft;

—	SmartForce’s board of directors approves or recommends any Acquisition Proposal;

—
A tender offer or exchange offer for SmartForce ordinary shares or ADSs is commenced (other than by SkillSoft or its affiliates) and the SmartForce board of directors either (i) recommends that the SmartForce shareholders tender their shares in such tender or exchange offer, (ii) within 10 business days after the commencement of such tender or exchange offer, fails to recommend rejection of such offer or (iii) fails to reconfirm its recommendation of the merger agreement or the merger within 10 business days after receipt of a request by SkillSoft to do so;

—	SmartForce materially breaches its obligations under the sections of the merger agreement relating to non-solicitation or the holding of a shareholder meeting and proxy solicitation;

—
SmartForce intentionally breaches or fails to perform any representation, warranty, covenant or agreement of SmartForce in the merger agreement such that the corresponding condition to completion of the merger would not be met, and SmartForce fails to cure such breach within 15 days following receipt of written notice regarding such breach; or

—
if SmartForce or SkillSoft terminates the merger agreement because the merger is not approved by SmartForce shareholders and if, following the date of the merger agreement and prior to the termination of the merger agreement, an Acquisition Proposal with respect to SmartForce becomes publicly announced or publicly known and, within 12 months following the termination of the merger agreement, either an Acquisition Transaction with a party other than SkillSoft is consummated by SmartForce or SmartForce enters into an agreement with respect to an Acquisition Transaction (and that Acquisition Transaction is later consummated); or

•	the date on which the merger agreement is otherwise terminated.

Repurchase at the Option of SkillSoft.    During the period when the option is exercisable, SkillSoft may require SmartForce to repurchase from SkillSoft the unexercised portion of the option at a price per share equal to the difference between (a) the Market/Tender Offer Price (defined as the higher of (i) the highest price per share offered pursuant to any Acquisition Proposal and (ii) the average closing sale price of SmartForce ADSs on the Nasdaq National Market for the 20 preceding trading days), and (b) the option exercise price.

Economic Benefit to SkillSoft is Limited.    The option agreement limits the maximum profit realizable by to SkillSoft pursuant to the option agreement to $8.8 million plus the aggregate exercise price paid by SkillSoft for the option shares under the option agreement, less any amounts paid to SkillSoft by SmartForce as a termination fee pursuant to the merger agreement, and less the net value of any cash or property received by SkillSoft for the sale of the option shares.

Registration Rights.    The option agreement grants registration rights to SkillSoft with respect to the SmartForce ADSs issuable upon exercise of the option, including the right on four occasions to demand that SmartForce register all or part of such shares for resale under the Securities Act. The option agreement also grants SkillSoft the right, on two occasions and subject to restrictions set forth in the agreement, to request SmartForce to include such shares in a firm commitment, underwritten offering conducted by SmartForce. The registration rights provisions also contain customary cross-indemnification covenants between SkillSoft and SmartForce.

Registration Rights Agreement

On June 10, 2002, Warburg, which is a principal stockholder and affiliate of SkillSoft, entered into a registration rights agreement with SmartForce. Under the terms of this agreement, Warburg may, on one occasion, require SmartForce to register for resale under the Securities Act the SmartForce ADSs Warburg will receive in the merger. SmartForce is required to use its reasonable best efforts to effect such registration and to keep such registration statement continuously effective for the earlier of two years after the consummation of the merger or such date as the securities registered have been sold. SmartForce has the right to defer the filing of the registration statement covering such registration for a period of up to 90 days after the request by Warburg if the board of directors of SmartForce determines in good faith that the filing of the registration statement at the requested time would be seriously detrimental to SmartForce or its shareholders. SmartForce may also suspend use of the registration statement for a period of up to 45 consecutive days or 90 days in any 12 consecutive months if SmartForce possesses in its reasonable judgment material non-public information. SmartForce is responsible for paying all of the expenses associated with the registration, other than underwriters’ discounts and commissions, any applicable stamp duty or transfer taxes, and any fees and expenses of Warburg’s counsel in excess of $20,000. The agreement also contains customary cross-indemnification covenants between Warburg and SmartForce. This agreement is intended substantially to replicate the rights which Warburg has under an existing registration rights agreement between Warburg and SkillSoft.

Employment Agreements

In connection with the merger, Gregory M. Priest, Jeffrey Newton, Charles E. Moran and Jerald Nine have entered into employment agreements providing certain incentives to each to remain employed by SmartForce following the effectiveness of the merger. These employment agreements supersede previously existing employment agreements entered into by each of these individuals. The following is a brief summary of these new employment agreements:

Gregory M. Priest’s employment agreement.    Contingent upon the effectiveness of the merger, SmartForce has entered into an employment agreement with Gregory M. Priest, SmartForce’s Chairman of the Board of Directors, President and Chief Executive Officer, under which SmartForce agrees to employ Mr. Priest as Chairman of the Board of Directors and Chief Strategy Officer of SmartForce. Mr. Priest’s agreement provides for a cash compensation plan that reflects the level established by the SmartForce board of directors for the fiscal year ending December 31, 2002 (which plan was not increased from Mr. Priest’s cash compensation plan for the fiscal year ended December 31, 2001). Specifically, Mr. Priest’s employment agreement with SmartForce provides that he will be paid a base salary of $250,000 per year to be reviewed for increases at least annually by the board of directors. In addition, Mr. Priest will be entitled to a $60,000 per year accommodation allowance and an auto allowance in the amount of $8,379. He will also be entitled to receive an annual performance bonus of $265,000 upon the attainment of agreed upon performance objectives to be reviewed for increases at least annually by the board of directors. Mr. Priest’s employment is at-will, but if his employment is terminated without cause or if he resigns with good reason, each as defined in the agreement, he will be entitled to receive from SmartForce his base salary and target bonus for a period which is the greater of (i) one year after the date of termination, or (ii) the period between the date of termination and the third anniversary of the completion of the merger. In addition, if Mr. Priest is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him by SmartForce for a period which is the greater of (i) one year after the date of termination, or (ii) the period between the date of termination and the third anniversary of the completion of the merger, if he agrees to be bound by the nonsolicitation and noncompete provisions contained in his employment agreement. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until the later of one year after the termination of his employment or three years after the merger if Mr. Priest’s termination is voluntary (other than for good reason) or is terminated for cause.

Charles E. Moran’s employment agreement.    Contingent upon the effectiveness of the merger, SmartForce has entered into an employment agreement with Charles E. Moran, SkillSoft’s Chairman of the Board of Directors, President and Chief Executive Officer, under which SmartForce agrees to employ Mr. Moran as its President and Chief Executive Officer. Mr. Moran’s agreement provides for a cash compensation plan that reflects the level established by the SkillSoft board of directors for the fiscal year ending January 31, 2003. Specifically, Mr. Moran’s employment agreement with SmartForce provides that he will be paid a base salary of $225,000 per year to be reviewed for increases at least annually by SmartForce’s board of directors. In addition, Mr. Moran will be entitled to receive an annual performance bonus based on performance metrics established by the board of directors. Mr. Moran’s employment is at-will, but if Mr. Moran’s employment is terminated without cause or if he resigns with good reason, each as defined in the agreement, he will be entitled to receive from SmartForce his base salary and target bonus for a period which is the greater of (i) one year after the date of termination, or (ii) the period between the date of termination and the second anniversary of the completion of the merger. In addition, if Mr. Moran is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him by SmartForce for a period which is the greater of (i) one year after the date of termination, or (ii) the period between the date of termination and the second anniversary of the completion of the merger, if he agrees to be bound by the nonsolicitation and noncompete provisions contained in his employment agreement. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until the later of one year after the termination of his employment or two years after the merger if Mr. Moran’s termination is voluntary (other than for good reason) or is terminated for cause.

Jeffrey Newton’s employment agreement.    Contingent upon the effectiveness of the merger, SmartForce has entered into an employment agreement with Jeffrey Newton, SmartForce’s Chief Customer Officer, under which SmartForce agrees to employ Mr. Newton as its Executive Vice President, Complex Solutions.

Mr. Newton’s agreement provides for a cash compensation plan that reflects the level established by the SmartForce board of directors for the fiscal year ending December 31, 2002 (which plan was not increased from Mr. Newton’s cash compensation plan for the fiscal year ended December 31, 2001). Specifically, Mr. Newton’s employment agreement with SmartForce provides that he will be paid a base salary of $200,000 per year to be reviewed for increases at least annually by SmartForce’s board of directors. In addition, Mr. Newton will be entitled to a $60,000 per year accommodation allowance and an auto allowance in the amount of $7,200. He will also be entitled to receive an annual performance bonus of $190,000 upon the attainment of agreed upon performance objectives. Mr. Newton’s employment is at–will, but if Mr. Newton’s employment is terminated without cause or if he resigns with good reason, each as defined in the agreement, he will be entitled to receive from SmartForce his base salary and target bonus for a period which is the greater of (i) one year after the date of termination, or (ii) the period between the date of termination and the second anniversary of the completion of the merger. In addition, if Mr. Newton is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him by SmartForce for a period which is the greater of (i) one year after the date of termination, or (ii) the period between the date of termination and the third anniversary of the completion of the merger, if he agrees to be bound by the nonsolicitation and noncompete provisions contained in his employment agreement. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until the later of one year after the termination of his employment or three years after the merger if Mr. Newton’s termination is voluntary (other than for good reason) or is terminated for cause.

Jerald Nine’s employment agreement.    Contingent upon the effectiveness of the merger, SmartForce has entered into an employment agreement with Jerald Nine, SkillSoft’s Vice-President Worldwide Sales and Marketing and General Manager, Books Division, under which SmartForce agrees to employ Mr. Nine as its Executive Vice-President, Content Solutions and General Manager Books Division. Mr. Nine’s agreement provides for a cash compensation plan that reflects the level established by the SkillSoft board of directors for the fiscal year ending January 31, 2003. Specifically, this employment agreement will supersede the terms of Mr. Nine’ employment with SkillSoft. Mr. Nine’s employment agreement with SmartForce provides that he will be paid a base salary of $200,000 per year to be reviewed for increases at least annually by SmartForce’s board of directors. In addition, Mr. Nine will be entitled to receive an annual performance bonus based on performance metrics established by the board of directors. Mr. Nine’s employment is at-will, but if Mr. Nine’s employment is terminated without cause or if he resigns with good reason, as defined in the agreement, he will be entitled to receive from SmartForce his base salary plus the then maximum performance bonus for a period of one year and a target bonus for a period which is the greater of (i) one year after the date of termination, or (ii) the period between the date of termination and the second anniversary of the completion of the merger. In addition, if Mr. Nine is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him by SmartForce for a period of one year. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until one year after the termination of his employment if Mr. Nine’s termination is voluntary (other than for good reason) or is terminated for cause.

TAX MATTERS

Material United Stated Federal Income Tax Considerations

General

In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation and Hale and Dorr LLP, the following is a discussion of the material United States federal income tax consequences of the merger generally applicable to holders of SkillSoft common stock who, pursuant to the merger, exchange their SkillSoft common stock for SmartForce ADSs, assuming that the merger is effected pursuant to applicable state law and as described in the merger agreement and in this joint proxy statement/prospectus. This discussion only applies to “U.S. holders,” as defined below, who hold their shares of common stock as a capital asset for U.S. federal income tax purposes. The discussion does not address all the United States federal income tax consequences that may be relevant to SkillSoft stockholders in light of their particular circumstances or to SkillSoft stockholders subject to special rules including, but not limited to:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a bank or other financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person that holds shares of SkillSoft common stock or will hold SmartForce ADSs as part of a straddle or a hedging, integrated, constructive sale or conversion transaction for tax purposes;

•	a person whose functional currency for tax purposes is not the United States dollar;

•	a person liable for U.S. alternative minimum tax;

•	a person that owns, or is treated as owning, 10% or more of any class of SmartForce ADSs;

•	a person who acquired shares of SkillSoft common stock or SmartForce ADSs through stock option or stock purchase programs or in other compensatory transactions; or

•	a person who is not a U.S. holder.
For purposes of the discussion below, a “U.S. holder” is a beneficial owner of SkillSoft common stock or SmartForce ADSs who or which is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation, that was created or organized in or under the laws of the United States or any state thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. citizens have the authority to control all of the substantial decisions of the trust.

If a partnership holds SmartForce ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding SmartForce ADSs, you should consult your tax advisor.

Section 367 of the Internal Revenue Code and the Treasury regulations promulgated thereunder impose additional requirements for tax-free reorganization treatment on transactions where, as is the case in the merger, a U.S. holder exchanges stock in a United States corporation for stock in a foreign corporation. In general, for an exchange of SkillSoft common stock for SmartForce ADSs by a U.S. holder in the merger to qualify for tax-free reorganization treatment (in addition to meeting the requirements of Section 368 of the Internal Revenue Code), certain reporting requirements must be satisfied and each of the following conditions must be met: (i) no more than fifty percent of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the “United States transferors” (as defined in the Treasury regulations) in the transaction; (ii) no more than fifty percent of each of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by U.S. holders that are either officers or directors or “five-percent stockholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the United States corporation; (iii) either (A) the U.S. holder is not a “five-percent stockholder” (computed taking into account direct, indirect and constructive ownership) of the transferee foreign corporation or (B) the U.S. holder is a “five-percent stockholder” of the transferee foreign corporation and enters into an agreement with the Internal Revenue Service to recognize gain under certain circumstances; and (iv) the “active trade or business test” is satisfied as defined in Treasury Regulation Section 1.367(a)-3(c)(3).

In addition, this discussion does not address any of the tax consequences to any SkillSoft stockholder that will own 5% or more of either the total voting power or the total value of the outstanding stock of SmartForce (including shares represented by ADSs) after the merger (determined after taking into account ownership under the applicable attribution rules of the Internal Revenue Code and applicable Treasury regulations), and that fails to enter into a valid “gain recognition agreement” under applicable Treasury regulations.

The following discussion is based on and subject to the Internal Revenue Code, the regulations promulgated thereunder, and existing administrative rulings and court decisions, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change or varying interpretation, possibly with retroactive effect. This discussion also is based upon assumptions, limitations, representations and covenants, including those contained in representation letters of SmartForce, Slate Acquisition Corp., and SkillSoft for purposes of rendering the closing opinions described below under “The Merger,” and may not be relied upon if any of such assumptions, limitations, representations or covenants are, or later become, inaccurate.

The Merger

Completion of the merger is conditioned on the receipt by SmartForce of an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, SmartForce’s tax counsel, and the receipt by SkillSoft of an opinion from Hale and Dorr LLP, SkillSoft’s tax counsel, stating that the merger will be a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based upon the existing law and the continuing truth and accuracy of the representations of SkillSoft and SmartForce described above, and will be subject to certain assumptions and qualifications, including the assumption that the merger will be effected pursuant to applicable state law and completed according to the terms of the merger agreement. If either tax counsel does not render a closing tax opinion, such condition nonetheless will be satisfied if tax counsel to the other party renders an opinion to the party whose tax counsel has not done so. The closing tax opinions (1) will be based on facts, representations and assumptions set forth or referred to in the closing tax opinions, and (2) will rely on certain representations and covenants of SmartForce, Slate Acquisition Corp. and SkillSoft, including those contained in representation letters delivered to Hale and Dorr LLP and Wilson Sonsini Goodrich & Rosati Professional Corporation for the purpose of their rendering the closing tax opinions. The opinions are also subject to the condition that SmartForce, SkillSoft and you comply with all applicable filings required under Section 367 of the Internal Revenue Code and the regulations thereunder.

Based on the representations contained in the representation letters provided by SmartForce, Slate Acquisition Corp., and SkillSoft, and subject to the assumptions and limitations discussed above, the following are the material United States federal income tax consequences that will generally result from treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code:

•	no gain or loss will be recognized by SmartForce, SkillSoft or Slate Acquisition Corp. solely as a result of the merger;

•
no gain or loss will be recognized by the U.S. holders of SkillSoft common stock upon the receipt of SmartForce ADSs solely in exchange for SkillSoft common stock in the merger, except to the extent of cash received in lieu of fractional shares;

•
cash payments received by U.S. holders of SkillSoft common stock in lieu of a fractional share will result in capital gain (or loss) measured by the difference between the cash payment received and the portion of the tax basis in the shares of SkillSoft common stock surrendered that is allocable to such fractional share. Such gain (or loss) will be long-term capital gain (or loss) if the shares of SkillSoft common stock allocable to such fractional share have been held for more than one year at the effective time of the merger;

•
the aggregate tax basis of the SmartForce ADSs received by SkillSoft stockholders in the merger will be the same as the aggregate tax basis of the SkillSoft common stock surrendered in exchange therefor reduced by any tax basis allocable to a fractional share for which cash is received; and

•	the holding period with respect to SmartForce ADSs received by each SkillSoft stockholder in the merger will include the holding period for the SkillSoft common stock surrendered in exchange therefor.

The tax opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to SmartForce, SkillSoft, or the stockholders of SmartForce and SkillSoft. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in the closing tax opinions or that a court will not sustain such a challenge.

Reporting Requirements.    Each SkillSoft stockholder that receives SmartForce ADSs in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its tax basis in the SkillSoft common stock surrendered and the fair market value of the SmartForce ADSs and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

Ownership of SmartForce ADSs

Distributions.    SmartForce does not expect to pay dividends in the foreseeable future. If SmartForce does pay any dividends, however, the gross amount of any dividend received by U.S. holders with respect to SmartForce ADSs generally will be taxed at ordinary income tax rates to the extent such dividend does not exceed SmartForce’s current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes. To the extent any dividend exceeds SmartForce’s earnings and profits, the dividend will be treated as a tax-free return of capital to the extent of a U.S. holder’s adjusted tax basis in SmartForce ADSs and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of such stock). To the extent that the distribution exceeds a U.S. holder’s adjusted tax basis, the distribution will be taxed as if it was gain recognized on a sale or exchange of SmartForce ADSs. See “Sale or Other Disposition of SmartForce ADSs,” below. Because SmartForce is not a U.S. corporation, no dividends-received deduction will be allowed to corporations with respect to dividends paid by SmartForce. Dividends paid with respect to SmartForce ADSs will generally be treated as foreign source “passive income” for U.S. tax purposes.

Sale or Other Disposition of SmartForce ADSs.    In general, in connection with the sale or other taxable disposition of SmartForce ADSs:

•
gain or loss will be recognized by the seller in an amount equal to the difference (if any) between the amount realized on such sale or other taxable disposition and the seller’s adjusted tax basis in the SmartForce ADSs;

•
gain or loss recognized on the sale or other taxable disposition will be capital gain or loss and will be long-term capital gain or loss if the holding period for SmartForce ADSs is more than one year at the time of the sale or other disposition;

•	any gain or loss recognized on the sale or other taxable disposition will be treated as having a U.S. source for U.S. foreign tax credit purposes; and

•	the ability to deduct capital losses is subject to limitations.

Passive foreign investment company.    U.S. holders generally would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if SmartForce is or were to become a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. SmartForce believes that it is not a PFIC for U.S. federal income tax purposes. However, the determination of PFIC status for the current taxable year cannot be made until the end of the current taxable year. The determination of SmartForce’s status as a PFIC will depend on, among other things, a valuation of SmartForce’s assets, including goodwill and other intangible assets. In calculating goodwill, the value of SmartForce’s total assets will be based on their total market value which, in turn, is based on the market value of SmartForce’s shares and is subject to change. Thus, a significant decrease in the price of SmartForce ADS may result in SmartForce being classified as a PFIC. No assurance can be given that SmartForce will not be classified as a PFIC for the current year or in future years.

SmartForce will be classified as a PFIC in a particular taxable year if either (i) 75% or more of its gross income for the taxable year is passive income, or (ii) at least 50% of the average value of all of SmartForce’s assets for the taxable year produce or are held for the production of passive income. The Internal Revenue Service has stated that cash balances, even if held as working capital, are considered to be assets that produce passive income.

If SmartForce were classified as a PFIC, any gain recognized by a U.S. holder upon the sale of SmartForce ADSs, or the receipt of certain distributions, generally would be treated as ordinary income. Such income would be allocated over the period that the U.S. holder held SmartForce shares and an interest charge would be imposed on the amount of deferred tax on such income allocated to prior taxable years. If SmartForce were determined to be a PFIC, however, a U.S. holder could elect to treat his or her shares as an interest in a qualified electing fund (a “QEF Election”), in which case the U.S. holder would be required to include in income annually his or her proportionate share of SmartForce’s income and net capital gain in years in which SmartForce was a PFIC, but any gain subsequently recognized upon the sale by such U.S. holder of the shares would generally be taxed as capital gain. If a QEF Election is made, SmartForce would have to furnish certain information on an annual basis to U.S. holders who have made the QEF Election. Alternatively, a U.S. holder could make an election (a “Mark-to-Market Election”), pursuant to which the U.S. holder would be required to include as ordinary income annually the excess of the fair market value of the SmartForce ADSs over the U.S. holder’s basis therein. If a U.S. holder makes a Mark-to-Market Election, then any gain recognized upon the sale by such U.S. holder of his or her SmartForce ADSs generally would be taxed as ordinary income in the year of sale.

SkillSoft stockholders should consult with their own tax advisors regarding eligibility for, and the manner and advisability of making the QEF Election or Mark-to-Market Election if SmartForce is treated as a PFIC.

Information Reporting and Backup Withholding.    Any dividends paid, or proceeds from a sale of, SkillSoft common stock or SmartForce ADSs to or by a U.S. holder may be subject to U.S. information reporting, and a backup withholding tax may apply. United States federal income tax laws require that, to avoid backup withholding on “reportable payments,” each SkillSoft stockholder must (a) provide SmartForce with such stockholder’s correct taxpayer identification number on Form W-9 and certify as to no loss of exemption from backup withholding or (b) establish a basis for exemption from backup withholding on a Form W-8 (including a form W-8BEN, W-8ECI, W-8EXP and W-8IMY) or Form W-9, as applicable. The backup withholding rate is currently 30%. Exempt stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements. If SmartForce is not provided with the correct TIN or an adequate basis for exemption, the stockholders may be subject to a $50 penalty imposed by the Internal Revenue Service. If withholding is made and results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Reportable payments made pursuant to the merger will be reported to the extent required by the Internal Revenue Code to SkillSoft stockholders and the Internal Revenue Service.

This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the merger or the holding of SmartForce ADSs. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion also does not address the tax consequences of an exchange or conversion of options or warrants for SkillSoft common stock into options or warrants for SmartForce ADSs.

Accordingly, SkillSoft stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Material Irish Tax Considerations

The following is a general summary of certain of the Irish tax consequences applicable to Irish and U.S. Holders (as defined below) in respect of the purchase, ownership and disposition of our ordinary shares or ADSs evidenced by ADRs.

This summary is based on Irish taxation laws currently in force, regulations promulgated thereunder, the current provisions of the Convention between the Government of the United States of America and the Government of Ireland for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains (the “Treaty”), specific proposals to amend any of the forgoing publicly announced prior to the date hereof and the currently published administrative practices of the Irish Revenue Commissioners, all as of the date hereof. Taxation laws are subject to change, from time to time, and no representation is or can be made as to whether such laws will change, or what impact, if any, such changes will have on the statements contained in this summary. No assurance can be given that proposed amendments will be enacted as proposed, or that legislative or judicial changes, or changes in administrative practice, will not modify or change the statements expressed herein.

Holders of ordinary shares or ADSs are advised to consult their own tax advisors with respect to the application of Irish Taxation Laws to their particular circumstances in relation to the purchase, ownership or disposition of ordinary shares or ADSs.

This summary is of a general nature only and does not discuss all aspects of Irish taxation that may be relevant to a particular Irish or U.S. Holder. The summary only applies to Irish and U.S. Holders that legally and beneficially hold their ordinary shares or ADSs evidenced by ADRs as capital assets and does not address special classes of holders including, but not limited to, dealers in securities, insurance companies, pension schemes, employee share ownership trusts, collective investment undertakings, charities, tax-exempt organizations, financial institutions and close companies, each of which may be subject to special rules not discussed below.

Irish Tax Considerations Applicable to Irish Holders

For the purposes of this discussion, an “Irish Holder” means a holder of ordinary shares or ADSs evidenced by ADRs that (i) beneficially owns the ordinary shares or ADRs registered in their name; (ii) in the case of individual holders, are resident, ordinarily resident and domiciled in Ireland under Irish taxation laws; (iii) in the case of holders that are companies, are resident in Ireland under Irish taxation laws; and (iv) are not also resident in any other country.

For Irish taxation purposes, Irish Holders of ADSs will be treated as the owners of the underlying ordinary shares represented by such ADSs.

Taxation of Dividends.    We do not expect to pay dividends in the foreseeable future. Should we begin paying dividends, such dividends will generally be subject to dividend withholding tax (“DWT”) in Ireland at the standard rate of income tax (currently 20%). Where DWT applies, we will be responsible for withholding such tax at source.

Corporate Irish Holders will generally be entitled to claim an exemption from DWT by delivering a declaration to us in the form prescribed by the Irish Revenue Commissioners. Such corporate Irish Holders will generally not otherwise be subject to Irish tax in respect of dividends received.

Individual Irish Holders will be subject to income tax on the gross amount of any dividend (for example, the amount of the dividend received plus any DWT withheld), at their marginal rate of tax (currently either 20% or 42% depending on the individual’s circumstances). Individual Irish Holders will be able to claim a credit against their resulting income tax liability in respect of DWT withheld.

Individual Irish Holders may, depending on their circumstances, also be subject to the Irish health levy of 2% and pay related social insurance contribution of up to 3% in respect of their dividend income.

Disposals of Ordinary Shares or ADSs.    Irish Holders that acquire ordinary shares or ADSs will be considered, for Irish tax purposes, to have acquired their ordinary shares or ADSs at a base cost equal to the amount paid for the ordinary shares or ADSs and certain allowable costs of acquisition. On subsequent dispositions, ordinary shares or ADSs acquired at an earlier time will generally be deemed, for Irish tax purposes, to be disposed of on a “first in first out” basis before ordinary shares or ADSs acquired at a later time.

Irish Holders that dispose of their ordinary shares or ADSs will be subject to capital gains tax (“CGT”) to the extent that the proceeds realized from such disposition exceed the indexed base cost of the ordinary shares or ADSs disposed of and any incidental expenses. The current rate of CGT is 20%.

Irish Holders that realize a loss on the disposition of ordinary shares or ADSs will generally be entitled to offset such allowable losses against capital gains realized from other sources in determining their capital gains tax liability in a year. Allowable losses which remain unrelieved in a year may generally be carried forward indefinitely for Irish capital gains tax purposes and applied against capital gains in future years.

Capital Acquisitions Tax.    A gift or inheritance of ordinary shares or ADSs will fall within the charge to Irish capital acquisitions tax (“CAT”). CAT is currently chargeable at a rate of 20% on the value of gifts or inheritances above specified tax free thresholds. Different classes of tax free thresholds apply depending upon the relationship between the donor and the recipient. Gifts or inheritances taken on or after December 5, 1991 are aggregated with the same group threshold for the purposes of arriving at the amount of tax on a current gift or inheritance.

Stamp Duty.    Irish stamp duty, which is a tax imposed on certain documents, is payable on all transfers of ordinary shares (other than transfers made between spouses, transfers made between 90% associated companies, or certain other exempt transfers) regardless of where the document of transfer is executed. Irish stamp duty is also payable on electronic transfers of ordinary shares.

A transfer of ordinary shares made as part of a sale will be stampable at the ad valorem rate of 1% of the value of the consideration received for the transfer, or, if higher, the market value of the shares transferred.

Where the consideration for a sale is expressed in a currency other than euro, the duty will be charged on the euro equivalent calculated at the rate of exchange prevailing at the date of the transfer.

Transfers of ordinary shares where no beneficial interest passes (e.g. a transfer of shares from a beneficial owner to a nominee), will generally be exempt from stamp duty if the transfer form contains an appropriate certification, otherwise a nominal stamp duty rate of €12.50 will apply.

Transfers of ADRs by Irish Holders are generally exempt from Irish stamp duty.

Transfers of ordinary shares from the Depositary or the Custodian upon surrender of ADSs for the purposes of withdrawing the underlying ordinary shares from the ADS/ADR system, and transfers of ordinary shares to the depositary or the custodian for the purposes of transferring ordinary shares onto the ADS/ADR system, will be stampable at the ad valorem rate of 1% of the value of the shares transferred if the transfer relates to a sale or contemplated sale or any other change in the beneficial ownership of ordinary shares. Such transfers will be exempt from Irish Stamp Duty if the transfer does not relate to or involve any change in the beneficial ownership in the underlying ordinary shares and the transfer form contains the appropriate certification. In the absence of an appropriate certification, stamp duty will be applied at the nominal rate of €12.50.

The person accountable for the payment of stamp duty is the transferee or, in the case of a transfer by way of gift or for consideration less than the market value, both parties to the transfer. Stamp duty is normally payable within 30 days after the date of execution of the transfer. Late or inadequate payment of stamp duty will result in liability for interest, penalties and fines.

Irish Tax Considerations Applicable to U.S. Holders

Solely for the purposes of this summary of certain Irish tax considerations, a “U.S. Holder” means a holder of ordinary shares that (i) is resident in the United States for the purposes of the Treaty, (ii) is not also resident of, or ordinarily resident in, Ireland for Irish tax purposes, (iii) is not engaged in any trade or business and does not perform independent personal services through a permanent establishment or fixed base in Ireland, and (iv) where a holder is a corporation, is not ultimately controlled by persons resident in Ireland.

For Irish taxation purposes, and for the purposes of the Treaty, U.S. Holders of ADSs will be treated as the owners of the underlying ordinary shares represented by such ADSs.

Taxation of Dividends.    We do not expect to pay dividends in the foreseeable future. Should we begin paying dividends, such dividends will generally be subject to DWT in Ireland at the standard rate of income tax (currently 20%). Where DWT applies, we will be responsible for withholding such tax at source.

Dividends paid by us to U.S. Holders of ordinary shares will be exempt from DWT if, prior to the payment of such dividends, the recipient U.S. Holder delivers to us a declaration, a certificate of residency and, in the case of U.S. Holders that are corporations, an auditor’s certificate, each in the form prescribed by the Irish Revenue Commissioners.

Special DWT arrangements may be available to U.S. Holders of ADSs evidenced by ADRs should the depositary enter into an intermediary agreement with the Irish Revenue Commissioners prior to the payment of dividends by us. Under such an agreement, it is possible for the depositary to receive dividends from us and pass such dividends onto U.S. Holders of ADRs on a gross basis, without DWT, if either:

•	the ADR register maintained by the depositary shows the U.S. Holder as having a U.S. address on the register; or

•
where there is an intermediary between the depositary and the beneficial owner of ADSs, the depositary receives confirmation from the intermediary that the beneficial owner’s address in the intermediary’s records is in the U.S.

The depositary has not, to date, entered into an intermediary agreement with the Irish Revenue Commissioners.

Where the above procedures have not been complied with and DWT is withheld from dividend payments to U.S. Holders of ordinary shares or ADSs evidenced by ADRs, such U.S. Holders can apply to the Irish Revenue

Commissioners claiming a full refund of DWT paid by filing a declaration, a certificate of residency and, in the case of U.S. Holders that are corporations, an auditor’s certificate, each in the form prescribed by the Irish Revenue Commissioners.

The DWT rate applicable to U.S. Holders is reduced to 5% under the terms of the Treaty for corporate U.S. Holders holding 10% or more of our shares, and to 15% for other U.S. Holders. While this will generally entitle U.S. Holders to claim a partial refund of DWT from the Irish Revenue Commissioners, U.S. Holders will, in most circumstances, likely prefer to seek a full refund of DWT under Irish domestic legislation.

Capital Gains on Disposals of Ordinary Shares or ADSs.    U.S. Holders will not be subject to Irish capital gains tax (“CGT”) on the disposal of ordinary shares or ADSs provided that such ordinary shares or ADSs are quoted on a stock exchange at the time of disposition. A stock exchange for this purpose includes, among others, the Nasdaq National Market (“Nasdaq”). While it is our intention to continue the quotation of ADSs evidenced by ADRs on Nasdaq, no assurances can be given in this regard.

If, for any reason, our ADSs cease to be quoted on Nasdaq, U.S. Holders will not be subject to Irish CGT on the disposal of their ADSs evidenced by ADRs provided that the ADSs do not, at the time of the disposal, derive the greater part of their value from land, buildings, minerals, or mineral rights or exploration rights in Ireland.

Irish Capital Acquisitions Tax.    A gift or inheritance of ordinary shares or ADSs evidenced by ADRs will fall within the charge to Irish capital acquisitions tax (“CAT”) because our ordinary shares are considered to be Irish property for CAT purposes. CAT is currently chargeable at a rate of 20% on the value of gifts or inheritances above specified tax free thresholds. Different classes of tax free thresholds apply depending upon the relationship between the donor and the recipient. Gifts or inheritances taken on or after December 5, 1991 are aggregated with the same group threshold for the purposes of arriving at the amount of tax on a current gift or inheritance.

In a case where an inheritance of ordinary shares or ADSs is subject to both Irish CAT and U.S. federal estate tax, the Convention between the Government of the United States of America and the Government of Ireland for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on estates of deceased persons should allow for the crediting, in whole or in part, of the Irish CAT against the U.S. federal estate tax payable. Similar relief is not available in a case where a gift of ordinary shares or ADSs evidenced by ADRs is subject both to Irish CAT and U.S. federal gift tax since the Estate Tax Convention only applies to estate taxes.

Stamp Duty.    Irish stamp duty will apply to transfers of ordinary shares or ADSs by U.S. Holders on the same basis as outlined above for Irish Holders.

DESCRIPTION OF SMARTFORCE SHARE CAPITAL

General

SmartForce’s authorized share capital is €13,200,000, divided into 120,000,000 ordinary shares, par value €0.11 per share. SmartForce’s authorized share capital is the number of ordinary shares available for issuance by SmartForce under its memorandum and articles of association. As of August 2, 2002, 57,408,910 equivalent ADSs representing 57,408,910 ordinary shares were issued and outstanding. None of SmartForce’s ordinary shares are currently held in treasury.

The following summarizes rights of holders of SmartForce’s ordinary shares and is based upon SmartForce’s memorandum and articles of association and applicable Irish corporate law. The summary does not purport to be complete and is qualified in its entirety by reference to SmartForce’s memorandum and articles of association, which have been incorporated by reference as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.

In the following description, a shareholder or a holder of ordinary shares is the person registered in SmartForce’s register of members as the holder of the relevant ordinary share. AIB Custodial Nominees Limited, registrars, will be the registered holder for those ordinary shares represented by ADSs for the benefit of The Bank of New York, as depositary.

Ordinary Shares

All of the outstanding ordinary shares are fully paid and not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right. The holders of ordinary shares are entitled to receive dividends as and when declared by the SmartForce board out of funds legally available therefor and, in the event of the dissolution of SmartForce, to share ratably in all assets remaining after payment of liabilities. Each holder of an ordinary share is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of ordinary shares have no cumulative voting rights or preemptive rights to purchase or subscribe for any shares other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

Share Certificates

The holders of ordinary shares are entitled to receive certificates within two months of the date of issuance of their shares, in a form as may be prescribed by law and by the board of directors, certifying the number and class of shares owned by the shareholder. Each certificate shall have SmartForce’s corporate seal affixed to it.

Transfers of Ordinary Shares

Except as otherwise established by rules adopted by the board of directors, and subject to applicable law, ordinary shares may be transferred on SmartForce’s books by the surrender to SmartForce, or its transfer agent, of a properly stamped and duly executed stock transfer form, a duly executed certificate representing the ordinary shares and, if executed under a power of attorney, a properly executed written power of attorney, together with any proof of authority or the authenticity of signature as SmartForce or its transfer agent may otherwise reasonably request.

Irish Stamp Duty

For a discussion of the tax imposed on the transfer of ordinary shares, see “Tax Matters—Material Irish Tax Considerations” on page 97.

Subscription Rights

On October 4, 1998 the board of directors of SmartForce adopted a subscription rights declaration, pursuant to which one subscription right was granted for each ordinary share of SmartForce. These subscription rights apply to both ordinary shares of SmartForce that were outstanding at the time the subscription rights declaration was adopted and to any ordinary shares that are subsequently issued, including the ordinary shares underlying ADSs to be issued in the merger. Each right entitles the registered holder to purchase from SmartForce one ordinary share at a price of $65.00 per ordinary share, subject to adjustment. The rights are not currently exercisable, but would be exercisable if certain events occurred related to a person or group acquiring or attempting to acquire beneficially 15% or more of the outstanding ordinary shares (an acquiring person, as more particularly defined in the subscription rights declaration). The rights expire on October 4, 2008, unless cancelled or exchanged earlier by SmartForce.

In the event that any person becomes an acquiring person, each holder of a subscription right will thereafter generally have the right to receive upon exercise that number of ordinary shares having a market value of two times the then current purchase price per share. However, after the occurrence of any such event, all subscription rights that are, were or subsequently become beneficially owned by that acquiring person, any person related thereto or any transferee therefrom will become null and void.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire SmartForce without conditioning the offer on cancellation of the rights or on a substantial number of the rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals and tender offers. Takeover proposals and tender offers typically result in an increase in the trading price of the stock of the target company. However, the rights are designed to provide additional protection against abusive takeover tactics such as offers for all shares at less than full value or at an inappropriate time (in terms of maximizing long-term shareholder value), partial tender offers and selective open-market purchases. The rights are intended to enhance the power of the board of directors of SmartForce to protect shareholders and SmartForce if efforts are made to gain control of SmartForce in a manner that is not in the best interests of SmartForce and its shareholders. The rights should not interfere with any merger or other business combination approved by the board of directors of SmartForce.

On June 10, 2002, prior to approving the merger agreement, the board of directors of SmartForce amended the rights plan to render it inapplicable to the merger and related transactions described in this joint proxy statement/prospectus.

Transfer Agent, Registrar and Paying Agent

The transfer agent and registrar for SmartForce’s ordinary shares is Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland. The telephone number at this location is 353-1-216-3100. The transfer agent and registrar for the ADSs is The Bank of New York located at 101 Barclay Street, New York, NY 10286. The telephone number at this location is 212-495-1784.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

To facilitate ownership of interests in SmartForce’s ordinary shares and trading in the United States, ADSs relating to the ordinary shares are issued by a depositary in New York to persons who deposit the ordinary shares with the depositary. The ADSs are evidenced by ADRs executed and delivered by The Bank of New York. Subject to the terms of the deposit agreements by and among The Bank of New York, SmartForce and the owners and beneficial owners from time to time of the ADSs, each holder of an ADS is entitled proportionately to all of the rights and preferences of one ordinary share represented thereby contained in SmartForce’s memorandum and articles of association.

Each SmartForce ADS represents one ordinary share deposited under the deposit agreements. The ADR is the receipt which represents the number of ADSs to which you are entitled. You will not own SmartForce’s ordinary shares directly unless you withdraw the ordinary shares that you deposit. As a holder of ADRs, your rights will be governed by the deposit agreements.

The following is a summary of the material provisions of the deposit agreements. For more complete information, you should read the entire agreements including the form of ADR. The deposit agreements have been incorporated by reference as an exhibit to this registration statement of which this joint proxy statement/prospectus is a part. Copies of the deposit agreements and SmartForce’s memorandum and articles of association are also available for inspection at the corporate trust office of The Bank of New York, currently located at 101 Barclay Street, New York, New York 10286, and at the principal office of AIB Custodial Nominees Limited, as the depositary’s custodian, currently located at AIB Trade Centre, P.O. Box 518, International Financial Services Centre, Dublin 1, Ireland. The Bank of New York’s principal executive office is located at One Wall Street, New York, NY 10286.

American Depositary Receipts

ADRs evidencing the SmartForce ADSs are issuable under the deposit agreements. Each ADR evidences one or more ADSs (and such ADSs represent ordinary shares which SmartForce will deposit with AIB Custodial Nominees Limited, as the custodian, in Ireland). Each ADR may also from time to time represent securities, cash or other property deposited with the depositary, as a result of distributions SmartForce may from time to time make on the ordinary shares, but which are not distributed to ADR holders. The circumstances in which the depositary will deliver to a holder of SmartForce ADSs distributions on the ordinary shares are described below.

You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. The ADR will be in physical form if held by you directly, and may be in book-entry or electronic form if held by a broker or other financial institution on your behalf. This description assumes you hold your ADRs directly. If you hold your ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert your rights described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are described in the deposit agreements.

New York law generally governs the deposit agreements and the ADRs.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADRs represent. You must hold the ADRs on the date established by SmartForce to be eligible for dividends and other distributions. If SmartForce does not establish a date, the depositary may establish it to determine who is eligible.

For a discussion of the cash dividends or other distributions SmartForce may make on the ordinary shares, including distributions as a result of SmartForce’s liquidation, dissolution or winding-up, see “Comparison of Shareholder Rights—Issuance of Shares; Dividends; Repurchase of Shares” and “—Liquidation; Dissolution; Winding-Up.”

Cash

If SmartForce pays any cash dividend or other cash distributions it declares in a currency other than U.S. dollars, the depositary will convert any cash dividend or other cash distribution that SmartForce pays on its shares into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the government of Ireland is needed and cannot be obtained, the agreement allows the depositary to distribute U.S. dollars only to those ADS holders to whom it is possible to do so. It will hold the currency it cannot convert into U.S. dollars for the account of the ADS holders who have not been paid. It will not invest the currency it cannot convert and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid under Irish law. For U.S. holders of ADSs, it will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the currency in which the dividend has been paid into U.S. dollars, you may lose some or all of the value of the distribution.

Ordinary Shares

The depositary may distribute new ADSs representing any ordinary shares which SmartForce distributes as a dividend or free distribution, if SmartForce furnishes it promptly with satisfactory evidence that it is legal to do so. The depositary will distribute new ADSs in proportion to the number of ADSs you already own. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the number of ordinary shares represented by each outstanding ADS will also be adjusted to reflect the new ordinary shares.

Rights to receive additional shares.    If SmartForce offers holders of its securities any rights to subscribe for additional ordinary shares or any other rights, the depositary has discretion to determine how these rights become available to you as a holder of ADSs. SmartForce must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If SmartForce does not furnish this evidence and/or give these instructions and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds in the same way it does with cash. The depositary could decide it is not legal or practical to make the rights available to you, or it could decide that it is only legal or practical to make the rights available to some but not all holders of the ADSs. The depositary may allow the rights that are not distributed or sold to lapse. In that case, you will receive no value for them. The depositary is not responsible for a failure in determining whether or not it is legal or practical to distribute the rights.

If the depositary makes rights available to you, upon instruction from you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price, any other charges the rights require you to pay and the fees and expenses of the depositary.

United States securities laws may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. For example, if you are an affiliate of SmartForce or SkillSoft, you may not be able to trade the new ADSs issued in the merger freely in the United States. In this case, the depositary may issue the new ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreements, except for changes needed to put the restrictions in place.

Other Distributions

The depositary will send to you anything else SmartForce distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what SmartForce distributed and distribute the net proceeds, in the same way as it does with cash or it may decide to hold what SmartForce distributed, in which case the outstanding ADSs will also represent the newly distributed property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. SmartForce has no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. SmartForce also has no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means you may not receive the distributions SmartForce makes on its ordinary shares or any value for them if it is illegal or impractical to make them available to you.

Deposit, Withdrawal and Cancellation

Method for the depositary to issue ADRs.    The depositary will issue ADRs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

Method for an ADR Holder to cancel ADRs and obtain ordinary shares.    You may turn in your ADRs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver (1) the underlying ordinary shares to an account designated by you to the extent legally permissible and (2) any other deposited securities underlying the ADRs at the office of the custodian or, at your request, risk and expense, the depositary will deliver the ordinary shares at its office.

Voting Rights

You do not have the right as an ADS holder to attend SmartForce’s shareholder meetings. You may instruct the depositary to vote the ordinary shares underlying your ADSs but only if SmartForce asks the depositary to ask for your instructions. You could exercise your right to vote directly if you turn in your ADSs and withdraw the ordinary shares. However, you may not know about the meeting far enough in advance to withdraw the ordinary shares.

When SmartForce notifies the depositary of an upcoming vote, the depositary, if requested in writing by SmartForce, will notify you of the upcoming vote and arrange to deliver SmartForce’s voting materials to you. The materials will describe the matters to be voted on, explain how you, if you hold the ADSs on a date specified by the depositary, may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct and to request a poll for each matter for which you gave directions. The materials will also include a statement that, if you do not give the depositary instructions, the depositary may give a discretionary proxy to a person that SmartForce designates. For your instructions to be valid, the depositary must receive them in writing on or before a date specified by the depositary. The depositary will try, as far as practical, subject to Irish law and the provisions of SmartForce’s articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

If you do not give the depositary instructions, you will be considered to have instructed the depositary to give a discretionary proxy to a person designated by SmartForce. However, no instruction will be deemed to have been given, and the depositary will not give a discretionary proxy, if the matter to be voted upon:

•	is a matter not submitted to shareholders by means of a proxy statement comparable to that specified in the United States proxy rules;

•	is the subject of a counter-solicitation, or is part of a proposal made by a shareholder which is being opposed by SmartForce’s management;

•	is related to a merger or consolidation, except in limited circumstances involving a merger between SmartForce and a wholly-owned subsidiary;

•	authorizes mortgaging of property;

•	authorizes or creates indebtedness or increases the authorized amount of indebtedness;

•	authorizes or creates preference shares or increases the authorized amount of existing preference shares;

•	alters the terms or conditions of any shares then outstanding or existing indebtedness;

•
involves the waiver or modification of preemptive rights, except when SmartForce’s proposal is to waive these rights for ordinary shares being offered under share option or purchase plans involving the additional issuance of not more than 5% of SmartForce’s outstanding ordinary shares;

•
alters voting provisions or the proportionate voting power of a class of shares, or the number of its votes per share, except where cumulative voting provisions govern the number of votes per share for election of directors and SmartForce’s proposal involves a change in the number of its directors by not more than 10% or not more than one;

•	changes existing quorum requirements for shareholder meetings;

•
authorizes issuance of ordinary shares, or options to purchase ordinary shares, to SmartForce’s directors, officers, or employees in an amount which exceeds 5% of the total amount of the class outstanding. However, when no plan is amended to extend its duration, SmartForce shall factor into the calculation the number of ordinary shares that remain available for issuance, the number of ordinary shares subject to outstanding options and any ordinary shares being added. Should there be more than one plan being considered at the same meeting, all ordinary shares will be aggregated;

•
authorizes (a) a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than 10% of SmartForce’s average annual income before taxes for the preceding five years, or (b) the amendment of an existing plan which would bring the annual costs above 10% of SmartForce’s five-year average annual income before taxes. Should there be more than one plan being considered at the same meeting, all costs are aggregated; exceptions may be made in cases of: (a) retirement plans based on agreement or negotiations with labor unions or which have been or are to be approved by labor unions, and (b) any related retirement plan for benefit of non-union employees having terms substantially equivalent to the terms of a union-negotiated plan, which is submitted for action of shareholders concurrently with a union-negotiated plan;

•	changes SmartForce’s purposes or powers to an extent which would permit SmartForce to change to a materially different line of business and it is SmartForce’s stated intention to make such a change;

•
authorizes the acquisition of property, assets, or a company, where the consideration to be given has a fair value of 20% or more of the market value of SmartForce’s previously outstanding ADSs and ordinary shares;

•	authorizes the sale or other disposition of 20% or more of SmartForce’s assets or earning power as measured prior to the closing of the transaction;

•	authorizes a transaction which is not in the ordinary course of business in which an officer, director or substantial security holder of SmartForce has a direct or indirect interest; or

•
reduces SmartForce’s earned surplus by 51% or more, or reduces earned surplus to an amount less than the aggregate of the three previous years’ ordinary share dividends computed at the current dividend rate.

SmartForce cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary on how to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

Fees and Expenses

ADS holders must pay:	For:
$ 5.00 or less per 100 ADSs	Each issuance of an ADS, including as a result of a distribution of ordinary shares or rights or other property

Each cancellation of an ADS, including if the deposit agreements terminate

$ 0.02 or less per ADS	Any cash payment

Registration or transfer fees	Transfer and registration of ordinary shares on the share register of the foreign registrar from your name to the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Conversion of euros to U.S. dollars

Cable, telex and facsimile transmission expenses, if expressly provided in the deposit agreements

Distribution fees	Distribution of securities equal to fee charged for deposit of securities

Up to $1.50 per certificate	Transfers made pursuant to the terms of the deposit agreements

Taxes and other governmental charges	Any necessary charges the depositary or custodian have to pay on any ADS or ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. The depositary may deduct the amounts of taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If SmartForce: Changes the nominal or par value of its ordinary shares.	Then: The cash, shares or other securities received by the depositary will become deposited securities.

Reclassifies, splits up or consolidates any of the deposited securities.	Each ADS will automatically represent its equal share of the newly deposited securities.

Distributes securities on the ordinary shares that are not distributed to you, or recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of its assets or takes similar action.
The depositary may, and will if, when SmartForce asks them to, distribute some or all of the securities it received, or cash, or other consideration in lieu of the securities received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying now deposited securities.

Amendment and Termination

Amendment of the Deposit Agreements.    SmartForce may agree with the depositary to amend the deposit agreements and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary, or prejudices an important right of ADS holders, it will only become effective 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADSs and the amended deposit agreements.

Termination of the Deposit Agreements.    The depositary will terminate the deposit agreements if SmartForce asks it to do so. The depositary may also terminate the deposit agreements if it has told SmartForce that it would like to resign and SmartForce has not appointed a new depositary bank within 90 days. In both cases, the depositary must notify you at least 90 days before termination.

After termination, the depositary and its agents will be required to do only the following under the deposit agreements:

•	advise you that the deposit agreements are terminated;

•	collect distributions on the deposited securities; and

•	deliver ordinary shares and other deposited securities upon cancellation of ADRs.

One year after termination, the depositary will, if practical, sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreements for the pro rata benefit of the ADS holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the proceeds of the sale and the cash. After termination, SmartForce’s only obligations will be with respect to indemnification and to pay certain amounts to the depositary.

Limitations on Obligations and Liability to ADS Holders

Limitations on SmartForce’s Obligations and the Obligations of the Depositary; Limitations on Liability to Holders of ADSs.    The deposit agreements expressly limit SmartForce’s obligations and the obligations of the depositary. They also limit SmartForce’s liability and the liability of the depositary. SmartForce and the depositary:

•	are only obligated to take the actions specifically described in the deposit agreements without engaging in negligence or bad faith;

•	are not liable if either party is prevented or delayed by law or circumstances beyond its control from performing their obligations under the deposit agreements;

•	are not liable if either party exercises discretion permitted under the deposit agreements;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreements on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreements, SmartForce agrees to indemnify the depositary from any liability which may arise out of acts performed or omitted by the depositary other than those arising out of the depositary’s bad faith or negligence.

Requirements for Depositary Actions

Before the depositary will issue or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it considers necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreements, including presentation of transfer documents.

The depositary may refuse to deliver, transfer or register transfers of ADRs generally when the transfer books of the depositary, SmartForce’s transfer books or those of The Depositary Trust Company, are closed or at any time if the depositary or SmartForce thinks it is advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•	When temporary delays arise because:

—	the transfer books are closed by SmartForce or the depositary;

—	the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or

—	SmartForce is paying a dividend on the ordinary shares;

•	When you or other ADS holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges; or

•	When it is necessary to prohibit withdrawals to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreements.

Pre-Release of ADSs

In limited circumstances, subject to the provisions of the deposit agreements, the depositary may issue ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADS. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out.

A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

•
before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited;

•	the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days’ notice.

In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Disclosure of Interests

By acquiring ADSs, you agree to comply with SmartForce’s memorandum and articles of association and the laws of Ireland regarding any disclosure requirements regarding ownership of ordinary shares, all as if the ADSs were, for this purpose, the ordinary shares they represent. By purchasing ADSs, you also agree to be bound by provisions of the deposit agreements mandating compliance with the disclosure requirements of Irish company law which require any person who acquires an interest in 5% or more of a company’s shares to notify the company within 5 business days of such acquisition, and thereafter of any changes in interest above or below the 5% level.

As a public company, the Irish Companies Act, 1990, (as amended) and SmartForce’s articles of association will permit SmartForce and its directors to request information from you related to your ownership of the ADSs. Irish law and SmartForce’s articles of association impose penalties for failing to comply with the disclosure requirements, including the possibility of having the voting rights of the ordinary shares underlying the ADSs withdrawn, losing the right to distributions or criminal penalties.

To facilitate compliance with the notification requirements, ADS holders may deliver any notification to the depositary, and the depositary will, as soon as practicable, forward the notification to SmartForce and, to the extent practicable and as permitted by applicable law, any authorities in Ireland as specified by the ADS holder.

Information Regarding the Depositary

The depositary is The Bank of New York, a New York banking corporation established in 1784. It does not have a limited life. It does not have a registration number or a registered office. Its principal executive and administrative offices are located at 101 Barclay Street, New York, NY 10286.

If the depositary becomes insolvent, the deposited securities which are represented by ADSs would be distributed to the ADS holders entitled to them after surrender of the holders’ ADSs, payment of the fees of the depositary, and payment of any applicable taxes or governmental charges, as permitted by the terms of the ADSs and the deposit agreements. Under those circumstances, the deposited securities are not subject to the claims of the depositary’s creditors.

DESCRIPTION OF SKILLSOFT CAPITAL STOCK

General

SkillSoft’s authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of August 2, 2002, there were 17,659,308 outstanding shares of common stock and options to purchase an aggregate of 2,866,025 shares of common stock. No shares of preferred stock are outstanding. The following summary of certain provisions of SkillSoft’s securities and various provisions of SkillSoft’s certificate of incorporation and bylaws is not intended to be complete and reference is made to SkillSoft’s certificate of incorporation and bylaws. For more information, see “Where You Can Find More Information” on page 136.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of SkillSoft, the holders of common stock are entitled to receive ratably SkillSoft’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which SkillSoft may designate and issue in the future. Under certain circumstances, some of the holders of common stock have the right to require SkillSoft to register their shares of common stock under the Securities Act of 1933, as amended.

Preferred Stock

Under the terms of SkillSoft’s certificate of incorporation, the board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated obtaining stockholder approval of issuances of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of SkillSoft’s outstanding voting stock. SkillSoft has no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

SkillSoft is subject to the provisions of Section 203 of the Delaware General Corporation Law Statute. In general, these provisions prohibit a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by the board of directors and/or stockholders of SkillSoft in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

SkillSoft’s certificate of incorporation and bylaws provide for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of SkillSoft.

SkillSoft’s bylaws also provide that any action required or permitted to be taken by SkillSoft’s stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The bylaws further provide that special meetings of the stockholders may only be called by the Chairman of the Board, President or SkillSoft’s board of directors, as a whole. In order for a stockholder to have a matter properly brought before a meeting of the stockholders, a stockholder must comply with certain requirements regarding advance notice and provide certain information to SkillSoft. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of SkillSoft’s outstanding voting securities. These provisions could also discourage a third party from making a tender offer for SkillSoft’s outstanding common stock, because even if it acquired a majority of SkillSoft’s outstanding voting securities, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting and not by written consent.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Mellon Investor Services LLC (formerly, ChaseMellon Shareholder Services L.L.C.).

COMPARISON OF SHAREHOLDER RIGHTS

SkillSoft is a corporation incorporated under the laws of the State of Delaware. The rights of SkillSoft common stockholders are governed by Delaware law and by SkillSoft’s certificate of incorporation and bylaws.

SmartForce is a public limited company organized under the laws of Ireland. The rights of the holders of SmartForce ADSs are governed by Irish law, SmartForce’s memorandum and articles of association and the deposit agreements.

If the merger is completed, SkillSoft common stockholders will become holders of SmartForce ADSs and the rights of such former SkillSoft common stockholders will be governed by Irish law, the SmartForce memorandum and articles of association and the deposit agreements.

While SmartForce and SkillSoft believe that the following description covers the material differences between the two companies’ governing laws and instruments, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion and it is qualified in its entirety to applicable Irish and Delaware laws and the governing instruments of SmartForce and SkillSoft. You should carefully read the following summary as well as the other documents we refer to for a more complete understanding of the differences between being a SkillSoft common stockholder and being a holder of SmartForce ADSs. For a description of the rights of the holders of SmartForce’s ADSs and SkillSoft’s common stock see “Description of American Depositary Shares” and “Description of SkillSoft Capital Stock” on pages 103 and 111, respectively.

SmartForce’s and SkillSoft’s respective organizational documents are on file with the SEC and will also be sent to you upon request. See “Where You Can Find More Information” on page 136. The following summarizes the material differences between the rights of holders of SkillSoft common stock and SmartForce ADSs:

Board of Directors

Size of the Board of Directors.    Delaware law permits the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The SkillSoft bylaws provide that the number of directors shall be determined by resolution of the board of directors, but in no event shall be less than three. SkillSoft currently has six directors.

Under Irish law, companies must have at least two directors. SmartForce’s articles of association provide for a board size of up to a maximum of ten directors, subject to modification by shareholder resolution. SmartForce currently has six directors. If the merger proposal is approved, SmartForce’s articles of association will be amended to provide for a board size of up to a maximum of seven directors.

Cumulative Voting.    Delaware law only permits cumulative voting in the election of directors if it is specifically provided for in the certificate of incorporation. If cumulative voting for directors is permitted, each share of stock normally having one vote may have a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or allocate them among as many candidates as the stockholder chooses. SkillSoft’s certificate of incorporation does not allow cumulative voting for the election of directors.

Cumulative voting is essentially unknown under Irish law. As a result, holders of a majority of the ordinary shares entitled to vote may elect all of the directors standing for election.

Classified Board of Directors.    Delaware law permits, but does not require, a classified board of directors. SkillSoft’s bylaws provide for a classified board of directors that is divided into three classes, with each class serving a three year term and only one class standing for election in any given year. Having a classified board such as SkillSoft’s under which one-third of the directors of a corporation are elected for terms of three years makes changing the composition of the board, and thus a potential change in control of a corporation, a lengthier and more difficult process.

SmartForce’s articles of association do not provide for a classified board but instead provide for retirement by rotation. SmartForce’s articles of association provide that at each annual general meeting of shareholders, one third of the directors, rounded down to the next whole number if it is a fractional number, are required to retire from office. The retiring directors are those who have been in office for the longest period of time since they were last elected. Retirement for persons who became directors or were reappointed on the same day is determined by lot, unless otherwise agreed. Shareholders may reappoint any director who retires at an annual general meeting. In contrast to a classified board, retirement by rotation is not based upon the actual year or class of such director’s appointment but such person’s length of tenure as a director for the company since such director’s last election.

Removal of Directors.    Under Delaware law, a director of a corporation that has a classified board of directors or cumulative voting may be removed only with cause unless otherwise provided in the corporation’s certificate of incorporation. SkillSoft’s bylaws require the vote of the holders of 66 2/3% of the stock issued, outstanding and entitled to vote at an election of directors, to remove a director for cause.

Under the Irish Companies Acts, the shareholders of a company may, by ordinary resolution, remove a director provided that shareholders have been given no less than 28 days prior notice of such proposed resolution.

Filling Vacancies on the Board of Directors.    Delaware law permits vacancies and newly created directorships to be filled by a majority of the remaining directors unless otherwise provided in the certificate of incorporation or bylaws. Each director elected in this manner holds office until his or her successor is elected at the next annual meeting at which the class to which the directorship belongs is to be elected or at a special meeting called for that purpose. SkillSoft’s bylaws provide that any vacancy on the board may be filled by a majority of the directors then in office.

Under SmartForce’s articles of association, shareholders may appoint a person as a director to fill a vacancy created by retirement or by increasing the size of the board. The board of directors may also appoint a person as a director either to fill a vacancy or as an additional director. As a matter of practice, any director appointed by the board in this manner will serve until the company’s next annual general meeting of shareholders and will be subject to re-election at that meeting although this is not required under SmartForce’s articles of association.

Shareholders’ Meetings; Voting

Annual Shareholders’ Meetings.    Delaware law requires an annual meeting of stockholders. Under SkillSoft’s bylaws, an annual meeting of stockholders shall be held at a place and time designated by the board of directors, chairman of the board or president.

Under Irish law, a general meeting of shareholders must be held each year in Ireland unless either the shareholders entitled to attend and vote at the meeting unanimously consent in writing to the meeting being held elsewhere or a resolution has been passed at the preceding annual general meeting providing that the meeting be held elsewhere or the articles of association of the company do not provide that the annual general meeting shall be held in Ireland. Annual general meetings must be held once every year. If a meeting is not held within 15 months after the last meeting, the Irish Minister for Enterprise, Trade and Employment may, on the application of any shareholder, call or direct the calling of an annual general meeting.

Special or Extraordinary Shareholders’ Meetings.    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Under the SkillSoft bylaws and certificate of incorporation, SkillSoft’s board of directors may call a special meeting of stockholders.

Extraordinary general meetings of SmartForce shareholders may be held either within or outside Ireland and may be called by either the board of directors or at the request of shareholders holding not less than one-tenth of the company’s outstanding voting share capital.

Notice of Shareholders’ Meetings.    Under Delaware law, written notice of general and special meetings of SkillSoft stockholders must be given not less than ten nor more than sixty days before the date of the meeting.

Unless all the shareholders of a company and the company’s auditors consent to shorter notice, Irish company law requires at least 14 days written notice of a meeting, except that an annual general meeting or a meeting convened for the passing of a special resolution requires at least 21 days written notice. Meetings for the passing of a special resolution may also be called on shorter notice if so agreed by a majority in number of the shareholders who together hold not less than 90% in nominal value of the shares giving the right to attend and vote at such meeting. Extended notice of not less than 28 days is required when resolutions of an annual general meeting relate to the appointment of an auditor other than the retiring auditor or provide expressly that a retiring auditor shall not be reappointed or resolutions at a general meeting relate to the removal of a company’s auditors before the expiration of their term of office or the appointment of an auditor to fill a vacancy or the removal of a director before the expiration of his term in office or the appointment of someone as a director in place of the removed director at the meeting at which he is removed.

The terms of any resolution, whether special or otherwise, before a general meeting may be amended by ordinary resolution moved at the meeting provided that the terms of the resolution as amended will still be such that adequate notice of the intention to pass the same can be deemed to have been given.

Quorum.    Under SkillSoft’s bylaws, the holders of a majority of SkillSoft’s stock that is issued, outstanding and entitled to vote upon the business to be transacted at the meeting, if present, in person or by proxy, constitutes a quorum.

Under SmartForce’s articles of association, three or more shareholders present in person or by proxy, being entitled to vote upon the business to be transacted at the meeting and who together hold not less than one-third of the issued voting shares of SmartForce, constitute a quorum at shareholders’ meetings.

Voting at Shareholders’ Meetings.    Under Delaware law, a company’s certificate of incorporation and bylaws govern stockholders’ voting rights. SkillSoft’s certificate of incorporation entitles each common stockholder to one vote for each share held on all matters submitted to a vote of the stockholders. Delaware law also provides that the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. SkillSoft’s certificate of incorporation does not contain such a restriction.

Under Irish law, the Companies Acts of Ireland and a company’s articles of association govern shareholders’ voting rights. Voting is by a show of hands at a shareholder meeting unless a demand is duly made for a “poll” which takes into account all votes cast at that meeting by shareholders attending such meeting either in person or by proxy. A poll may be demanded by any of the following:

•	the chairman of the meeting;

•	at least three shareholders present, in person or by proxy, entitled to vote at the meeting;

•	any shareholder or shareholders present, in person or by proxy, representing not less than one-tenth of the total voting rights of all the shareholders entitled to vote at the meeting; or

•
any shareholder or shareholders present, in person or by proxy, holding shares conferring the right to vote at the meeting being shares on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Where there is an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to a casting vote in addition to any other vote he may have.

SmartForce’s articles of association provide that votes may be given either personally or by proxy. Subject to any rights or restrictions for the time being attaching to any class or classes of shares, on a show of hands, each shareholder present in person, and every proxy, shall have one vote provided that no individual shall have more than one vote and, on a poll, each shareholder present in person and every proxy shall have one vote for each share of which he or she is the holder.

Under SmartForce’s articles of association, holders of ordinary shares are entitled to one vote per share on all matters to be voted upon by the shareholders. Under Irish law, a majority of the votes cast is required to pass ordinary resolutions; however, 75% of the votes cast is required to pass special resolutions. Examples of special resolutions are resolutions:

•	to approve any amendment to a company’s memorandum or articles of association;

•	to change a company’s name;

•	to alter a company’s capital structure in certain respects;

•	to change or amend the rights of shareholders; and

•	to permit a company to issue new shares for cash without applying shareholders’ preemptive rights.

For a discussion of voting rights in mergers and other fundamental transactions, see “—Mergers and Other Fundamental Transactions” on page 117.

Inspection of Shareholders Lists and Other Records.    Delaware law allows any stockholder to inspect and copy the stockholders list for a purpose reasonably related to such person’s interest as a stockholder.

Except when closed in accordance with the provisions of the Companies Acts of Ireland, the register and index of the names of the shareholders in an Irish company may be inspected during business hours by its shareholders, without charge and by any other person upon payment of a nominal charge. Copies may also be obtained on payment of a charge.

The shareholders of an Irish company may also, without charge, during business hours, inspect the minutes of proceedings of any annual general meeting or extraordinary general meeting of the company and obtain copies of any such minutes upon payment of a charge.

The board of directors of an Irish company is required to present to its shareholders at each annual general meeting the company’s statutory financial statements and a report by the directors on the company’s state of affairs. Unless otherwise determined by the directors of SmartForce, the shareholders of SmartForce, including the holders of SmartForce ADSs, have no rights to inspect the accounting records of SmartForce or minutes of meetings of its directors.

Certain registers required to be kept by an Irish company are open to public inspection, and service contracts of directors of the company, which have at least three years left until their expiration or require at least three years notice to terminate without paying compensation to such director, must be available for inspection by shareholders during business hours, without charge.

Actions by Written Consent of Shareholders.    Under Delaware law, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Delaware law allows a corporation to eliminate the ability of stockholders to act by written consent. Elimination of written consents of stockholders could lengthen the amount of time required to take stockholder actions because certain actions by written consent are not subject to the minimum notice requirements of a stockholders’ meeting, and could deter hostile takeover attempts. Without a stockholders’ written consent provision in a company’s certificate of incorporation, a holder or group of holders controlling a majority in interest of a corporation’s capital stock would only be able to amend such corporation’s bylaws or remove its directors by holding a stockholders meeting. The SkillSoft certificate of incorporation and the SkillSoft bylaws eliminate the ability of stockholders to act by written consent.

Under Irish law, a company’s articles of association may provide that a resolution in writing executed by or on behalf of each shareholder who would have been entitled to vote upon it if it had been proposed at a general meeting will be as valid and effective as if it had been passed at a general meeting properly convened and held. SmartForce’s articles of association contain such a provision.

Mergers and Other Fundamental Transactions

Business Combinations and Share Acquisitions.    Section 203 of the Delaware General Corporation Law provides that certain “business combinations” by Delaware corporations with “interested stockholders” are subject to a three-year moratorium unless specified conditions are met or unless the corporation elects in its certificate of incorporation or bylaws to opt out of Section 203. SkillSoft has not elected to opt out of Section 203.

Takeovers of certain Irish public companies are regulated by the Irish Takeover Panel Act, 1997, or the Takeover Act. The Takeover Act provides a framework within which takeovers must be conducted. It also provides that, unless otherwise agreed by the Irish Takeover Panel, a mandatory offer must be made to all shareholders in circumstances where:

•	any person, or any persons acting in concert, acquire control of a relevant company; or

•
any person, or any persons acting in concert, who control a relevant company but do not hold securities conferring in the aggregate more than 50% of the voting rights in that company acquire in any 12 month period additional securities conferring in the aggregate more than 1% of the voting rights in that company.

“Control” in relation to a relevant company means the holding, whether directly or indirectly, of securities of the company that confers, in aggregate, not less than 30% of the voting rights in that company. SmartForce is a “relevant company” for the purposes of the Takeover Act.

Irish law requires prospective purchasers of a company’s voting securities to provide advance notice of an acquisition of its shares to the Irish Minister for Enterprise, Trade and Employment if, after such acquisition, that person or entity or group of persons can control 25% or more of the voting rights in such company and specific financial thresholds are exceeded. Subject to several exceptions, such person or entity or group of persons must also notify the Minister of any subsequent acquisition of SmartForce ordinary shares or SmartForce ADSs. Under Irish law, title to the ordinary shares or ADSs acquired will not pass unless either clearance for such acquisition is obtained from the Minister or the prescribed statutory period following notification of such acquisition lapses without the Minister having made an order.

Disclosure Requirements.    Under Irish law, where a person either acquires an interest in or ceases to be interested in or becomes aware that he has acquired an interest in or has ceased to be interested in 5% or more of the issued voting share capital of any class of a public limited company, such as SmartForce, then such person is obliged to notify the company, in the prescribed manner and normally within five business days, of the interest which he has or had in its shares and of certain circumstances and events affecting that interest. Any interest of a person in a SmartForce ADS would be regarded as an interest in the ordinary shares for this purpose. Failure by any person to notify punctually and properly is an offense under Irish law.

Additionally, no right or interest whatsoever in respect of any of the relevant shares will be enforceable, whether directly or indirectly, by action or legal proceeding by the person having such an interest should they fail to notify the company of such interest. Application may be made to the Irish courts to remove this restriction, but this would not be successful unless the court was satisfied that the failure to notify was not due to any deliberate act or omission on the part of the applicant or that on other grounds it is just and equitable to grant relief.

United States federal securities laws contain similar disclosure requirements, and failure to comply with such disclosure requirements may result in a United States court restricting the rights of the shares acquired, including the right to vote such shares, until the acquiring person provides the required disclosure.

In addition, Section 81 of the Irish Companies Act, 1990, provides that a public limited company, such as SmartForce, may by notice in writing require a person whom the company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares which are part of the company’s “relevant share capital” to confirm that fact or to indicate whether or not that is the case, and where he holds or has during the relevant time held an interest in such shares, to give such further information as may be required relating to his interest and any other interest in the shares of which he is aware. The disclosure must be made within such reasonable period as may be specified in the relevant notice which may, depending on the circumstances, be as short as one or two days.

A party’s obligation to notify a company of his, her or its interest in the company’s shares arises, subject to certain exceptions, in connection with shares in which:

•	his or her spouse, or minor child is interested;

•	a corporate body is interested and either:

—	that corporate body is or its directors are accustomed to act in accordance with that person’s directions or instructions; or

—	that person exercises or controls the exercise of one-third or more of the voting power of that corporate body; or

•
another party is interested and the person and that other party are parties to an agreement which provides for the acquisition by one or more of the parties of interests in shares of the company, which imposes obligations or restrictions on any one or more of the parties with respect to the use, retention or disposal of such interests acquired pursuant to such agreement and pursuant to which any interest in the company’s shares is in fact acquired by any of the parties.

The holding of a SmartForce ADR evidencing a SmartForce ADS would generally constitute an interest in the underlying ordinary share.

Where a company serves a notice pursuant to Section 81 of the Irish Companies Act, 1990 on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that any transfer of those shares will be void, no voting rights in respect of such shares may be exercised, no further shares shall be issued in respect of such shares or otherwise to such person and, other than in a liquidation, no payment, including dividends, shall be made in respect of such shares. Such restrictions may also void any agreement to transfer such shares. In addition, a person who fails to comply with such a request is guilty of an offense under Irish law.

Shareholder Voting on Mergers and Similar Transactions.    Delaware law generally requires that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. Delaware law also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

The Companies Acts of Ireland provide for schemes of arrangement, which are arrangements or compromises between a company and its shareholders, or any class of them, or its creditors, or any class of them, and are used for certain types of reconstructions and amalgamations. They require the approval, at a meeting convened by the court, of a majority in number representing 75% in value of the shareholders, or class of shareholders, or creditors, or class of creditors, as the case may be, present and voting, either in person or by proxy at the meeting, and the sanction of the court. Once approved and sanctioned, the compromise or arrangement is binding on all shareholders, or the relevant class of shareholders, or on all creditors, or the relevant class of creditors, as the case may be, and also on the company. A dissenting shareholder would have no dissenters’ rights.

The Companies Acts of Ireland also provide that when a takeover offer is made for the shares of certain classes (except those already owned by the offeror) of a company incorporated in Ireland and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than 80% in value of the shares to which the offer relates, the offeror may before the expiration of six months after the date of the offer by notice compulsorily require shareholders of the relevant class who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within one month of the date on which such notice was given objecting to the compulsory transfer or its terms. The court in unlikely (in the absence of fraud or oppression) to exercise its discretion to order that the compulsory transfer not take effect, but it may vary the terms of the transfer. Where as a result of such an offer 80% in value of the shares of the relevant company have become beneficially owned by the offeror then the offeror must, within one month of the date of acquiring such shares, give notice of that fact to all outstanding shareholders and any such shareholder may, within three months of the giving of such notice, require the offeror to acquire his or her shares on the terms of the offer or such other terms as may be agreed or as the court, on the application of either party, may order.

Appraisal or dissenters’ rights.    Under Delaware law, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares being issued. Furthermore, no appraisal rights are available for shares of any class or series that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than:

•	shares of stock of the surviving corporation;

•
shares of stock of another corporation which shares of stock are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders;

•	cash in lieu of fractional shares of the stock described in the first two points above; or

•	some combination of the above.

In addition, appraisal rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

While Irish law does not generally provide for dissenters’ or appraisal rights, if a shareholder applies to a court as described under “—Shareholder Voting on Mergers and Similar Transactions” above, the court may specify such terms for the acquisition as it considers appropriate.

Interested Transactions

Interested Director Transactions.    Under Delaware law, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under Delaware law, either (i) the stockholders or the board of directors must approve by a majority vote any such contract or transaction after full disclosure of the material facts, or (ii) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors even if less than a majority of a quorum.

Irish law requires each director of a company to declare the nature of any direct or indirect interest which the director may have in a proposed contract with the company at a meeting of the directors before the board votes to approve the contract. Any interested director must generally abstain from a vote on any contract or arrangement or any other proposal in which he or she has any material interest and which conflicts or may conflict with the interests of the company.

The articles of association of SmartForce further provide that if any question arises at any directors’ meeting regarding the materiality of a director’s interest in a proposed transaction or the right of a director to vote on the proposal and the question is not resolved by the director voluntarily agreeing to abstain from voting, such question may, before the conclusion of the meeting, be referred to the meeting of directors without participation of the director concerned.

The articles of association of SmartForce provide that the shareholders of SmartForce may, by ordinary resolution, suspend or relax these provisions to any extent, or ratify any transaction not duly authorized by reason of a contravention of SmartForce’s articles of association.

Irish law also regulates various types of transactions between SmartForce and its directors or any persons connected with its directors. These provisions require shareholder approval for long-term employment contracts with directors and for SmartForce’s purchase or sale of assets from or to a director or any person connected with any of its directors.

Loans to Officers and Employees.    Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries including directors who are also officers or employees, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

Under Irish law, a company may not, except in certain specified circumstances, make a loan or a quasi loan to, or enter into a credit transaction as creditor for, or enter into a guarantee or provide any security in connection with a loan, quasi-loan or credit transaction made by another person for any of its directors or any of the directors of its holding company or a person connected with such a director. This prohibition does not prevent a company, however, from entering into an arrangement with a director or a person connected with a director if the value of the arrangement and the total amount outstanding under any other arrangements by the company with any director or any person connected with a director is together less than 10% of the company’s relevant assets.

Amendments to Organizational Documents

Amendments to Organizational Documents.    Under Delaware law, the board of directors of a Delaware corporation may propose amendments to a corporation’s certificate of incorporation. Proposed amendments must be approved by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote. In addition, Delaware law requires that certain amendments must be approved by a separate vote of a class or series of stock if, among other things, the amendment would adversely affect the rights or preferences of such shares. The power to adopt, amend or repeal the bylaws is vested in the stockholders entitled to vote, unless the certificate of incorporation confers the power to adopt, amend or repeal the bylaws upon the directors. Depending upon the article being amended, amendments to SkillSoft’s certificate of incorporation must be approved by the holders of either (i) a majority or (ii) two-thirds of the issued and outstanding common stock entitled to vote on the amendment. Furthermore, SkillSoft’s certificate of incorporation and bylaws confer the power to alter, amend or repeal its bylaws, or to adopt new bylaws, on (i) a majority of the directors or (ii) holders of two-thirds of SkillSoft’s issued and outstanding common stock entitled to vote on such amendment or alteration.

Under Irish law, the shareholders of a company have the authority to alter most provisions of that company’s memorandum and all of the provisions of its articles of association by a special resolution, subject, in the case of certain amendments to the memorandum of association, to the rights of dissenting shareholders to apply to the courts to cancel the amendments. The board of directors is not authorized to change the memorandum or the articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attaching to such class and the nature of the amendments, also require approval of the class affected at a separate class meeting, although an amendment so approved will be subject to cancellation by the court if the holders of at least 10% of the shares of that class apply to the court for the cancellation of the amendment.

Exculpation and Indemnification

Indemnification and Limitation of Liability.    Delaware law permits corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its stockholders for monetary damages arising from a breach of the director’s fiduciary duty of care. It also provides that statutory indemnification shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

•	breaches of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director received an improper personal benefit.

Such limitation of liability provisions also may not limit a director’s liability for violation of, or otherwise relieve SkillSoft or its directors from the necessity of complying with, United States federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. The SkillSoft certificate of incorporation and bylaws eliminate the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future.

Irish law prohibits a company from exempting any of its directors, officers or auditors from, or indemnifying any of them against, any liability arising from any negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to the company. However, Irish law does permit a company to indemnify any of its directors, officers or auditors against any liability incurred by him in defending any proceedings, whether civil or criminal, if judgment is given in his favor or in which he is acquitted. Furthermore, in certain limited circumstances, a company may indemnify such persons where the court determines that, although that person is, or may be liable, he or she acted honestly and reasonably and that, having regard to all the circumstances, that person ought fairly to be excused. SmartForce’s articles of association contain such an indemnity.

SkillSoft has agreed to indemnify its directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director for SkillSoft. SkillSoft has obtained directors and officers insurance providing indemnification for certain of its directors, officers, affiliates, partners or employees for certain liabilities.

SmartForce (USA), a subsidiary of SmartForce, has agreed to indemnify SmartForce’s officers and directors serving at the request of SmartForce USA as directors of SmartForce against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. SmartForce has obtained directors and officers insurance providing indemnification for certain of its directors, officers, affiliates, partners or employees for certain liabilities.

Issuance of Shares; Dividends; Repurchase of Shares

Issuance of Shares.    Irish company law restricts the power of the directors of a company, other than under certain employee share plans, to issue ordinary shares unless either the articles of association of such company or a resolution of the shareholders authorizes the board of directors to do so. No such authority may be given for a period in excess of five years. By virtue of a special resolution passed at an extraordinary general meeting on January 26, 2000, the board has the necessary authority for a five year period from the date of such meeting, but such authority does not apply to the new ordinary shares to be created pursuant to the merger proposal.

If the merger proposal is approved, the board will have this authority for an additional five year period after the date of the extraordinary general meeting, and such authority will apply to the new ordinary shares to be created pursuant to the merger proposal.

Delaware law does not contain such a restriction.

Dividends and Repurchases of Shares.    SkillSoft’s certificate of incorporation provides that its board of directors may declare and pay dividends upon its shares subject to the restrictions set forth in the Delaware General Corporation Law. Delaware law permits a corporation to declare and pay dividends out of funds legally available to the holders of SkillSoft common stock. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. SkillSoft has not paid any dividends on its common stock since the date of its incorporation.

Under Irish law, a company may only pay dividends out of profits legally available for that purpose. Available profits are defined as a company’s accumulated, realized profits, to the extent not previously distributed or capitalized, less its accumulated, realized losses, to the extent not previously written off in a reduction or reorganization of capital. A public limited company may make a distribution only if and to the extent that, at the time of the distribution, the amount of its net assets is not less than the aggregate of its paid up share capital and undistributable reserves.

Under Irish law, the shareholders of a company are entitled to receive such dividends as may be recommended by its board of directors and approved by the shareholders and/or such interim dividends as its board of directors may decide. Any dividend recommended by the SmartForce board may be in such currency or currencies as the SmartForce board decides. SmartForce has not paid any dividends on its ordinary shares since the date of its incorporation. SmartForce intends that any dividends, if and when declared, will be paid in United States dollars.

Under Irish law, a company may, if authorized by its articles of association, issue redeemable shares and purchase its own shares, including any redeemable shares, and SmartForce has such authority in its articles of association.

SmartForce may only redeem or purchase its shares if either such redemption or purchase is made out of distributable profits or the shares are to be canceled on redemption or purchase in which case such redemption or purchase may be made out of the proceeds of a new issue of shares made for the purpose of the redemption or purchase. In the case of a purchase other than on a stock exchange recognized under Irish company law, the terms of the contract relating to such purchase must first be authorized by a special resolution of its shareholders and, in the case of a purchase on a recognized stock exchange, the purchase must first be authorized by an ordinary resolution of the shareholders.

Preemptive Rights.    Delaware law does not provide stockholders with preemptive rights unless such rights are granted in the corporation’s certificate of incorporation. The SkillSoft certificate of incorporation does not grant its stockholders preemptive rights.

In general, Irish company law prohibits companies from issuing any shares, or rights to subscribe for or to convert any securities into shares, for cash without first offering those shares, on a pro rata basis, to the existing shareholders. These requirements may be disapplied for a period of up to five years under a company’s articles of association or by a special resolution passed by the company’s shareholders. These preemptive rights were disapplied by a special resolution passed on January 26, 2000 by the shareholders of SmartForce in respect of all of its authorized but unissued shares (as of January 26, 2000) through January 26, 2005. This disapplication may be renewed, varied or revoked at any time by a special resolution of its shareholders. If the merger proposal is approved, this disapplication will be renewed for an additional five years, and will extend to the new ordinary shares to be created pursuant to the merger proposal.

Prohibition on Financial Assistance to Purchase Shares.    Irish company law prohibits SmartForce from giving any direct or indirect financial assistance to any person, whether by means of a loan, guarantee, the provision of security or other form of financial assistance, for the purpose of purchasing or subscribing for any of its shares.

Delaware law has no such requirement.

Right to Sue

Shareholder Derivative Suits.    Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

Under Irish company law, shareholders do not generally have standing to maintain proceedings arising from wrongs suffered by the company. There are, however, exceptions available under equitable principles on a case-by-case basis. For example, the controlling shareholders cannot perpetuate a fraud on the minority shareholders or commit an act that is illegal or beyond the scope of corporate authority. Additionally, if a company attempts to act on the strength of a decision by a simple majority of votes where decisions call for more than a simple majority, an individual shareholder may bring suit against the company. In cases where controlling shareholders do not institute proceedings in the name of the company, one or more of the aggrieved minority shareholders may apply to the court to bring a derivative action. A minority shareholder may also initiate proceedings in the company’s name in limited circumstances.

Class Action Suits.    In contrast to a derivative action, Irish law permits an action by a shareholder in his own right on the basis of the infringement of his personal rights. A shareholder may commence a suit in a representative capacity for himself and other similarly affected consenting shareholders. Additionally, Irish law permits any shareholder to apply to the Irish courts for appropriate relief for claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to shareholder interests.

Delaware and United States Federal law contain similar provisions.

Liquidation; Dissolution; Winding-Up

Dissolution.    Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation’s stockholders. Delaware law allows a corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. The SkillSoft certificate of incorporation contains no supermajority voting requirement.

Irish law and SmartForce’s articles of association provide that in the event of a liquidation, dissolution or winding up of SmartForce, the assets remaining for distribution to the holders of ordinary shares, after payment of liabilities and after provision has been made for each class of shares, if any, having preference over the ordinary shares, would be divided equally among the holders of ordinary shares in proportion to the amounts paid up on the shares held by them. A liquidator may, with the sanction of a special resolution of SmartForce’s shareholders and any other sanction required by the Irish Companies Acts, 1963 to 2001, divide among the shareholders in cash or property the whole or any part of SmartForce’s assets and may vest any assets in trustees upon trusts for the benefit of contributories. However, no shareholders may be compelled to accept any assets upon which there is a liability.

UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

How the pro forma financial statements were prepared

The following unaudited pro forma combined condensed financial statements give effect to the proposed merger of SmartForce and SkillSoft using the purchase method of accounting, as required by Statement of Financial Accounting Standard No. 141, “Business Combinations.” Although SmartForce will legally be acquiring SkillSoft, SkillSoft will be viewed for accounting purposes as the “accounting acquirer.” Under this method of accounting, the combined company will allocate the purchase price to the fair value of assets of SmartForce deemed to be acquired, including identifiable intangible assets and goodwill. The purchase price allocation is subject to revision when the combined company obtains additional information regarding asset valuation. The unaudited pro forma combined condensed financial statements are based on respective historical consolidated financial statements and the accompanying notes of SmartForce and SkillSoft, which are incorporated by reference in this joint proxy statement/prospectus.

The unaudited pro forma combined condensed statement of operations for the year ended January 31, 2002 and the three months ended April 30, 2002 assumes the merger took place on February 1, 2001. The unaudited pro forma combined condensed balance sheet assumes the merger took place on April 30, 2002. The unaudited pro forma combined condensed statement of operations for the year ended January 31, 2002 combines SmartForce’s historical statement of operations for the year ended December 31, 2001 with SkillSoft’s historical statement of operations for the year ended January 31, 2002. The pro forma combined condensed statement of operations for the three months ended April 30, 2002 combines SmartForce’s historical statement of operations for the three months ended March 31, 2002 with SkillSoft’s historical statement of operations for the three months ended April 30, 2002. The unaudited pro forma combined condensed balance sheet combines SmartForce’s historical balance sheet as of March 31, 2002 with SkillSoft’s historical balance sheet as of April 30, 2002.

These pro forma financial statements have been based on assumptions

The unaudited pro forma condensed combined financial statements data is based on estimates and assumptions described in the notes to them. This data is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of SmartForce that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of SmartForce.

You should read these pro forma unaudited combined condensed financial statements in conjunction with each company’s historical financial statements

The unaudited pro forma combined condensed financial statements should be read in conjunction with the related notes included in this joint proxy statement/prospectus and the consolidated audited and unaudited financial statements of SmartForce and the consolidated audited and unaudited financial statements of SkillSoft, which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the actual results of operations and financial position would have been had the merger taken place on February 1, 2001 or April 30, 2002, and do not indicate future results of operations or financial position.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	April 30, 2002
	Historical		Pro Forma Adjustments
	SkillSoft	SmartForce			Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$21,425	$61,848	$—		$83,273
Short term investments	53,995	44,028	—		98,023
Accounts receivable, net	15,246	85,505	—		100,751
Inventories	—	507	—		507
Recoverable and deferred tax assets, net	—	2,409	—		2,409
Prepaid expenses	2,768	22,884	—		25,652

Total current assets	93,434	217,181	—		310,615
Intangible assets	48,619	78,870	(18,023	)(c)	190,930
			81,464	(d)
Property and equipment, net	2,640	37,892	—		40,532
Long term investments	2,911	13,192	—		16,103
Other assets	16	27,501	—		27,517

Total assets	$147,620	$374,636	$63,441		$585,697

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,402	$2,943	$—		$8,345
Accrued payroll and related expenses	3,961	5,809	—		9,770
Other accrued liabilities	2,766	22,870	13,600	(f)	39,236
Deferred revenues	20,693	45,976	(16,000	)(e)	50,669

Total current liabilities	32,822	77,598	(2,400)		108,020
Non-current liabilities
Minority equity interest	—	306	—		306
Other liabilities	—	579	—		579

Total non current liabilities	—	885	—		885
Shareholders’ equity
Ordinary shares	17	7,574	(7,574	)(b)	9,848
			9,831	(a)
Additional paid-in capital	180,464	299,925	(299,925	)(b)	532,627
			352,163	(a)
Accumulated profit/(loss)	(63,363)	(9,818)	9,818	(b)	(63,363)
Capital conversion reserve fund	—	623	(623	)(b)	—
Capital redemption	—	296	(296	)(b)	—
Deferred compensation	(2,213)	—	—		(2,213)
Other comprehensive income/(loss)	16	(2,445)	2,445	(b)	16
Notes receivable from shareholders	(123)	—	—		(123)
Treasury stock	—	(2)	2	(b)	—

Total shareholders’ equity	114,798	296,153	65,841		476,792

Total liabilities and shareholders’ equity	$147,620	$374,636	$63,441		$585,697

See accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Year Ended January 31, 2002
	Historical		Pro Forma Adjustments
	SkillSoft	SmartForce			Pro Forma
Revenue	$44,271	$260,875	$—		$305,146
Cost of revenues	2,552	43,064	—		45,616

Gross profit	41,719	217,811	—		259,530
Operating expenses:
Research and development	17,698	51,328	—		69,026
Sales and marketing	27,602	132,793	—		160,395
General and administrative	7,199	21,727	—		28,926
Amortization of acquired intangibles and stock-based compensation	820	10,158	(2,431	)(g)	8,547

Total operating expenses	53,319	216,006	(2,431)		266,894

Income/(Loss) from operations	(11,600)	1,805	2,431		(7,364)
Interest income, net	1,960	3,834	—		5,794
Net exchange loss	—	(797)	—		(797)

Income/(Loss) before provision for income taxes	(9,640)	4,842	2,431		(2,367)
Provision for income taxes	—	(1,800)	—	(h)	(1,800)

Net Income/(Loss)	$(9,640)	$3,042	$2,431		$(4,167)

Net Income/(Loss) per share—Basic	$(0.65)	$0.06			$(0.05)

Shares used in computing net income/(loss) per share—Basic	14,921	54,478			89,802

Net Income/(Loss) per share—Diluted	$(0.65)	$0.05			$(0.05)

Shares used in computing net income/(loss) per share—Diluted	14,921	60,837			89,802

See accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Three Months Ended April 30, 2002
	Historical		Pro Forma Adjustments
	SkillSoft	SmartForce		Pro Forma
Revenue	$13,805	$42,992	$—	$56,797
Cost of revenues	837	10,403	—	11,240

Gross profit	12,968	32,589	—	45,557

Operating expenses:
Research and development	3,439	13,185	—	16,624
Sales and marketing	7,404	31,548	—	38,952
General and administrative	1,825	6,945	—	8,770
Amortization of acquired intangibles and stock compensation	432	2,591	—	3,023

Total operating expenses	13,100	54,269	—	67,369

Loss from operations	(132)	(21,680)	—	(21,812)
Other Income, net	414	385	—	799

Income/(Loss) before provision for income taxes	282	(21,295)	—	(21,013)
Benefit for income taxes	—	2,244	—	2,244

Net Income/(Loss)	$282	$(19,051)	$—	$(18,769)

Net Income/(Loss) per share—Basic	$0.02	$(0.33)	$—	$(0.19)

Shares used in computing net income/(loss) per share—Basic	17,367	56,990	—	98,105

Net Income/(Loss) per share—Diluted	$0.02	$(0.33)	$—	$(0.19)

Shares used in computing net income/(loss) per share—Diluted	18,253	56,990	—	98,105

See accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

NOTES TO THE UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED STATEMENTS

The unaudited pro forma combined condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States after eliminating all material intercompany accounts and transactions. The acquisition of SmartForce is being accounted for under the purchase method of accounting.

The purchase price of SmartForce is $375.6 million and has been allocated as follows:

Dollars in Thousands
Current, tangible and identifiable intangible assets	$356,613
Liabilities assumed	62,483

Net assets	294,130
Implied Intangibles/Goodwill	81,464

Total purchase consideration	$375,594

Comprised of:
Stock consideration	$361,994
Direct transaction costs	13,600

Total purchase consideration	$375,594

Under the terms of the agreement and in accordance with FAS No. 141, for accounting purposes, SkillSoft has been deemed to be the acquirer. The stock consideration has been calculated as follows: (i) stock outstanding: taking the outstanding ordinary shares of SmartForce as of March 31, 2002, approximately 57.0 million ordinary shares, and multiplying by the average price of SkillSoft shares (adjusted using the inverse of the exchange ratio, 0.422), for the 3 days before and after the announcement of the transaction and (ii) stock options: calculation of the fair value of the SmartForce options outstanding using the Black-Scholes option valuation method. This calculation results in a purchase consideration greater than the net book value of SmartForce as of March 31, 2002. This difference has been reflected as an increase in the carrying value of the acquired intangible assets of SmartForce. At this time, the combined company has not completed an independent valuation and the allocation of the purchase price has not been completed. Thus, these numbers do not include the effects, if any, of adjustments that might result from the amortization of any potential identifiable intangible assets (separate from goodwill). In addition, the purchase price excludes any reorganization costs.

The following pro forma adjustments have been recorded to reflect the acquisition:

Combined Condensed Consolidated Balance Sheet—adjustments to reflect the acquisition as if it had occurred on April 30, 2002.

(a)
The issuance of approximately 57.0 million SmartForce ordinary shares, represented by ADSs, and options for the issued and outstanding common stock and outstanding options of SkillSoft, at a total value of $362 million. The ordinary shares of SmartForce, represented by ADSs, will increase by approximately $9.7 million and additional paid in capital will increase by approximately $352.3 million.

NOTES TO THE UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED STATEMENTS—(Continued)

(b)	Elimination of SmartForce’s pre-acquisition shareholders’ equity, as follows:

Dollars in Thousands
Ordinary shares	$7,574
Additional paid-in capital	299,925
Accumulated deficit	(9,818)
Capital conversion reserve fund	623
Capital redemption	296
Other comprehensive income	(2,445)
Treasury stock	(2)

Total SmartForce shareholders’ equity	$296,153

(c)	Elimination of SmartForces’s pre-acquisition goodwill.

(d)
Excess of the fair value of purchase consideration over the fair value of the net tangible assets and identifiable intangible assets acquired. This excess has been recorded in the pro forma statements as an increase in the carrying value of the acquired intangible assets of SmartForce. The final figure for intangibles and/or goodwill will be increased by any reduction in net assets at the date of closure of the acquisition and by the reorganization costs which will be incurred as a result of the transaction.

(e)
Elimination of $16.0 million of deferred revenue of SmartForce as required by EITF 01-3 “Accounting in a Purchase Business Combination for Deferred Revenue of an Acquiree.” The adjustment of deferred revenue is based on management’s estimate at this time.

(f)	Estimated transaction costs of $13.6 million consisting primarily of Irish capital duty cost, and financial advisor, legal and other professional fees.

Combined Condensed Consolidated Statements of Operations—adjustments to reflect the acquisition as if it had occurred on February 1, 2001.

(g)	Elimination of the amortization of SmartForce goodwill during the year ended December 31, 2001.

(h)	No pro forma adjustment for the provision of income taxes is required as the provision represents tax liabilities due to certain taxing jurisdictions where income is generated.

The actual allocation of the purchase price will not occur until the closing and will be based on the respective fair values of the assets and liabilities of SmartForce at that time.

The unaudited pro forma condensed combined consolidated information reflects our best estimates; however the actual financial position and results of operations may differ from the pro forma amounts reflected herein because of various factors, including, without limitation, access to additional information, changes in value and changes in operating results between the date of preparation of the unaudited pro forma condensed combined consolidated financial information and the date on which the acquisition closes. However, in the opinion of management any final adjustments will not be material to the future financial position and/or results of operations of SmartForce.

PROPOSAL TO SMARTFORCE SHAREHOLDERS TO BE VOTED ON AT THE SMARTFORCE EXTRAORDINARY GENERAL MEETING

General

The SmartForce shareholders are being asked to consider and vote upon the following merger proposal to:

(i)	approve and adopt the merger agreement and approve the merger and the issuance of the SmartForce ordinary shares, represented by SmartForce ADSs, in the merger;

(ii)	approve the increase in authorized share capital of SmartForce;

(iii)	approve and adopt the amendment to SmartForce’s memorandum of association;

(iv)	approve and adopt the amendment to SmartForce’s articles of association;

(v)	approve the reduction in the maximum number of directors that may be appointed to the SmartForce board;

(vi)	approve the grant of authority to the directors to allot shares; and

(vii)	disapply statutory pre-emption provisions.

The various sub-proposals contained in this merger proposal are more fully described below.

Approval and Adoption of Merger Agreement and Approval of the Merger and the Issuance of the SmartForce Ordinary Shares, represented by SmartForce ADSs, in the Merger

On June 10, 2002, the SmartForce board of directors approved and adopted the merger agreement and approved the merger and the issuance of the SmartForce ordinary shares, represented by SmartForce ADSs, in the merger. The material terms of the merger agreement, the merger and the issuance of the SmartForce ordinary shares, represented by SmartForce ADSs, in the merger are more fully described elsewhere in this joint proxy statement/prospectus and in the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Approval of the Increase in the Authorized Share Capital of SmartForce and the Adoption of the Amendment to SmartForce’s Memorandum and Articles of Association

SmartForce currently has an authorized share capital of €13,200,000 divided into 120,000,000 ordinary shares of €0.11 per share. As of August 2, 2002, there were 57,408,910 SmartForce ordinary shares issued and outstanding. Of the remaining authorized but unissued shares, approximately 23,022,303 were reserved for issuance under SmartForce’s share option and employee share purchase plans. Accordingly, SmartForce has approximately 39,568,787 shares remaining available for issuance. If the proposed increase in the authorized share capital is approved, the authorized share capital of SmartForce would be increased to €27,500,000 divided into 250,000,000 ordinary shares of €0.11 per share. This increase in the authorized share capital requires that those paragraphs of the memorandum and articles of association of SmartForce which refer to its authorized share capital be amended to reflect the increase in the authorized share capital of SmartForce.

The proposed increase in the authorized share capital of SmartForce would be sufficient to provide for the issuance of ordinary shares underlying the SmartForce ADSs in exchange for shares of SkillSoft common stock and upon the exercise of SkillSoft options assumed by SmartForce pursuant to the merger. Such proposed increase would also provide additional available share capital which may be necessary in connection with future financings, investment opportunities, acquisitions of other companies, the declaration of stock dividends, stock splits or other distributions, or for other corporate purposes.

The issuance of additional SmartForce ordinary shares, other than in connection with stock splits and stock dividends, could have the effect of diluting earnings per share, voting power and shareholdings of SmartForce shareholders. It could also have the effect of making it more difficult for a third party to acquire control of SmartForce.

Other than in connection with the merger or pursuant to the exercise of options under SmartForce’s employee share option and share purchase plans, SmartForce has no present intent to issue any additional ordinary shares. The SmartForce board of directors believes that in connection with the merger, an increase in the authorized share capital of SmartForce is in the best interests of SmartForce and SmartForce shareholders.

On June 10, 2002, the SmartForce board of directors resolved to convene an extraordinary general meeting of SmartForce at which shareholders would be asked to adopt resolutions to increase the authorized share capital of SmartForce to €27,500,000 divided into 250,000,000 Ordinary Shares of €0.11 per share and to amend SmartForce’s memorandum and articles of association to reflect the increase in the authorized share capital of SmartForce.

Approval of the Reduction in the Maximum Number of Directors that may be Appointed to SmartForce’s Board of Directors

SmartForce’s articles of association currently permit the size of the SmartForce board of directors to include up to a maximum number of ten (10) directors, which number may be changed by resolution of SmartForce shareholders. Presently, the board has six (6) directors. In connection with the merger it has been agreed that the SmartForce board of directors will be composed of seven (7) directors. Accordingly, it is proposed that Article 64 of SmartForce’s articles of association be amended to read, in its entirety, as follows:

“The number of Directors (other than alternate Directors) shall not be more than seven unless otherwise determined by ordinary resolution.”

Approval of the Grant of Authority to the Directors to Allot Shares

Section 20 of the Companies (Amendment) Act, 1983 of Ireland, or the 1983 Act, restricts the power of the directors of a company to allot shares or to grant share subscription rights and rights to convert any security into shares unless either the articles of association of such company or a resolution of the shareholders authorizes the board of directors to do so. No such authority may be given for a period in excess of five years. The SmartForce shareholders passed a resolution on January 26, 2000 giving SmartForce’s board of directors the necessary authority for a five year period, which authority will expire at the close of business on January 25, 2005. However, such authority does not extend to the new ordinary shares created pursuant to paragraph (ii) the resolution.

Accordingly, at the SmartForce extraordinary general meeting, the SmartForce shareholders will be requested to approve the grant of a general and unconditional authority to the directors to allot relevant securities under Section 20 of the 1983 Act up to an amount not exceeding the authorized but unissued share capital of SmartForce as at the date of passing of the resolution for the five year period commencing on the date of the passing of the resolution.

Following the passing of the resolution, SmartForce will have an authorized share capital of €27,500,000 divided into 250,000,000 ordinary shares of €0.11 per share. As of August 2, 2002, there were 62,591,090 ordinary shares currently unissued, representing approximately 52.16% of the nominal value of SmartForce’s authorized share capital. The SmartForce directors do not have any current intention to exercise this authority, except for the issue of ordinary shares pursuant to the merger and under SmartForce’s share option plans and employee share purchase plan.

Disapplication of Statutory Pre-Emption Provisions

Section 23 of the 1983 Act provides that, in general, a company may not allot any shares (or a right to subscribe for or to convert any securities into shares in a company) for cash unless it has first offered those shares, on a pro rata basis, to the existing shareholders of the company. These requirements may be disapplied for a period of up to five years by the articles of association of SmartForce or by a special resolution passed by the SmartForce shareholders. The shareholders of SmartForce passed a special resolution on January 26, 2000 disapplying these pre-emption rights for a five year period, which period expires at the close of business on January 25, 2005. However, such disapplication does not extend to the new ordinary shares created pursuant to paragraph (ii) of the resolution.

Accordingly, at the SmartForce extraordinary general meeting, the SmartForce shareholders will be requested to approve the disapplication of the statutory pre-emption provisions for the five year period commencing at the passing of the resolution.

Recommendation of the Board of Directors

The SmartForce board of directors has unanimously determined that the merger is consistent with and in furtherance of the long-term business strategy of SmartForce and is fair to, and in the best interests of, SmartForce and the SmartForce shareholders. Accordingly, the SmartForce board of directors unanimously adopted a resolution approving the merger agreement, the merger and the issuance of the SmartForce ordinary shares, represented by SmartForce ADSs, in the merger and resolved to convene an extraordinary general meeting of SmartForce for the purpose of proposing all resolutions required to effectuate the merger, including the increase in the authorized share capital and the other matters contained in the merger proposal as set forth above.

Vote Required

The affirmative vote of the holders of three-fourths of the outstanding ordinary shares of SmartForce represented, in person or by proxy, at the extraordinary general meeting and voting on the merger proposal as outlined above is required to approve the foregoing merger proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE MERGER PROPOSAL

To ensure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage prepaid envelope provided, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

LEGAL MATTERS

The validity of the SmartForce ordinary shares represented by the ADSs to be issued in connection with the merger will be passed upon for SmartForce by Binchys Solicitors. In addition, Wilson Sonsini Goodrich & Rosati, Professional Corporation, will pass upon certain United States federal tax consequences of the merger to SmartForce shareholders. Hale and Dorr LLP will pass upon certain United States federal tax consequences of the merger to SkillSoft stockholders.

EXPERTS

The consolidated financial statements of SmartForce PLC appearing in SmartForce PLC’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SkillSoft Corporation appearing in SkillSoft Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002, which is incorporated herein by reference, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto.

Effective June 19, 2002, the partner in charge of auditing SkillSoft Corporation left Arthur Andersen LLP and joined Ernst & Young LLP. After reasonable efforts, SkillSoft has been unable to obtain the consent of Arthur Andersen to the incorporation into the registration statement, of which this joint proxy statement/prospectus is a part, of their report with respect to the consolidated financial statements of SkillSoft which appeared in its Annual Report on Form 10-K for the year ended January 31, 2002. Under these circumstances, Rule 437(a) under the Securities Act permits the registration statement to be filed without a written consent from Arthur Andersen. The absence of such consent may limit your recovery on certain claims. In particular, and without limitation, you will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in SkillSoft’s consolidated financial statements which appeared in its Annual Report on Form 10-K for the year ended January 31, 2002 or any omissions to state a material fact required to be stated therein. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to SkillSoft) may be limited as a practical matter due to recent events involving Arthur Andersen.

DOCUMENTS INCORPORATED BY REFERENCE

This joint proxy statement/prospectus incorporates documents by reference that are not included in or delivered with this document. The SEC allows SmartForce and SkillSoft to “incorporate by reference” the information that each company files with it, which means that SmartForce and SkillSoft can disclose important information to you by referring you to those documents. Documents that are incorporated by reference contain important information about SmartForce and SkillSoft and their respective finances.

All documents filed by SmartForce and SkillSoft under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and before the date of the SmartForce extraordinary general meeting and the SkillSoft special meeting are incorporated by reference into and are a part of this joint proxy statement/prospectus from the date of filing of each such document.

You should rely only on the information contained in this document or that SmartForce or SkillSoft has referred to you. SmartForce and SkillSoft have not authorized anyone to provide you with information that is different.

The following documents, which were filed by SmartForce with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	SmartForce’s annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2001;

•	SmartForce’s quarterly report on Form 10-Q for the quarter ended March 31, 2002;

•	SmartForce’s current report on Form 8-K dated April 6, 2002;

•	SmartForce’s current report on Form 8-K dated June 14, 2002;

•	SmartForce’s definitive proxy statement on Schedule 14A filed on June 17, 2002;

•	the description of SmartForce’s ordinary shares contained in SmartForce’s registration statement on Form 8-A filed on March 9, 1995 and amended on April 10, 1995; and

•	SmartForce’s registration statement on Form 8-A filed on October 5, 1998.

The following documents, which were filed by SkillSoft with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	SkillSoft’s annual report on Form 10-K for the fiscal year ended January 31, 2002;

•	SkillSoft’s quarterly report on Form 10-Q for the quarter ended April 30, 2002;

•	SkillSoft’s current report on Form 8-K dated June 13, 2002;

•	SkillSoft’s current report on Form 8-K dated June 28, 2002; and

•	SkillSoft’s definitive proxy statement on Schedule 14A filed on May 13, 2002.

Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this joint proxy statement/prospectus are available from SmartForce or SkillSoft upon request. We will provide to you a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus), without charge, upon written or oral request. You should make any request for documents by September 1, 2002 to ensure timely delivery of the documents.

Requests for documents relating to SmartForce should be directed to:	Requests for documents relating to SkillSoft should be directed to:

SmartForce PLC 900 Chesapeake Drive Redwood City, CA 94063 (650) 817-5900 Attention: Investor Relations	SkillSoft Corporation 20 Industrial Park Drive Nashua, NH 03002 Tel: (603) 324-3000 Attn: Chief Financial Officer

SmartForce and SkillSoft each file reports, proxy statements and other information with the SEC. Copies of their respective reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the SEC:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

Reports, proxy statements and other information concerning SmartForce and SkillSoft may also be inspected at: The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

This joint proxy statement/prospectus is dated August 5, 2002. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than August 5, 2002, and neither the mailing of the joint proxy statement/prospectus to SmartForce shareholders and SkillSoft stockholders nor the issuance of SmartForce ordinary shares, represented by SmartForce ADSs, in the merger shall create any implication to the contrary.

SmartForce has filed a registration statement under the Securities Act with the SEC with respect to the SmartForce ordinary shares represented by the ADSs to be issued to SkillSoft stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of SmartForce filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above or may view a copy on the SEC’s Web site.

Information on SmartForce’s Web Sites

Information on any SmartForce Internet web site or the web site of any subsidiary of SmartForce is not part of this document and you should not rely on that information in deciding whether to approve the share issuance, unless that information is also in this document or in a document that is incorporated by reference in this document.

Information on SkillSoft’s Web Sites

Information on any SkillSoft Internet web site or the web site of any subsidiary of SkillSoft is not part of this document and you should not rely on that information in deciding whether to approve the merger, unless that information is also in this document or in a document that is incorporated by reference in this document.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the SmartForce ADSs or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this joint proxy statement/prospectus. The information contained in this document with respect to SkillSoft and its subsidiaries was provided by SkillSoft. The information contained in this document with respect to SmartForce and its subsidiaries was provided by SmartForce.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SmartForce Public Limited Company,

Slate Acquisition Corp.

and

SkillSoft Corporation

Dated as of June 10, 2002

A-i

A-ii

Exhibit A-1	Form of SkillSoft Stockholder Voting Agreement
Exhibit A-2	Form of SmartForce Shareholder Voting Agreement
Exhibit B-1	Form of SmartForce Option Agreement
Exhibit B-2	Form of SkillSoft Option Agreement
Exhibit C	Form of Affiliate Agreement
Exhibit D	Form of Registration Rights Agreement

A-iii

TABLES OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Acquisition Transaction	Section 8.3(f)
ADS Registration Statement	Section 6.2(c)
Affiliate	Section 3.2(e)
Affiliate Agreement	Section 6.10
Affiliate Deposit Agreement	Section 4.2(f)
Affiliated Group	Section 3.8(a)
Affiliated Group Tax Return	Section 3.8(a)
Affiliated Period	Section 3.8(a)
Agreement	Preamble
Antitrust Laws	Section 6.7(b)
Antitrust Order	Section 6.7(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Code	Preamble
Confidentiality Agreement	Section 5.3
Continuing Employees	Section 6.20(a)
Deposit Agreement	Section 4.2(f)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.15(a)
Environmental Law	Section 3.13(b)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.13(a)
Intellectual Property	Section 3.10(a)
Irish Mergers Act	Section 3.4(c)
Irish Takeover Act	Section 3.4(c)
IRS	Section 3.15(b)
Joint Proxy Statement/Prospectus	Section 3.5(c)
Liens	Section 3.4(b)
Merger	Section 1.1
Minister	Section 7.1(c)
Nasdaq	Section 2.2(c)
Ordinary Course of Business	Section 3.3(c)
Outside Date	Section 8.1(b)
Registration Statement	Section 3.5(c)

A-iv

Terms	Cross Reference in Agreement
Regulation M-A Filing	Section 3.5(c)
Representatives	Section 6.1(a)
Rule 145 Affiliates	Section 6.10
SEC	Section 3.4(c)
Section 16 Information	Section 6.15(b)
Securities Act	Section 3.2(e)
SkillSoft	Preamble
SkillSoft Balance Sheet	Section 3.5(b)
SkillSoft Board	Preamble
SkillSoft Common Stock	Section 2.1(b)
SkillSoft Disclosure Schedule	Article III
SkillSoft Employee Plans	Section 3.15(a)
SkillSoft Insiders	Section 6.15(c)
SkillSoft Insurance Policies	Section 3.18
SkillSoft Intellectual Property	Section 3.10(b)
SkillSoft Leases	Section 3.9(b)
SkillSoft Material Adverse Effect	Section 3.1
SkillSoft Material Contracts	Section 3.11(a)
SkillSoft Meeting	Section 3.4(d)
SkillSoft Option Agreement	Preamble
SkillSoft Permits	Section 3.17
SkillSoft Preferred Stock	Section 3.2(a)
SkillSoft SEC Reports	Section 3.5(a)
SkillSoft Stock Options	Section 2.3(a)
SkillSoft Stock Plans	Section 2.3(a)
SkillSoft Stockholder Agreement	Preamble
SkillSoft Stockholder Approval	Section 3.4(a)
SkillSoft Terminating Plan	Section 6.21
SkillSoft Third Party Intellectual Property	Section 3.10(b)
SkillSoft Voting Proposal	Section 3.4(a)
SmartForce	Preamble
SmartForce ADRs	Section 2.1(c)
SmartForce ADSs	Section 2.1(c)
SmartForce Balance Sheet	Section 4.5(b)
SmartForce Board	Preamble
SmartForce Charter Documents	Section 4.1
SmartForce Disclosure Schedule	Article IV
SmartForce Employee Plans	Section 4.15(a)
SmartForce Insurance Policies	Section 4.18
SmartForce Intellectual Property	Section 4.10(b)
SmartForce Leases	Section 4.9(b)
SmartForce Material Adverse Effect	Section 4.1
SmartForce Material Contracts	Section 4.11(a)
SmartForce Meeting	Section 4.4(d)
SmartForce Option Agreement	Preamble
SmartForce Ordinary Shares	Section 2.1(c)
SmartForce Permits	Section 4.17
SmartForce Rights Plan	Section 4.2(e)
SmartForce Rights Plan Amendment	Section 4.20
SmartForce SEC Reports	Section 4.5(a)

A-v

Terms	Cross Reference in Agreement
SmartForce Share Options	Section 4.2(c)
SmartForce Share Plans	Section 4.2(c)
SmartForce Shareholder Agreement	Preamble
SmartForce Shareholder Approval	Section 4.4(a)
SmartForce Third Party Intellectual Property	Section 4.10(b)
SmartForce Voting Proposal	Section 4.4(a)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.1
Tax	Section 3.8(a)
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Transitory Subsidiary	Preamble

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 10, 2002, is by and among SmartForce Public Limited Company, a public limited liability company organized under the laws of the Republic of Ireland (“SmartForce”), Slate Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SmartForce (the “Transitory Subsidiary”), and SkillSoft Corporation, a Delaware corporation (“SkillSoft”).

WHEREAS, the Board of Directors of SmartForce (the “SmartForce Board”) and the Board of Directors of SkillSoft (“SkillSoft Board”) each deem it advisable and in the best interests of their respective corporation and its stockholders that SmartForce and SkillSoft combine in order to advance the long-term business interests of SmartForce and SkillSoft;

WHEREAS, the combination of SmartForce and SkillSoft shall be effected through a merger of the Transitory Subsidiary into SkillSoft in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SmartForce’s willingness to enter into this Agreement, the stockholders of SkillSoft specified in Section 6.6(a) of this Agreement will be entering into the Stockholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-1 (the “SkillSoft Stockholder Agreement”), pursuant to which such stockholders will, among other things, agree to give SmartForce a proxy to vote all of the shares of capital stock of SkillSoft that such stockholders own in order to consummate the transactions contemplated hereby, and SkillSoft will grant to SmartForce an option to purchase SkillSoft Common Stock pursuant to the Option Agreement in the form attached hereto as Exhibit B-1 (the “SmartForce Option Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SkillSoft’s willingness to enter into this Agreement, the shareholders of SmartForce specified in Section 6.6(b) of this Agreement will be entering into the Shareholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A-2 (the “SmartForce Shareholder Agreement”), pursuant to which such shareholders will, among other things, agree to give SkillSoft a proxy to vote all of the share capital of SmartForce that such shareholders own in order to consummate the transactions contemplated hereby, and SmartForce will grant to SkillSoft an option to purchase SmartForce ADSs pursuant to the Option Agreement in the form attached hereto as Exhibit B-2 (the “SkillSoft Option Agreement”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, SmartForce, the Transitory Subsidiary and SkillSoft agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.    Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into SkillSoft (with such merger referred to herein as the “Merger”) at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and SkillSoft shall continue as the surviving corporation in the Merger. SkillSoft following the Merger is sometimes referred to herein as the “Surviving Corporation.” The “Effective Time” shall be the time at which SmartForce files a certificate of merger (the “Certificate of Merger”) prepared and executed by the Surviving Corporation in accordance with Section 251(c) of the DGCL with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.2    The Closing.

(a)  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., eastern time, on a date to be specified by SmartForce and SkillSoft (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by SmartForce and SkillSoft.

(b)  At the Closing:

(i)  SkillSoft shall deliver to SmartForce the various certificates, instruments and documents referred to in Section 7.2;

(ii)  SmartForce shall deliver to SkillSoft the various certificates, instruments and documents referred to in Section 7.3; and

(iii)  SmartForce, on behalf of the Surviving Corporation, shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

1.3    Certificate of Incorporation and By-laws of the Surviving Corporation.

(a)  The Certificate of Incorporation of SkillSoft shall be amended and restated, by means of the Certificate of Merger, to read in its entirety the same as the Certificate of Incorporation of the Transitory Subsidiary as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “SkillSoft Corporation” or such other name as is mutually agreed to by SmartForce and SkillSoft) and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and such Certificate of Incorporation.

(b)  As of the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary and SkillSoft, the Bylaws of Surviving Corporation shall be amended and restated to read the same as the Bylaws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided; however, that all references in such Bylaws to the Transitory Subsidiary shall be amended to refer to “SkillSoft Corporation” or such other name as is mutually agreed to by SmartForce and SkillSoft.

1.4    Directors and Officers of the Surviving Corporation.

(a)  The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b)  The officers of SkillSoft immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.5    Tax Consequences.    The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Income Tax Regulations.

ARTICLE II

CONVERSION OF SECURITIES

2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary, SkillSoft or the holder of any shares of the capital stock of SkillSoft or the capital stock of the Transitory Subsidiary:

(a)  Capital Stock of the Transitory Subsidiary.    Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and SmartForce-Owned Stock.    All shares of common stock, $0.001 par value per share, of SkillSoft (“SkillSoft Common Stock”) that are owned by SkillSoft as treasury stock or by any wholly owned Subsidiary of SkillSoft and any shares of SkillSoft Common Stock owned by SmartForce, the Transitory Subsidiary or any other wholly owned Subsidiary of SmartForce immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of SmartForce or other consideration shall be delivered in exchange therefor.

(c)  Exchange Ratio for SkillSoft Common Stock.    Subject to Section 2.2, each share of SkillSoft Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into the right to receive 2.3674 (the “Exchange Ratio”) American Depository Shares of SmartForce (“SmartForce ADSs”) evidenced by American Depositary Receipts (“SmartForce ADRs”), each of which represents one ordinary share, nominal value € 0.11 per share, of SmartForce (“SmartForce Ordinary Shares”), upon surrender of the certificate representing such share of SkillSoft Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of SkillSoft Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of SkillSoft Common Stock shall cease to have any rights with respect thereto, except the right to receive the SmartForce ADSs evidenced by SmartForce ADRs pursuant to this Section 2.1(c) and any cash in lieu of fractional SmartForce ADSs to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)  Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, share or stock split, reverse split, share or stock dividend (including any dividend or distribution of securities convertible into SmartForce ADSs, SmartForce Ordinary Shares or SkillSoft Common Stock), reorganization, recapitalization or other like change with respect to SmartForce ADSs, SmartForce Ordinary Shares or SkillSoft Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of SkillSoft Common Stock for SmartForce ADSs pursuant to the Merger are as follows:

(a)  Exchange Agent.    As of the Effective Time, SmartForce shall deposit with The Bank of New York or another bank or trust company designated by SmartForce and reasonably acceptable to SkillSoft (the “Exchange Agent”), for the benefit of the holders ofshares of SkillSoft Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) SmartForce ADRs representing the SmartForce ADSs (such SmartForce ADSs, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of SkillSoft Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of SkillSoft Common Stock (the “Certificates”) may be entitled pursuant to Section 2.2(d).

(b)  Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to Section 2.1 into the right to receive SmartForce ADSs (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for SmartForce ADRs evidencing SmartForce ADSs (plus cash in lieu of fractional SmartForce ADSs, if any, and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by SmartForce, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a SmartForce ADR representing that number of whole SmartForce ADSs which such holder has the right to receive pursuant to the provisions of Section 2.1 plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a valid transfer of ownership of SkillSoft Common Stock which is not registered in the transfer records of SkillSoft, a SmartForce ADR representing the proper number of SmartForce ADSs plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the SmartForce ADRs evidencing SmartForce ADSs plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c)  No Fractional Shares.    No SmartForce ADR or scrip representing fractional SmartForce ADSs shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SmartForce. Notwithstanding any other provision of this Agreement, each holder of shares of SkillSoft Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a SmartForce ADS (after taking into account all Certificates delivered by such holder and the aggregate number of shares of SkillSoft Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a SmartForce ADS multiplied by the average of the last reported sales prices of SmartForce ADSs at the 4:00 p.m., Eastern time, end of regular trading hours on the Nasdaq National Market (“Nasdaq”) during the ten consecutive trading days ending on and including the last trading day prior to the Effective Time.

(d)  Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to SmartForce ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole SmartForce ADSs, without interest, and (ii) at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole SmartForce ADSs.

(e)  No Further Ownership Rights in SkillSoft Common Stock.    All SmartForce ADSs evidenced by SmartForce ADRs issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of SkillSoft Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SkillSoft Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving

Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f)  Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of SkillSoft Common Stock for 180 days after the Effective Time shall be delivered to SmartForce, upon demand, and any holder of SkillSoft Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to SmartForce, as a general unsecured creditor, for payment of its claim for SmartForce ADSs, any cash in lieu of fractional SmartForce ADSs and any dividends or distributions with respect to SmartForce ADSs.

(g)  No Liability.    To the extent permitted by applicable law, none of SmartForce, the Transitory Subsidiary, SkillSoft, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of SkillSoft Common Stock, SmartForce ADSs or SmartForce Ordinary Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any SmartForce ADSs, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such SmartForce ADSs or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h)  Withholding Rights.    Each of SmartForce and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SkillSoft Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or SmartForce, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SkillSoft Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or SmartForce, as the case may be.

(i)  Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by SmartForce, the posting by such person of a bond in such reasonable amount as SmartForce may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the SmartForce ADRs evidencing SmartForce ADSs and any cash in lieu of fractional shares, and unpaid dividends and distributions on SmartForce ADSs deliverable in respect thereof pursuant to this Agreement.

2.3    SkillSoft Stock Plans.

(a)  At the Effective Time, each outstanding option to purchase SkillSoft Common Stock (“SkillSoft Stock Options”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of SkillSoft, all of which are listed in Section 3.2(c) of the SkillSoft Disclosure Schedule (the “SkillSoft Stock Plans”), insofar as they relate to outstanding SkillSoft Stock Options, shall be assumed by SmartForce and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such SkillSoft Stock Option immediately prior to the Effective Time, the same number of SmartForce ADSs as the holder of such SkillSoft Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the aggregate exercise price for the shares of SkillSoft Common Stock purchasable pursuant to such SkillSoft Stock Option immediately prior to the Effective Time divided by (z) the aggregate number of SmartForce ADSs deemed purchasable pursuant to such

SkillSoft Stock Option in accordance with the foregoing. Such SkillSoft Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3).

(b)  As soon as practicable after the Effective Time, SmartForce shall deliver to the participants in the SkillSoft Stock Plans an appropriate notice setting forth such participants’ rights in the SkillSoft Stock Options, as provided in this Section 2.3.

(c)  SmartForce shall take all corporate action necessary to reserve for issuance a sufficient number of SmartForce ADSs for delivery upon exercise of SkillSoft Stock Options assumed in accordance with this Section 2.3. Within 30 days after the Effective Time, SmartForce shall file one or more registration statements on Form S-8 (or any successor form) with respect to the SmartForce ADSs subject to such SkillSoft Stock Options (to the extent a Form S-8 is available for such options) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)  SkillSoft shall, prior to the Effective Time, terminate its 2001 Employee Stock Purchase Plan and its 2001 International Employee Stock Purchase Plan and all rights of participants therein and all obligations of SkillSoft thereunder in accordance with the terms thereof, provided that SkillSoft shall permit all participants therein to purchase SkillSoft Common Stock based on accrued payroll deductions as of the date of termination, in accordance with the terms of such Plans.

2.4    Taking Necessary and Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, powers and franchises of SkillSoft and the Transitory Subsidiary, the officers and directors of SkillSoft and the Transitory Subsidiary will take all such reasonable, lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SKILLSOFT

SkillSoft represents and warrants to SmartForce and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by SkillSoft to SmartForce on the date of this Agreement (the “SkillSoft Disclosure Schedule”). The disclosure in any paragraph of the SkillSoft Disclosure Schedule shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

3.1    Organization, Standing and Power; Subsidiaries.    SkillSoft is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a SkillSoft Material Adverse Effect. For purposes of this Agreement, the term “SkillSoft Material Adverse Effect” means any material adverse change, event, circumstance or, development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of SkillSoft and its Subsidiaries, taken as a whole (excluding a material adverse effect resulting solely or primarily from factors affecting the United States economy or the corporate training software market in general and provided that a decrease in the market price of SkillSoft Common Stock shall not in and of itself constitute a

SkillSoft Material Adverse Effect), or (ii) the ability of SkillSoft to consummate the transactions contemplated by this Agreement. SkillSoft has delivered or made available to SmartForce complete and accurate copies of its Certificate of Incorporation and By-laws, as amended to date, and the equivalent organizational documents of each Subsidiary of SkillSoft, all of which documents are in full force and effect. SkillSoft is not in violation of any of the provisions of its Certificate of Incorporation or By-laws, and no Subsidiary of SkillSoft is in material violation of its equivalent organizational documents.

3.2    Capitalization.

(a)  The authorized capital stock of SkillSoft consists of 50,000,000 shares of SkillSoft Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share (“SkillSoft Preferred Stock”), which have not been designated into any class or series. As of June 5, 2002 (i) 17,456,937 shares of SkillSoft Common Stock were issued and outstanding, (ii) no shares of SkillSoft Common Stock were held in the treasury of SkillSoft, and  (iii) no shares of SkillSoft Preferred Stock were issued or outstanding.

(b)  Section 3.2(b) of the SkillSoft Disclosure Schedule lists all issued and outstanding shares of SkillSoft Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of SkillSoft, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

(c)  Section 3.2(c) of the SkillSoft Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all SkillSoft Stock Plans, indicating for each SkillSoft Stock Plan, as of June 5, 2002, the number of shares of SkillSoft Common Stock issued to date under such Plan, the number of shares of SkillSoft Common Stock subject to outstanding options under such Plan and the number of shares of SkillSoft Common Stock reserved for future issuance under such Plan; and (ii) all outstanding SkillSoft Stock Options held by an executive officer or director of SkillSoft, indicating with respect to each such SkillSoft Stock Option the name of the holder thereof, the SkillSoft Stock Plan under which it was granted, the number of shares of SkillSoft Common Stock subject to such SkillSoft Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. All SkillSoft Stock Options have been granted under one of the SkillSoft Stock Plans. SkillSoft has not granted any SkillSoft Stock Options from and including June 5, 2002 through and including the date of this Agreement. Except for shares of SkillSoft Common Stock issued upon exercise of SkillSoft Stock Options outstanding as of June 5, 2002, SkillSoft has not issued any shares of SkillSoft Common Stock or SkillSoft Preferred Stock from and including June 5, 2002 through and including the date of this Agreement. SkillSoft has provided or made available to SmartForce complete and accurate copies of all SkillSoft Stock Plans and the forms of all stock option agreements evidencing SkillSoft Stock Options. Except as set forth in Section 3.2(c) of the SkillSoft Disclosure Schedule, no acceleration of vesting of any SkillSoft Stock Options will occur as a result of or in connection with the Merger.

(d)  Except as set forth in Section 3.2(d) of the SkillSoft Disclosure Schedule or pursuant to the SmartForce Option Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of SkillSoft is authorized or outstanding,  (ii) SkillSoft has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of SkillSoft, (iii) SkillSoft has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to SkillSoft.

(e)  There is no agreement, written or oral, between SkillSoft or any Affiliate of SkillSoft and any holder of the securities of SkillSoft relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting, of the capital stock of SkillSoft. There is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which SkillSoft is a party or by which it is bound with respect to any equity security of any class of SkillSoft. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(f)  All outstanding shares of SkillSoft Common Stock are, all shares of SkillSoft Common Stock subject to issuance as specified in Section 3.2(c) above will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all shares of SkillSoft Common Stock issuable pursuant to the SmartForce Option Agreement will be upon issuance pursuant to the terms of such Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, SkillSoft’s Certificate of Incorporation or By-laws or any agreement to which SkillSoft is a party or is otherwise bound.

(g)  Stockholders of SkillSoft are not entitled to dissenters’ or appraisal rights under applicable state or Irish law in connection with the Merger.

(h)  No consent of the holders of SkillSoft Stock Options is required in connection with the actions contemplated by Section 2.3.

3.3    Subsidiaries.

(a)  Section 3.3 of the SkillSoft Disclosure Schedule sets forth, for each Subsidiary of SkillSoft: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b)  Each Subsidiary of SkillSoft is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a SkillSoft Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of SkillSoft are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which SkillSoft has the power to cause to be transferred for no or nominal consideration to SkillSoft or SkillSoft’s designee) are owned, of record and beneficially, by SkillSoft or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in SkillSoft’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which SkillSoft or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of SkillSoft. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of SkillSoft. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of SkillSoft.

(c)  SkillSoft does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of SkillSoft. There are no obligations, contingent or otherwise, of SkillSoft or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of SkillSoft or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of SkillSoft or any other entity, other than guarantees of bank obligations of Subsidiaries of SkillSoft entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”).

3.4    Authority; No Conflict; Required Filings and Consents.

(a)  SkillSoft has all requisite corporate power and authority to enter into this Agreement, and the SmartForce Option Agreement, subject (in the case of the Merger Agreement) only to the adoption of this Agreement and the approval of the Merger (the “SkillSoft Voting Proposal”) by SkillSoft’s stockholders under the DGCL (the “SkillSoft Stockholder Approval”), to consummate the transactions contemplated by this Agreement and the SmartForce Option Agreement. Without limiting the generality of the foregoing, the SkillSoft Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair, advisable and in the best interests of SkillSoft and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of SkillSoft for their adoption and approval and resolved to recommend that the stockholders of SkillSoft vote in favor of the adoption of this Agreement and the approval of the Merger. The execution and delivery of this Agreement and the SmartForce Option Agreement and the consummation of the transactions contemplated thereby by SkillSoft have been duly authorized by all necessary corporate action on the part of SkillSoft, subject only (in the case of the Merger Agreement) to the required receipt of the SkillSoft Stockholder Approval. This Agreement has been duly executed and delivered by SkillSoft and constitutes the valid and binding obligation of SkillSoft, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The SmartForce Option Agreement, upon its execution, will be duly executed and delivered by SkillSoft and will constitute the valid and binding obligation of SkillSoft, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)  The execution and delivery of this Agreement by SkillSoft do not, and the consummation by SkillSoft of the transactions contemplated by this Agreement and the SmartForce Option Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of SkillSoft or of the charter, by-laws, or other organizational document of any Subsidiary of SkillSoft, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) on SkillSoft’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which SkillSoft or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the SkillSoft Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to SkillSoft or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not, reasonably likely to have a SkillSoft Material Adverse Effect. Section 3.4(b) of the SkillSoft Disclosure Schedule lists all consents, waivers and approvals under any of SkillSoft’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to SkillSoft, SmartForce or the Surviving Corporation as a result of the Merger.

(c)  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of SkillSoft Common Stock are listed for trading is required by or with respect to SkillSoft or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the SmartForce Option Agreement or the consummation by SkillSoft of the transactions contemplated thereby, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any actions or filings required under the Irish Mergers and Take-Overs (Control) Acts, 1978 to 1996 or any statutory provision supplementing, amending or replacing the same (the “Irish Mergers Act”), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which SkillSoft is qualified as a foreign corporation to transact business, (iv) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (v) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the SmartForce Option Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, including the consent of the Irish Takeover Panel for the purpose of any relevant rules of the Irish Takeover Panel Act, 1997, Takeover Rules and Substantial Acquisition Rules (the “Irish Takeover Act”) and compliance with any directions or rulings of the Irish Takeover Panel, (vii) if required by The Nasdaq Stock Market, Inc., the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market, Inc. for the SkillSoft Common Stock issuable under the SmartForce Option Agreement and (viii) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a SkillSoft Material Adverse Effect.

(d)  The affirmative vote for adoption of the SkillSoft Voting Proposal by the holders of a majority of the outstanding shares of SkillSoft Common Stock on the record date for the meeting of SkillSoft’s stockholders to consider the SkillSoft Voting Proposal (the “SkillSoft Meeting”) is the only vote of the holders of any class or series of SkillSoft’s capital stock or other securities necessary to adopt this Agreement and for consummation by SkillSoft of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of SkillSoft having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of SkillSoft may vote.

3.5    SEC Filings; Financial Statements; Information Provided.

(a)  SkillSoft has filed all registration statements, forms, reports and other documents required to be filed by SkillSoft with the SEC since January 31, 2000 and has made available to SmartForce copies of all registration statements, forms, reports and other documents filed by SkillSoft with the SEC since such date, all of which are available on the SEC’s EDGAR system. All such required registration statements, forms, reports and other documents (including those that SkillSoft may file after the date hereof until the Closing) are referred to herein as the “SkillSoft SEC Reports.” The SkillSoft SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SkillSoft SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SkillSoft SEC Reports or necessary in order to make the statements in such SkillSoft SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of SkillSoft is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)  Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in SkillSoft SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of SkillSoft and its Subsidiaries as of the dates indicated and the consolidated results of SkillSoft and its Subsidiaries’ operations and cash flows for the periods indicated, consistent with the books and records of SkillSoft and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of SkillSoft as of April 30, 2002 is referred to herein as the “SkillSoft Balance Sheet.”

(c)  SkillSoft has previously furnished to SmartForce a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by SkillSoft with the SEC pursuant to the Securities Act or the Exchange Act.

(d)  The information to be supplied by or on behalf of SkillSoft for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by SmartForce pursuant to which SmartForce Ordinary Shares underlying the SmartForce ADSs issuable in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be supplied by or on behalf of SkillSoft for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of SkillSoft for inclusion in the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of SkillSoft in connection with the SkillSoft Meeting, which shall be deemed to include all information about or relating to SkillSoft, the SkillSoft Voting Proposal or the SkillSoft Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of SkillSoft, or at the time of the SkillSoft Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SkillSoft Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to SkillSoft or any of its Affiliates is discovered by SkillSoft or occurs which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, SkillSoft shall promptly inform SmartForce of such fact or event.

3.6    No Undisclosed Liabilities.    Except as disclosed in the SkillSoft SEC Reports filed prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the SkillSoft Balance Sheet in the Ordinary Course of Business, SkillSoft and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a SkillSoft Material Adverse Effect.

3.7    Absence of Certain Changes or Events.    Except as set forth in Section 3.7 of the SkillSoft Disclosure Schedule, since the date of the SkillSoft Balance Sheet, SkillSoft and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a SkillSoft Material Adverse Effect.

3.8    Taxes.

(a)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, capital or occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or the Republic of Ireland or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or Ireland or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)  “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

(iii)  “Affiliated Group” means, with respect to SkillSoft or SmartForce, a group of corporations with which SkillSoft or any of its Subsidiaries or SmartForce or any of its Subsidiaries, respectively, has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

(iv)  “Affiliated Group Tax Return” means, with respect to SkillSoft or SmartForce, any Tax Return in which SkillSoft or any of its Subsidiaries or SmartForce or any of its Subsidiaries, respectively, has joined (or is required to join) with any other corporation.

(v)  “Affiliated Period” means any taxable period for which an Affiliated Group Tax Return was or is required to have been or be filed.

(b)  SkillSoft and its Subsidiaries have filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that are required to have been filed with respect to any of them, and all such Tax Returns were complete and accurate in all material respects. Neither SkillSoft nor any of its Subsidiaries has joined or is required to have joined in any Affiliated Group Tax Return in which any corporation other than SkillSoft and its Subsidiaries are or were members with respect to any Affiliated Period. SkillSoft and its Subsidiaries have paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of SkillSoft and its Subsidiaries for tax periods through the date of the SkillSoft Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the SkillSoft Balance Sheet. Neither SkillSoft nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer other than SkillSoft and its Subsidiaries. All Taxes that SkillSoft or any of its Subsidiaries is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c)  SkillSoft has delivered or made available to SmartForce complete and accurate copies of all Tax Returns of SkillSoft and its Subsidiaries, together with all related examination reports and statements of deficiency for all periods requested in writing by SmartForce and complete and accurate copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any member of an Affiliated Group relating to the activities of SkillSoft or any of its Subsidiaries for all

Affiliated Periods requested in writing by SmartForce. To the knowledge of SkillSoft, no examination or audit of any Tax Return of SkillSoft or any of its Subsidiaries or any Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated. Neither SkillSoft nor any of its Subsidiaries has been informed by any jurisdiction that such jurisdiction believes that SkillSoft or any of its Subsidiaries was required to file any Tax Return that was not filed which was not thereafter filed. Neither SkillSoft nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver is currently in effect.

(d)  Neither SkillSoft nor any of its Subsidiaries: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of SkillSoft or its Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger and transactions contemplated hereunder; (iv) has any actual or potential liability for any Taxes of any person (other than SkillSoft and its Subsidiaries under Treasury Regulation Section 1.1502–6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement.

(e)  None of the assets of SkillSoft or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f)  There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of SkillSoft or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(g)  Neither SkillSoft nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of SkillSoft or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h)  The fair market value of the SmartForce ADSs received by each stockholder of SkillSoft will be approximately equal to the fair market value of the shares of SkillSoft Common Stock surrendered in exchange therefor, and the aggregate consideration received by SkillSoft stockholders in exchange for their shares of SkillSoft Common Stock will be approximately equal to the fair market value of all of the outstanding shares of SkillSoft Common Stock immediately prior to the Merger.

(i)  Fifty percent or less of each of the total voting power and the total value of the shares of SmartForce will be owned, in the aggregate, immediately after the Merger, by United States persons that are either officers or directors of SkillSoft or that are five-percent stockholders of SkillSoft. For purposes of this representation, any SmartForce Ordinary Shares or SmartForce ADSs owned by United States persons immediately after the transfer will be taken into account, whether or not it was received in the Merger for SkillSoft Common Stock.

(j)  Except for Warburg, Pincus Ventures, L.P. and its affiliated persons, no SkillSoft stockholder will receive, as a result of the Merger, an ownership interest in SmartForce equal to or greater than five percent (5%) of the outstanding share capital of SmartForce.

3.9    Owned and Leased Real Properties.

(a)  Neither SkillSoft nor any of its Subsidiaries owns or has ever owned any real property.

(b)  Section 3.9 of the SkillSoft Disclosure Schedule sets forth a complete and accurate list of all material real property leased, subleased, licensed or occupied by SkillSoft or any of its Subsidiaries (collectively the “SkillSoft Leases”) and the location of the premises. Neither SkillSoft, nor any of its Subsidiaries nor, to SkillSoft’s knowledge, any other party is in default (nor has any event occurred which with notice or lapse of time, or both, would constitute a default and in respect of which SkillSoft or the Subsidiary has not taken adequate steps to prevent such default from occurring) under any of the SkillSoft Leases, and the SkillSoft Leases are valid and effective in accordance with their respective terms. Neither SkillSoft nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than SkillSoft and its Subsidiaries. SkillSoft has provided or made available to SmartForce complete and accurate copies of all SkillSoft Leases.

3.10    Intellectual Property.

(a)  SkillSoft and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of SkillSoft and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, “off-the-shelf” software programs licensed pursuant to shrinkwrap or “click-and- accept” licenses). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) rights in processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b)  The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by SkillSoft (the “SkillSoft Intellectual Property”) or (ii) any license, sublicense and other agreement as to which SkillSoft or any of its Subsidiaries is a party and pursuant to which SkillSoft or any of its Subsidiaries is authorized to use any third party Intellectual Property (the “SkillSoft Third Party Intellectual Property”). Neither the execution and delivery of this Agreement nor the consummation of the Merger will result in the grant of any license to any SkillSoft Intellectual Property or release of source code for SkillSoft Intellectual Property to any third party.

(c)  Section 3.10(c) of the SkillSoft Disclosure Schedule sets forth a complete and accurate list of (i) each patent, patent application, copyright registration or application therefor, and registered trademark or service mark (including, where applicable, the jurisdiction of issuance or application) of SkillSoft or any of its Subsidiaries, (ii) any agreement or license pursuant to which SkillSoft or any of its Subsidiaries licenses or is authorized to use any material SkillSoft Third Party Intellectual Property and (iii) any agreement pursuant to which SkillSoft or any of its Subsidiaries has granted an exclusive license to any SkillSoft Intellectual Property or any rights to source code for any SkillSoft Intellectual Property.

(d)  All issued patents and registrations and applications for trademarks, service marks and copyrights which are held by SkillSoft or any of its Subsidiaries are valid and subsisting. SkillSoft and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the SkillSoft Intellectual Property. To the knowledge of SkillSoft, no other person or entity is infringing, violating or misappropriating any of material SkillSoft Intellectual Property or SkillSoft Third Party Intellectual Property.

(e)  None of the (i) products previously or currently sold or under development by SkillSoft or any of its Subsidiaries or (ii) business or activities previously or currently conducted by SkillSoft or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations which are not, individually or in the aggregate, reasonably likely to adversely affect SkillSoft’s operations or result in any liability for SkillSoft or any of its Subsidiaries. Neither SkillSoft nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

3.11    Agreements, Contracts and Commitments.

(a)  There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to SkillSoft and its Subsidiaries (“SkillSoft Material Contracts”), other than those SkillSoft Material Contracts identified on the exhibit indices of the SkillSoft SEC Reports filed prior to the date hereof. Each SkillSoft Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither SkillSoft nor any of its Subsidiaries nor, to SkillSoft’s knowledge, any other party to any SkillSoft Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound in a manner that would permit any other party to cancel or terminate any SkillSoft Material Contract, or would permit any other party to seek material damages or other material remedies.

(b)  Section 3.11(b) of the SkillSoft Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which SkillSoft or any of its Subsidiaries is a party or bound with any Affiliate of SkillSoft (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of SkillSoft). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.11(b) of the SkillSoft Disclosure Schedule have heretofore been furnished or made available to SmartForce. Except as disclosed in the SkillSoft SEC Reports filed prior to the date of this Agreement, neither SkillSoft nor any of its Subsidiaries has entered into any transaction with any Affiliate of SkillSoft or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c)  There is no non-competition or other similar agreement, arrangement, understanding, commitment, judgment, injunction or order to which SkillSoft or any of its Subsidiaries is a party or to which SkillSoft or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of SkillSoft or any of its Subsidiaries or SmartForce or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither SkillSoft nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

3.12    Litigation.    Except as disclosed in the SkillSoft Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of SkillSoft, threatened against or affecting SkillSoft or any of its Subsidiaries or any properties or rights of SkillSoft or its Subsidiaries, by or before any Governmental Entity which, individually or in the aggregate, is reasonably likely to result in material damages or any material injunctive relief against SkillSoft or a Subsidiary. There are no material judgments, orders or decrees outstanding against SkillSoft or any of its Subsidiaries.

3.13    Environmental Matters.

(a)  Except as disclosed in the SkillSoft SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have, a SkillSoft Material Adverse Effect:

(i)  SkillSoft and its Subsidiaries have complied with all applicable Environmental Laws;

(ii)  the properties currently owned, leased or operated by SkillSoft and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii)  the properties formerly owned, leased or operated by SkillSoft or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by SkillSoft or any of its Subsidiaries;

(iv)  neither SkillSoft nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;

(v)  neither SkillSoft nor any of its Subsidiaries have released any Hazardous Substance into the environment;

(vi)  neither SkillSoft nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that SkillSoft or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(vii)  neither SkillSoft nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and

(viii)  there are no circumstances or conditions involving SkillSoft, any of its Subsidiaries or any of their respective properties that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of SkillSoft or any of its Subsidiaries pursuant to any Environmental Law.

(b)  For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)  For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

3.14    Employees.

(a)  Substantially all current or past employees of SkillSoft or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with SkillSoft, a copy or form of which has previously been delivered or made available to SmartForce. To the knowledge of SkillSoft, no employee of SkillSoft or any Subsidiary of SkillSoft is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by SkillSoft or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by SkillSoft or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a SkillSoft Material Adverse Effect. To the knowledge of SkillSoft, no key employee or group of employees has any plans to terminate employment with SkillSoft or its Subsidiaries.

(b)  Neither SkillSoft nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither SkillSoft nor any of its Subsidiaries is the subject of any proceeding asserting that SkillSoft or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a SkillSoft Material Adverse

Effect, nor is there pending or, to the knowledge of SkillSoft, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving SkillSoft or any of its Subsidiaries.

3.15    Employee Benefit Plans.

(a)  Section 3.15(a) of the SkillSoft Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by SkillSoft, any of SkillSoft’s Subsidiaries or any of their ERISA Affiliates (together, the “SkillSoft Employee Plans”) that are material to SkillSoft (excluding any agreements with individual employees that are covered by Section 3.15(h)). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the entity in question or any of its Subsidiaries or ERISA Affiliates; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity in question or any of its Subsidiaries.

(b)  SkillSoft has made available to SmartForce a complete and accurate copy of each SkillSoft Employee Plan and, for each such Plan, (i) the three most recent annual reports (Form 5500) filed with the U.S. Internal Revenue Service (the “IRS”), (ii) each trust agreement, group annuity contract, administrative service agreement, policy pertaining to fiduciary liability insurance covering the fiduciaries of each SkillSoft Employee Plan, and summary plan description, if any, relating to such SkillSoft Employee Plan, (iii) the most recent financial statements for each SkillSoft Employee Plan that is funded, and (iv) the three most recent reports regarding the satisfaction of the nondiscrimination requirements applicable to each SkillSoft Employee Plan including those of Sections 410(b), 401(k) and 401(m) of the Code.

(c)  Each SkillSoft Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of SkillSoft, SkillSoft’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such SkillSoft Employee Plan and has made all required contributions thereto (or reserved such contributions which are required but not yet due on the SkillSoft Balance Sheet). All filings and reports as to each SkillSoft Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to SkillSoft Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which SkillSoft or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a SkillSoft Material Adverse Effect under ERISA, the Code or any other applicable law.

(d)  With respect to SkillSoft Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of SkillSoft, which obligations are reasonably likely, individually or in the aggregate, to have a SkillSoft Material Adverse Effect. The assets of each SkillSoft Employee Plan which is funded are reported at their fair market value on the books and records of such plan.

(e)  All SkillSoft Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such SkillSoft Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each SkillSoft Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

(f)  Neither SkillSoft, any Subsidiary of SkillSoft nor any of their ERISA Affiliates (i) maintains, or has ever maintained, established, sponsored, participated in or contributed to a SkillSoft Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) is now, or has ever been, obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No SkillSoft Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No SkillSoft Employee Plan holds securities issued by SkillSoft, any of SkillSoft’s Subsidiaries or any of their ERISA Affiliates.

(g)  Each SkillSoft Employee Plan is amendable and terminable unilaterally by SkillSoft and any of SkillSoft’s Subsidiaries which are a party thereto or covered thereby at any time without liability to SkillSoft or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no SkillSoft Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits SkillSoft or any of its Subsidiaries from amending or terminating any such SkillSoft Employee Plan. The investment vehicles used to fund SkillSoft Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

(h)  Except as disclosed in SkillSoft SEC Reports filed prior to the date of this Agreement, neither SkillSoft nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former stockholders, director, executive officer or other key employee of SkillSoft or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SkillSoft or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from SkillSoft or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or that constitute an “excess parachute payment” for such person under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding SkillSoft or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i)  None of the SkillSoft Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

3.16    Compliance With Laws.    SkillSoft and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a SkillSoft Material Adverse Effect.

3.17    Permits.    SkillSoft and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “SkillSoft Permits”), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a SkillSoft Material Adverse Effect. SkillSoft and its Subsidiaries are in compliance with the terms of the SkillSoft Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a SkillSoft Material Adverse Effect. No SkillSoft Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

3.18    Insurance.    Each of SkillSoft and its Subsidiaries maintains insurance policies (the “SkillSoft Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each SkillSoft Insurance Policy is in full force and effect. There is no material claim by SkillSoft or any of its Subsidiaries pending under any SkillSoft Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

3.19    Opinion of Financial Advisor.    The financial advisor of SkillSoft, Banc of America Securities LLC, has delivered to SkillSoft an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of SkillSoft Common Stock from a financial point of view, a copy of which will be provided to SmartForce within one business day following the date of this Agreement.

3.20    Section 203 of the DGCL Not Applicable.    The SkillSoft Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the SkillSoft Stockholder Agreement or the SmartForce Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, the SkillSoft Stockholder Agreement or the SmartForce Option Agreement.

3.21    Brokers.    No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of SkillSoft or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Banc of America Securities LLC, whose fees and expense shall be paid by SkillSoft. SkillSoft has delivered to SmartForce a complete and accurate copy of all agreements pursuant to which Banc of America Securities LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SMARTFORCE AND THE TRANSITORY SUBSIDIARY

SmartForce and the Transitory Subsidiary represent and warrant to SkillSoft that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by SmartForce to SkillSoft on the date of this Agreement (the “SmartForce Disclosure Schedule”). The disclosure in any paragraph of the SmartForce Disclosure Schedule shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

4.1    Organization, Standing and Power; Subsidiaries.    SmartForce is a public limited liability company, duly organized, and validly existing under the laws of the Republic of Ireland, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a SmartForce Material Adverse Effect. For purposes of this Agreement, the term “SmartForce Material Adverse

Effect” means any material adverse change, event, circumstance or, development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of SmartForce and its Subsidiaries, taken as a whole (excluding a material adverse effect resulting solely or primarily from factors affecting the United States or Irish economy or the corporate training software market in general and provided that a decrease in the market price of the SmartForce ADSs shall not in and of itself constitute a SmartForce Material Adverse Effect), or (ii) the ability of SmartForce to consummate the transactions contemplated by this Agreement. SmartForce has delivered or made available to SkillSoft complete and accurate copies of the Memorandum and Articles of Association of SmartForce (the “SmartForce Charter Documents”), as amended to date, and the equivalent organizational documents of each Subsidiary of SmartForce, all of which documents are in full force and effect. SmartForce is not in violation of any of the provisions of the SmartForce Charter Documents, and no Subsidiary of SmartForce is in material violation of its equivalent organizational documents.

4.2    Capitalization.

(a)  The authorized share capital of SmartForce is €13,200,000 divided into 120,000,000 SmartForce Ordinary Shares. As of May 31, 2002, (i) 57,043,910 SmartForce Ordinary Shares were issued and outstanding (in the form of SmartForce Ordinary Shares or SmartForce ADSs) and (ii) no SmartForce Ordinary Shares were held in the treasury of SmartForce. Each SmartForce ADS represents one SmartForce Ordinary Share. The authorized capital stock of the Transitory Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and held by SmartForce.

(b)  There are no issued or outstanding SmartForce Ordinary Shares or SmartForce ADSs held by an executive officer or director of SmartForce that are subject to a repurchase or redemption right or right of first refusal in favor of SmartForce.

(c)  Section 4.2(c) of the SmartForce Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all share option plans or other share or equity-related plans of SmartForce (the “SmartForce Share Plans”), indicating for each SmartForce Share Plan, as of May 31, 2002, the number of SmartForce Ordinary Shares or SmartForce ADSs issued to date under such Plan, the number of SmartForce Ordinary Shares or SmartForce ADSs subject to outstanding options under such Plan and the number of SmartForce Ordinary Shares or SmartForce ADSs reserved for future issuance under such Plan; and (ii) all outstanding options to purchase SmartForce Ordinary Shares or SmartForce ADSs (“SmartForce Share Options”) held by an executive officer or director of SmartForce, indicating with respect to each such SmartForce Share Option the name of the holder thereof, the SmartForce Share Plan under which it was granted, the number of SmartForce Ordinary Shares or SmartForce ADSs subject to such SmartForce Share Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. SmartForce has not granted any SmartForce Share Options from and including May 31, 2002 through and including the date of this Agreement. Except for SmartForce Ordinary Shares or SmartForce ADSs issued upon exercise of SmartForce Share Options outstanding as of May 31, 2002, SmartForce has not issued any SmartForce Ordinary Shares or SmartForce ADSs from and including May 31, 2002 through and including the date of this Agreement. SmartForce has provided or made available to SkillSoft complete and accurate copies of all SmartForce Share Plans and the forms of all option agreements evidencing SmartForce Share Options. Except as set forth in Section 4.2(c) of the SmartForce Disclosure Schedule, no acceleration of vesting of any SmartForce Share Options will occur as a result of or in connection with the Merger.

(d)  Except as set forth in Section 4.2(d) of the SmartForce Disclosure Schedule or pursuant to the SkillSoft Option Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of SmartForce is authorized or outstanding, (ii) SmartForce has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of its shares any evidences of indebtedness or assets of

SmartForce, (iii) SmartForce has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized share appreciation, phantom share or similar rights with respect to SmartForce.

(e)  There is no agreement, written or oral, between SmartForce or any Affiliate of SmartForce and any holder of the securities of SmartForce relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act (including any rights to include securities in the Registration Statement), or voting, of the shares of SmartForce. There is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which SmartForce is a party or by which it is bound with respect to any equity security of any class of SmartForce, except for the subscription rights issued and issuable under the Declaration of Subscription Rights dated as of October 4, 1998 (the “SmartForce Rights Plan”).

(f)  All outstanding shares of SmartForce are, all SmartForce Ordinary Shares and SmartForce ADSs subject to issuance as specified in Section 4.2(c) above will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all SmartForce Ordinary Shares underlying the SmartForce ADSs to be issued pursuant to this Agreement or the SkillSoft Option Agreement will be upon issuance pursuant to the terms of such Agreement, duly authorized, validly issued, fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Irish law, the SmartForce Charter Documents or any agreement to which SmartForce is a party or is otherwise bound. Upon the due issuance by the Bank of New York, as depositary, of SmartForce ADRs evidencing SmartForce ADSs to be issued pursuant to this Agreement against deposit of the SmartForce Ordinary Shares underlying such SmartForce ADSs in accordance with this Agreement and the provisions of the Deposit Agreement, dated as of April 13, 1995, as amended and restated as of May 22, 1998, among SmartForce, The Bank of New York, as Depositary, and the owners and beneficial owners from time to time of American Depositary Receipts (the “Deposit Agreement”) or, with respect to Affiliates of SkillSoft, the Deposit Agreement, dated as of November 30, 1995, as amended and restated as of May 22, 1998, among SmartForce, The Bank of New York, as Depositary, and the owners and beneficial owners from time to time of Restricted American Depositary Receipts (the “Affiliate Deposit Agreement”), such SmartForce ADRs will be duly and validly issued, and the persons in whose name such SmartForce ADRs are registered will be entitled to the rights of registered holders of SmartForce ADRs specified in the Deposit Agreement or the Affiliate Deposit Agreement, as applicable. Except as set forth in the Affiliate Deposit Agreement, the SmartForce ADSs evidenced by SmartForce ADRs to be issued in the Merger, when issued in accordance with the provisions of this Agreement and the Deposit Agreement or the Affiliate Deposit Agreement, as applicable, will not be subject to any restrictions on resale under the Securities Act, other than those restrictions imposed by Rule 145 promulgated under the Securities Act. Upon the due issuance by The Bank of New York, as depositary, of SmartForce ADRs evidencing SmartForce ADSs to be issued pursuant to the SkillSoft Option Agreement against deposit of the SmartForce Ordinary Shares underlying such SmartForce ADRs in accordance with the provisions of the Restricted Deposit Agreement (B), dated as of June 8, 1999, among SmartForce, The Bank of New York, as Depositary, and the owners and beneficial owners from time to time of American Depositary Receipts (the “Restricted Deposit Agreement”), such SmartForce ADRs will be duly and validly issued, and SkillSoft, as the entity in whose name such SmartForce ADRs are registered, will be entitled to the rights of a registered holder of SmartForce ADRs specified in the Restricted Deposit Agreement.

(g)  Shareholders of SmartForce are not entitled to dissenters’ or appraisal rights under applicable state or Irish law in connection with the Merger.

4.3    Subsidiaries.

(a)  Section 4.3 of the SmartForce Disclosure Schedule sets forth, for each Subsidiary of SmartForce: (i) its name; (ii) the percentage of outstanding equity securities owned of record and beneficially by SmartForce, and the identity of, and the percentage of outstanding equity securities owned of record and beneficially by, any other shareholder of a Subsidiary of SmartForce; and (iii) the jurisdiction of organization.

(b)  Each Subsidiary of SmartForce is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a SmartForce Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of SmartForce are duly authorized, validly issued, fully paid, and if applicable, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which SmartForce has the power to cause to be transferred for no or nominal consideration to SmartForce or SmartForce’s designee) are owned, of record and beneficially, by SmartForce or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in SmartForce’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which SmartForce or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of SmartForce. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of SmartForce. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of SmartForce.

(c)  SmartForce does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of SmartForce. There are no obligations, contingent or otherwise, of SmartForce or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of SmartForce or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of SmartForce or any other entity, other than guarantees of bank obligations of Subsidiaries of SmartForce entered into in the Ordinary Course of Business.

4.4    Authority; No Conflict; Required Filings and Consents.

(a)  Each of SmartForce and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and (in the case of SmartForce) the SkillSoft Option Agreement and, subject (in the case of this Agreement) only to the approval of the SmartForce Voting Proposal by SmartForce’s shareholders under the rules of The Nasdaq Stock Market, Inc. and applicable law (the “SmartForce Shareholder Approval”), to consummate the transactions contemplated by this Agreement and (in the case of SmartForce) the SkillSoft Option Agreement. Without limiting the generality of the foregoing, the SmartForce Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair, advisable and in the best interests of SmartForce and its shareholders and (ii) directed that the SmartForce Voting Proposal be submitted to the shareholders of SmartForce for their approval and resolved to recommend that the shareholders of SmartForce vote in favor of the approval of the SmartForce Voting Proposal. The execution and delivery of this Agreement and (in the case of SmartForce) the SkillSoft Option Agreement and the consummation of the transactions contemplated thereby by SmartForce and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of SmartForce and the Transitory Subsidiary (including the approval of the Merger by SmartForce as the sole stockholder of the Transitory Subsidiary), subject (in the case of the Merger Agreement) only to the required receipt of the SmartForce Shareholder Approval. This Agreement has been duly executed and delivered by each of SmartForce and the Transitory Subsidiary and constitutes the valid and binding obligation of each of SmartForce and the Transitory Subsidiary, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The SkillSoft Option Agreement, upon its execution, will be duly executed and delivered by SmartForce and will constitute the valid and binding obligation of SmartForce, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. For purposes of this Agreement, “SmartForce Voting Proposal” shall mean, collectively, the approval of: (1) this Agreement and the issuance of SmartForce ADSs and the SmartForce Ordinary Shares underlying such SmartForce ADSs in the Merger, (2) the increase of the authorized share capital of SmartForce to € 27,500,000 divided into 250,000,000 SmartForce Ordinary Shares, (3) the amendment of paragraph (5)(a) of SmartForce’s Memorandum of Association and SmartForce’s Articles of Association to reflect the increase in the authorized share capital of SmartForce, (4) the amendment of Article 64 of SmartForce’s Articles of Association to change the number of members of the board of directors of SmartForce to seven, (5) the changing of the name of SmartForce to the name agreed to pursuant to Section 6.19 and the amendment of and Memorandum and Articles of Association to reflect the new name, (6) the authorization of the directors of SmartForce to allot, grant options over, offer or otherwise deal with or dispose of any relevant securities up to an amount equal to but not exceeding the authorized but unissued shares in the capital of SmartForce, and (7) the empowerment of the directors of SmartForce in accordance with the provisions of Section 24 (and in particular sub-section 5) of the Companies (Amendment) Act, 1983 to allot equity securities pursuant to the authority conferred on the directors to allot relevant securities as if Section 23(1) of the Companies (Amendment) Act, 1983 (Ireland) did not apply to such allotment or allotments.

(b)  The execution and delivery of this Agreement by each of SmartForce and the Transitory Subsidiary do not, and the consummation by SmartForce and the Transitory Subsidiary of the transactions contemplated by this Agreement and the SkillSoft Option Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the SmartForce Charter Documents, the Certificate of Incorporation or By-laws of the Transitory Subsidiary or of the charter, by-laws or other organizational document of any other Subsidiary of SmartForce, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on SmartForce’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which SmartForce or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the SmartForce Shareholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to SmartForce or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not, reasonably likely to have a SmartForce Material Adverse Effect. Section 4.4(b) of the SmartForce Disclosure Schedule lists all consents, waivers and approvals under any of SmartForce’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to SmartForce, SkillSoft or the Surviving Corporation as a result of the Merger.

(c)  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which SmartForce ADSs are listed for trading is required by or with respect to SmartForce or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the SkillSoft Option Agreement or the consummation by SmartForce or the Transitory Subsidiary of the transactions contemplated thereby, except for (i) the pre–merger notification requirements under the HSR Act, (ii) any actions or filings required under the Irish Mergers Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the filing of the Registration Statement and the ADS Registration Statement (as defined below) with the SEC in accordance with the Securities Act and the declaration of the effectiveness thereof by the SEC, (v) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (vi) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the SkillSoft Option Agreement and the transactions contemplated hereby, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, the laws of any foreign country, including the consent of the Irish Takeover Panel for the purpose of any relevant rules of the Irish Takeover Act and compliance with any directions or rulings of the Irish Takeover Panel, (viii) if required by The Nasdaq Stock Market, Inc., the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market, Inc. for the SmartForce ADS to be issued in the transactions contemplated by this Agreement and the SkillSoft Option Agreement and (ix) such other consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a SmartForce Material Adverse Effect.

(d)  The affirmative vote for adoption of the SmartForce Voting Proposal by the holders of a majority (for ordinary resolutions) and seventy-five percent (75%) (for special resolutions) of the SmartForce Ordinary Shares present or represented by proxy and voting at the meeting of SmartForce’s shareholders to consider the SmartForce Voting Proposal (the “SmartForce Meeting”) are the only votes of the holders of any class or series of SmartForce’s share capital or other securities necessary to approve the SmartForce Voting Proposal. Section 4.4(d) of the SmartForce Disclosure Schedule indicates which aspects of the SmartForce Voting Proposal constitute ordinary resolutions and which constitute special resolutions. There are no bonds, debentures, notes or other indebtedness of SmartForce having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of SmartForce may vote.

4.5    SEC Filings; Financial Statements; Information Provided.

(a)  SmartForce has filed all registration statements, forms, reports and other documents required to be filed by SmartForce with the SEC since January 1, 2000 and has made available to SkillSoft copies of all registration statements, forms, reports and other documents filed by SmartForce with the SEC since such date, all of which are available on the SEC’s EDGAR system. All such required registration statements, forms, reports and other documents (including those that SmartForce may file after the date hereof until the Closing) are referred to herein as the “SmartForce SEC Reports.” The SmartForce SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SmartForce SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SmartForce SEC Reports or necessary in order to make the statements in such SmartForce SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of SmartForce is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)  Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in SmartForce SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of SmartForce and its Subsidiaries as of the dates indicated and the consolidated results of SmartForce and its Subsidiaries’ operations and cash flows for the periods indicated, consistent with the books and records of SmartForce and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of SmartForce as of March 31, 2002 is referred to herein as “SmartForce Balance Sheet.”

(c)  SmartForce has previously furnished to SkillSoft a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by SmartForce with the SEC pursuant to the Securities Act or the Exchange Act.

(d)  The information in the Registration Statement to be supplied by or on behalf of SmartForce for inclusion or incorporation by reference in the Registration Statement or to be supplied by or on behalf of SmartForce for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of SmartForce for inclusion in the Joint Proxy Statement/Prospectus to be sent to the shareholders of SmartForce in connection with the SmartForce Meeting, which shall be deemed to include all information about or relating to SmartForce, the SmartForce Voting Proposal or the SmartForce Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of SmartForce, or at the time of the SmartForce Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SmartForce Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to SmartForce or any of its Affiliates is discovered by SmartForce or occurs which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, SmartForce shall promptly inform SkillSoft of such fact or event.

4.6    No Undisclosed Liabilities.    Except as disclosed in the SmartForce SEC Reports filed prior to the date hereof, and except for normal and recurring liabilities incurred since the date of the SmartForce Balance Sheet in the Ordinary Course of Business, SmartForce and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a SmartForce Material Adverse Effect.

4.7    Absence of Certain Changes or Events.    Except as set forth in Section 4.7 of the SmartForce Disclosure Schedule, since the date of the SmartForce Balance Sheet, SmartForce and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a SmartForce Material Adverse Effect.

4.8    Taxes.

(a)  SmartForce and its Subsidiaries have filed on a timely basis all Tax Returns (including Affiliated Group Tax Returns) that are required to have been filed with respect to any of them, and all such Tax Returns were complete and accurate in all material respects. Neither SmartForce nor any of its Subsidiaries has joined or is required to have joined in any Affiliated Group Tax Return in which any corporation other than SmartForce and its Subsidiaries are or were members with respect to any Affiliated Period. SmartForce and its Subsidiaries have paid on a timely basis all Taxes that were due and payable and each member of an Affiliated Group has paid all Taxes that were due and payable with respect to all Affiliated Periods. The unpaid Taxes of SmartForce and its Subsidiaries for tax periods through the date of the SmartForce Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the SmartForce Balance Sheet. Neither SmartForce nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer other than SmartForce and its Subsidiaries. All Taxes that SmartForce or any of its Subsidiaries is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)  SmartForce has delivered or made available to SkillSoft complete and accurate copies of all Tax Returns of SmartForce and its Subsidiaries, together with all related examination reports and statements of deficiency for all periods requested in writing by SkillSoft and complete and accurate copies of the portion of all other Tax Returns, examination reports and statements of deficiency assessed against or agreed to with respect to any member of an Affiliated Group relating to the activities of SmartForce or any of its Subsidiaries for all Affiliated Periods requested in writing by SkillSoft. To the knowledge of SmartForce, no examination or audit of any Tax Return of SmartForce or any of its Subsidiaries or any Affiliated Group Tax Return by any Governmental Entity is currently in progress or threatened or contemplated. Neither SmartForce nor any of its Subsidiaries has been informed by any jurisdiction that such jurisdiction believes that SmartForce or any of its Subsidiaries was required to file any Tax Return that was not filed which was not thereafter filed. Neither SmartForce nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver is currently in effect.

(c)  Neither SmartForce nor any of its Subsidiaries: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of SmartForce or its Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the Merger and transactions contemplated hereunder; (iv) has any actual or potential liability for any Taxes of any person (other than SmartForce and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is a party to, bound by, or obligated under any Tax allocation, Tax sharing or Tax indemnity agreement.

(d)  None of the assets of SmartForce or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(e)  There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of SmartForce or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(f)  Neither SmartForce nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of SmartForce or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g)  Neither SmartForce nor any of its Subsidiaries is a passive foreign investment company within the meaning of Sections 1291-1298 of the Code.

(h)  SmartForce is an organization properly characterized as a corporation under Section 7701(a)(3) of the Code and Treasury Regulation Section 301.7701-2.

(i)  SmartForce will have been engaged in an active trade or business outside of the United States, within the meaning of Treasury Regulation Section 1.367(a)-2T(b)(2) and (3), for the entire 36-month period immediately before the Effective Time. SmartForce does not have any intention, and will not have an intention at the Effective Time, to substantially dispose of or discontinue such trade or business. SmartForce satisfies the substantiality test contained in Treasury Regulation Section 1.367(a)-3(c)(3).

(j)  To the knowledge of SmartForce, SmartForce is not a controlled foreign corporation within the meaning of Section 957 of the Code.

(k)  The fair market value of the SmartForce ADSs received by each stockholder of SkillSoft will be approximately equal to the fair market value of the shares of SkillSoft Common Stock surrendered in exchange therefor, and the aggregate consideration received by SkillSoft stockholders in exchange for their shares of SkillSoft Common Stock will be approximately equal to the fair market value of all of the outstanding shares of SkillSoft Common Stock immediately prior to the Merger. The SmartForce ADSs issued pursuant to the Merger will represent less than fifty percent (50%) of the total outstanding SmartForce ADSs immediately after the Merger.

4.9    Owned and Leased Real Properties.

(a)  Neither SmartForce or any of its Subsidiaries owns or has ever owned any real property.

(b)  Section 4.9 of the SmartForce Disclosure Schedule sets forth a complete and accurate list of all material real property leased, subleased, licensed or occupied by SmartForce or any of its Subsidiaries (collectively, the “SmartForce Leases”) and the location of the premises. Neither SmartForce, nor any of its Subsidiaries nor, to SmartForce’s knowledge, any other party is in default (nor has any event occurred which with notice or lapse of time, or both, would constitute a default and in respect of which SmartForce or the Subsidiary has not taken adequate steps to prevent such default from occurring) under any of the SmartForce Leases, and the SmartForce Leases are valid and effective in accordance with their respective terms. Neither SmartForce nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than SmartForce and its Subsidiaries. SmartForce has provided or made available to SkillSoft complete and accurate copies of all SmartForce Leases.

4.10    Intellectual Property.

(a)  SmartForce and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of SmartForce and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (excluding, in each case, generally commercially available, “off-the-shelf” software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses).

(b)  The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by SmartForce (the “SmartForce Intellectual Property”) or (ii) any license, sublicense and other agreement as to which SmartForce or any of its Subsidiaries is a party and pursuant to which SmartForce or any of its Subsidiaries is authorized to use any third party Intellectual Property (the “SmartForce Third Party Intellectual Property”). Neither the execution and delivery of this Agreement nor the consummation of the Merger will result in the grant of any license to any SmartForce Intellectual Property or release of source code for any SmartForce Intellectual Property to any third party.

(c)  Section 4.10(c) of the SmartForce Disclosure Schedule sets forth a complete and accurate list of (i) each patent, patent application, copyright registration or application therefor, and registered trademark or service mark (including, where applicable, the jurisdiction of issuance or application) of SmartForce or any of its Subsidiaries, (ii) any agreement or license pursuant to which SmartForce or any of its Subsidiaries licenses or is authorized to use any material SmartForce Third Party Intellectual Property and (iii) any agreement pursuant to which SmartForce or any of its Subsidiaries has granted an exclusive license to any SmartForce Intellectual Property or any rights to source code for any SmartForce Intellectual Property.

(d)  All issued patents and registrations and applications for trademarks, service marks and copyrights which are held by SmartForce or any of its Subsidiaries are valid and subsisting. SmartForce and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the SmartForce Intellectual Property. To the knowledge of SmartForce, no other person or entity is infringing, violating or misappropriating any of material SmartForce Intellectual Property or SmartForce Third Party Intellectual Property.

(e)  None of the (i) products previously or currently sold or under development by SmartForce or any of its Subsidiaries or (ii) business or activities previously or currently conducted by SmartForce or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriations which are not, individually or in the aggregate, reasonably likely to adversely affect SmartForce’s operations or result in any liability for SmartForce or any of its Subsidiaries. Neither SmartForce nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

4.11    Agreements, Contracts and Commitments.

(a)  There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to SmartForce and its Subsidiaries (“SmartForce Material Contracts”), other than those SmartForce Material Contracts identified on the exhibit indices of the SmartForce SEC Reports filed prior to the date hereof. Each SmartForce Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither SmartForce nor any of its Subsidiaries nor, to SmartForce’s knowledge, any other party to any SmartForce Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound in a manner that would permit any other party to cancel or terminate any SmartForce Material Contract, or would permit any other party to seek material damages or other material remedies.

(b)  Section 4.11(b) of the SmartForce Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which SmartForce or any of its Subsidiaries is a party or bound with any Affiliate of SmartForce (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of SmartForce). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 4.11(b) of the SmartForce Disclosure Schedule have heretofore been furnished or made available to SkillSoft. Except as disclosed in the SmartForce SEC Reports filed prior to the date of this Agreement, neither SmartForce nor any of its Subsidiaries has entered into any transaction with any Affiliate of SmartForce or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c)  There is no non-competition or other similar agreement, arrangement, understanding, commitment, judgment, injunction or order to which SmartForce or any of its Subsidiaries is a party or to which SmartForce or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of SmartForce or any of its Subsidiaries or SkillSoft or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither SmartForce nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

4.12    Litigation.    Except as disclosed in the SmartForce Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of SmartForce, threatened against or affecting SmartForce or any of its Subsidiaries or any properties or rights of SmartForce or its Subsidiaries, by or before any Governmental Entity which, individually or in the aggregate, is reasonably likely to result in material damages or any material injunctive relief against SmartForce or a Subsidiary. There are no material judgments, orders or decrees outstanding against SmartForce or any of its Subsidiaries.

4.13    Environmental Matters.     Except as disclosed in the SmartForce SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have, a SmartForce Material Adverse Effect:

(i)  SmartForce and its Subsidiaries have complied with all applicable Environmental Laws;

(ii)  the properties currently owned, leased or operated by SmartForce and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii)  the properties formerly owned, leased or operated by SmartForce or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by SmartForce or any of its Subsidiaries;

(iv)  neither SmartForce nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party;

(v)  neither SmartForce nor any of its Subsidiaries have released any Hazardous Substance into the environment;

(vi)  neither SmartForce nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that SmartForce or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(vii)  neither SmartForce nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and

(viii)  there are no circumstances or conditions involving SmartForce, any of its Subsidiaries or any of their respective properties that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of SmartForce or any of its Subsidiaries pursuant to any Environmental Law.

4.14    Employees.

(a)  Substantially all current or past employees of SmartForce or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with SmartForce, a copy or form of which has previously been delivered or made available to SkillSoft. To the knowledge of SmartForce, no employee of SmartForce or any Subsidiary of SmartForce is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by SmartForce or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by SmartForce or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a SmartForce Material Adverse Effect. To the knowledge of SmartForce, no key employee or group of employees has any plans to terminate employment with SmartForce or its Subsidiaries.

(b)  Neither SmartForce nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither SmartForce nor any of its Subsidiaries is the subject of any proceeding asserting that SmartForce or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a SmartForce Material Adverse Effect, nor is there pending or, to the knowledge of SmartForce, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving SmartForce or any of its Subsidiaries.

4.15    Employee Benefit Plans.

(a)  Section 4.15(a) of the SmartForce Disclosure Schedule sets forth a complete and accurate list of all SmartForce Employee Plans in the United States or Canada that are material to SmartForce (excluding any agreements with individual employees that are covered by Section 4.15(h)). For purposes of this Agreement, “SmartForce Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to, by SmartForce, any of SmartForce’s Subsidiaries or any of their ERISA Affiliates (together, the “SmartForce Employee Plans”).

(b)  SmartForce has made available to SkillSoft a complete and accurate copy of each SmartForce Employee Plan and, for each such Plan in the United States or Canada, (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each trust agreement, group annuity contract, administrative service agreement, policy pertaining to fiduciary liability insurance covering the fiduciaries of each such SmartForce Employee Plan, and summary plan description, if any, relating to such SmartForce Employee Plan, (iii) the most recent financial statements for each SmartForce Employee Plan that is funded, and (iv) the three most recent reports regarding the satisfaction of the nondiscrimination requirements applicable to each such SmartForce Employee Plan including those of Sections 410(b), 401(k) and 401(m) of the Code.

(c)  Each SmartForce Employee Plan has been administered in all material respects in accordance with (as applicable) ERISA, the Code, Irish Pensions Act of 1990 and all other applicable laws and the regulations thereunder and in accordance with its terms and each of SmartForce, SmartForce’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such SmartForce Employee Plan and has made all required contributions thereto (or reserved such contributions which are required but not yet due on the SmartForce Balance Sheet). All filings and reports as to each SmartForce Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to SmartForce Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which SmartForce or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a SmartForce Material Adverse Effect under ERISA, the Code or any other applicable law.

(d) With respect to SmartForce Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of SmartForce, which obligations are reasonably likely, individually or in the aggregate, to have a SmartForce Material Adverse Effect. The assets of each SmartForce Employee Plan which is funded are reported at their fair market value on the books and records of such plan.

(e) All SmartForce Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such SmartForce Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each SmartForce Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code had been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date. All SmartForce Employee Plans that are intended to be approved by the Irish Revenue Commissioners for the purposes of Chapter 1 of Part 30 of the Taxes Consolidation Act, 1997 have received approval letters from the Irish Revenue Commissioners and no such approval letter has been revoked and, to SmartForce’s knowledge, no event, act or omission has occurred that would materially adversely affect such approval.

(f) Neither SmartForce, any Subsidiary of SmartForce nor any of their ERISA Affiliates (i) maintains, or has ever maintained, established, sponsored, participated in or contributed to a SmartForce Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) is now, or has ever been, obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No SmartForce Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No SmartForce Employee Plan holds securities issued by SmartForce, any of SmartForce’s Subsidiaries or any of their ERISA Affiliates.

(g) Each SmartForce Employee Plan is amendable and terminable unilaterally by SmartForce and any of SmartForce’s Subsidiaries which are a party thereto or covered thereby at any time without liability to SmartForce or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no SmartForce Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits SmartForce or any of its Subsidiaries from amending or terminating any such SmartForce Employee Plan. The investment vehicles used to fund SmartForce Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

(h)  Except as disclosed in SmartForce SEC Reports filed prior to the date of this Agreement, neither SmartForce nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former shareholders, director, executive officer or other key employee of SmartForce or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SmartForce or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from SmartForce or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or that constitute an “excess parachute payment” for such person under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding SmartForce or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i)  None of the SmartForce Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(j)  None of the SmartForce Benefit Plans is currently, nor has ever been, a “defined benefit scheme” as defined in the Irish Pensions Act 1990.

4.16    Compliance With Laws.    SmartForce and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a SmartForce Material Adverse Effect.

4.17    Permits.    SmartForce and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “SmartForce Permits”), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a SmartForce Material Adverse Effect. SmartForce and its Subsidiaries are in compliance with the terms of the SmartForce Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a SmartForce Material Adverse Effect. No SmartForce Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

4.18    Insurance.    Each of SmartForce and its Subsidiaries maintains insurance policies (the “SmartForce Insurance Policies”) with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each SmartForce Insurance Policy is in full force and effect. There is no material claim by SmartForce or any of its Subsidiaries pending under any SmartForce Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

4.19    Opinion of Financial Advisor.    The financial advisor of SmartForce, Credit Suisse First Boston Corporation, has delivered to SmartForce an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to SmartForce from a financial point of view, a copy of which will be provided to SkillSoft within one business day following the date of this Agreement.

4.20    Rights Agreement.    The entering into of this Agreement, the SmartForce Shareholder Agreement or the SkillSoft Option Agreement does not result in the ability of any person to exercise any of subscription rights under the SmartForce Rights Plan or enable or require subscription rights issued thereunder to separate from the shares of SmartForce to which they are attached or to be triggered or become exercisable or cease to be redeemable. SmartForce will take all necessary action to effect an amendment to the SmartForce Rights Plan (the “SmartForce Rights Plan Amendment”), a signed copy of which will be delivered to SkillSoft within five business days following its execution (but in any event prior to the Effective Time) and will take all other action necessary or appropriate so that the consummation of the transactions contemplated by this Agreement, the SmartForce Shareholder Agreement and the SkillSoft Option Agreement do not result in the ability of any person to exercise any of subscription rights under the SmartForce Rights Plan or enable or require subscription rights issued thereunder to separate from the shares of SmartForce to which they are attached or to be triggered or become exercisable or cease to be redeemable.

4.21    Brokers.    No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of SmartForce or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Credit Suisse First Boston Corporation, whose fees and expense shall be paid by SmartForce. SmartForce has delivered to SkillSoft a complete and accurate copy of all agreements pursuant to which Credit Suisse First Boston Corporation is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.22    Operations of the Transitory Subsidiary.    The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1    Covenants of SkillSoft.    Except as expressly provided herein or as consented to in writing by SmartForce, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, SkillSoft shall, and shall cause each of its Subsidiaries to, (i) act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (ii) comply in all material respects with applicable laws, rules and regulations, and (iii) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, SkillSoft shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of SmartForce:

(a)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of SkillSoft to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (C), for the acquisition of shares of SkillSoft Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to SkillSoft);

(b)  issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of SkillSoft Common Stock upon the exercise of SkillSoft Stock Options outstanding on the date of this Agreement in accordance with their present terms, (ii) the grant of options to purchase SkillSoft Common Stock, which grants shall not exceed 2,400,000 shares in the aggregate, and shall have an exercise price equal to the fair market value of SkillSoft Common Stock on the date of grant and shall otherwise be upon SkillSoft’s customary terms and (iii) the grant of options and the issuance of SkillSoft Common Stock in the Ordinary Course of Business under SkillSoft’s 2001 Employee Stock Purchase Plan and SkillSoft’s 2001 International Employee Stock Purchase Plan as currently in effect);

(c)  amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d)  acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to SkillSoft and its Subsidiaries, taken as a whole;

(e)  except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of SkillSoft or of any of its Subsidiaries;

(f)  whether or not in the Ordinary Course of Business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to SkillSoft and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g)  adopt or implement any stockholder rights plan;

(h)  except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of SkillSoft or any of its Subsidiaries;

(i)  (A) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of SkillSoft or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees of SkillSoft in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than SkillSoft or any of its direct or indirect wholly owned Subsidiaries;

(j)  make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 in the aggregate for SkillSoft and its Subsidiaries, taken as a whole, other than as set forth in SkillSoft’s budget for capital expenditures previously made available to SmartForce;

(k)  make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l)  except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which SkillSoft or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of SkillSoft of any of its Subsidiaries);

(m)  (A) except in the Ordinary Course of Business, enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

(n)  except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (other than severance or similar payments, and any agreements related thereto, for non-officer employees in the Ordinary Course of Business), (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise) (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) except as set forth in Section 5.1(n) of the SkillSoft Disclosure Schedule, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (D) pay any material benefit not provided for as of the date of this Agreement under any SkillSoft Employee Plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(o)  make or rescind any material Tax election, settle or compromise any Tax liability or amend any Tax return;

(p)  initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding for an amount in the aggregate that exceeds $2,500,000, exclusive of any amounts covered by SkillSoft Insurance Policies;

(q)  fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement; or

(r)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of SkillSoft in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

5.2  Covenants of SmartForce.    Except as expressly provided herein or as consented to in writing by SkillSoft, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, SmartForce shall, and shall cause each of its Subsidiaries to, (i) act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (ii) comply in all material respects with applicable laws, rules and regulations, and (iii) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, SmartForce shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of SkillSoft:

(a) except as provided in Section 5.2(a) of the SmartForce Disclosure Schedule, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its share capital (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of SmartForce to its parent); (B) split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its share capital or any of its other securities; or (C) purchase, redeem or otherwise acquire any of its share capital or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (C), for the acquisition in compliance with any applicable laws of SmartForce Ordinary Shares or SmartForce ADSs from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to SmartForce);

(b)  except as provided in Section 5.2(b) of the SmartForce Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any of its share capital, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of SmartForce Ordinary Shares or SmartForce ADSs upon the exercise of SmartForce Share Options outstanding on the date of this Agreement in accordance with their present terms, (ii) the grant of options to purchase SmartForce Ordinary Shares or SmartForce ADSs, which grants shall not exceed 3,825,000 shares in the aggregate, and shall have an exercise price equal to the fair market value thereof on the date of grant and shall otherwise be upon SmartForce’s customary terms and (iii) the grant of options and the issuance of SmartForce ADSs in the Ordinary Course of Business under SmartForce’s Employee Share Purchase Plan as currently in effect);

(c)  except as provided in Section 5.2(c) of the SmartForce Disclosure Schedule, amend the SmartForce Charter Documents or other comparable charter or organizational documents, except to the extent necessary to carry into effect the provisions of Sections 6.16 and 6.19 or as otherwise expressly provided by this Agreement;

(d)  except as provided in Section 5.2(d) of the SmartForce Disclosure Schedule, acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to SmartForce and its Subsidiaries, taken as a whole;

(e)  except as provided in Section 5.2(e) of the SmartForce Disclosure Schedule and except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of SmartForce or of any of its Subsidiaries;

(f)  except as provided in Section 5.2(f) of the SmartForce Disclosure Schedule, whether or not in the Ordinary Course of Business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to SmartForce and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g)  adopt or implement any shareholder rights plan or, except as provided in Section 4.20, amend the SmartForce Rights Plan;

(h)  except for a confidentiality agreement as permitted by Section 6.1, and except as provided in Section 5.2(h) of the SmartForce Disclosure Schedule, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of SmartForce or any of its Subsidiaries;

(i)  (A) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of SmartForce or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees of SmartForce in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than SmartForce or any of its direct or indirect wholly owned Subsidiaries;

(j)  except as provided in Section 5.2(j) of the SmartForce Disclosure Schedule, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $7,500,000 in the aggregate for SmartForce and its Subsidiaries, taken as a whole;

(k)  make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l)  except as provided in Section 5.2(l) of the SmartForce Disclosure Schedule and except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which SmartForce or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of SmartForce of any of its Subsidiaries);

(m)  except as provided in Section 5.2(m) of the SmartForce Disclosure Schedule, (A) except in the Ordinary Course of Business, enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

(n)  expect as provided in Section 5.2(n) of the SmartForce Disclosure Schedule and except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (other than severance or similar payments, and any agreements related thereto, for non-officer employees in the Ordinary Course of Business), (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise) (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (D) pay any material benefit not provided for as of the date of this Agreement under any SmartForce Employee Plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(o)  except as provided in Section 5.2(o) of the SmartForce Disclosure Schedule, make or rescind any material Tax election, settle or compromise any Tax liability or amend any Tax return;

(p)  initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding for an amount in the aggregate that exceeds $3,000,000, exclusive of any amounts covered by SmartForce Insurance Policies;

(q)  fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement; or

(r)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of SmartForce in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

5.3    Confidentiality.    The parties acknowledge that SmartForce and SkillSoft have previously executed a Mutual Nondisclosure Agreement dated as of April 11, 2002 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI

Additional Agreements

6.1    No Solicitation.

(a)  No Solicitation or Negotiation.    From and after the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Article VIII hereof, and except as set forth in this Section 6.1, SkillSoft and SmartForce shall not, nor shall either of them authorize or permit any of their respective Subsidiaries or any of their or their Subsidiaries’ respective directors, officers, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i)  solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 6.1(f)), including without limitation (A) approving any transaction under Section 203 of the DGCL or any applicable provision of Irish law, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any SkillSoft Common Stock or SmartForce Ordinary Shares or SmartForce ADSs, respectively; or

(ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to (1) in the case of SkillSoft, the adoption of this Agreement at the SkillSoft Meeting or, (2) in the case of SmartForce, the approval of the SmartForce Voting Proposal at the SmartForce Meeting (in each case, the “Specified Time”), SkillSoft or SmartForce may, to the extent required by their respective fiduciary obligations, as determined in good faith by the SkillSoft Board or the SmartForce Board, as the case may be, after consultation with outside counsel, in response to a Superior Proposal (as defined in Section 6.1(f)) that did not result from a breach by SkillSoft or SmartForce, as the case may be, of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to SkillSoft or SmartForce, as the case may be, to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of SkillSoft or SmartForce, as the case may be, or any of their Subsidiaries, whether or not such person is purporting to act on behalf of SkillSoft or SmartForce, as the case may be, or otherwise, shall be deemed to be a breach of this Section 6.1(a) by SkillSoft or SmartForce, as the case may be.

(b)  No Change in Recommendation or Alternative Acquisition Agreement.    Beginning immediately upon the release of the press release announcing the execution of this Agreement, neither the SkillSoft Board nor the SmartForce Board nor any committee thereof shall:

(i)  except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation with respect to the SkillSoft Voting Proposal or the SmartForce Voting Proposal, as the case may be;

(ii)  cause or permit SkillSoft or SmartForce to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii)  adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the SkillSoft Board or the SmartForce Board may, in response to a Superior Proposal that did not result from a breach by SkillSoft or SmartForce, as the case may be, of this Section 6.1, withdraw or modify its recommendation with respect to the SkillSoft Voting Proposal or the SmartForce Voting Proposal, as the case may be, if the SkillSoft Board or the SmartForce Board, as the case may be, determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fifth business day following receipt by SmartForce (if SkillSoft has received a Superior Proposal) or SkillSoft (if SmartForce has received a Superior Proposal) of written notice advising it that the SkillSoft Board or the SmartForce Board, as the case may be, desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 6.1 shall be deemed to (A) permit SkillSoft or SmartForce to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), (B) affect any obligation of SkillSoft or SmartForce under this Agreement or (C) limit SkillSoft’s or SmartForce’s obligation to call, give notice of, convene and hold the SkillSoft Meeting or the SmartForce Meeting, respectively, regardless of whether the SkillSoft Board or the SmartForce Board, as the case may be, has withdrawn or modified its recommendation.

(c)  Notices; Additional Negotiations.    Each party shall immediately advise the other party orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. Neither party shall provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until two business days after such party has first notified the other party of such Acquisition Proposal as required by the preceding sentence. The party receiving an Acquisition Proposal shall (i) keep the other party fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the other party as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the party receiving an Acquisition Proposal from any third party in connection with any Acquisition Proposal or sent or provided by such party to any third party in connection with any Superior Proposal, and (iii) if the other party shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the party receiving a Superior Proposal shall furnish a copy of such information to the other party to the extent that such copy has not previously been provided to the other party. In addition to the foregoing, SkillSoft or SmartForce shall (i) provide the other party with at least 24 hours prior notice (or such lesser prior notice as provided to the members of SkillSoft’s or SmartForce’s Board of Directors but in no event less than eight hours) of any meeting of SkillSoft’s or SmartForce’s Board of Directors at which SkillSoft’s or SmartForce’s Board of Directors is reasonably expected to consider a Superior Proposal and (ii) provide the other party with at least two business days prior written notice of a meeting of SkillSoft’s or SmartForce’s Board of Directors at which SkillSoft’s or SmartForce’s Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal to the extent that such copy has not previously been provided to the other party.

(d)  Certain Permitted Disclosure.    Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit either party from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or the provisions of the Irish Takeover Panel Act of 1997 or any rules or directions made by the Irish Takeover Panel thereunder or any direction or ruling of the Irish Takeover Panel with regard to an Acquisition Proposal, if, in the good faith judgment of the SkillSoft Board or the SmartForce Board, as the case may be, based on the advice of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(e)  Cessation of Ongoing Discussions.    Each party shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. As of the date of this Agreement, each of SkillSoft and SmartForce represents that neither it nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

(f)  Definitions.    For purposes of this Agreement:

“Acquisition Proposal” means, with respect to any party, (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such party or any of its Subsidiaries, (ii) any proposal for the issuance by such party or any of its Subsidiaries of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of such party, in each case other than the Merger contemplated by this Agreement.

“Superior Proposal” means, with respect to any party, any unsolicited, bona fide written proposal made by a third party to acquire more than 50% of the equity securities or assets of such party, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which such party’s Board of Directors determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of such party than the transactions contemplated by this Agreement (after taking in account the advice with respect thereto of an internationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

6.2  Joint Proxy Statement/Prospectus; Registration Statement; ADSs Registration Statement.

(a)  As promptly as practical after the execution of this Agreement, SmartForce and SkillSoft shall jointly prepare the Registration Statement, which shall include the Joint Proxy Statement/Prospectus, and SmartForce shall file the Registration Statement with the SEC and SkillSoft shall file the Joint Proxy Statement/Prospectus with the SEC. Each of SkillSoft and SmartForce shall provide promptly to the other party such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any supplements or amendments thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of SmartForce and SkillSoft shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and SmartForce and SkillSoft shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after both the Joint Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of SmartForce and SkillSoft shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of SmartForce and SkillSoft shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), SmartForce or SkillSoft, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to stockholders of SmartForce and SkillSoft, such amendment or supplement.

(b)  SmartForce and SkillSoft shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws, the applicable laws of any other jurisdiction and the rules and regulations thereunder.

(c)  After the execution of this Agreement, SmartForce shall cause the filing of a Registration Statement on Form F-6 (the “ADS Registration Statement”) with the SEC for the purpose of registering up to 130,000,000 additional SmartForce ADSs evidenced by SmartForce ADRs.

6.3    Nasdaq Quotations.    SmartForce and SkillSoft each agree to continue the quotation of the SmartForce ADSs and SkillSoft Common Stock, respectively, on Nasdaq during the term of this Agreement.

6.4    Access to Information.    Each of SmartForce and SkillSoft shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of SmartForce and SkillSoft shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or the securities laws of any other applicable jurisdiction and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of SmartForce and SkillSoft will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5    Stockholders Meetings.

(a)  SkillSoft, acting through the SkillSoft Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the SkillSoft Stockholders Meeting for the purpose of considering and voting upon the SkillSoft Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the SkillSoft Board shall unanimously recommend approval and adoption of the SkillSoft Voting Proposal by the stockholders of SkillSoft and include such unanimous recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the SkillSoft Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to SmartForce, the recommendation of the SkillSoft Board that SkillSoft’s stockholders vote in favor of the SkillSoft Voting Proposal. SkillSoft shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the SkillSoft Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the SkillSoft Stockholders required by the DGCL, the Certificate of Incorporation and By-laws of SkillSoft, the rules of The Nasdaq Stock Market, Inc. and all other applicable legal requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with SmartForce, SkillSoft may adjourn or postpone the SkillSoft

Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to SkillSoft’s stockholders or, if as of the time for which the SkillSoft Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of SkillSoft Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SkillSoft Stockholders Meeting.

(b)  SmartForce, acting through the SmartForce Board, shall take all actions in accordance with applicable law, the SmartForce Charter Documents, the Irish Takeover Act and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the SmartForce Shareholders Meeting for the purpose of considering and voting upon the SmartForce Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the SmartForce Board shall unanimously recommend approval of the SmartForce Voting Proposal by the shareholders of SmartForce and include such unanimous recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the SmartForce Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to SkillSoft, the recommendation of the SmartForce Board that SmartForce’s shareholders vote in favor of the SmartForce Voting Proposal. SmartForce shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the SmartForce Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the shareholders of SmartForce required by the rules of The Nasdaq Stock Market, Inc., the SmartForce Charter Documents and all other applicable legal requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with SkillSoft, SmartForce may adjourn or postpone the SmartForce Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to SmartForce’s shareholders or, if as of the time for which the SmartForce Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient SmartForce Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SmartForce Shareholders Meeting.

(c)  SkillSoft and SmartForce shall call, give notice of, convene and hold the SkillSoft Meeting and the SmartForce Meeting, respectively, in accordance with this Section 6.5 for the purpose of voting upon the SkillSoft Voting Proposal and the SmartForce Voting Proposal, respectively, and shall submit the SkillSoft Voting Proposal and the SmartForce Voting Proposal, respectively, to their respective stockholders for the purpose of acting upon such proposal whether or not (i) the SkillSoft Board or the SmartForce Board, as the case may be, at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b), that this Agreement is no longer advisable or recommends that the stockholders of SkillSoft or SmartForce, as the case may be, reject it, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to SkillSoft or SmartForce, as the case may be.

6.6    Stockholder and Employee Agreements.

(a)   Warburg Pincus Ventures L.P. and each director and executive officer of SkillSoft shall execute and deliver the SkillSoft Stockholder Agreement to SmartForce immediately after the signing of this Agreement.

(b)  Each director and executive officer of SmartForce shall execute and deliver the SmartForce Shareholder Agreement to SkillSoft immediately after the signing of this Agreement.

6.7    Legal Conditions to Merger.

(a)  Subject to the terms hereof, including Section 6.7(b), SkillSoft and SmartForce shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by SkillSoft or SmartForce or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, (C) the Irish Mergers Act, (D) the Irish Takeover Act, and (E) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. SkillSoft and SmartForce shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. SkillSoft and SmartForce shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, SmartForce and SkillSoft agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b).

(b)  Subject to the terms hereof, SmartForce and SkillSoft agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Irish Mergers Act and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade reasonably determined by the parties to apply (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything in this Agreement to the contrary in this Section 6.7, neither SmartForce nor SkillSoft shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of SmartForce or SkillSoft or the holding separate of the shares of SkillSoft Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of SmartForce or SkillSoft to conduct its business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of SkillSoft Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section 6.7 if the United States Department of Justice or the United States Federal Trade Commission or any applicable foreign regulatory agency authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

(c)  Each of SkillSoft and SmartForce shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in SkillSoft Disclosure Schedule or SmartForce Disclosure Schedule, as the case may be, or (C) required to prevent a SkillSoft Material Adverse Effect or a SmartForce Material Adverse Effect from occurring prior to or after the Effective Time.

6.8    Public Disclosure.    Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by SmartForce and SkillSoft and (ii) SmartForce and SkillSoft shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts.

6.9    Section 368(a) Reorganization.    SmartForce and SkillSoft shall each use commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization. From and after the Effective Time, SmartForce shall cause SkillSoft to comply with all applicable reporting requirements set forth in Treasury Regulations under Section 367 of the Code, including, without limitation, Regulation Section 1.367(a)-(3)(c)(6).

6.10    Affiliate Legends.    Section 6.10 of the SkillSoft Disclosure Schedule sets forth a list of those persons who are, in SkillSoft’s reasonable judgment, “affiliates” of SkillSoft within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). SkillSoft shall notify SmartForce in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing. SmartForce shall be entitled to place appropriate legends on the SmartForce ADRs evidencing any SmartForce ADSs to be received by Rule 145 Affiliates of SkillSoft in the Merger reflecting the restrictions set forth in the Affiliate Deposit Agreement and Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for SmartForce ADSs. SkillSoft will use commercially reasonable efforts to deliver or cause to be delivered to SmartForce, as promptly as practicable on or following the date hereof, from each Rule 145 Affiliate, an executed Affiliate Agreement in substantially the form attached hereto as Exhibit C (an “Affiliate Agreement”).

6.11    Nasdaq National Market Listing.    SmartForce shall, if required by the rules of The Nasdaq Stock Market, Inc., file with The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the SmartForce ADSs issuable pursuant to the transactions contemplated by this Agreement.

6.12    Stockholder Litigation.    Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party’s prior written consent, which will not be unreasonably withheld or delayed.

6.13    Indemnification.

(a)  From and after the Effective Time, SmartForce shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to, indemnify and hold harmless each present and former director and officer of SkillSoft (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that SkillSoft would have been permitted under Delaware law and its Certificate of Incorporation or By-laws in effect on the date hereof to indemnify an Indemnified Party (and SmartForce and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification). Without limiting the generality of the foregoing, SmartForce acknowledges and agrees that the litigation described in SkillSoft’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002 constitutes litigation to which the directors, officers and employees of SkillSoft named as defendants therein are entitled to indemnification in accordance with the terms of Delaware law and/or SkillSoft’s Certificate of Incorporation (provided they satisfy the conditions for litigation set forth therein), and SmartForce agrees, subject to the terms of Delaware law and/or SkillSoft’s Certificate of Incorporation, to cause the Surviving Corporation to continue to reimburse such defendants for the cost of such litigation, including without limitation the reasonable fees and expenses of the attorneys currently retained by such defendants in connection with the defense of such litigation.

(b)  For a period of six years after the Effective Time, SmartForce shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by SkillSoft’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered or made available to SmartForce) with coverage in amount and scope at least as favorable to such persons as SkillSoft’s existing coverage; provided, that in no event shall SmartForce or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by SkillSoft for such coverage; provided, further, that if the annual premium exceeds such amount, SmartForce will cause the Surviving Corporation to obtain as much coverage as possible for such amount.

(c)  The provisions of this Section 6.13 are intended to be in addition to the rights otherwise available to the current officers and directors of SkillSoft by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.14    Notification of Certain Matters.    SmartForce shall give prompt notice to SkillSoft, and SkillSoft shall give prompt notice to SmartForce, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of SmartForce and the Transitory Subsidiary or SkillSoft, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.15    Exemption from Liability Under Section 16(b).

(a)  The SmartForce Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by SkillSoft Insiders (as defined below) of SmartForce securities in exchange for shares of SkillSoft Common Stock, and of options to purchase SmartForce securities upon assumption and conversion of SkillSoft Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b)  For purposes of Section 6.15(a), “Section 16 Information” shall mean information regarding SkillSoft Insiders and the number of shares of SkillSoft Common Stock or other SkillSoft equity securities deemed to be beneficially owned by each such SkillSoft Insider and expected to be exchanged for SmartForce securities, or options to purchase SmartForce securities, in each case, in connection with the Merger which shall be provided by SkillSoft to SmartForce no later than 10 business days prior to the Closing.

(c)  For purposes of Section 6.15(a), “SkillSoft Insiders” shall mean those officers and directors of SkillSoft who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

6.16    Board of Directors of SmartForce.    SmartForce shall take all necessary action to cause, effective as of the Effective Time, (i) the number of members of the SmartForce Board to be fixed at seven, (ii) the election of Charles E. Moran, Stewart K.P. Gross, William T. Coleman III and Howard Edelstein to the SmartForce Board, and (iii) the resignation, or removal without cause, of all directors of SmartForce other than Gregory Priest, James S. Krzywicki and Ferdinand von Prondzynski.

6.17    Management.    SmartForce shall take all necessary action to cause Charles E. Moran to be appointed as President and Chief Executive Officer of SmartForce and Gregory M. Priest to be appointed as Chairman and Chief Strategy Officer of SmartForce, each effective as of the Effective Time.

6.18    Headquarters of SmartForce.    Immediately following the Effective Time, the operating headquarters of SmartForce in the United States shall be located in Nashua, New Hampshire.

6.19    Corporate Name.    SmartForce and SkillSoft shall in good faith discuss and attempt to agree, as promptly as practicable following the date of this Agreement, on the corporate name of SmartForce following the Closing.

6.20    Employee Benefits.    Following the Effective Time, SmartForce will give each Continuing Employee full credit for prior service with SkillSoft or its Subsidiaries for purposes of (i) eligibility and vesting under any SmartForce Employee Plans, (ii) determination of benefits levels under any SmartForce Employee Plan or policy relating to vacation or severance and (iii) determination of “retiree” status under any SmartForce Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause SmartForce or its Subsidiaries or any SmartForce Employee Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee’s participation in the SmartForce Employee Plan. SmartForce agrees that each Continuing Employee shall be eligible to either: (i) participate in SmartForce Employee Plans as permitted by the terms of such SmartForce Employee Plans, (ii) participate in SkillSoft Employee Plans that are continued by SmartForce, or (iii) a combination of clauses (i) and (ii) so that each Continuing Employee is eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of SmartForce.

6.21    Termination of Pension Plan.    Effective as of the day immediately preceding the Effective Time, SkillSoft and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless SmartForce consents, as evidenced by written notice to SkillSoft, to the continuation of any such plan, program or arrangement, which consent shall not be unreasonably withheld) (collectively, “SkillSoft Terminating Plan(s)”). SmartForce agrees that the Continuing Employees shall be eligible to participate, to the extent they were eligible to participate in the SkillSoft Terminating Plan, in a comparable SmartForce plan, program or arrangement, as promptly following the Effective Time as is permitted by the terms of such SmartForce plan, program or arrangement. Unless SmartForce provides such written consent to SkillSoft, no later than three business days prior to the Effective Time, SkillSoft shall provide SmartForce with evidence that such SkillSoft Terminating Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of SkillSoft’s Board of Directors. SkillSoft also shall take such other actions in furtherance of terminating such SkillSoft Terminating Plan(s) as SmartForce may reasonably require.

6.22    FIRPTA Certificate.    On or prior to the Closing Date, SkillSoft shall deliver to SmartForce a properly executed statement in a form reasonably acceptable to SmartForce for purposes of satisfying SmartForce’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VII

Conditions to Merger

7.1    Conditions to Each Party’s Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  Stockholder Approvals.    The SkillSoft Voting Proposal shall have been approved and adopted at the SkillSoft Meeting, at which a quorum is present, by the requisite vote of the stockholders of SkillSoft under applicable law and SkillSoft’s Certificate of Incorporation. The SmartForce Voting Proposal shall have been approved at the SmartForce Meeting, at which a quorum is present, by the requisite vote of the shareholders of SmartForce under applicable law, the rules of The Nasdaq Stock Market, Inc. and the SmartForce Charter Documents.

(b)  HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)  Irish Mergers Act.    Either (i) the Minister for Enterprise, Trade and Employment of Ireland (the “Minister”) shall state in writing that he or she does not intend to make an order under Section 9 of the Irish Mergers Act in relation to the Merger; (ii) the Minister shall have made a conditional order permitting the Merger, which conditions do not require SmartForce or SkillSoft to divest any shares of capital stock, assets or properties which are material to their respective businesses, or impose any material limitations on the ability of SmartForce or SkillSoft to conduct their business or to own or exercise control of any such material capital stock, assets or properties (in which case SmartForce shall accept the conditions to the proposed Merger set forth in the order); or (iii) the relevant period within the meaning of Section 6 of the Irish Mergers Act shall have expired without the Minister having made any order or, in each case above, the Minister shall have issued an equivalent decision or determination under any legislative provision amending or replacing any such Section or provision.

(d)  Governmental Approvals.    Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a SmartForce Material Adverse Effect or a SkillSoft Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a SmartForce Material Adverse Effect or a SkillSoft Material Adverse Effect.

(e)  Registration Statement; ADS Registration Statement; Joint Proxy Statement/Prospectus.    The Registration Statement and the ADS Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or the ADS Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(f)  No Injunctions or Proceedings.    No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement, or (ii) commenced any action or proceeding seeking any of the foregoing.

(g)  Nasdaq Notification.    If required by the rules of The Nasdaq Stock Market, Inc., SmartForce shall have submitted to The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the SmartForce ADSs to be issued pursuant to the transactions contemplated by this Agreement.

7.2    Additional Conditions to the Obligations of SmartForce and the Transitory Subsidiary.    The obligations of SmartForce and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by SmartForce and the Transitory Subsidiary:

(a)  Representations and Warranties.    The representations and warranties of SkillSoft set forth in this Agreement and in any certificate or other writing delivered by SkillSoft pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, SkillSoft Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a SkillSoft Material Adverse Effect); and SmartForce shall have received a certificate signed on behalf of SkillSoft by the chief executive officer and the chief financial officer of SkillSoft to such effect.

(b)  Performance of Obligations of SkillSoft.    SkillSoft shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and SmartForce shall have received a certificate signed on behalf of SkillSoft by the chief executive officer and the chief financial officer of SkillSoft to such effect.

(c)  Tax Opinion.    SmartForce shall have received the written opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to SmartForce, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to SmartForce (it being agreed that SmartForce and SkillSoft shall each provide reasonable cooperation, including making reasonable and customary representations, to Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, or Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they may deem appropriate in rendering such opinion).

(d)  Affiliate Agreements.    Each of the Rule 145 Affiliates shall have entered into the Affiliate Agreement and each of such agreements shall be in full force and effect as of the Effective Time.

7.3    Additional Conditions to the Obligations of SkillSoft.    The obligation of SkillSoft to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by SkillSoft:

(a)  Representations and Warranties.    The representations and warranties of SmartForce and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by SmartForce or the Transitory Subsidiary pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, SmartForce Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a SmartForce Material Adverse Effect); and SkillSoft shall have received a certificate signed on behalf of SmartForce by the chief executive officer or the chief financial officer of SmartForce to such effect.

(b)  Performance of Obligations of SmartForce and Sub.    SmartForce and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and SkillSoft shall have received a certificate signed on behalf of SmartForce by the chief executive officer or the chief financial officer of SmartForce to such effect.

(c)  Tax Opinion.    SkillSoft shall have received the written opinion of Hale and Dorr LLP, counsel to SkillSoft, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, renders such opinion to SkillSoft (it being agreed that SmartForce and SkillSoft shall each provide reasonable cooperation, including making reasonable and customary representations, to Hale and Dorr LLP or Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they may deem appropriate in rendering such opinion).

(d)  Registration Rights Agreement.    SmartForce shall have entered into the Registration Rights Agreement with Warburg, Pincus Ventures, L.P. in the form attached hereto as Exhibit D.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of SkillSoft:

(a)  by mutual written consent duly authorized by the Boards of Directors of SmartForce and SkillSoft; or

(b)  by either SmartForce or SkillSoft if the Merger shall not have been consummated by November 30, 2002 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act, in breach of this Agreement, has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c)  by either SmartForce or SkillSoft if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d)  by either SmartForce or SkillSoft if at the SkillSoft Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the SkillSoft Voting Proposal is taken, the requisite vote of the stockholders of SkillSoft in favor of the SkillSoft Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available (x) to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or (y) to SkillSoft, if the failure to obtain such requisite vote has been caused by a breach of the SkillSoft Stockholder Agreement by any party thereto other than SmartForce); or

(e)  by either SmartForce or SkillSoft if at the SmartForce Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the SmartForce Voting Proposal is taken, the requisite vote of the shareholders of SmartForce in favor of the SmartForce Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available (x) to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or (y) to SmartForce, if the failure to obtain such requisite vote has been caused by a breach of the SmartForce Shareholder Agreement by any party thereto other than SkillSoft); or

(f)  by SmartForce, if: (i) the SkillSoft Board shall have failed to give its recommendation to the approval of the SkillSoft Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to SmartForce its recommendation of the SkillSoft Voting Proposal; (ii) the SkillSoft Board (or any committee thereof) shall have approved or recommended to the stockholders of SkillSoft an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding shares of SkillSoft Common Stock is commenced (other than by SmartForce or an Affiliate of SmartForce), and the SkillSoft Board (or any committee thereof) (A) recommends that the stockholders of SkillSoft tender their shares in such tender or exchange offer, (B) within 10 business days after the commencement of such tender or exchange offer, the SkillSoft Board fails to recommend rejection of such offer or (C) the SkillSoft Board fails to reconfirm its recommendation of this Agreement or the Merger within 10 business days after its receipt of a request by SmartForce to do so; or (iv) SkillSoft shall have materially breached its obligations under Section 6.1 or Section 6.5(a) of this Agreement;

(g)  by SkillSoft, if: (i) the SmartForce Board shall have failed to give its recommendation to the approval of the SmartForce Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to SkillSoft its recommendation of the SmartForce Voting Proposal; (ii) the SmartForce Board (or any committee thereof) shall have approved or recommended to the shareholders of SmartForce an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding SmartForce Ordinary Shares or SmartForce ADSs is commenced (other than by SkillSoft or an Affiliate of SkillSoft), and the SmartForce Board (or any committee thereof) (A) recommends that the shareholders of SmartForce tender their shares in such tender or exchange offer, (B) within 10 business days after the commencement of such tender or exchange offer, the SmartForce Board fails to recommend rejection of such offer, or (C) the SmartForce Board fails to reconfirm its recommendation of this Agreement or the Merger within 10 business days after its receipt of a request by SkillSoft to do so; or (iv) SmartForce shall have materially breached its obligations under Section 6.1 or Section 6.5(b) of this Agreement;

(h)  by SmartForce, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 8.1) on the part of SkillSoft set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied, and (ii) shall not have been cured within 15 days following receipt by SkillSoft of written notice of such breach from SmartForce (it being agreed that SmartForce may not terminate this Agreement pursuant to this paragraph (h) if it shall be in material breach of this Agreement or if such breach by SkillSoft is cured during such 15 day period); and

(i)  by SkillSoft, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement (other than those referred to elsewhere in this Section 8.1) on the part of SmartForce set forth in this Agreement, which breach (i) would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied, and (ii) shall not have been cured within 15 days following receipt by SmartForce of written notice of such breach from SkillSoft (it being agreed that SkillSoft may not terminate this Agreement pursuant to this paragraph (i) if it shall be in material breach of this Agreement or if such breach by SmartForce is cured during such 15 day period).

8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of SmartForce, SkillSoft, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates, provided that (i) any such termination shall not relieve any party from liability for any willful or intentional breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3    Fees and Expenses.

(a)  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided however, that SkillSoft and SmartForce shall share equally (i) the aggregate filing fees of both Parties’ pre-merger notification report under the HSR Act, any filing fees under the Irish Mergers Act and any fees of the Irish Takeover Panel and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b)  SkillSoft shall pay SmartForce a termination fee of $2,200,000 in the event of the termination of this Agreement by SmartForce or SkillSoft pursuant to Section 8.1(d). The termination fee due under this Section 8.3(b) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

(c)  SkillSoft shall pay SmartForce a termination fee of $8,800,000, less the amount (if any) previously paid by SkillSoft pursuant to Section 8.3(b), in the event of the termination of this Agreement:

(i)  by SmartForce or SkillSoft pursuant to Section 8.1(d) if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal with respect to SkillSoft shall have been publicly announced or shall have become publicly known, and (B) within 12 months following the termination of this Agreement, either an Acquisition Transaction with a party other than SmartForce is consummated by SkillSoft or SkillSoft enters into an agreement providing for an Acquisition Transaction with a party other than SmartForce and such Acquisition Transaction is later consummated;

(ii)  by SmartForce pursuant to Section 8.1(f); or

(iii)  by SmartForce pursuant to Section 8.1(h) as a result of an intentional breach of or failure to perform any representation, warranty, covenant or agreement on the part of SkillSoft.

The termination fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement; except that the termination fee due under Section 8.3(c)(i) shall be paid by wire transfer of same-day funds within one business day after the earlier of the date that an Acquisition Transaction with a party other than SmartForce is consummated by SkillSoft or SkillSoft enters into an agreement providing for an Acquisition Transaction with a party other than SmartForce.

(d)  SmartForce shall pay SkillSoft a termination fee of $2,200,000 in the event of the termination of this Agreement by SkillSoft or SmartForce pursuant to Section 8.1(e). The termination fee due under this Section 8.3(d) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

(e)  SmartForce shall pay SkillSoft a termination fee of $8,800,000, less the amount (if any) previously paid by SmartForce pursuant to Section 8.3(d), in the event of the termination of this Agreement:

(i)  by SkillSoft or SmartForce pursuant to Section 8.1(e) if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal with respect to SmartForce shall have been publicly announced or shall have become publicly known, and (B) within 12 months following the termination of this Agreement, either an Acquisition Transaction with a party other than SkillSoft is consummated by SmartForce or SmartForce enters into an agreement providing for an Acquisition Transaction with a party other than SkillSoft and such Acquisition Transaction is later consummated;

(ii)  by SkillSoft pursuant to Section 8.1(g); or

(iii)  by SkillSoft pursuant to Section 8.1(i) as a result of an intentional breach of or failure to perform any representation, warranty, covenant or agreement on the part of SmartForce.

The termination fee due under this Section 8.3(e) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement; except that the termination fee due under Section 8.3(e)(i) shall be paid by wire transfer of same-day funds within one business day after the earlier of the date that an Acquisition Transaction with a party other than SkillSoft is consummated by SmartForce or SmartForce enters into an agreement providing for an Acquisition Transaction with a party other than SkillSoft.

(f)  For purposes of this Agreement, “Acquisition Transaction” shall mean any of the following transactions (other than the transaction contemplated by this Agreement): (i) a sale or other disposition by SmartForce or SkillSoft of business or assets representing 40% or more of the net revenues, net income or assets of the company immediately prior to such sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by SmartForce or SkillSoft), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the outstanding voting power or equity interest in SmartForce or SkillSoft; or (iii) a merger, consolidation, business combination or similar transaction involving SmartForce or SkillSoft in which the stockholders of SmartForce or SkillSoft, as the case may be, own less than 50% of the voting power or equity interest in the surviving or acquiring entity in such transaction.

(g)  In the event that (i) a party to this Agreement (the “first party”) delivers a notice of termination to the other party hereto (the “second party”) pursuant to a paragraph of Section 8.1 that would not trigger the payment of a termination fee to the first party, (ii) at the time of delivery of such notice of termination, the second party was entitled to terminate this Agreement pursuant to a paragraph of Section 8.1 that would trigger the payment of a termination fee to the second party, and (iii) either (A) within three business days of delivery of such notice of termination, the second party delivers to the first party a notice of termination pursuant to a paragraph of Section 8.1 that triggers the payment of a termination fee to the second party or (B) the second party had already delivered a notice of termination pursuant to Section 8.1(h) or 8.1(i) which was not yet effective due to the pending 15-day cure period thereunder, then the determination of whether a termination fee is payable under this Section 8.3 shall be made based upon the notice of termination delivered by the second party.

(h)  The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any termination fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such termination fee was required to be paid. Payment of the termination fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

8.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any of the parties, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No extension or waiver in any one instance shall be deemed to extend to any prior or subsequent instance. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1    Nonsurvival of Representations and Warranties.    The respective representations and warranties of SkillSoft, SmartForce and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)  if to SmartForce or the Transitory Subsidiary, to

SmartForce Public Limited Company
900 Chesapeake Drive
Redwood City, California 94063
Attn: Chief Executive Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Steven V. Bernard
Telecopy No.: (650) 493-6811

and a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Street Tower, Suite 3300
San Francisco, California 94105
Attention: Michael J. Kennedy
Telecopy No.: (415) 947-2099

(b)  if to SkillSoft, to

SkillSoft Corporation
20 Industrial Park Drive
Nashua, New Hampshire 03062
Attn: Chief Executive Officer

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Patrick J. Rondeau
Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3    Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4    No Third Party Beneficiaries.    Except as provided in Section 6.13, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7    Counterparts and Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8    Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter; and (ii) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11    WAIVER OF JURY TRIAL.    EACH OF SMARTFORCE, THE TRANSITORY SUBSIDIARY AND SKILLSOFT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SMARTFORCE, THE TRANSITORY SUBSIDIARY OR SKILLSOFT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[the remainder of this page intentionally left blank—signature page follows]

IN WITNESS WHEREOF, SmartForce, the Transitory Subsidiary and SkillSoft have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SMARTFORCE PUBLIC LIMITED COMPANY

By:	/s/ GREGORY M. PRIEST
Title:	President & CEO

SLATE ACQUISITION CORP.

By:	/s/ GREGORY M. PRIEST
Title:	President & CEO

SKILLSOFT CORPORATION

By:	/s/ CHARLES MORAN
Title:	President & CEO

Exhibit A-1

SKILLSOFT STOCKHOLDER VOTING AGREEMENT

SKILLSOFT STOCKHOLDER VOTING AGREEMENT, dated as of June 10, 2002 (this “Agreement”), among the stockholders of SkillSoft Corporation, a Delaware corporation (“SkillSoft”) listed on the signature page(s) hereto (collectively, “Stockholders” and each individually, a “Stockholder”), SkillSoft and SmartForce Public Limited Company, a public limited company incorporated under the laws of the Republic of Ireland (“SmartForce”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of SkillSoft, as set forth on Schedule I hereto (such shares, or any other voting or equity securities of SkillSoft hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, immediately prior to the execution of this Agreement, SmartForce and SkillSoft are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of SmartForce will be merged with and into SkillSoft, and SkillSoft will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of SmartForce to enter into the Merger Agreement, SmartForce has required that the Stockholders agree, and in order to induce SmartForce to enter into the Merger Agreement, the Stockholders are willing, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.    Voting of Shares.

(a)  Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the SkillSoft Meeting or any other meeting of the stockholders of SkillSoft, however called, and in any action by written consent of the stockholders of SkillSoft, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (a) in favor of adoption of the SkillSoft Voting Proposal and (b) in favor of any matter that could reasonably be expected to facilitate the Merger and against any matter that is inconsistent with the consummation of the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, against any other Acquisition Proposal).

(b)  Each Stockholder hereby irrevocably grants to, and appoints, SmartForce, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of SkillSoft called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that SmartForce is entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

Section 2.    Transfer of Shares.

(a)  Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option, short sale, equity swap, hedge or other arrangement or undertaking with respect to the direct or indirect actual or potential sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares. Notwithstanding the foregoing, during any 30 day period, (i) Charles E. Moran may sell, assign or transfer up to 5% of the Shares owned by him as of the date of this Agreement and (ii) all other Stockholders, not including Charles E. Moran and Warburg, Pincus Ventures, L.P., may sell, assign or transfer up to 2.5% of the Shares owned by such Stockholder as of the date of this Agreement.

(b)  Each Stockholder agrees to submit to SkillSoft contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that the SkillSoft may place thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement and SkillSoft shall cause its transfer agent to decline to transfer and to note stop transfer restrictions on the stock register and other records relating to the Shares.

Section 3.    Representations and Warranties of the Stockholders.    Each Stockholder on its, his or her own behalf hereby severally represents and warrants to SmartForce with respect to itself and its, his or her ownership of the Shares as follows:

(a)  Ownership of Shares.    The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever; other than with respect to Mark Townsend and Jerald Nine who have liens for an aggregate of 216,666 and 250,000 shares of Common Stock, respectively, in favor of SkillSoft pursuant to security agreements. The Stockholder owns no shares of Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

(b)  Power, Binding Agreement.    The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its, his or her obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(c)  No Conflicts.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder’s properties or assets. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.

Section 4.    Termination.    This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

Section 5.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 6.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of SkillSoft, to the extent permitted by the Merger Agreement.

Section 7.    Consent and Waiver.    Each Stockholder in its, his or her capacity as a stockholder of SkillSoft hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have in its, his or her capacity as a stockholder of SkillSoft.

Section 8.    Miscellaneous.

(a)  Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b)  Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c)  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(d)  Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e)  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide or international overnight courier service, in each case to the intended recipient as set forth below:

(i)  if to a Stockholder to the address set forth on the respective signature page of this Agreement;

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Patrick J. Rondeau, Esq.
Telecopy: (617) 526-5000

(ii) if to SmartForce to:

SmartForce Public Limited Company
900 Chesapeake Drive
Redwood City, California 94063
Attn: Chief Executive Officer

with copies to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attn: Steven V. Bernard, Esq.
Telecopy: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati Professional Corporation
One Market
Spear Street Tower, Suite 3300
San Francisco, California 94105
Attn: Michael J. Kennedy, Esq.
Telecopy: (415) 947-2099

(f)  No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(g)  Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that SmartForce may assign this Agreement to any direct or indirect wholly owned subsidiary of SmartForce without such consent, provided that SmartForce shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h)  Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this

Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i)  WAIVER OF JURY TRIAL.    SMARTFORCE AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SMARTFORCE, OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature Page to follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

SMARTFORCE PUBLIC LIMITED COMPANY

By:

Name:

Title:

STOCKHOLDERS:

Signature

Name

Address

Address

Signature

Name

Address

Address

SCHEDULE I

Stockholder	Number of Shares of Common Stock Owned
James Adkisson	144,830
C. Samantha Chen	0
William T. Coleman III	0
Stewart K.P. Gross	0
Thomas J. McDonald	137,541
Charles E. Moran	410,549
John J. Neuhauser	0
Jerald A. Nine	290,000
Mark A. Townsend	323,333
Warburg, Pincus Ventures, L.P., Warburg, Pincus & Co., and Warburg Pincus LLC	5,609,524

Exhibit A-2

SMARTFORCE SHAREHOLDER VOTING AGREEMENT

SMARTFORCE SHAREHOLDER VOTING AGREEMENT, dated as of June 10, 2002 (this “Agreement”), among the Shareholders of SmartForce Public Limited Company, a public limited company organized under the laws of the Republic of Ireland (“SmartForce”) listed on the signature page(s) hereto (collectively, “Shareholders” and each individually, a “Shareholder”), SmartForce and SkillSoft Corporation, a Delaware corporation (“SkillSoft”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Shareholders collectively own of record and beneficially SmartForce Ordinary Shares and SmartForce ADSs, as set forth on Schedule I hereto (such shares, or any other voting or equity securities of SmartForce hereafter acquired by any Shareholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, immediately prior to the execution of this Agreement, SmartForce and SkillSoft are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of SmartForce will be merged with and into SkillSoft, and SkillSoft will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of SkillSoft to enter into the Merger Agreement, SkillSoft has required that the Shareholders agree, and in order to induce SkillSoft to enter into the Merger Agreement, the Shareholders are willing, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.    Voting of Shares.

(a)  Each Shareholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the SmartForce Meeting or any other meeting of the shareholders of SmartForce, however called, and in any action by written consent of SmartForce, such Shareholder will vote, or cause to be voted, all of his, her or its respective Shares (a) in favor of the approval of the SmartForce Voting Proposal and (b) in favor of any matter that could reasonably be expected to facilitate the Merger and against any matter that is inconsistent with the consummation of the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, against any other Acquisition Proposal).

(b)  Each Shareholder hereby irrevocably grants to, and appoints, SkillSoft, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the shareholders of SmartForce called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Shareholder understands and acknowledges that SkillSoft is entering into the Merger Agreement in reliance upon the Shareholders’ execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, each Shareholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of applicable law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

Section 2.    Transfer of Shares.

(a)  Each Shareholder covenants and agrees that such Shareholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option, short sale, equity swap, hedge or other arrangement or undertaking with respect to the direct or indirect actual or potential sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares. Notwithstanding the foregoing, during any 30 day period, a Shareholder may sell, assign or transfer up to 2.5% of the Shares owned by such Shareholder as of the date of this Agreement.

(b)  Each Shareholder agrees to submit to SmartForce contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that the SmartForce may place thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement and SmartForce shall cause its transfer agent to decline to transfer and to note stop transfer restrictions on the share register and other records relating to the Shares.

Section 3.    Representations and Warranties of the Shareholders.    Each Shareholder on its, his or her own behalf hereby severally represents and warrants to SkillSoft with respect to itself and its, his or her ownership of the Shares as follows:

(a)  Ownership of Shares.    The Shareholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Shareholder owns no SmartForce Ordinary Shares or SmartForce ADSs other than the Shares as set forth on Schedule I hereto. The Shareholder has sole voting power, without restrictions, with respect to all of the Shares.

(b)    Power, Binding Agreement.    The Shareholder has the legal capacity and all requisite power and authority to enter into and perform all of its, his or her obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(c)    No Conflicts.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, the Shares or any of the Shareholder’s properties or assets. Except as expressly contemplated hereby, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust.

Section 4.    Termination.    This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

Section 5.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 6.    Fiduciary Duties.    Each Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his or her capacity as an officer or director of SmartForce, to the extent permitted by the Merger Agreement.

Section 7.    Consent and Waiver.    Each Shareholder in its, his or her capacity as a shareholder of SmartForce hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have in its, his or her capacity as a shareholder of SmartForce.

Section 8.    Miscellaneous.

(a)  Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b)  Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c)  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(d)  Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e)  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide or international overnight courier service, in each case to the intended recipient as set forth below:

(i)  if to a Shareholder to the address set forth on the respective signature page of this Agreement;

with copies to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attn: Steven V. Bernard, Esq.
Telecopy: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati Professional Corporation
One Market
Spear Street Tower, Suite 3300
San Francisco, California 94105
Attn: Michael J. Kennedy, Esq.
Telecopy: (415) 947-2099

(ii)  if to SkillSoft to:

SkillSoft Corporation
20 Industrial Park Drive
Nashua, New Hampshire
Attn: Chief Executive Officer

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Patrick J. Rondeau, Esq.
Telecopy: (617) 526-5000

(f)  No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(g)  Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that SkillSoft may assign this Agreement to any direct or indirect wholly owned subsidiary of SkillSoft without such consent, provided that SkillSoft shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h)  Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i)  WAIVER OF JURY TRIAL.    SKILLSOFT AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SKILLSOFT OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature Page to follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

SKILLSOFT CORPORATION

By:

Name:

Title:

SHAREHOLDERS:

Signature

Name

Address

Address

Signature

Name

Address

Address

SCHEDULE I

Shareholder	Number of Saturn Ordinary Shares Owned	Number of Saturn ADSs Owned
Patrick Eric Murphy	0	0
Ronald C. Conway	0	0
Ferdinand von Prondzynski	10	10
James S. Krzywicki	3,000	3,000
Colm Darcy	4,335	4,335
Patrick J. McDonagh	300,000	300,000
Jeffrey N. Newton	3,163	3,163
Gregory M. Priest	71,024	71,024
John M. Grillos	2,700	2,700

Note:  None of the individuals above own ordinary shares directly (all shares are held as ADSs via AIB Custodial Nominees Ltd.)

Exhibit B-1

AMENDMENT AND RESTATED
SMARTFORCE OPTION AGREEMENT

THIS AMENDED AND RESTATED SMARTFORCE OPTION AGREEMENT (this “Agreement”) is made and entered into as of July     , 2002 among SkillSoft Corporation, a Delaware corporation (“SkillSoft”), and SmartForce Public Limited Company, a public limited company organized under the laws of the Republic of Ireland (“SmartForce”). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.    SmartForce, the Transitory Subsidiary, as defined below, and SkillSoft have entered into an Agreement and Plan of Merger dated June 10, 2002 (the “Merger Agreement”) which provides for the merger (the “Merger”) of a wholly-owned subsidiary of SmartForce (“Transitory Subsidiary”) with and into SkillSoft. Pursuant to the Merger, all outstanding capital stock of SkillSoft will be converted into the right to receive American Depository Shares of SmartForce (“SmartForce ADSs”) evidenced by American Depository Receipts of SmartForce (“SmartForce ADRs”).

B.    As a condition to SmartForce’s willingness to enter into the Merger Agreement, SmartForce requested that SkillSoft agree, and SkillSoft agreed, to grant to SmartForce an option to acquire shares of SkillSoft common stock, par value $0.001 per share (the “SkillSoft Common Stock”) upon the terms and subject to the conditions set forth in the SmartForce Option Agreement dated June 10, 2002 (the “Option Agreement”).

C.    SmartForce and SkillSoft each agree that it is in their mutual best interest to amend and restate the Option Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Grant of Option.    Subject to the terms and conditions of this Agreement, SkillSoft hereby grants to SmartForce an irrevocable option (the “Option”) to purchase up to either (i) 3,473,930 shares of SkillSoft Common Stock (as adjusted as set forth herein) or (ii) if such number is greater than 19.9% of the shares of SkillSoft Common Stock outstanding on the date of the Exercise Notice (as defined below), then such number of shares of SkillSoft Common Stock as would equal 19.9% of the outstanding shares of SkillSoft Common Stock on the date of the Exercise Notice (the “Option Shares”), in the manner set forth below by paying cash at a price of $14.93 per share (the “Exercise Price”).

2.    Exercise of Option.

(a)  Subject to the terms and conditions of this Agreement, the Option may be exercised by SmartForce, in whole or in part, at any time or from time to time (i) after the termination of the Merger Agreement under the conditions described in clauses (ii) or (iii) of Section 8.3(c) of the Merger Agreement or (ii) immediately prior to the occurrence of any event causing the termination fee to become payable pursuant to clause (i) of Section 8.3(c) of the Merger Agreement (any of the conditions described in this sentence being referred to herein as an “Exercise Event”). In the event SmartForce wishes to exercise the Option, SmartForce will deliver to SkillSoft a written notice (each an “Exercise Notice”) specifying the total number of Option Shares it wishes to purchase. Each closing of a purchase of Option Shares (a ”Closing”) will occur on a date and at a time prior to the termination of the Option designated by SmartForce in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing will be held at the principal offices of SkillSoft.

(b)  The Option will terminate upon the earliest of (i) the Effective Time, (ii) twelve months following the date on which the Merger Agreement is terminated pursuant to Section 8.1(d) thereof under the circumstances under which the termination fee may become payable under clause (i) of Section 8.3(c), if no event causing such termination fee to become payable pursuant to clause (i) of Section 8.3(c) of the Merger Agreement occurs during such twelve-month period, (iii) twelve months following the date on which the termination fee is paid pursuant to Section 8.3(c) of the Merger Agreement and (iv) the date on which the Merger Agreement is otherwise terminated; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act or the Irish Mergers Act will not have expired or been terminated, then the Option will not terminate until the tenth business day after such impediment to exercise has been removed or has become final and not subject to appeal.

3.    Conditions to Closing.    The obligation of SkillSoft to issue Option Shares to SmartForce hereunder is subject to the conditions that (A) any waiting period under the HSR Act or the Irish Mergers Act applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state, local or foreign administrative agency or commission or other Federal, state, local or foreign governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will each use commercially reasonable efforts, to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

4.    Closing.    At any Closing, SkillSoft will deliver to SmartForce a certificate representing the number of shares of SkillSoft Common Stock designated by SmartForce in its Exercise Notice, such certificate to be registered in the name of SmartForce and to bear the legend set forth in Section 10 hereof, against delivery of payment by SmartForce to SkillSoft of the Exercise Price for shares of SkillSoft Common Stock so designated and being purchased by delivery of immediately available funds.

5.    Representations and Warranties of SkillSoft.    SmartForce represents and warrants to SmartForce that (A) SkillSoft is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by SkillSoft and consummation by SkillSoft of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SkillSoft and no other corporate proceedings on the part of SkillSoft are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by SkillSoft and constitutes a legal, valid and binding obligation of SkillSoft and, assuming this Agreement constitutes a legal, valid and binding obligation of SmartForce, is enforceable against SkillSoft in accordance with its terms subject to the Bankruptcy and Equity Exception; (D) except for any filings required under the HSR Act or the Irish Mergers Act, SkillSoft has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued shares of SkillSoft Common Stock for SmartForce to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional shares of SkillSoft Common Stock or other securities which may be issuable pursuant to Section 9 upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued and fully paid; (E) upon delivery of certificates representing SkillSoft Common Stock and any other securities to SmartForce upon exercise of the Option, SmartForce will acquire such shares of SkillSoft Common Stock or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by SmartForce and by applicable securities laws; (F) the execution and delivery of this Agreement by SkillSoft does not, and the performance of this Agreement by SkillSoft will not, (i) conflict with or violate SkillSoft Charter Documents or equivalent organizational documents of any of

SkillSoft’s Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SkillSoft or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SkillSoft’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SkillSoft or any of its Subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SkillSoft or any of its Subsidiaries is a party or by which SkillSoft or any of its Subsidiaries or any of their respective properties are bound or affected; and (G) the execution and delivery of this Agreement by SkillSoft does not, and the performance of this Agreement by SkillSoft will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act or the Irish Mergers Act.

6.    Representations and Warranties of SkillSoft.    SmartForce represents and warrants to SkillSoft that (A) SmartForce is a public limited company duly organized, validly existing and in good standing under the Republic of Ireland and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by SmartForce and consummation by SmartForce of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SmartForce and no other corporate proceedings on the part of SmartForce are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by SmartForce and constitutes a legal, valid and binding obligation of SmartForce and, assuming this Agreement constitutes a legal, valid and binding obligation of SkillSoft, is enforceable against SmartForce in accordance with its terms subject to the Bankruptcy and Equity Exception; (D) except for any filings required under the HSR Act or the Irish Mergers Act, SmartForce has taken all necessary corporate and other action to permit it to exercise the Option; (E) the execution and delivery of this Agreement by SmartForce does not, and the performance of this Agreement by SmartForce will not, (i) conflict with or violate the organizational documents of SmartForce or any of its Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SmartForce or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SmartForce’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SmartForce or any of its Subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SmartForce or any of its Subsidiaries is a party or by which SmartForce or any of its Subsidiaries or its or any of their respective properties are bound or affected; (F) the execution and delivery of this Agreement by SmartForce does not, and the performance of this Agreement by SmartForce will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act or the Irish Mergers Act; and (G) SmartForce is an “accredited investor” within the meaning of Rule 501 under the Securities Act and the Option and any Option Shares that SmartForce may hereafter purchase are being purchased by SmartForce for its own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act and applicable state securities and blue sky laws. SmartForce has sufficient knowledge and experience in investing in securities similar to the Option and to the Option Shares so as to be able to evaluate the risks and merits of any investment in the Option and in the Option Shares and is able financially to bear the risks thereof, including a complete loss of its investment.

7.    Certain Rights.

(a)  SmartForce Put.    At the request of and upon notice by SmartForce (the “Put Notice”), at any time during the period during which the Option is exercisable pursuant to Section 2 (the “Purchase Period”), SkillSoft (or any successor entity thereof) will purchase from SmartForce all or any portion of the Option, to the extent not previously exercised, at the price which equals the difference between the Market/Tender Offer Price (as defined below) for SkillSoft Common Stock as of the date SmartForce gives notice of its intent to exercise its rights under this Section 7(a) and the Exercise Price, multiplied by the number of shares of SkillSoft Common Stock purchasable pursuant to the Option. The “Market/Tender Offer Price” shall mean the higher of (A) the highest price per share of SkillSoft Common Stock offered to be paid by any person pursuant to any Acquisition Proposal with respect to SkillSoft which was made after the date of this Agreement and on or prior to the delivery of the Put Notice and not terminated or withdrawn as of the date of delivery of the Put Notice and (B) the average closing sale price of the SkillSoft Common Stock on the Nasdaq National Market during the 20 trading days ending on and including the trading day immediately preceding such date. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of SkillSoft.

(b)  Payment and Redelivery of Option.    In the event SmartForce exercises its rights under Section 7(a) by delivery of a Put Notice, SkillSoft will, within five business days after SmartForce delivers such Put Notice, pay the required amount to SmartForce in immediately available funds and SmartForce will surrender to SkillSoft all or such portion of the Option with respect to which the Put Notice relates and SkillSoft shall, upon receipt of the Option or any portion of the Option, immediately terminate such Option or portion of such Option so surrendered.

8.    Registration Rights.

(a)  During the period beginning on the date of the termination of the Merger Agreement in accordance with its terms and until such date as of which all Option Shares issued to SmartForce may be sold pursuant to Rule 144(k) of the Securities Act (the “Registration Period”), SmartForce (sometimes referred to herein as the “Holder”) may by written notice (a “Registration Notice”) to SkillSoft (the “Registrant”) request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered, the “Registrable Securities”) in order to permit the sale or other disposition of any or all of the Registrable Securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder, including a “shelf” registration statement under Rule 415 under the Securities Act or any successor provision.

(b)  The Registrant will use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities requested to be registered in the Registration Notice (a “Demand Registration Statement”) and to keep such registration statement effective for a period up to 180 calendar days from the day such registration statement first becomes effective to permit the Holder to effect such sale or other disposition; provided, however, that the Holder will not be entitled to more than an aggregate of four effective Demand Registration Statements hereunder. The obligations of the Registrant hereunder to file a Demand Registration Statement and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of the Registrant shall have determined, in its good faith judgment, that the filing of such Demand Registration Statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect the Registrant or otherwise materially interfere with or adversely affect any pending or proposed offering of securities of the Registrant or any other material transaction involving the Registrant. The Registrant will use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and will continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant will not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. If, during the Registration Period, the Registrant shall propose to register under the Securities Act the offering, sale and delivery of shares of SkillSoft Common Stock for cash pursuant to a firm commitment underwriting, it shall, in addition to the Registrants other obligations under this Section 8, allow the Holder the right to participate in such registration for its Registrable Securities (a “Piggy-back Registration”) provided that the Holder participates in the underwriting, and such participation will not affect the obligation of the Registrant to effect Demand Registration Statements for the Holder under this Section 8; provided that, if the managing underwriters of such offering advise the Registrant in writing that in their opinion the number of shares of SkillSoft Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Registrant may reduce or eliminate the shares requested to be included therein by the Holder pro rata based on the number of shares intended to be included therein by other stockholders of the Registrant. The Registrant shall not be required to effect more than two Piggy-back Registrations at the request of the Holder pursuant to this Section 8. In connection with any offering, sale and delivery of shares of SkillSoft Common Stock pursuant to a registration statement effected pursuant to this Section 8, the Registrant and the Holder shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution, and opinions of counsel. The registration rights under this Section 8 shall not apply to any shares acquired upon exercise of the Option to the extent such shares may be sold pursuant to Rule 144(k) under the Securities Act.

(c)  The registration rights set forth in this Section 8 are subject to the condition that the Holder will provide the Registrant with such information with respect to the Holder’s Registrable Securities, the plan for distribution thereof and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

(d)  A registration effected under this Section 8 will be effected at the Registrant’s expense, except for underwriting discounts and commissions and expenses of the Holder’s counsel, and the Registrant will provide to the underwriters such documentation (including certificates, opinions of counsel and “comfort” letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

(e)  The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made (i) in reliance upon and in conformity with written information furnished to the Registrant by the Holder or director or officer or controlling person of the Holder or (ii) in a preliminary prospectus (or in a prospectus that was subsequently amended or supplemented) if a copy of the final prospectus (or amendment or supplement) filed with the Securities and Exchange Commission (“SEC”) was not furnished to the person asserting the claim, loss, damage, liability or expense at or prior to the time such action is required by the Securities Act, and if such final prospectus (or amendment or supplement) cured the untrue statement, alleged untrue statement, omission or alleged omission giving rise to the claim, loss, damage, liability or expense.

(i)  The Holder will indemnify the Registrant, each of its directors and officers, each person who controls the Registrant within the meaning of Section 15 of the Securities Act, and each other seller of securities covered by such registration statement against all claims, expenses, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus or offering circular or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and the Holder will reimburse the Registrant, such directors, officers or control persons or such other selling stockholders for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus or offering circular or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Registrant by the Holder or any director, officer or control person of the Holder for use therein; provided, that in no event will any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

(ii)  Each party entitled to indemnification under this Section 8(e) (the ”Indemnified Party”) will give notice to the party required to provide indemnification (the ”Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party will pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential materially differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 8(e) except to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. Unless the Indemnified Party consents in writing (which consent shall not be unreasonably withheld), no Indemnifying Party, in the defense of any such claim or litigation, will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party will be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party’s prior consent (which will not be unreasonably withheld).

9.    Adjustment Upon Changes in Capitalization.    In the event of any change in SkillSoft Common Stock by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that SkillSoft will receive, upon exercise of the Option, the number and class of shares or other securities or property that SkillSoft would have received in respect of SkillSoft Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

10.    Restrictive Legends.    Each certificate representing Option Shares issued to SmartForce hereunder will include a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SMARTFORCE OPTION AGREEMENT DATED AS OF JUNE 10, 2002, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been sold pursuant to a registration statement under the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Holder has delivered to Registrant a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Registrant and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

11.    Listing and HSR or Irish Mergers Act Filing.    SkillSoft, upon the request of SmartForce, will promptly file an application or notice to list the shares of SkillSoft Common Stock to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and will use commercially reasonable efforts to obtain approval or effectiveness of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any applicable Irish governmental authority all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act or the Irish Mergers Act to permit the acquisition of the shares of SkillSoft Common Stock subject to the Option at the earliest possible date.

12.    Binding Effect.    This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Certificates representing shares sold in a registered public offering pursuant to Section 8 will not be required to bear the legend set forth in Section 10.

13.    Specific Performance.    The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of this Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

14.    Entire Agreement.    This Agreement, the Merger Agreement and any other agreements referred to in the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

15.    Further Assurances.    Each party hereto will execute and deliver all such further documents and instruments and take all such further action as the other party may reasonably deem necessary in order to consummate the transactions contemplated hereby.

16.    Validity.    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

17.    Notices.    All notices and other communications hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally or (b) on the date of confirmation of receipt of transmission by telecopy or telefacsimile or by commercial delivery service, to the parties in the manner set forth in the Merger Agreement.

18.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to any conflict of law rules.

19.    Expenses.    Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement, including taxes and duties arising from the actions taken pursuant to this Agreement, will be paid by the party incurring such expenses.

20.    Amendments; Waiver.    This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

21.    Assignment.    Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

22.    Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

23.     Profit Limitation.

(a)  Notwithstanding any other provision in this Agreement, in no event shall SmartForce’s Total Profit (as defined below) exceed the amount of the fee set forth in Section 8.3(c) of the Merger Agreement (the “Maximum Profit”) and, if SmartForce’s Total Profit otherwise would exceed the Maximum Profit, SmartForce, at its sole discretion shall either (i) reduce the number of Option Shares subject to the Option, (ii) pay cash to SkillSoft, or (iii) any combination of the foregoing, so that SmartForce’s actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing action.

(b)  For purposes of this Agreement, “Total Profit” shall mean: (i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by SmartForce pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) as determined in good faith by the Board of Directors of SkillSoft on the date of the receipt of such property by SmartForce over (y) SmartForce’s aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by SmartForce on the repurchase of the Option by SkillSoft pursuant to Section 7, plus (C) any termination fee paid by SkillSoft and received by SmartForce pursuant to the Merger Agreement, minus (ii) the amounts of any cash previously paid by SmartForce to SkillSoft pursuant to this Section 23.

(c)  The provisions of this Section 23 shall survive any termination or cancellation of the Option under the terms of this Agreement or otherwise.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SKILLSOFT CORPORATION

By:
Name: Title:

SMARTFORCE PUBLIC LIMITED COMPANY

By:
Name: Title:

Exhibit B-2

SKILLSOFT OPTION AGREEMENT

THIS SKILLSOFT OPTION AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2002 among SkillSoft Corporation, a Delaware corporation (“SkillSoft”), and SmartForce Public Limited Company, a public limited company organized under the laws of the Republic of Ireland (“SmartForce”). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.  SmartForce, the Transitory Subsidiary, as defined below, and SkillSoft have entered into an Agreement and Plan of Merger dated June 10, 2002 (the “Merger Agreement”) which provides for the merger (the “Merger”) of a wholly-owned subsidiary of SmartForce (“Transitory Subsidiary”) with and into SkillSoft. Pursuant to the Merger, all outstanding capital stock of SkillSoft will be converted into the right to receive American Depository Shares of SmartForce (“SmartForce ADSs”) evidenced by American Depository Receipts of SmartForce (“SmartForce ADRs”).

B.  As a condition to SkillSoft’s willingness to enter into the Merger Agreement, SkillSoft has requested that SmartForce agree, and SmartForce has so agreed, to grant to SkillSoft an option to acquire SmartForce ADSs, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Grant of Option.    Subject to the terms and conditions of this Agreement, SmartForce hereby grants to SkillSoft an irrevocable option (the “Option”) to subscribe for up to 11,351,738 SmartForce ADSs (as adjusted as set forth herein) (the “Option Shares”), in the manner set forth below by paying cash at a price of $5.32 per share (the “Exercise Price”).

2.    Exercise of Option.

(a)  Subject to the terms and conditions of this Agreement, the Option may be exercised by SkillSoft, in whole or in part, at any time or from time to time (i) after the termination of the Merger Agreement under the conditions described in clauses (ii) or (iii) of Section 8.3(e) of the Merger Agreement or (ii) immediately prior to the occurrence of any event causing the termination fee to become payable pursuant to clause (i) of Section 8.3(e) of the Merger Agreement (any of the conditions described in this sentence being referred to herein as an “Exercise Event”). In the event SkillSoft wishes to exercise the Option, SkillSoft will deliver to SmartForce a written notice (each an “Exercise Notice”) specifying the total number of Option Shares it wishes to subscribe for. Each closing of a purchase of Option Shares (a “Closing”) will occur on a date and at a time prior to the termination of the Option designated by SkillSoft in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing will be held at the principal offices of SkillSoft.

(b)  The Option will terminate upon the earliest of (i) the Effective Time, (ii) twelve months following the date on which the Merger Agreement is terminated pursuant to Section 8.1(d) thereof under the circumstances under which the termination fee may become payable under clause (i) of Section 8.3(e), if no event causing such termination fee to become payable pursuant to clause (i) of Section 8.3(e) of the Merger Agreement occurs during such twelve-month period, (iii) twelve months following the date on which the termination fee is paid pursuant to Section 8.3(e) of the Merger Agreement and (iv) the date on which the

Merger Agreement is otherwise terminated; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act or the Irish Mergers Act will not have expired or been terminated, then the Option will not terminate until the tenth business day after such impediment to exercise has been removed or has become final and not subject to appeal.

3.    Conditions to Closing.    The obligation of SmartForce to issue Option Shares to SkillSoft hereunder is subject to the conditions that (A) any waiting period under the HSR Act or the Irish Mergers Act applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state, local or foreign administrative agency or commission or other Federal, state, local or foreign governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will each use commercially reasonable efforts, to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

4.    Closing.    At any Closing, SmartForce will deliver to SkillSoft SmartForce ADRs representing the number of SmartForce ADSs designated by SkillSoft in its Exercise Notice, such SmartForce ADRs to be registered in the name of SkillSoft and to bear the legend set forth in Section 10 hereof, against delivery of payment by SkillSoft to SmartForce of the Exercise Price for SmartForce ADSs so designated and being purchased by delivery of immediately available funds.

5.    Representations and Warranties of SmartForce.    SmartForce represents and warrants to SkillSoft that (A) SmartForce is a public limited liability company duly organized, validly existing and in good standing under the laws of the Republic of Ireland and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by SmartForce and consummation by SmartForce of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SmartForce and no other corporate proceedings on the part of SmartForce are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by SmartForce and constitutes a legal, valid and binding obligation of SmartForce and, assuming this Agreement constitutes a legal, valid and binding obligation of SkillSoft, is enforceable against SmartForce in accordance with its terms subject to the Bankruptcy and Equity Exception; (D) except for any filings required under the HSR Act or the Irish Mergers Act, SmartForce has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued SmartForce Ordinary Shares and SmartForce ADSs for SkillSoft to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional SmartForce ADSs and SmartForce Ordinary Shares underlying such SmartForce ADSs or other securities which may be issuable pursuant to Section 9 upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued and fully paid; (E) upon delivery of SmartForce ADRs evidencing SmartForce ADSs and any other securities to SkillSoft upon exercise of the Option, SkillSoft will acquire such SmartForce ADSs or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by SkillSoft and by applicable securities laws; (F) the execution and delivery of this Agreement by SmartForce does not, and the performance of this Agreement by SmartForce will not, (i) conflict with or violate SmartForce Charter Documents or equivalent organizational documents of any of SmartForce’s Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SmartForce or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SmartForce’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SmartForce or any of its Subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SmartForce or any of its Subsidiaries is a party or by which SmartForce or any of its Subsidiaries or any of their respective properties are bound or affected; and (G) the execution and delivery of this Agreement by SmartForce does not, and the performance of this Agreement by SmartForce will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act or the Irish Mergers Act.

6.    Representations and Warranties of SkillSoft.    SkillSoft represents and warrants to SmartForce that (A) SkillSoft is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by SkillSoft and consummation by SkillSoft of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SkillSoft and no other corporate proceedings on the part of SkillSoft are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by SkillSoft and constitutes a legal, valid and binding obligation of SkillSoft and, assuming this Agreement constitutes a legal, valid and binding obligation of SmartForce, is enforceable against SkillSoft in accordance with its terms subject to the Bankruptcy and Equity Exception; (D) except for any filings required under the HSR Act or the Irish Mergers Act, SkillSoft has taken all necessary corporate and other action to permit it to exercise the Option; (E) the execution and delivery of this Agreement by SkillSoft does not, and the performance of this Agreement by SkillSoft will not, (i) conflict with or violate the organizational documents of SkillSoft or any of its Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SkillSoft or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SkillSoft’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SkillSoft or any of its Subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SkillSoft or any of its Subsidiaries is a party or by which SkillSoft or any of its Subsidiaries or its or any of their respective properties are bound or affected; (F) the execution and delivery of this Agreement by SkillSoft does not, and the performance of this Agreement by SkillSoft will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act or the Irish Mergers Act; and (G) SkillSoft is an “accredited investor” within the meaning of Rule 501 under the Securities Act and the Option and any Option Shares that SkillSoft may hereafter purchase are being purchased by SkillSoft for its own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act and applicable state securities and blue sky laws. SkillSoft has sufficient knowledge and experience in investing in securities similar to the Option and to the Option Shares so as to be able to evaluate the risks and merits of any investment in the Option and in the Option Shares and is able financially to bear the risks thereof, including a complete loss of its investment.

7.    Certain Rights.

(a)  SkillSoft Put.    At the request of and upon notice by SkillSoft (the “Put Notice”), at any time during the period during which the Option is exercisable pursuant to Section 2 (the “Purchase Period”), SmartForce (or any successor entity thereof) will purchase from SkillSoft all or any portion of the Option, to the extent not previously exercised, at the price which equals the difference between the Market/Tender Offer Price (as defined below) for SmartForce ADSs as of the date SkillSoft gives notice of its intent to exercise its rights under this Section 7(a) and the Exercise Price, multiplied by the number of SmartForce ADSs purchasable pursuant to the Option. The “Market/Tender Offer Price” shall mean the higher of (A) the highest price per share of SmartForce ADSs offered to be paid by a person pursuant to any Acquisition Proposal with respect to SmartForce which was made after the date of this Agreement and on or prior to the delivery of the Put Notice and not terminated or withdrawn as of the date of delivery of the Put

Notice and (B) the average closing sale price of SmartForce ADSs on the Nasdaq National Market during the 20 trading days ending on and including the trading day immediately preceding such date. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of SmartForce.

(b)    Payment and Redelivery of Option.    In the event SkillSoft exercises its rights under Section 7(a) by delivery of a Put Notice, SmartForce will, within five business days after SkillSoft delivers such Put Notice, pay the required amount to SkillSoft in immediately available funds and SkillSoft will surrender to SmartForce all or such portion of the Option with respect to which the Put Notice relates and SmartForce shall, upon receipt of the Option or any portion of the Option, immediately terminate such Option or portion of such Option so surrendered.

8.    Registration Rights.

(a)  During the period beginning on the date of the termination of the Merger Agreement in accordance with its terms and until such date as of which all Option Shares issued to SkillSoft may be sold pursuant to Rule 144(k) of the Securities Act (the “Registration Period”), SkillSoft (sometimes referred to herein as the “Holder”) may by written notice (a “Registration Notice”) to SmartForce (the “Registrant”) request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered, the “Registrable Securities”) in order to permit the sale or other disposition of any or all of the Registrable Securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder, including a “shelf” registration statement under Rule 415 under the Securities Act or any successor provision.

The Registrant will use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities requested to be registered in the Registration Notice (a “Demand Registration Statement”) and to keep such registration statement effective for a period up to 180 calendar days from the day such registration statement first becomes effective to permit the Holder to effect such sale or other disposition; provided, however, that the Holder will not be entitled to more than an aggregate of four effective Demand Registration Statements hereunder. The obligations of the Registrant hereunder to file a Demand Registration Statement and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of the Registrant shall have determined, in its good faith judgment, that the filing of such Demand Registration Statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect the Registrant or otherwise materially interfere with or adversely affect any pending or proposed offering of securities of the Registrant or any other material transaction involving the Registrant. The Registrant will use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and will continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant will not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. If, during the Registration Period, the Registrant shall propose to register under the Securities Act the offering, sale and delivery of SmartForce ADSs for cash pursuant to a firm commitment underwriting, it shall, in addition to the Registrant’s other obligations under this Section 8, allow the Holder the right to participate in such registration for its Registrable Securities (a “Piggy-back Registration”) provided that the Holder participates in the underwriting, and such participation will not affect the obligation of the Registrant to effect Demand Registration Statements for Holder under this Section 8; provided that, if the managing underwriters of such offering advise the Registrant in writing that in their opinion the number of SmartForce

ADSs requested to be included in such registration exceeds the number which can be sold in such offering, the Registrant may reduce or eliminate the shares requested to be included therein by Holder pro rata based on the number of shares intended to be included therein by other shareholders of the Registrant. The Registrant shall not be required to effect more than two Piggy-back Registrations at the request of the Holder pursuant to this Section 8. In connection with any offering, sale and delivery of SmartForce ADSs pursuant to a registration statement effected pursuant to this Section 8, the Registrant and the Holder shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution, and opinions of counsel. The registration rights under this Section 8 shall not apply to any shares acquired upon exercise of the Option to the extent such shares may be sold pursuant to Rule 144(k) under the Securities Act.

(b)  The registration rights set forth in this Section 8 are subject to the condition that the Holder will provide the Registrant with such information with respect to the Holder’s Registrable Securities, the plan for distribution thereof and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

(c)  A registration effected under this Section 8 will be effected at the Registrant’s expense, except for underwriting discounts and commissions and expenses of the Holder’s counsel, and the Registrant will provide to the underwriters such documentation (including certificates, opinions of counsel and “comfort” letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

(d)  The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made (i) in reliance upon and in conformity with written information furnished to the Registrant by the Holder or director or officer or controlling person of the Holder or (ii) in a preliminary prospectus (or in a prospectus that was subsequently amended or supplemented) if a copy of the final prospectus (or amendment or supplement) filed with the Securities and Exchange Commission (“SEC”) was not furnished to the person asserting the claim, loss, damage, liability or expense at or prior to the time such action is required by the Securities Act, and if such final prospectus (or amendment or supplement) cured the untrue statement, alleged untrue statement, omission or alleged omission giving rise to the claim, loss, damage, liability or expense.

(i)  The Holder will indemnify the Registrant, each of its directors and officers, each person who controls the Registrant within the meaning of Section 15 of the Securities Act, and each other seller of securities covered by such registration statement against all claims, expenses, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus or offering circular or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and the Holder will reimburse the Registrant, such directors, officers or control persons or such other selling shareholders for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus or offering circular or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Registrant by the Holder or any director, officer or control person of the Holder for use therein; provided, that in no event will any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

(ii)  Each party entitled to indemnification under this Section 8(e) (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party will pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential materially differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 8(e) except to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. Unless the Indemnified Party consents in writing (which consent shall not be unreasonably withheld), no Indemnifying Party, in the defense of any such claim or litigation, will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party will be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party’s prior consent (which will not be unreasonably withheld).

9.    Adjustment Upon Changes in Capitalization.    In the event of any change in SmartForce Ordinary Shares or SmartForce ADSs by reason of share dividends, share splits, reverse share splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that SkillSoft will receive, upon exercise of the Option, the number and class of shares or other securities or property that SkillSoft would have received in respect of SmartForce ADSs if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

10.    Restrictive Legends.    Each SmartForce ADR or other certificate representing Option Shares issued to SkillSoft hereunder will include a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF, IN THE OPINION OF COUNSEL SATISFACTORY TO THE

ISSUER, AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE OPTION AGREEMENT DATED AS OF JUNE 10, 2002, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been sold pursuant to a registration statement under the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Holder has delivered to Registrant a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Registrant and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

11.    Listing and HSR or Irish Mergers Act Filing.    SmartForce, upon the request of SkillSoft, will promptly file an application or notice to list the SmartForce ADSs to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and will use commercially reasonable efforts to obtain approval or effectiveness of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any applicable Irish governmental authority all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act or the Irish Mergers Act to permit the acquisition of SmartForce ADSs subject to the Option at the earliest possible date.

12.    Binding Effect.    This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. SmartForce ADRs representing SmartForce ADSs sold in a registered public offering pursuant to Section 8 will not be required to bear the legend set forth in Section 10.

13.    Specific Performance.    The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of this Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

14.    Entire Agreement.    This Agreement, the Merger Agreement and any other agreements referred to in the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

15.    Further Assurances.    Each party hereto will execute and deliver all such further documents and instruments and take all such further action as the other party may reasonably deem necessary in order to consummate the transactions contemplated hereby.

16.    Validity.    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

17.    Notices.    All notices and other communications hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally or (b) on the date of confirmation of receipt of transmission by telecopy or telefacsimile or by commercial delivery service, to the parties in the manner set forth in the Merger Agreement.

18.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to any conflict of law rules.

19.    Expenses.    Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement, including taxes and duties arising from the actions taken pursuant to this Agreement, will be paid by the party incurring such expenses.

20.    Amendments; Waiver.    This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

21.    Assignment.    Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

22.    Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

23.    Profit Limitation.

(a)  Notwithstanding any other provision in this Agreement, in no event shall SkillSoft’s Total Profit (as defined below) exceed the amount of the fee set forth in Section 8.3(e) of the Merger Agreement (the “Maximum Profit”) and, if SkillSoft’s Total Profit otherwise would exceed the Maximum Profit, SkillSoft, at its sole discretion shall either (i) reduce the number of Option Shares subject to the Option, (ii) pay cash to SmartForce, or (iii) any combination of the foregoing, so that SkillSoft’s actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing action.

(b)  For purposes of this Agreement, “Total Profit” shall mean: (i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by SkillSoft pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) as determined in good faith by the Board of Directors of SmartForce on the date of the receipt of such property by SkillSoft over (y) SkillSoft’s aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by SkillSoft on the repurchase of the Option by SmartForce pursuant to Section 7, plus (C) any termination fee paid by SmartForce and received by SkillSoft pursuant to the Merger Agreement, minus (ii) the amounts of any cash previously paid by SkillSoft to SmartForce pursuant to this Section 23.

(c)  The provisions of this Section 23 shall survive any termination or cancellation of the Option under the terms of this Agreement or otherwise.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SKILLSOFT CORPORATION

By:
Name: Title:

SMARTFORCE PUBLIC LIMITED COMPANY

By:
Name: Title:

Exhibit C

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2002, by and between SmartForce Public Limited Company, a public limited company organized under the laws of the Republic of Ireland (“SmartForce”), and the undersigned stockholder who may be deemed an affiliate (“Affiliate”) of SkillSoft Corporation, a Delaware corporation (“SkillSoft”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.  SkillSoft, Transitory Sub (as defined below) and SmartForce have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger (the “Merger”) of a wholly–owned subsidiary of SmartForce (“Transitory Sub”) with and into SkillSoft. Pursuant to the Merger, all outstanding capital stock of SkillSoft (the “SkillSoft Capital Stock”) shall be converted into the right to receive American Depositary Shares of SmartForce as described in the Merger Agreement;

B.  Affiliate has been advised that Affiliate may be deemed to be an “affiliate” of SkillSoft, as the term “affiliate” is used for purposes of Rule 145 (“Rule 145”) of the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”) by the Securities and Exchange Commission (the “SEC”); and

C.  The execution and delivery of this Agreement by Affiliate is a material inducement to SmartForce to enter into the Merger Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.    Acknowledgments by Affiliate.    Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by SmartForce, SkillSoft and their respective affiliates and counsel, and that substantial losses and damages may be incurred by these persons if Affiliate’s representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and has discussed the requirements of this Agreement with Affiliate’s professional advisors, who are qualified to advise Affiliate with regard to such matters.

2.    Beneficial Ownership of SkillSoft Capital Stock.    The Affiliate is the sole record and beneficial owner of the number of shares of SkillSoft Capital Stock set forth below its name on the signature page hereto (the “Shares”). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any right of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Affiliate is party or by which it is bound obligating Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Shares constitute all shares of SkillSoft Capital Stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which Affiliate is party. Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger.

3.    Compliance with Rule 145 and the Securities Act.

(a)    Affiliate has been advised that (i) the issuance of American Depositary Shares of SmartForce (“SmartForce ADSs”) in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4, and the resale of such shares shall be subject to restrictions set forth in Rule 145, and (ii) Affiliate may be deemed to be an affiliate of SkillSoft as defined by paragraphs (c) and (d) of Rule 145. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any SmartForce ADSs issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d)(1) and, to the extent required by the terms of the Deposit Agreement (as defined below), Rule 144(h) of the rules and regulations promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to SmartForce a written opinion of counsel, reasonably acceptable to SmartForce in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. Affiliate acknowledges that the SmartForce ADSs issued to Affiliate in the Merger will be deposited in a restricted ADR (as defined below) facility pursuant to that certain Deposit Agreement, dated as of November 30, 1995, as amended and restated as of May 22, 1998, among SmartForce, The Bank of New York and all owners and beneficial owners from time to time of restricted ADRs issued thereunder (the “Deposit Agreement”) and that, pursuant to the Deposit Agreement, among other things, except as provided in clause (ii) of the preceding sentence, sales of SmartForce ADSs issued to Affiliate in the Merger may only be effected pursuant to Rule 145(d)(1). In addition to any other requirements of this Agreement, Affiliate agrees to comply with the requirements of Rule 144(h) with respect to the sale, transfer or other disposition of SmartForce ADSs acquired by Affiliate in the Merger to the extent required by the terms of the Deposit Agreement.

(b)  SmartForce shall give stop transfer instructions to its transfer agent with respect to any SmartForce ADSs received by Affiliate pursuant to the Merger and there shall be placed on the American Depositary Receipt (“ADR”) representing such SmartForce ADSs, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d)(1) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute ADR without such legend) and SmartForce shall so instruct its transfer agent, if Affiliate delivers to SmartForce (i) written evidence satisfactory to SmartForce that the shares have been sold in compliance with Rule 145(d)(1) (in which case, the substitute ADR shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to SmartForce, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

(c)  Affiliate understands that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, SmartForce reserves the right to put the following legend on the ADRs issued to his transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH SALE, PLEDGE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.”

4.    No Obligation to Register.    Affiliate understands that SmartForce is under no obligation to register the sale, transfer or other disposition of the SmartForce ADSs by or on Affiliate’s behalf under the Act or, to take any other action necessary in order to make compliance with an exemption from such registration available.

5.    Termination.    This Agreement shall automatically terminate and shall be of no further force and effect in the event of the termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement.

6.    Miscellaneous.

(a)  Waiver; Severability.    No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(b)  Full Power and Authority; Binding Effect and Assignment.    Affiliate has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

(c)  Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)  Injunctive Relief.    Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of SmartForce and SkillSoft; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to SmartForce and SkillSoft which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, SmartForce and SkillSoft shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

(e)  Governing Law.    This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f)  Entire Agreement.    This Agreement sets forth the entire understanding of Affiliate and SmartForce relating to the subject matter hereof and supersedes all prior agreements and understandings between Affiliate and SmartForce relating to the subject matter hereof.

(g)  Further Assurances.    Affiliate shall execute and/or cause to be delivered to SmartForce such instruments and other documents and shall take such other actions as SmartForce may reasonably request to effectuate the intent and purposes of this Agreement.

(h)  Third Party Reliance.    Counsel to SmartForce shall be entitled to rely upon this Affiliate Agreement.

(i)  Survival.    The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

(j)  Notices.    All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to SmartForce:	SmartForce PLC
900 Chesapeake Drive
Redwood City, CA 94063
Attention: Gregory M. Priest
Facsimile: (650) 817-5070

With copies to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Steven V. Bernard
Facsimile: (650) 493-6811

and
Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Street Tower, Suite 3300
San Francisco, CA 94105
Attention: Michael J. Kennedy
Facsimile: (415) 947-2099

If to Affiliate:	To the address for notice set forth on the signature page hereof.

(k)  Counterparts.    This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

SMARTFORCE PLC		AFFILIATE

By:	Name: Gregory M. Priest Title: Chief Executive Officer	By:	Affiliate’s Address for Notice:
Shares beneficially owned: shares of SkillSoft Common Stock sharesof SkillSoft Common Stock issuable upon exercise of outstanding options, warrants or other rights

[Signature Page to Affiliate Agreement]

Exhibit D
SMARTFORCE PUBLIC LIMITED COMPANY

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of June 10, 2002, among the stockholder listed on Schedule I hereto (the “Stockholder”) and SmartForce Public Limited Company, a public limited liability company organized under the laws of the Republic of Ireland (the “Company”).

RECITALS

WHEREAS, Skillsoft Corp., a Delaware corporation (“Target”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for the merger (the “Merger”) of a wholly owned subsidiary of the Company with and into Target; and

WHEREAS, pursuant to the Merger, all outstanding capital stock of Target shall be converted into the right to receive American Depositary Shares of the Company (“Parent ADSs”) as set forth in the Merger Agreement; and

WHEREAS, in consideration of the execution of the Merger Agreement by Target, the Company has agreed to grant the Stockholder certain registration rights; and

WHEREAS, the Company and the Stockholder desires to define the registration rights of the Stockholder on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

SECTION 1.    DEFINITIONS

As used in this Agreement, the following terms have the respective meaning set forth below:

Commission:    shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act;

Exchange Act:    shall mean the Securities Exchange Act of 1934, as amended;

Holder:    shall mean the Stockholder and any partner of the Stockholder;

Person:    shall mean an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof;

Register, Registered and Registration:    shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

Registrable Securities:    shall mean (A) Parent ADSs issued to Holders in the Merger and (B) any stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Parent ADSs referred to in clause (A); provided, however, that Registrable Securities shall not include any Parent ADSs which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144 promulgated under the Securities Act, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned;

Registration Expenses:    shall mean all expenses incurred by the Company in compliance with Section 2(a) hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of one counsel for all the Holders in an amount not to exceed $20,000, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company);

Security, Securities:    shall have the meaning set forth in Section 2(1) of the Securities Act;

Securities Act:    shall mean the Securities Act of 1933, as amended;

Selling Expenses:    shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, all stamp duty and transfer taxes, if any, and all fees and disbursements of counsel for each of the Holders other than fees and expenses of one counsel for all the Holders in an amount not to exceed $20,000 in the aggregate; and

Shelf Registration Statement:    shall mean a registration statement of the Company filed with the Commission on Form S-3 (or any successors thereto) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission) covering all of the Registrable Securities.

SECTION 2.    REGISTRATION RIGHTS

(a)    Shelf Registration.

(i)  Request for Registration.    If the Company shall receive from the Stockholder, at any time after the Merger, a written request that the Company effect a shelf registration with respect to all or a part of the Registrable Securities (the “Shelf Registration Statement”), the Company will, as soon as practicable and in any event within thirty (30) days after the date of such written request, file a shelf registration statement on Form S-3 and use its reasonable best efforts to cause such registration statement to become effective within ninety (90) days of such written request (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act); provided, however, that, as a condition precedent to the obligations of the Company pursuant to this Section 2, the Holders shall comply with Section 2(e) below; and, provided further, that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2(a):

(A)  In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

(B)  After the Company has effected one (1) such registration pursuant to this Section 2(a) and such registration has been declared or ordered effective;

(C)  If the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its reasonable best efforts to comply with this Section 2 shall be deferred (and the time periods referenced above in this Section 2(a)(i) shall be extended) for a period not to exceed ninety (90) days from the date of receipt of written request from the Holders; provided, however, that the Company shall not exercise such right more than once in any twelve-month period; and

(D)  If the Company is not then eligible to register Registrable Securities on Form S-3 (or any successor thereto).

(ii)  The Shelf Registration Statement shall provide for the resale of Registrable Securities by any Holder or the distribution by any Holder to its partners and the subsequent resale by such partners.

(iii)  Time Periods.    Following the declaration of effectiveness of the Shelf Registration Statement under the Securities Act, the Company will use its reasonable best effort to cause the Shelf Registration Statement to be continuously effective under the Securities Act until the earlier of (x) the second anniversary of the date of the Merger or (y) the date on which all Registrable Securities covered by the Shelf Registration Statement shall have been sold or distributed by the Holders.

(iv)  Supplements and Amendments.    During such period as the Company shall be required under Section 2(a)(iii) to cause the Shelf Registration Statement to remain effective, the Company shall promptly supplement and amend or supplement the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement, if required by the Securities Act, or if reasonably requested by the Holders of a majority of the Registrable Securities covered by the Shelf Registration Statement.

(v)  Blackout Periods.    Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to the Holders whose Registrable Securities are included in the Shelf Registration Statement, suspend such Holders’ use of any prospectus which is a part of the Shelf Registration Statement (in which event the Holders shall discontinue sales of Registrable Securities pursuant to the Shelf Registration Statement) if, in the reasonable judgment of the Company, after consultation with legal counsel, the Company possesses material nonpublic information; provided that the Company may not suspend any such sales for more than an aggregate of 45 consecutive days or for an aggregate of 90 days in any period of 12 consecutive months. Upon the termination of the condition described above, the Company shall give prompt notice to the Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated by this Agreement.

(vi)  Inclusion of Additional Shares.    The Company may include in a registration pursuant to Section 2 securities for its own account (including officers and employees of the Company) or for the account of additional third parties in amounts as determined by the Company’s board of directors. To the extent that the Company includes such securities in such registration statement, the Company shall take all actions it deems necessary or advisable in order to ensure that the securityholders of the Company, whether or not holding contractual registration rights, shall not have the right to exclude from any registration initiated pursuant to Section 2 any Registrable Securities with respect to which the Stockholder has requested registration.

(b)    Expenses of Registration.    To the maximum extent permitted by Irish law, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 2 shall be borne by the Company, and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered.

(c)    Registration Procedures.    In the case of the registration effected by the Company pursuant to this Section 2, the Company shall advise the Holders in writing as to the initiation of the registration and as to the completion thereof. At its expense, the Company will:

(i)  furnish such number of prospectuses and other documents incident thereto as each of the Holders, as applicable, from time to time may reasonably request in order to effect the offering and sale of the Registrable Securities, but only during such period as the Company shall be required under Section 2(a)(vi) above to cause the registration statement to remain effective; and

(ii)  notify each Holder of Registrable Securities covered by such registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

(d)    Indemnification.

(i)  To the fullest extent permitted by law, the Company will indemnify each of the selling Holders, as applicable, each of its officers, directors and partners, and each person controlling each of the selling Holders (within the meaning of the Securities Act and Exchange Act), with respect to each registration which has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each of such Holders, each of its officers, directors and partners, and each person controlling each of such Holders, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by such Holders or underwriter and stated to be specifically for use therein.

(ii)  To the fullest extent permitted by law, each of the Holders will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter (within the meaning of the Securities Act), if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter, and each of their officers, directors, and partners, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder therein not misleading, in light of the circumstances under which they were made, and will reimburse the Company and such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of each of the Holders hereunder shall be limited to an amount equal to the net proceeds to such Holder of securities sold as contemplated herein.

(iii)  Each party entitled to indemnification under this Section 2(d) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(iv)  If the indemnification provided for in this Section 2(d) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(v)  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(vi)  The foregoing indemnity agreement of the Company and Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage arising out of a statement made in or omitted from a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the “Final Prospectus”), such indemnity or contribution agreement shall not inure to the benefit of any underwriter or Holder if a copy of the Final Prospectus was furnished to the underwriter or Holder and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)    Information by the Holders.    Each of the Holders holding securities included in any registration shall furnish to the Company such information and materials regarding such Holder on behalf of itself and to the extent applicable, its partners, and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 2.

(f)    Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Company agrees to:

(i)  make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”);

(ii)  use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange; and

(iii)  so long as the Holder owns any Registrable Securities, furnish to the Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

SECTION 3.    MISCELLANEOUS

(a)    Directly or Indirectly.    Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

(c)    Section Headings.    The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(d)    Notices.

(i)  All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(1)  if to the Company, to SmartForce Public Limited Company, Attention: President, 900 Chesapeake Drive, Redwood City, California 94063 (facsimile: (650) 817-5062), or at such other address as it may have furnished in writing to the Holders, with a copy to Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94122 (facsimile: (650) 461-5375), Attention: Steven V. Bernard, Esq.

(2)  if to the Holders, at the address or facsimile number listed on Schedule I hereto, or at such other address or facsimile number as may have been furnished the Company in writing, with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 (facsimile: (212) 728-8111), Attention: Steven J. Gartner, Esq.

(ii)  Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(e)    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

(f)    Entire Agreement; Amendment and Waiver.    This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understanding among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Holders holding a majority of the then outstanding Registrable Securities.

(g)    Severability.    In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

(h)    Termination.    In the event the Merger Agreement is terminated for any reason, this Agreement shall automatically terminate and be of no further force or effect.

(i)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

SMARTFORCE PUBLIC LIMITED COMPANY

By:	/s/ GREG PRIEST
Name: Greg Priest Title: President & CEO

WARBURG, PINCUS VENTURES, L.P.

By:	WARBURG, PINCUS & CO., General Partner

By:	/s/ SCOTT A. ARENARE
Name: Scott A. Arenare Title: Partner

Schedule I

Stockholder

Stockholder Name and Address

Warburg, Pincus Ventures, L.P.
466 Lexington Avenue
New York, NY 10017
Facsimile: (212) 922-0933
Attention: Scott A. Arenare, Esq.

Annex B

CREDIT SUISSE	FIRST BOSTON

Technology Group	CREDIT SUISSE FIRST BOSTON CORPORATION	650 California Street Telephone: 415 249 2100 San Francisco, CA 94108
June 10, 2002

Board of Directors
SmartForce
900 Chesapeake Drive
Redwood City, CA 94063

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to SmartForce plc (“SmartForce”) of the Exchange Ratio (as defined below) set froth in the Agreement and Plan of Merger, dated as of June 10, 2002 (the “Merger Agreement”), by and among SkillSoft Corporation (the “Company”), SmartForce and Slate Acquisition Corporation, a wholly owned subsidiary of SmartForce (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will become a wholly owned subsidiary of SmartForce and each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive 2.3674 (the “Exchange Ratio”) American Depository Shares of SmartForce (“SmartForce ADSs”), each representing one ordinary share, nominal value €0.11 per share, of SmartForce.

In arriving at our opinion, we have reviewed the Merger Agreement, and certain related documents, as well as certain publicly available business and financial information relating to SmartForce and the Company. We have also reviewed certain other information relating to SmartForce and the Company, including publicly available financial forecasts (as adjusted by the managements of SmartForce and the Company), provided to or discussed with us by SmartForce and the Company, and have met with the managements of SmartForce and the Company to discuss the businesses and prospects of SmartForce and the Company, respectively. We also have considered certain financial and stock market data of and the Company, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of SmartForce and the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the publicly available financial forecasts(as adjusted) of SmartForce and the Company referred to above, we have reviewed and discussed such forecasts with the managements of SmartForce and the Company, respectively, and have been advised and have assumed, with your consent, that such forecasts as adjusted represent reasonable estimates and judgments as to the future financial performance of SmartForce and the Company, respectively. In addition, we have relied upon, without independent verification, the assessments of the managements of SmartForce and the Company as to (i) the existing and future technology and products of SmartForce and the Company and the risks associated with such technology and products, (ii) the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of SmartForce and the Company to result from the Merger, (iii) their ability to integrate the businesses of SmartForce and the Company, and (iv) their ability to retain key employees of SmartForce and the Company. We have assumed, with your consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on SmartForce or the Company or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for

U.S. federal income tax purposes, and will be tax-free to SmartForce under Irish law. In addition, we have not been requested to make, and have not made, an Independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SmartForce or the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us as of the date hereof and upon financial, economic, market, exchange rate and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies that may be available to SmartForce, nor does it address the underlying business decision of SmartForce to proceed with the Merger. We are not expressing any opinion as to what the value of SmartForce ADSs actually will be when issued to holders of Company Common Stock pursuant to the Merger or the prices at which SmartForce ADSs will trade at any time.

We have acted as financial advisor to SmartForce in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. We and our affiliates have in the past provided, and may in the future provide, financial aid and Investment banking services to SmartForce and the Company unrelated to the proposed Merger, for which services we have received, and expect to receive, compensation. In addition, in the past we and our affiliates provided certain investment banking services to the Company related to a potential business combination between the Company and SmartForce. We and our affiliates received no compensation for such services, and such services ended prior to our engagement by SmartForce. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of both SmartForce and the Company for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we are a wholly-owned subsidiary of Credit Suisse Group, which directly or indirectly owns a 19.9% passive profit interest in Warburg, Pincus & Co., which in turn directly or indirectly beneficially owns approximately 32% of the outstanding shares of Company Common Stock.

It is understood that this letter is for the information of the Board of Directors of SmartForce in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to SmartForce, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:	/s/ ETHAN M. TOPPER
Ethan M. Topper Managing Director

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Annex C

Banc of America Securities LLC

Bradley Sacks
Managing Director
Mergers & Acquisitions

June 10, 2002

Board of Directors
SkillSoft Corporation
20 Industrial Park Drive
Nashua, New Hampshire

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of SkillSoft Corporation (“SkillSoft”), a Delaware corporation, of the Exchange Ratio (as defined below) provided for in connection with the proposed merger (the “Merger”) of SkillSoft with a wholly owned subsidiary of SmartForce Public Limited Company (“SmartForce”), a public limited liability company organized under the laws of the Republic of Ireland. Pursuant to the terms of the Agreement and Plan of Merger, to be dated as of June 10, 2002 (the “Agreement”), among SmartForce, SkillSoft and SkillSoft Acquisition Corp., SkillSoft will become a wholly owned subsidiary of SmartForce, and stockholders of SkillSoft will receive for each share of Common Stock, par value $0.001 per share, of SkillSoft (the “SkillSoft Common Stock”), held by them, other than shares held in treasury or held by SmartForce or any affiliate of SmartForce, consideration equal to 2.3674 (the “Exchange Ratio”) American Depositary Shares of SmartForce (“SmartForce ADSs”), each of which represents one ordinary share, nominal value Euro 0.11 per share, of SmartForce. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)  reviewed certain publicly available financial statements and other business and financial information of SmartForce and SkillSoft, respectively;

(ii)  reviewed certain internal financial statements and other financial and operating data concerning SmartForce and SkillSoft, respectively;

(iii)  analyzed financial forecasts, reports and other information regarding SkillSoft and SmartForce published by certain research analysts from selected investment banking firms (collectively, the “Research Analyst Reports”) and certain additional information prepared by the management of SkillSoft and SmartForce and discussed such information with representatives of SkillSoft’s and SmartForce’s management;

(iv)  reviewed and discussed with representatives of the management of SkillSoft and SmartForce pro-forma adjustments, provided by you, required to be made to the financial forecasts derived from the combination of the SmartForce and SkillSoft financial forecasts contained in the Research Analyst Reports;

(v)  participated in meetings and discussions with representatives of the management of SkillSoft and SmartForce to discuss the business, operations, historical financial data and certain other financial and operating data of the respective companies;

(vi)  reviewed and discussed with representatives of the management of SkillSoft and SmartForce information, prepared by the management of SkillSoft and SmartForce, respectively, relating to certain strategic, financial and operational benefits anticipated from the Merger;

(vii)  considered the possible accretion and dilution effects of the Merger on the forward cash earnings per share of SkillSoft and SmartForce based on projections contained in the Research Analyst Reports and the pro-forma adjustments provided by you, noted in (iv) above;

(viii)  reviewed and considered in the analysis the relative contributions of SmartForce and SkillSoft to the combined company;

(ix)  reviewed the reported prices and trading activity for SmartForce ADSs and SkillSoft Common Stock;

(x)  compared the financial performance of SmartForce and SkillSoft and the prices and trading activity of SmartForce ADSs and SkillSoft Common Stock with that of SkillSoft and SmartForce, respectively, and certain other publicly traded companies we deemed relevant;

(xi)  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xii)  participated in discussions and negotiations among representatives of SmartForce and SkillSoft and their financial and legal advisors;

(xiii)  reviewed the June 7, 2002 draft of the Agreement and certain related documents; and

(xiv)  performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. In connection with rendering this opinion, we have, with your consent, reviewed and relied upon the Research Analyst Reports in lieu of any internal financial forecasts prepared by SkillSoft or SmartForce. With respect to such financial and other information, including the Research Analyst Reports and information related to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of SmartForce and SkillSoft, and we have assumed at your direction that such strategic, financial and operational benefits anticipated from the Merger will be realized in all material respects. We have not made any independent valuation or appraisal of the assets or liabilities of SmartForce, nor have we been furnished with any such appraisals. We have assumed that the final executed Agreement will be identical in all material respects to the latest draft of the Agreement reviewed by us, and that the Merger will be consummated as provided in such draft Agreement, with full satisfaction of all covenants and conditions and without any waivers thereof.

We have assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on SmartForce, SkillSoft, the combined company or the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the management of SkillSoft and SmartForce of their respective technology, products and services, and the integration of SmartForce’s technology, products and services with SkillSoft’s technology, products and services and the timing of the introduction of future products incorporating such technology, products and services and SkillSoft’s and SmartForce’s ability to retain key managers.

We have acted as sole financial advisor to the Board of Directors of SkillSoft in connection with this transaction and will receive a fee for our services, which is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for SkillSoft and received fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of SmartForce and SkillSoft for our own

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account or for the accounts of customers, and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

It is understood that this letter is for the benefit and use of the Board of Directors of SkillSoft in connection with and for the purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by SkillSoft in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not in any manner address the prices at which SmartForce ADSs will trade following consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of SkillSoft and SmartForce should vote at the stockholders’ meetings held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio in the proposed Merger is fair from a financial point of view to SkillSoft’s stockholders.

Very truly yours,

/S/    Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

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